Exhibit 10.3
                             Dated 30th March, 1990

                                 THE GENERATORS
                                  named herein

                                     - and -

                                  THE SUPPLIERS
                                  named herein

                                     - and -

                   ENERGY SETTLEMENTS AND INFORMATION SERVICES
                       as Settlement System Administrator

                                     - and -

                                ENERGY POOL FUNDS
                             ADMINISTRATION LIMITED
                           as Pool Funds Administrator

                                     - and -

                          THE NATIONAL GRID COMPANY plc
                as Grid Operator and Ancillary Services Provider

                                     - and -

                               SCOTTISH POWER plc
                                       and
                     ELECTRICITE DE FRANCE, SERVICE NATIONAL
                                  as Externally
                             Interconnected Parties

                                     - and -

                                THE OTHER PARTIES
                                  named herein


                             POOLING AND SETTLEMENT
                                    AGREEMENT
                         for the Electricity Industry in
                                England and Wales
                  (as amended and restated at 2 December 1994)

                      Main Text Schedules 1 - 8 and 10 - 21

                                                                         Page

                                   CONTENTS

PART I:  PRELIMINARY                                                        3

1.      Definitions and Interpretation                                      3
2.      The Effective Date                                                 30
3.      Additional Parties                                                 30

PART II: OBJECTS, REVIEW AND PRIORITY                                      35


4.      Objects and Purpose of the Agreement                               35
5.      Transitional Arrangements and Reviews                              35
6.      Entrenched Provisions, Inconsistencies and Conflicts               45

PART III:  POOL MEMBERSHIP AND GENERAL MEETINGS                            51


7.      Introduction                                                       51
8.      Pool Membership                                                    52
9.      General Meetings                                                   59
10.     Proceedings at General Meetings                                    63
11.     Voting                                                             65
12.     Proxies                                                            71
13.     Matters reserved to the General Meeting: Class Rights              73

PART IV:  THE EXECUTIVE COMMITTEE                                          78

14.     Establishment of the Executive Committee                           78
15.     Membership of the Executive Committee                              79
16.     Pool Chairman                                                      84
17.     Chief Executive, Secretarial and Secretary                         86
18.     Proceedings of the Executive Committee                             89
19.     Conduct of Executive Committee Meetings                            91
20.     Delegation                                                         92
21.     Vacation of Office by Committee Members                            94
22.     Voting                                                             95
23.     Committee Members' Responsibilities and Protections                98
24.     Powers of the Executive Committee                                 101

PART V:  LIMITATION OF LIABILITY                                          106

25.      Limitation of Liability                                          106

                                                                         Page

PART VI:  THE SETTLEMENT SYSTEM ADMINISTRATOR                             108


26.     Appointment                                                       108
27.     Resignation and Removal                                           108
28.     Transfer of Responsibilities and Assets                           111

PART VII:  THE SETTLEMENT SYSTEM ADMINISTRATOR'S
RESPONSIBILITIES                                                          115

29.     Responsibilities                                                  115
30.     Insurance Responsibilities                                        119
31.     Performance of Duties                                             121

                            [SUBSTITUTE PAGE TO COME]

PART XV:  METERING                                                        173

60.     Metering                                                          173

PART XVI:  POOL CIVIL EMERGENCIES                                         197

61.     Pool Civil Emergencies                                            197

PART XVII:  TRADING SITE                                                  208

62.     Trading Site                                                      208

PART XVIII:  THE POOL FUNDS ADMINISTRATOR, BILLING
AND SETTLEMENT                                                            209

63.     The Pool Funds Administrator                                      209
64.     Procedures Manual                                                 213
65.     Billing and Settlement                                            214

PART XIX:  DEFAULT, TERM AND TERMINATION                                  215


66.     Default                                                           215
67.     Term and Termination                                              220

                                                                         Page

PART XX:  CONFIDENTIALITY                                                 222

68.     Definitions and Interpretation                                    222
69.     Confidentiality for NGC and its Subsidiaries                      223
70.     Confidentiality other than for NGC and its Subsidiaries           228
71.     Release of Information                                            229

PART XXI:  THE PARTICIPATION OF NGC                                       232

72.     The Participation of NGC                                          232
73.     Intra-Company Contracts                                           232

PART XXII:  MISCELLANEOUS                                                 234

74.     Force Majeure                                                     234
75.     Notices                                                           235
76.     Assignment                                                        236
77.     Counterparts                                                      236
78.     Waivers; Remedies Not Cumulative                                  236
79      Severance of Terms                                                237
80.     Entire Agreement                                                  237
81.     Language                                                          237
82.     Restrictive Trade Practices Act 1976                              238
83.     Arbitration                                                       238
84.     Jurisdiction                                                      239
85.     Governing Law                                                     240
86.     The Settlement System Administrator's Contract                    240


SCHEDULES                                                                 242

1.      Part I The Generators                                             242
        Part II The Suppliers                                             244
                       Part A:  Public Electricity Suppliers              244
                       Part B:  Second Tier Suppliers                     245
                       Part C:  Others                                    247
2.           The Other Parties                                            248
3.           Form of Accession Agreement                                  250

                                                                          Page

4.      The Accounting Procedure                                          252
              Part A:    Preliminary                                      254
              Part B:    The Provision of Financial Information           261
              Part C:    The Settlement System Administrator's            267
                          Charges
              Part D:    Allocation of Charges                            275
              Part E:    [Not Used]                                       279
              Part F:    Pro-forma Budget                                 280
              Part G:    Pro-forma Statement of Costs                     286
              Part H:    Pro-forma Statement of Charges                   288
5.      Form of Admission Application                                     289
6.      Form of Pool Membership Application                               292
7.      Form of Escrow Agreement                                          295
8.      The Hardware and Software                                         302
              Part A:   The Hardware                                      302
              Part B:   Developed Software                                303
              Part C:   Licensed Software                                 303
9.      The Pool Rules                                                    304
              Preamble                                                    308
              Part I:   Definitions and Interpretation                    312
              Part II:  Data Input to Settlement                          322
              Part III: Computation of Payments in Settlement             359
              Part IV:  Interconnectors                                   472
              Part V:   Special Provisions                                484
              Part VI:  Settlement Runs                                   501
           Appendix 1:  Part I:   Definitions                             516
                        Part II:  List of Acronyms                        626
           Appendix 2:  Procedures for running GOAL                       635
           Appendix 3:  Forms and Terms to be used when                   673
                           entering Despatch Instructions into PORTHOLE
           Appendix 4:  Reporting Requirements                            674
           Appendix 5:  Variables established by reference to PORTHOLE    691
           Appendix 6:  Procedures for the Aggregation of Metered Data    693
           Appendix 7:  Short-Term Modifications                          715
10.     Form of Resignation Notice                                        810
11.     Billing and Settlement                                            812
            Part 1:     Preliminary                                       813
            Part 2:     Establishment of Systems                          819
            Part 3:     Security Cover and Credit Monitoring              831
            Part 4:     Billing and Paying Procedures                     836

                                                                          Page


           Annex 1:     Form of Advice Note                               859
           Annex 2:     Form of Confirmation Notice                       860
           Annex 3:     Part 1:  Form of Settlement Account Designation   861
                        Part 2:  Form of Change of Settlement Account     862
           Annex 4:     Form of Letter of Credit                          863
12.     Transitional Arrangements                                         864
13.     Contributory Shares                                               872
14.     Membership of the Executive Committee:  Public                    874
        Electricity Suppliers and Independent Suppliers
15.     The Pool Funds Administrator's Contract                           880
           Annex 1:     PFA Budget for the 1992 PFA Accounting Period     910
           Annex 2:     Pro-Forma Statement of Charges                    911
           Annex 3:     Pro-Forma Statement of Costs and Fees             912
           Annex 4:     Existing Funds Transfer Software                  913
                        Part A:  Beneficially Owned                       913
                        Part B:  Licensed                                 914
           Annex 5:     Escrow Arrangements                               915
16.     Matters requiring consent of the Settlement System Administrator  917
17.     Trading Sites                                                     919
                         Part A:  General                                 919
                         Part B:  Procedures                              919
                         Part C:  Trading Site Applications               922
                         Part D:  Additional Provisions                   923
18.     The Ancillary Services Accounting Procedure                       924
        Annex:           Part 1: ASP Budget for the First Accounting
                                 Period                                   931
                         Part 2: Pro-Forma Statement of Costs             932
                         Part 3: Pro-Forma Statement of Charges           933
19.     Objective and Scope of the Scheduling and Despatch Review         934
20.     Accountable Interest                                              936
21.     Meter Operator Schedule                                           939


ANNEX:  Issue C Pool Rules


JEH0046.93D
JEH0047.93T
JEH0048.93T
JEH0049.93D

THIS AGREEMENT is made on 30th March, 1990 (as amended and restated pursuant to a Supplemental Deed dated 22nd April, 1994)

BETWEEN:

(1) THE PERSONS whose names, registered numbers and registered or principal offices are set out in Part I of Schedule 1;

(2) THE PERSONS whose names, registered numbers and registered or principal offices are set out in Part II of Schedule 1;

(3) NGC SETTLEMENTS LIMITED (registered number 2444282) whose registered office is situated at Fairham House, Green Lane, Clifton, Nottingham NG11 9LN as Settlement System Administrator;

(4)      ENERGY POOL FUNDS ADMINISTRATION LIMITED (registered number
         2444187) whose registered office is situate at 185 Park Street, London SE1 9DY as Pool Funds Administrator;

(5) THE NATIONAL GRID COMPANY plc (registered number 2366977) whose registered office is situate at National Grid House, Kirby Corner Road, Coventry CV4 8JY as Grid Operator and Ancillary Services Provider;

(6) SCOTTISH POWER plc (registered number 117120) whose principal office is situate at 1 Atlantic Quay, Glasgow G2 8SP, Scotland as an Externally interconnected Party;

(7) ELECTRICITE DE FRANCE, SERVICE NATIONAL whose principal office is situate at 3 Rue de Messine, 75008 Paris, France as an Externally Interconnected Party; and

(8) THE OTHER PARTIES whose names, registered numbers and registered or principal offices are set out in Schedule 2.

WHEREAS:

(A) it is a Condition of the NGC Transmission License that, subject to its removal or resignation as Settlement System Administrator hereunder, NGC shall implement, maintain and operate a settlement system which will provide (inter alia) for the calculation of any payments which become due to or owing by Authorized Electricity Operators in respect of sales and purchases of electricity under the terms of this Agreement and such License further provides that NGC may comply with its said obligations by participating in this Agreement in the manner provided in such License

(B) it is a Condition of the Generation License granted to each of the Founder Generators in England and Wales requiring such a License that the licensee shall be a party to and a pool member under, and shall comply with the provisions of, this Agreement insofar as the same shall apply to it in its capacity as a party to this Agreement and/or as a pool member being a generator of electricity as the case may be;

(C) it is a Condition of the PES License granted to each of the Founder Suppliers whose names are set out in Part A of Part II of Schedule 1 that the licensee shall be a pool member under, and comply with the provisions of, this Agreement;

(D) it is a Condition of the Second Tier Supply License granted to each of the Founder Suppliers whose names are set out in Part B of Part II of
         Schedule 1 that the licensee shall be a pool member under, and comply with the provisions of, this Agreement insofar as the same shall apply to it in its capacity as a private electricity supplier (as that expression is defined in section 17(1) of the Act);

(E) this Agreement sets out, inter alia, the rules and procedures for the operation of an electricity trading pool and for the operation of a settlement system (including the calculation of payments due) and in compliance with the conditions of their respective Licenses those parties subject to such conditions have agreed to become parties hereto with the intent that this Agreement shall be and shall remain approved by the Director; and

(F) in relation to this Agreement each of the Secretary of State and the Director enjoys the rights, powers and authorities conferred upon him inter alia by the Act and the Licenses.

NOW IT IS HEREBY AGREED as set out on the following pages of this Agreement.

                                     PART I

                                   PRELIMINARY

1.       DEFINITIONS AND INTERPRETATION

1.1 Definitions: in this Agreement (including the Recitals and the Schedules), except where the context otherwise requires:

         "Accession Agreement" means an accession agreement in or substantially in the form set out in Schedule 3 or in such other form (to which the Settlement System Administrator has no reasonable objection) as the Executive Committee may for the time being and from time to time approve;

         "Accountable Interest" has the meaning given that expression in
          Schedule 20;

         "Accounting Date" means, in relation to any Accounting Period, the last day of such Accounting Period;

         "Accounting Period" means each successive period of 12 months beginning on 1st April in each year or of such other length and/or beginning on such other date as may be determined in accordance with the terms hereof, provided that the first such period shall begin on and include 31st March, 1990 and shall end on and include 31st March, 1991;

         "Accounting Procedure" means the accounting procedure set out in
         Schedule 4, as amended, varied or substituted from time to time in accordance with the terms hereof;

         "Act" means the Electricity Act 1989;

         "Active Energy" means the electrical energy produced, flowing or supplied by an electric circuit during a time interval, and being the integral with respect to time o the instantaneous power, measured in units of watt-hours or standard multiples thereof, that is:

                  1000Wh            = 1kWh
                  1000kWh           = 1MWh
                  1000MWh           = 1GWh
                  1000GWh           = 1TWh;

         "Active Power" means the product of voltage and the in-phase component of alternating current measured in units of watts and standard multiples thereof, that is:

                  1000 Watts        = 1kW

                  1000kW            = 1MW
                  1000MW            = 1GW
                  1000GW            = 1TW;
         "Admission Application" means an application in or substantially in the form set out in Schedule 5 or in such other form as the Executive Committee may for the time being and from time to time approve;

         "Agreed Procedure" means each of the agreed procedures specified in the Agreed Procedures Index and which is agreed to be treated as an Agreed procedure for the purposes of this Agreement either:

         (a) by the Executive Committee and the Settlement System Administrator and (where the agreed procedure imposes obligations on the Grid Operator) the Grid Operator; or

         (b) where such agreed procedure concerns the duties and responsibilities of the Pool Funds Administrator, by the Executive Committee and the Pool Funds Administrator
         as the same

         (i) may be amended or substituted from time to time by the Executive Committee with the prior written consent of the Settlement System Administrator and (where such Agreed Procedure imposes obligations on the Grid Operator) the Grid Operator (in each case, such consent not to be unreasonably withheld or delayed); or

         (ii) shall be amended or substituted from time to time by the Executive Committee at the request of the Settlement System Administrator and with the prior written consent of the Executive Committee and (where such Agreed Procedure imposes obligations on the Grid Operator) the Grid Operator (in each case, such consent not to be unreasonably withheld or delayed); or

         Provided that the reference to the Grid Operator in this definition shall be construed as if it were a reference to such term prior to the creation of Meter Operator Parties and the associated amendments to this Agreement, but this shall be without limitation to any right to agree any adoption, amendment or substitution under this definition;

         "Agreed Procedures Index" means an index of agreed procedures agreed to be treated as Agreed Procedures in accordance with and for the purposes of this Agreement;

         "Agreement" means this Agreement (including the Schedules), as amended, varied, supplemented, modified or suspended from time to time in accordance with the terms hereof;

         "Ancillary Service" means a System Ancillary Service and/or a Commercial Ancillary Service, as the case may be;

         "Ancillary Services Agreement" means an agreement between a User and the Ancillary Services Provider for the payment by the Ancillary Services Provider to that User in respect of the provision by such User of Ancillary Services;

         "Ancillary Services Business" means the business relating to Ancillary Services carried on by the Ancillary Services Provider;

         "Ancillary Services Provider" mans the person who for the time being and from time to time is required by the terms of a Transmission License to contract for Ancillary Services;

         "Apparatus" means all equipment in which electrical conductors are used or supported or of which they may form a part;

         "Approved Recommendation" has the meaning given that expression in Clause 5.8;

         "ASP Accounting Procedure" means the accounting procedure set out in
         Schedule 18, as amended, varied or substituted from time to time in accordance with the terms hereof;

         "Authorized Electricity Operator" means any person who is authorized under the Act to generate, transmit or supply electricity and shall include any person transferring electricity to or from England and Wales across an interconnector (as such term is used in the NGC Transmission License), other than the Grid Operator in its capacity as operator of the NGC Transmission System;

         "Banking System" has the meaning given that expression in Section 1.1 of Schedule 11;

         "Billing System" has the meaning given that expression in Section 1.1 of Schedule 11;

         "BPS Goal"  has the meaning given that expression in Appendix 2 of
         Schedule 9;

         "British Grid Systems Agreement" means the agreement of that name made or to be made between NGC, Scottish Hydro-Electric PLC and Scottish Power plc inter alia regulated the relationship between their respective grid systems;

         "Budget" has the meaning given that expression in Part A of Schedule 4;

         "Bulk Supply Point" means any or (as the context may require) a particular point of supply where Metering Equipment for the purposes of the Bulk Supply Tariff is or would have been located and, in the event of any dispute as to location, as determined in accordance with Clause 83;

         "Bulk Supply Tariff" means the basis of payment for Active Energy as levied by the Generating Board prior to the Effective Date;

         "Central Despatch" means the process of Scheduling and issuing direct instructions by the Grid Operator referred to in paragraph 1 of Condition 7 of the NGC Transmission License and "Centrally Despatched" shall be construed accordingly;

         "Change Management Policies" means the policies, procedures and guidelines for the co-ordination by the Settlement System Administrator of the implementation of changes to the Settlement System entitled respectively "Change Management Policy", "Settlement Change Co-ordinator Operating Procedures" and "Change Management Implementation Guidelines" in the form initialled for the purposes of identification as at 29th November, 1991 by or on behalf of the Executive Committee and the Settlement System Administrator, as the same have been or may be amended from time to time in accordance with the terms of the Initial Settlement Agreement or this Agreement;

         "Chief Executive" has the meaning given that expression in Clause
         17.1.1;

         "Code of Practice" means each of the codes of practice in relation to any Metering Equipment or any part or class thereof which are specified in the Synopsis of Metering Codes, as the same may be amended or substituted from time to time by the Executive Committee with the agreement or approval of:

         (i) in the case of any Code of Practice in respect of Metering Equipment in respect of which it is the Operator, the Grid Operator;

         (ii) in the case of any Code of Practice in respect of Metering Equipment relating to Reactive Energy, the Ancillary Services Provider;

         (iii) in the case of any change to any Code of Practice prior to lst April, 1994 in respect of standards of accuracy of Metering Equipment required for Second Tier Customers up to (and including) 1MW, the Suppliers in separate general meeting; and

         (iv) in the case of any change to any Code of Practice prior to lst April, 1998 in respect of standards of accuracy of Metering Equipment required for Second Tier Customers up to (and including) 100kW, the Suppliers in separate general meeting,

         (provided that, prior to the date on which the transitional arrangements regarding metering of Reactive Power at Grid Supply Points are brought into effect (the "RP Date") in the case of a Code of Practice or part thereof which relates to Reactive Power metering at Grid Entry Points, such Code or part thereof may only be amended or substituted by agreement between the Ancillary Services Provider and all Committee Members), and any other code of practice which is agreed from time to time to be treated as a Code of Practice for the purposes of this Agreement by the Executive Committee (or, where appropriate, prior to the RP Date all Committee Members) and, where appropriate, the Grid Operator and/or the Ancillary Services Provider and/or the Suppliers;

         "Commercial Ancillary Services" means Ancillary Services, other than System Ancillary Services, utilized by the Grid Operator in operating the Total System if a User has agreed to provide them under a Supplemental Agreement with payment being dealt with under an Ancillary Services Agreement or, in the case of Externally Interconnected Parties or External Pool Members, under any other agreement;

         "Commissioned" means, in relation to any Plant or Apparatus connected to the NGC Transmission System or to any External Interconnection or any Distribution System, commissioned for the purposes of the Connection Agreement relating to such Plant or Apparatus;

         "Committee Member" means a member of the Executive Committee;

         "Communications Equipment" means, in respect of any Metering Equipment, the terminating equipment (which may include a modem) necessary to convert data from such Metering Equipment into a state for transmission to the Settlement System Administrator across the communications link provided pursuant to Clause 60.6.3(a), but it shall not include an Outstation;

         "Competent Authority" means the Secretary of State, the Director and any local or national agency, authority, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, the United Kingdom or the European Community;

         "Computer Systems" means all and any computer systems used by the Settlement System Administrator and required in connection with the operation of the Settlement System;

         "Connection Agreements" means the Master Connection and Use of System Agreement, the Supplemental Agreements, the Supplier's Connection Agreements, the Supplier's Use of System Agreements and the Interconnection Agreements, and "Connection Agreement" means any or (as the context may require) a particular one of them;

         "Connection Point" means a Grid Supply Point or Grid Entry Point, as the case may be;

         "Consumer Metered Demand" has the meaning given that expression in Part I of Appendix 1 to Schedule 9;

         "Contributory Share" means, in relation to any Pool Member, the Contributory Share for the time being and from time to time of such Pool Member calculated in accordance with Schedule 13;

         "Control" has the meaning set out in section 840 of the Income and Corporation Taxes Act 1988 and "Controlled" shall be construed accordingly;

         "Custodian" has the meaning given that expression in Clause 45.1;

         "Customer" means a person to whom electrical power is provided (whether or not he is the provider of such electrical power);

         "De-energization" means the movement of any isolator, breaker or switch or the removal of any fuse whereby no electricity can flow to or from the relevant User System through the User's Plant or Apparatus connected to such User System and, in relations to any External Pool Member, the termination of such External Pool Member's rights to use any relevant External Interconnection;

         "Default Calling Creditor" means any Pool Creditor, the Settlement System Administrator and the Pool Funds Administrator;

         "Default Interest Rate" has the meaning given the expression in Section
         1.1 of Schedule 11;

         "Defaulting Pool Member" has the meaning given that expression in Clause 66.3.1;

         "Despatch" means the issue by the Grid Operator of instructions for Generating Plant and/or Generation Trading Blocks to achieve specific Active Power (and, in relation to Generating Plant, Reactive Power or target voltage) levels within their Generation Scheduling and Despatch Parameters or Generation Trading Block Scheduling and Despatch Parameters, as the case may be, and by stated times;

         "Development Policies" means the policies, procedures and practices for the development of the Computer Systems in the forms initialled for the purpose of identification as at 29th November, 1991 by or on behalf of the Executive Committee and the Settlement System Administrator, as the same have been or may be amended from time to time in accordance with the terms of the Initial Settlement Agreement or this Agreement;

         "Directive" includes any present or future directive, requirement, instruction, direction or rule of any Competent Authority (but only, if not having the force of law, if compliance with the Directive is in accordance with the general practice of persons to whom the Directive is addressed) and includes any modification, extension or replacement thereof then in force;

         "Director" means the Director General of Electricity Supply appointed for the time being pursuant to section 1 of the Act;

         "Distribution Code" means the Distribution Code required to be drawn up by each Public Electricity Supplier and approved by the Director, as from time to time revised with the approval of the Director;

         "Distribution System" means the system consisting (wholly or mainly) of electric lines owned or operated by a Public Electricity Supplier and used for the distribution of electricity from Grid Supply Points or Generating Units or other entry points to the point of delivery to Customers or other Users and includes any Remote Transmission Assets (as defined in the Grid Code) operated by such Public Electricity Supplier and any Plant and Apparatus and meters owned or operated by such Public Electricity Supplier in connection with the distribution of electricity, but does not include any part of the NGC Transmission System;

         "EdF Documents" means any agreement for the time being and from time to time made between NGC and Electricite de France, Service National relating to the use or operation of relevant External Interconnection;

         "Effective Date" means 2400 hours on 30th March, 1990;

         "Effective Date of Termination" shall mean 2400 hours on 31st March,
          1993;

         "Electricity" means Active Energy and Reactive Energy;

         "Electricity Arbitration Association" means the unincorporated members' club of that name formed inter alia to promote the efficient and economic operation of the procedure for the resolution of disputes within the electricity supply industry by means of arbitration or otherwise in accordance with its arbitration rules;

         "Embedded" means having a direct connection to a Distribution System or the System of any other User to which Customers and/or Power Stations are connected, such connection being either a direct connection or a connection via a busbar of another User or of NGC (but with no other connection to the NGC Transmission System);

         "Embedded Non-Franchise Site" means:

                  (i) a Site which is Embedded and which is at the point of connection to a Second Tier Customer; or

                  (ii) a Site which is Embedded in respect of which there is a Potential Operator where the customer to which that Site is at a point of connection is eligible to receive supplies from a Second Tier Supplier in the period between 1st April, 1994 and 31st March, 1998;

         "Equipment Owner" means, in relation to a Metering System, the person which is the owner of that Metering System;

         "Escrow Agreement" has the meaning given that expression in Clause
         45.1;

         "Event of Default" means any event declared as such pursuant to Clause
         66.1.1 or 66.2.1, as the case may be;

         "Executive Committee" means the committee established pursuant to Clause 14.1;

         "Export" means, in respect of any Party, a flow of electricity from the Plant or Apparatus of such Party to the Plant or Apparatus of another Party and, in relation to any Party which is an External Pool Member, the External Interconnection in respect of which that Party has the right to deliver or take electricity to or from the NGC Transmission System shall be treated as the Plant or Apparatus of such Party and the verb "Export" and its respective tenses shall be construed accordingly;

         "External Interconnection" means Apparatus for the transmission of electricity to or from the NGC Transmission System into or out of an External System;


         "Externally Interconnected Party" means a person operating an External System which is connected to the NGC Transmission System by an External Interconnection (which person may or may not also be an External Pool Member);

         "External Pool Member" means a Party supplying electricity to or taking electricity from the NGC Transmission System through an External Interconnection and which has been or (where appropriate) is to be admitted as a Pool Member in the capacity of a Generator and/or a Supplier;

         "External System" means, in relation to an Externally Interconnected Party, the transmission or distribution system which it owns or operates and any Apparatus or Plant which connects that system to the External Interconnection and which is owned or operated by such Externally Interconnected Party;

         "Final Metering Scheme" means a national metering scheme to be installed in accordance with the relevant Codes of Practice and to come into effect on the FMS Date;

         "First Quarter" means, in respect of any year, the months of January, February and March;

         "FMS Codes of Practice" means the Codes of Practice B, C, E, J, K1 and K2 and, to the extent that they relate to Metering Equipment the date derived from which was not used as Settlement Metering Data immediately prior to the FMS Date, F and G, and Codes of Practice 1, 2, 3, 4 and 5;

         "FMS Date" means 1st April, 1993;

         "FMS Metering Equipment" means Metering Equipment comprising a Metering System at or in relation to the commercial boundary in accordance with paragraph 7.1.2 of Schedule 21 in relation to the requirements to be met from the FMS Date;

         "FMS Trading Date" means 10th January, 1994;

         "Following Quarter" means, in respect of any Quarter Day or Quarter, the period of three months immediately following such Quarter Day or Quarter;

         "Force Majeure" means, in relation to any Party, any event or circumstance which is beyond the reasonable control of such Party and which results in or causes the failure of that Party to perform any of its obligations under this Agreement including act of God, strike, lockout or other industrial disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, explosion, fault or failure of Plant and Apparatus (which could not have been prevented by Good Industry Practice), governmental restraint, Act of Parliament, other legislation, by-law and Directive (not being any order, regulation or direction under section 32, 33, 34 or 35 of the Act) provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party. For the avoidance of doubt, Force Majeure shall not apply in respect of the Settlement System Administrator where and to the extent that the Settlement System Administrator can perform its obligations under this Agreement by using the back-up arrangements referred to in Clause 29.2 or by acting in accordance with Clause 52 or
         Section 31 of Schedule 9;

         "Founder Generators" means the parties to this Agreement of the first part at 30th March, 1990;

         "Founder Suppliers" means the parties to this Agreement of the second part at 30th March, 1990;

         "Fourth Quarter" means, in respect of any year, the months of October, November and December;

         "Fuel Security Code" means the document of that title designated as such by the Secretary of State, as from time to time amended;

         "Funds Transfer Agreement" has the meaning given that expression in
         Section 1.1 of Schedule 11;

         "Funds Transfer Business" has the meaning given that expression in
         Section 1.1 of Schedule 11;

         "Funds Transfer Hardware" has the meaning given that expression in
         Section 1.1 of Schedule 15;

         "Funds Transfer Software" has the meaning given that expression in
         Section 1.1 of Schedule 15;

         "Funds Transfer System" has the meaning given that expression in
         Section 1.1 of Schedule 11;

         "The Generating Board" has the meaning given that expression in the Act;

         "Generating Plant" means a Power Station subject to Central Despatch;

         "Generating Unit" means any Apparatus which produces electricity and, in respect of an External Pool Member, means a Generation Trading Block;

         "Generation License" means a license granted or to be granted under section 6(1)(a) of the Act;

         "Generation Scheduling and Despatch Parameters" means those parameters listed in Appendix A1 to SDC1;

         "Generation Trading Block" means a notional Centrally Despatched Generating Unit of an External Pool Member treated as such for the purposes of the Grid Code;

         "Generation Trading Block Scheduling and Despatch Parameters" means those parameters listed in Appendix A1 to SDC1 relating to Generation Trading Blocks;

        "Generator" means:

         (i) a person who generates electricity under license or exemption under the Act; or

         (ii) a person who is an External Pool Member who delivers electricity or on whose behalf electricity is delivered to the NGC Transmission System; or

         (iii) a person who is acting as the agent for any such person who is referred to in paragraph (i) or (ii) above,

         and, in any such case, for the time being party to this Agreement, and:

         (a)      who is a Founder Generator; or

         (b)      who was admitted as a Party in the capacity of a Generator; or

(c) who, in accordance with Clause 3.10, has changed capacity(ies) such that it participates as a Party in the capacity of a Generator,

         and, where the expression is used in Part III or Part IV, who is also or (where appropriate) is to become a Pool Member;

"Generic  Dispensation"  shall have the meaning  ascribed  thereto in  paragraph
     14.1(b) of Schedule 21;

"Genset Metered Generation" has the meaning given that expression in Part I of Appendix 1 to Schedule 9;

         "Gigawatt" means 10000MW;

         "GOALPOST" has the meaning given that expression in the Pool Rules;

         "Good Industry Practice" means, in relation to any undertaking and any circumstances, the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances;

         "Grid Code" means the Grid Code drawn up pursuant to the Transmission License, as from time to time revised in accordance with the Transmission License;

         "Grid Code Review Panel" has the meaning given that expression in the Grid Code;

         "Grid Entry Point" means the point at which a Power Station which is not Embedded connects to the NGC Transmission System;

         "Grid Operator" means the person who for the time being and from time to time is required by the terms of a License, inter alia, to implement the Grid Code;

         "Grid Supply Point" means the point of supply from the NGC Transmission System to Public Electricity Suppliers or to other Users with User Systems with Customers connected to them or Non-Embedded Customers;

         "GW" means Gigawatt;

         "GWh" means Gigawatt-hour;

         "Hardware" means at any time the computer equipment and accessories specified in Schedule 8 or such other computer equipment and accessories used by the Settlement System Administrator on or in connection with which the Software Functions or is intended to function at such time (other than the Second Tier Hardware);

         "Host PES" means, in respect of a Metering System, either:

         (i) the Public Electricity Supplier to whose Distribution System such Metering System is connected; or

         (ii) where such Metering System is connected directly to the NGC Transmission System, the Public Electricity Supplier whose Consumer Metered Demand determined in accordance with the Pool Rules is calculated by the Settlement System Administrator using data from such Metering System;

         "Import" means, in respect of any Party, a flow of electricity to the Plant or Apparatus of such Party from the Plant or Apparatus of another Party and, in relations to any Party which is an External Pool Member, the External Interconnection in respect of which it has the right to deliver or take electricity to or from the NGC Transmission System shall be treated as the Plant or Apparatus of such Party and the verb "Import" and its respective tenses shall be construed accordingly;

         "Independent Generators" means Generators other than:

         (i)      the Founder Generators;

         (ii)     any Generator which is an External Pool Member; and

         (iii)    any Generator which is an affiliate or related undertaking of
                  (a) any person referred to in paragraph (i) or (ii) above, (b) any person referred to in paragraph (i) of the definition of Independent Suppliers, or (c) any Public Electricity Supplier;

         "Independent Suppliers" means Suppliers other than:

         (i) Eastern Electricity plc, East Midlands Electricity plc, London Electricity plc, Manweb plc, Midlands Electricity plc, Northern Electric plc, NORWEB plc, SEEBOARD plc, Southern Electric plc, South Wales Electricity plc, South Western Electricity plc, Yorkshire Electricity Group plc, National Power plc, PowerGen plc, Nuclear Electric plc, British Nuclear Fuels plc, The National Grid Company plc (Pumped Storage Business Division), Electricite de France, Service National, Scottish Power plc and Scottish Hydro-Electric plc;

         (ii)     Public Electricity Suppliers;

         (iii)    any Supplier which is an External Pool Member; and

         (iv) any Supplier which is an affiliate or related undertaking of any person referred to in paragraph (i), (ii) or (iii) above;

         "Information Systems" has the meaning given that expression in Section
          1.1 of Schedule 11;

         "Initial Period" means the period from the date of this Agreement until the end of the Accounting Period in which the Executive Committee reaches the conclusion set out in Clause 5.4.2 or, if earlier, the date of termination thereof determined in accordance with the provisions of Clause 5.4.5;

         "Initial Settlement Agreement" means the agreement of even date herewith made between the Parties as at such date modifying and suspending the provisions of this Agreement for an initial period and setting out inter alia the rules and procedures for the operation of the electricity trading pool referred to in Recital (E) and for the operation of a settlement system and the procedures for the development of the phases and pool rules during such initial period, as amended, varied, supplemented, modified or suspended from time to time;

         "Interconnection Agreement" means an agreement between NGC and an Externally Interconnected Party and/or an External Pool Member relating to an External Interconnection and/or an agreement under which an External Pool Member can use an External Interconnection;

         "kVAr" means kilovoltamperes reactive;

         "Kw" means kilowatt;

         "Kwh" means kilowatt-hour;

         "Licenses" means all Generation Licenses, PES Licenses, Second Tier Supply Licenses and Transmission Licenses and "License" means any or (as the context may require) a particular one of them;

         "Localized Implementation Errors" means errors the correction of which:

         (i) requires no amendment to or variation of the Specification or the design or functionality of the Software; and

         (ii)     does not alter the numerical outputs from the Software;

         "LOLP" means the computer program developed by Energy Management Associates Inc. for the National Grid Division of the Generating Board pursuant to agreements with reference PCC/GB/J6638 and PCC/GB/J6881, as such program is amended from time to time in accordance with this Agreement;

         "Lost Opportunity Costs" means, in relation to any Generator, the profit foregone by such Generator in respect of a Generating Unit during a period when it is out of service for the purposes of maintenance, repair, modification, renewal or replacement needed to comply with a proposal made by such Generator to restore the Generating

         Unit's Reactive Power capability to that required by the Grid Code or, where relevant, the applicable Supplemental Agreement, whichever capability is lower provided that:

         (i)      the period when it is taken out of service is:

                  (a) outside the period identified for the Generating Unit concerned pursuant to Section OC2 of the Grid Code as at the time when the failure to have Reactive Power capability was notified or determined; and

                  (b)      approved by the Grid Operator; and

         (ii) the Generator gives credit for any savings in loss of profit by carrying out other repair work at the same time as that required for the purposes of Reactive Power;

         "Main Site" means those sites specified in paragraphs (i), (ii) and (v) of the definition of Site;

         "Majority Default Calling Creditors" means:

          (i) in respect of each calendar quarter other than the first, any single or group of Default Calling Creditors to whom, in respect of the aggregate of (a) all Notified Payments payable on the last five Business Days of the immediately preceding calendar quarter and (b) all sums due to the Settlement System Administrator, the Pool Funds Administrator and the Ancillary Services Provider and outstanding under this Agreement on the last Business Day of such immediately preceding calendar quarter, more than 50 percent of the total amount of all such Notified Payments and such other sums were due; and

         (ii) in respect of the first calendar quarter, all Pool Members other than the Defaulting Pool Member;

          "Master Connection and Use of System Agreement" means the agreement envisaged in Condition 10B of the NGC Transmission License;

         "Meter" means a device for measuring Active Energy and/or Reactive Energy;

         "Meter Operator Party" means each person admitted in the capacity as such and for the time being and from time to time party to Schedule 21 in accordance with the provisions thereof, and shall include any successor(s) in title to, or permitted assign(s) of, such person;

         "Meter Operator Party Accession Agreement" means an accession agreement in or substantially in the form set out in Annex 3 to Schedule 21 or in such other form (to which the Settlement System Administrator has no reasonable objection) as the Executive Committee may for the time being and from time to time approve;

         "Meter Operator Party Admission Application" means an application in or substantially in the form set out in Annex 1 to Schedule 21 or in such other form as the Executive Committee may for the time being and from time to time approve;

         "Meter Operator Party Resignation Notice" means an application in or substantially in the form set out in Annex 2 to Schedule 21 or in such other form as the Executive Committee may for the time being and from time to time approve;

         "Metering Equipment" means Meters, measurement transformers (voltage, current or combination units), metering protection equipment including alarms, circuitry, their associated Communications Equipment and Outstations, and wiring which are part of the Active Energy and/or Reactive Energy measuring and transmitting equipment at or relating to a Site;

         "Metering System" means all or that part of the Metering Equipment at or relating to a site linked to a single Outstation at or relating to a Site linked to a single Outstation at or relating to that Site and includes, for the avoidance of doubt, such Outstation. Without prejudice to the generality of the foregoing, a set of non-exhaustive diagrammatic representations of Metering Systems is contained in Annex 5 to Schedule 21;

         "MVAr" means megavar;

         "MVArh" means megavar-hours;

         "MW" means megawatt;

         "MWh" means megawatt-hours;

         "New Software" means the Software, the development of which is initiated after the Effective Date of Termination;

         "NGC" means the National Grid Company plc (registered number 2366977) whose registered office is situate at National Grid House, Kirby Corner Road, Coventry CV4 8JY;

         "NGC Pumped Storage" means the pumped storage business division of NGC or any permitted successor to which such business may be transferred in accordance with its Generation License;

         "NGC Site" means a site owned (or occupied pursuant to a lease, license or other agreement) by NGC at which there is a Connection Point and, for the avoidance of doubt, a site owned by a User but occupied by NGC as aforesaid is an NGC Site;

         "NGC Transmission License" means the Transmission License granted or to be granted to NGC;

         "NGC Transmission System" means the system consisting (wholly or mainly) of high voltage electric lines owned or operated by NGC and used for the transmission of electricity from one Power Station to a sub-station or to another Power Station or between sub-stations or to or from any External Interconnection and includes any Plant and Apparatus and meters owned or operated by NGC in connection with the transmission of electricity but does not include any Remote Transmission Assets (as defined in the Grid Code);

         "Non-Embedded Customer" means any Customer, other than a PES, receiving electricity direct from the NGC Transmission System irrespective of from whom it is supplied;

         "Notified Payment" has the meaning given that expression in Section 1.1 of Schedule 11;

         "Operator" means, in relation to any Metering System:

         (i) used to measure the supply to a Second Tier Customer, the Meter Operator Party who is appointed as such by the Second Tier Customer or by the Registrant (with the consent of that Second Tier Customer) and who agrees to act as Operator in relation to such Metering System; or

         (ii) not within (i) above or (iii) to (v) below, the Meter Operator Party who is appointed as such by the Registrant of such Metering System and who agrees to act as Operator in relation to such Metering System; or

         (iii) where new Metering Equipment is to be added to an existing Metering System, the Operator of such existing Metering System; or

         (iv) the Meter Operator Party which continues as the Operator in accordance with the transitional arrangements set out in paragraph 23 of Schedule 21; or

         (v) the Party who is deemed to be the Operator and Meter Operator Party in respect thereof in accordance with the terms of Clause 60.4.4;

         "Outstation" means equipment which receives and stores data from a Meter(s) for the purpose, inter alia, of transfer of that metering data to the Settlement System Administrator and which may perform some processing before such transfer. This equipment may be in one or more separate units or may be integral with the Meter;

         "Party" means each person for the time being and from time to time party to this Agreement acting in a capacity, or deemed to be acting in a capacity, other than that of Operator or Meter Operator Party, and shall include any successor(s) in title to, or permitted assign(s) of, such person;

         "Period Metered Demand" has the meaning given that expression in Part of Appendix 1 to Schedule 9;

         "PES License" means a license granted or to be granted under section
          6(1)(c) of the  Act;

         "PFA Accounting Procedure" means the procedure for the recovery of certain moneys set out in Section 20 of Schedule 15;

         "Plant" means fixed and moveable items used in the generation and/or supply and/or transmission of electricity, other than Apparatus;

         "Pool Auditor" means the firm of accountants appointed for the time being and from time to time pursuant to Clause 47.1;

         "Pool Banker" has the meaning given that expression in Section 1.1 of
         Schedule 11;

         "Pool Chairman" has the meaning given that expression in Clause 16.1;

         "Pool Creditor" has the meaning given that expression in Section 1.1 of
         Schedule 11;

         "Pool Funds Administrator" means the person for the time being and from time to time appointed pursuant to Schedule 15 to act as Pool Funds Administrator;

         "Pool Member" means each of the Founder Generators and Founder Suppliers and any other person who is admitted to pool membership in accordance with Clause 8.2, in each case until it shall have resigned from pool membership or otherwise ceased to be a member in accordance with this Agreement be a member in accordance with this Agreement, and "Pool Membership" shall be construed accordingly;

         "Pool Membership Application" means an application in or substantially in the form set out in Schedule 6 or in such other form as the Executive Committee may for the time being and from time to time approve;

         "Pool Rules" means the rules referred to in Clause 7.4 and set out in
         Schedule 9, as amended, varied or substituted from time to time in accordance with the terms hereof;

         "PORTHOLE" means the database which allows the transfer of operational information from the Grid Operator to the Settlement System Administrator;

         "Potential Operator" means a Meter Operator Party which is appointed as the operator pursuant to an agreement or arrangement:

         (i) in respect of a Metering System or Metering Equipment at a Site or Sites but which is not yet registered as Operator in respect of that Metering System; or

         (ii) in respect of Metering Equipment where such Metering Equipment has not been registered as comprising a Metering System;

         "RP Date" has the meaning given to that expression in the definition of Code of Practice;

         "Power Station" means an installation comprising one or more Generating Units (even where sited separately), other than an External Interconnection, owned and/or controlled by the same Generator, which may reasonably be considered as being managed as one Power Station;

         "Project Manager" has the meaning given that expression in Clause 5.13;

         "Public Electricity Supplier" or "PES" means a person for the time being party to this Agreement who is a public electricity supplier (as that expression is defined in the Act) and, in relation to Clauses 15.4 and 15.5 and Schedule 14, means a person for the time being party to this Agreement who is a public electricity supplier in England and Wales;

         "Quarter" means the period of three calendar months ending on a Quarter Day;

         "Quarter Day" means 31st March, 30th June, 30th September and 31st December;

         "Reactive Energy" means the integral with respect to time of the Reactive Power;

         "Reactive Power" means the product of voltage and current and the sine of the phase angle between them measured in units of voltamperes reactive and standard multiples thereof, that is:

                  1000VAr = 1kVAr
                  1000kVAr= 1MVAr;

         "Register" means the register to be maintained by the Settlement System Administrator pursuant to Clause 60.5;

         "Registered Capacity" has the meaning given that expression in the Grid Code;

         "Registrant" means, in relation to a Metering System at or in relation to any site which is:

         (i)      a Grid Entry Point,

         the Pool Member which operates Generating Plant at such Site; or

         (ii)     a Grid Supply Point or Bulk Supply Point,

         the Pool Member whose System is directly connected to the NGC Transmission System at or in Relation to such Grid Supply Point or Bulk Supply Point; or

(iii)the point of connection of a Customer of a Supplier and the NGC Transmission System,

         the Supplier which is the supplier to that Customer; or

         (iv) the point of connection of a Generator which is Embedded or of a Second Tier Supplier or of a Second Tier Customer to a Distribution System,

         the Party which is such Generator which is Embedded or such Second Tier Supplier or the Second Tier Supplier in respect of such Second Tier Customer, as the case may be; or

         (v) the point of connection of two or more Distribution Systems, the Authorized Electricity Operator of one of such Distribution Systems which is nominated in accordance with the provisions of this Agreement; or

         (vi) the point of connection of an External Interconnection to the NGC Transmission System or a Distribution System,

         The Externally Interconnected Party;

         "Resignation Notice" means a resignation notice in or substantially in the form set out in Schedule 10;

         "Schedule Day" has the meaning given that expression in Part I of Appendix 1 to Schedule 9;

         "Scheduling" means the process of compiling and issuing a Generation Schedule (as that expression is defined in the Grid Code), as set out in SDCI;

         "Scheduling and Despatch Code" or "SDC" means that portion of the Grid Code which is identified as such in the Grid Code;

         "Scheme" means the scheme set out in Clause 53 and, separately, each further scheme implemented pursuant to Clause 56.2;

         "Scheme Admission Application" means an application form setting out the Scheme Admission Conditions and requiring such information as the Executive Committee may consider necessary to enable it to consider the application, in such form as the Executive Committee may from time to time determine;

         "Scheme Admission Conditions" means the conditions set out in Clause
         54;

         "Scheme Genset" means a Centrally Despatched Generating Unit which is admitted to a Scheme under Clause 53.3;

         "Scheme Planned Availability" or "SPA" has the meaning given that expression Clause 55;

         "Scheme Year" means, in respect of each Scheme Genset, each successive period of twelve months, the first such period commencing on 1st April, 1990;

         "Second Quarter" means, in respect of any year, the months of April, May and June;


         "Second Tier Agent" means an agent appointed pursuant to Clause 60.16.1 acting where the provisions of Clause 60.16 are applicable or, as the case may be, appointed pursuant to Clause 60.27.1 acting where the provisions of Clause 60.17 are applicable;

         "Second Tier Computer Systems" means all and any computer systems used by any Second Tier Agent in connection with the operation of the Second Tier Data Collection System operated by such Second Tier Agent;

         "Second Tier Customer" means a person who is supplied with or sold electricity by a Second Tier Supplier;

         "Second Tier Data Collection System" means those parts of the Settlement System which relate to the obligations of the Settlement System Administrator under this Agreement in relation to collecting, estimating and aggregating data as may be required for the proper functioning of Settlement from Metering Systems at the point of connection between the Distribution System of a Public Electricity Supplier and:

         (i)      a Second Tier Customer;

         (ii) the System of an Authorized Electricity Operator other than the Public Electricity Supplier;

         (iii)    an Embedded Generator not subject to Central Despatch; and

         (iv)     the Distribution System of another Public Electricity
                  Supplier,

         and providing such data to the Settlement System Administrator;

         "Second Tier Hardware" means at any time the computer equipment and accessories used by any Second Tier Agent on or in connection with which the Second Tier Software functions or is intended to function at such time;

         "Second Tier Software" means at any time the computer programs and codes and associated documents and materials which are used by any Second Tier Agent in connection with the operation of the Second Tier Data Collection System operated by such Second Tier Agent;

         "Second Tier Specification" means at any time the computer specifications developed to give effect to the collection, estimation and aggregation of data for the purposes set out in Clause 60.16.3 and such other matters as may be agreed between the Settlement System Administrator and the relevant Second Tier Agent;

         "Second Tier Supplier" means a person for the time being party to this Agreement who is the holder of a Second Tier Supply License;

         "Second Tier Supply License" means a license granted or to be granted under section 6(2)(a) of the Act;

         "Secretary" means the person for the time being and from time to time holding office as secretary of the Executive Committee;

         "Secretary of State" has the meaning given that expression in the Act;

         "Security Cover" has the meaning given that expression in Section 1.1 of Schedule 11;

         "Security Period" has the meaning given that expression in the Fuel Security Code;

         "Settlement" means the operation of the Settlement System under this Agreement;

         "Settlement Account" has the meaning given that expression in Section
         1.1 of Schedule 11;

         "Settlement Day" has the meaning given that expression in Part I of Appendix 1 to Schedule 9;

         "Settlement GOAL" has the meaning given that expression in Appendix 2 to Schedule 9;

         "Settlement Metering Data" shall mean Metered Data as defined in, and used in accordance with Section 3 of Schedule 9 and relevant metered data in accordance with Appendix 6 to Schedule 9 of this Agreement, which is used for the purposes of Settlement;

         "Settlement Period" has the meaning given that expression in Part I of Appendix 1 to Schedule 9;

         "Settlement System" means those assets, systems and procedures for the calculation in accordance with the Pool Rules of payments which become due thereunder, as modified from time to time;

         "Settlement System Administrator" means the person appointed for the time being pursuant to Clause 26 or any replacement thereof from time to time appointed pursuant to Part VI;

         "Settlements Business" means the business of the Settlement System Administrator in operating the Settlement System under this Agreement;

         "Site" means:

         (i)      a Grid Entry Point;

         (ii)     a Grid Supply Point or Bulk Supply Point;

         (iii) the point of connection of a Generator which is Embedded or of a Second Tier Supplier or of a Second Tier Customer to a Distribution System or the NGC Transmission System;

         (iv)     the point of connection of two Distribution Systems; or

         (v) the point of connection of an External Interconnection to the NGC Transmission System;

         "Small Generator" means any Independent Generator with Generating Units the aggregate Registered Capacity of which does not exceed 100MW;

         "Software" means at any time the computer programs codes and associated documents and materials which are at such time used by or on behalf of the Settlement System Administrator and required in the operation of the Settlement System;

         "Specification" means at any time the computer specification(s) giving effect to the Pool Rules and such other matters as may be agreed between the Executive Committee and the Settlement System Administrator at the time;

         "Statement of Costs" has the meaning given that expression in Section
         1.1 of Part A of Schedule 4;

         "Supplemental Agreement" means any agreement entered or to be entered into between NGC and any User party to the Master Connection and Use of System Agreement and expressed to be supplemental thereto;

         "Supplier" means a person for the time being party to this Agreement:

         (i)      who is a Founder Supplier; or

         (ii)     who was admitted as a Party in the capacity of a Supplier; or

         (iii) who, in accordance with Clause 3.10, has changed capacity(ies) such that it participates as a Party in the capacity of a Supplier,

         and, where the expression is used in Part III, Part IV or Part XI or
         Schedule 14 or 18, who is also or (where appropriate) is to become a Pool Member;

         "Supplier's Connection Agreement" means the agreement for connection to any User System envisaged in Condition 8B of a PES License and Condition 3 of a Second Tier Supply License;

         "Supplier's Use of System Agreement" means the agreement for use of system envisaged in Condition 8B of a PES License and Condition 3 of a Second Tier Supply License;

         "Synopsis of Metering Codes" means a synopsis maintained and updated as necessary by the Executive Committee listing each Code of Practice approved as such from time to time in accordance with this Agreement;

         "System" means any User System or the NGC Transmission System, as the case may be;

         "System Ancillary Services" means Ancillary Services which are required for System reasons and which must be provided by Users (but in some cases only if a User has agreed to provide the same under a Supplemental Agreement);

         "Tariff" means the tariff approved by the Director and published by the Executive Committee on or before 31st March in each year (beginning with 31st March, 1994) and providing for amounts payable to Operators or Potential Operators of certain Sites in respect of the provision and maintenance of Communications Equipment;

         "Third Quarter" means, in respect of any year, the months of July, August and September;

         "Total System" means the NGC Transmission System and all User Systems in England and Wales;

         "Total Votes" means, in relation to a Pool Member, the number of votes to which such Pool Member is entitled pursuant to Clause 11.7;

         "Trading Site" shall be determined in accordance with Schedule 17;

         "Transmission License" means a license granted or to be granted under section 6(1)(b) of the Act, the authorized area of which is England and Wales or any part of either thereof;

         "TW" means terrawatt;

         "TWh" means terrawatt-hours;

         "Undertaking" has the meaning given that expression by section 259 of the Companies Act 1985 as substituted by section 22 of the Companies Act 1989 and, if that latter section is not in force at the date of this Agreement, as if such latter section were in force at such date;

         "User" means a term utilized in various sections of the Grid Code to refer to a person using the NGC Transmission System and includes an Externally Interconnected Party, all as more particularly identified in each section of the Grid Code concerned;

         "User Site" means a site owned (or occupied pursuant to a lease, license or other agreement) by a User in which there is a Connection Point;

         "User System" means:

          (i) other than in relation to an External Pool Member or an Externally Interconnected Party, any system owned or operated by a User comprising Generating Units and/or Distribution Systems (and/or other systems consisting, wholly or mainly, of electric lines which are owned or operated by a person other than a PES) and Plant and/or Apparatus connecting Generation Units,
              Distribution Systems (and/or other systems consisting, wholly or mainly, of electric lines which are owned or operated by a person other than a PES) or Non-Embedded Customers to the NGC Transmission System or (except in the case of Non-Embedded Customers) to the relevant other User System, as the case may be, including any Remote Transmission Assets (as defined in the Grid
              Code) operated by such User or other person and any Plant and/or Apparatus and meters owned or operated by the User or other person in connection with the distribution of electricity, but does not include any part of the NGC Transmission Systems; and

         (ii) in relation to an External Pool Member or an Externally Interconnected Party, the External System connected to the relevant External Interconnection; "Value For Money Audit" has the meaning given that expression in Part A of Schedule 4;

         "VAr" means voltamperes reactive;

         "Votes Calculation Period" means:

         (i) in relation to the First Quarter in any year, the Third Quarter in the immediately preceding year;

         (ii) in relation to the Second Quarter in any year, the Fourth Quarter in the immediately preceding year;

         (iii) in relation to the Third Quarter in any year, the First Quarter of the same year; and

         (iv) in relation to the Fourth Quarter in any year, the Second Quarter in the same year;

         "Weighted Votes" means, in relation to a Pool Member, the number of votes to which such Pool Member is entitled pursuant to Clause 11.2;

         "Wh" means watt-hours; and

         "Working Day" has the meaning given that expression in the Act.

1.2 Construction of Certain References: in this Agreement, except where the context otherwise requires, any reference to:

         1.2.1 an Act of parliament of any Part or section or other provision of, or Schedule to, an Act of Parliament shall be construed, at the particular time, as including a reference to any modification extension or reenactment thereof then in force and to all instruments, orders or regulations then in force and made under or deriving validity from the relevant Act of Parliament;

         1.2.2 another agreement or any deed or other instrument shall be construed as a reference to that other agreement, deed or other instrument as the same may have been, or may from time to time be, amended, varied, supplemented or novated;

         1.2.3 an "affiliate" means, in relation to any person, any holding company or subsidiary of such person or any subsidiary of a holding company of such person, in each case within the meaning of sections 736, 736A and 736B of the Companies Act 1985 as substituted by section 144 of the Companies Act 1989 and, if that latter section is not in force at the date of this Agreement, as if such latter section were in force at such date;

         1.2.4 a "Business Day" means any week day (other than a Saturday) on open for domestic business in the City of London;

         1.2.5 a "day" means a period of 24 hours (or such other number of hours as may be relevant in the case of changes for daylight saving) ending at 12:00 midnight;

         1.2.6 a "holding company" means, in relation to any person, a holding company of such person within the meaning given that expression in Clause 1.2.3;

         1.2.7             a "month" means a calendar month;

         1.2.8 a "person" includes any individual, partnership, firm, company, corporation, joint venture, trust, association, organization or other entity, in each case whether or not having separate legal personality;

         1.2.9 a "related undertaking" means, in relation to any person, any undertaking in which such person has a participating interest as defined by section 260(1) of the Companies Act 1985 as substituted by section 22 of the Companies Act 1989 and, if that latter section is not in force at the date of this Agreement, as if such latter section were in force at such date;

         1.2.10 a "subsidiary" means, in relation to any person, a subsidiary of such person within the meaning given that expression in Clause 1.2.3; and

         1.2.11   a "year" means a calendar year.

         For all purposes of this Agreement no Party shall be an associate or a related undertaking of any other Party only by reason of all or any of the share capital of any Party being owned directly or indirectly by the Secretary of State.

1.3      Interpretation:

         1.3.1     in this Agreement:

                   (a) references to the masculine shall include the feminine and references in the singular shall include references in the plural and vice versa;

                   (b) references to the word "include" or "including" are to be construed without limitation;

                   (c)      references to time are to London time;

                   (d) except where the context otherwise requires, references to a particular Part, Clause, sub-clause, paragraph, sub-paragraph or Schedule shall be a reference to that Part, Clause, sub-clause, paragraph, sub-paragraph or Schedule in or to this Agreement;

                   (e) except where the context otherwise requires, references in a Schedule to a particular Section, sub-section, Annex or Appendix shall abe a reference to that Section, sub-section, Annex or Appendix in or to that Schedule; and

                   (f) the table of contents, the headings to each of the Parts, Clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules,
                            Sections, sub-sections, Annexes and
                            Appendices are inserted for convenience only and shall be ignored in construing this Agreement.

         1.3.2 With respect to Part XV of and Schedule 21 to this Agreement (but not elsewhere or otherwise):

                   (a) in the event that any person is required to give or is entitled to withhold its consent or approval to terms and conditions of this Agreement or an Agreed Procedure or Code of Practice or to any other act, matter or thing under or referred to in this Agreement or has agreed to revise such terms and conditions or an Agreed Procedure or Code of Practice or any dispensation therefrom, such person shall act in good faith and be reasonable in giving or withholding of such consent or approval or in imposing conditions to such consent or approval or in agreeing revised terms and conditions of Part XV of or Schedule 21 to this Agreement or any Agreed Procedure or Code of Practice; and

                   (b) where any person is required to perform any act or give any consent or notification or do any other thing, it shall, in the absence of any specified time limit, perform, give or do or (as the case may be) notify its withholding of its consent or approval to the same as soon as is reasonably practicable in all the circumstances.

1.4 Agreed Procedures and Codes of Practice: each of the Parties undertakes to comply with the Agreed Procedures and the Codes of Practice insofar as applicable to such Party. The Executive Committee shall provide copies of the Agreed Procedures and Codes of Practice to a Party upon request.

1.5 Obligation on Generators with respect to Availability Declarations: in respect of each of its Centrally Despatched Generating Units a Generator shall submit an Availability Declaration or a re-declared Availability Declaration to ensure that its Genset Offered Availability and Genset Re-Offered Availability do not exceed at any time the maximum Gross/Net generation which it, acting as a prudent operator using Good Industry Practice, would reasonably expect to achieve if such Centrally Despatched Generating Unit were to be despatched at that level. In this Clause 1.5 capitalized terms not defined in Clause 1.1 shall have the respective meanings given to them in the Pool Rules.

2.       THE EFFECTIVE DATE

         Commencement: the rights and obligations of each of the Parties under this Agreement shall commence on the Effective Date.

3.       ADDITIONAL PARTIES

3.1 General: subject to the following provisions of this Clause 3, the Parties shall admit as an additional party to this Agreement any person (the "New Party") (not, for the avoidance of doubt, being a successor Settlement System Administrator, Pool Funds Administrator, Grid Operator or Ancillary Services Provider, to which the provisions of Clause 3.11, 3.12, 3.13 or, as the case may be, 3.14 apply) who applies to be admitted, in the capacity or, as the case may be, capacities requested by the New Party.

3.2 Admission Application: a New Party wishing to be admitted as an additional party to this Agreement shall complete an Admission Application and shall deliver it to the Executive Committee together with the fee (which shall be non-refundable) and other documents
         (if any) therein specified.


3.3      Executive Committee response:

         3.3.1 upon receipt of any Admission Application duly completed the Executive Committee shall notify (for information only) all Parties and the Director of such receipt and of the name of the New Party.

         3.3.2 Within 60 days after receipt of a duly completed Admission Application from a New Party the Executive Committee shall notify the New Party and the Director either:


                           (a) that the New Party shall be admitted as a Party, in which event the provisions of Clause 3.6 shall apply; or

                           (b) that the Executive Committee requires the New Party to produce evidence satisfactory to the Executive Committee ("Additional Evidence") demonstrating the New Party's fulfillment of the admission conditions relevant to it set out in its Admission Application, in which event the provisions of Clause 3.4 shall apply.

                           If the Executive Committee shall fail so to notify the New Party and the Director, the New Party may within 28 days after the expiry of the said 60 day period refer the matter to the Director pursuant to Clause 3.5, in which event the provisions of that Clause shall apply.

3.4 Additional Evidence: within 28 days (or such longer period as the Executive Committee in its absolute discretion may allow) after the Executive Committee has given notice pursuant to Clause 3.3.2(b) the New Party shall:

         3.4.1 provide the Executive Committee with the Additional Evidence, in which event the Provisions of Clause 3.6 shall apply; or

         3.4.2 refer the matter to the Director pursuant to Clause 3.5, in which event the provisions of that Clause shall apply,

         failing which the New Party's application for admission shall lapse and be of no effect and the New Party shall not be, and shall not be entitled to be, admitted as a Party consequent upon such application (but without prejudice to any new application for admission it may make thereafter).

3.5      Reference to the Director:

         3.5.1             if:

                           (a)      any dispute shall arise between the
                                    Executive Committee and a New Party over whether the New Party has fulfilled the admission conditions relevant to it; or

                           (b) the Executive Committee shall have failed to notify the New Party as provided in Clause
                                    3.3 within the 60 day period therein
                                    specified,

                           the issue of whether the New Party has fulfilled the admission conditions relevant to it may be referred by way of written application of the New Party, copies to the Executive Committee, to the Director for determination. The determination of the Director, which shall be made within 28 days after receipt of the said written application and shall be to the effect set out in paragraph (a) or (b) of Clause 3.5.2, shall be final and binding for all purposes. The Director shall publish reasons supporting his determination.

         3.5.2            (a)       If the determination is to the effect
                                    that the New Party has fulfilled the said admission conditions, the New Party shall be admitted and the provisions of Clause 3.6 shall apply.

                           (b) If the determination is to the effect that the New Party has not fulfilled the said admission conditions, the New Party's application for admission shall lapse and be of no effect and the New Party shall not be, and shall not be entitled to be, admitted as a Party consequent upon such application (but without prejudice to any new application it may make thereafter).

3.6      Admission:  if:

         3.6.1 the Executive Committee shall notify the New Party and the Director as provided in Clause 3.3.2(a); or

         3.6.2 following a request for Additional Information pursuant to Clause 3.3.2(b), the New Party provides the same within the period specified in Clause 3.4; or

         3.6.3 the New Party is to be admitted as a Party pursuant to Clause 3.5,

         the Executive Committee shall forthwith prepare or cause to be prepared an Accession Agreement. Subject to the Executive Committee making all notifications and filings (if any) required of it for regulatory purposes and obtaining all regulatory consents and approvals (if any) required to be obtained by it, the Executive Committee shall instruct the Chief Executive or another person authorized by the Executive Committee for the purpose to prepare an Accession Agreement and to sign and deliver the Accession Agreement on behalf of all Parties other than the New Party and the New Party shall also execute and deliver the Accession Agreement and, on and subject to the terms and conditions of the Accession Agreement, the New Party shall become a Party for all purposes of this Agreement with effect from the date specified in such Accession Agreement (and, if no such date is so specified, the date of such Accession Agreement). The New Party shall pay all costs and expenses associated with the preparation, execution and delivery of its Accession Agreement. Each Party hereby authorizes and instructs the Chief Executive and each person authorized for the purpose by the Executive Committee to sign on its behalf Accession Agreements and undertakes not to withdraw, qualify or revoke such authority and instruction at any time. The Executive Committee shall promptly notify all Parties and the Director of the execution and delivery of each Accession Agreement.

3.7 Additional Agreements: upon and as a condition of admission as a Party,a New Party shall execute and deliver such further agreements and documents and shall do all such other acts, matters and things as the Executive Committee may reasonably require.

3.8 Application fees: all fees received by the Executive Committee in respect of any application by a New Party to become a Party shall be used to defray the costs and expenses of the Executive Committee and shall be paid to such account as the Executive Committee may direct. The application fee shall be (pound)250 or such other amount as the Executive Committee may, with the prior approval of the Director, from time to time prescribe.

3.9 Compliance: each Party shall procure that for so long as it is a Party it shall at all times satisfy or otherwise comply with the admission conditions set out in its Admission Application applicable to it (and/or such further or other conditions as the Executive Committee may from time to time reasonably specify) and upon request from time to time shall promptly provide the Executive Committee with evidence reasonably satisfactory to the Executive Committee of such satisfaction and compliance.

3.10     Change of capacities:

         3.10.1 any Founder Generator, any Founder Supplier, any Externally Interconnected Party and any Party admitted as an additional party to this Agreement pursuant to this Clause 3 may, upon application to the Executive Committee and satisfaction of such conditions (if any) as the Executive Committee may reasonably require, change the capacity(ies) in which it participates as a Party.

         3.10.2 If upon receipt of any Admission Application the Executive Committee shall consider that the New Party should either:

                           (a) not be admitted as a Party in the capacity in which it has applied so to be admitted but should be admitted in another capacity; or

                           (b) be admitted both in the capacity in which it has applied so to be admitted and in another capacity,

                           then the Executive Committee shall within the period specified in Clause 3.3.2 notify the New Party and the Director accordingly and shall specify what, if any, additional evidence the Executive Committee requires the New Party to produce to demonstrate its fulfillment of the admission conditions relevant to its admission in such other capacity(ies). The provisions of Clauses 3.4, 3.5 and 3.6 shall apply mutatis mutandis but as if the references therein to Additional Evidence were read and construed as references to the said additional evidence.

3.11 Successor Settlement System Administrator: any successor Settlement System Administrator requiring to be admitted as a Party in that capacity shall, upon application to the Executive Committee, be so admitted by any of Accession Agreement modified insofar as is necessary to take account of the capacity in which such successor is to be admitted. The provisions of Clause 3.6 shall apply mutatis mutandis to any such admission.

3.12 Successor Pool Funds Administrator: any successor Pool Funds Administrator appointed in accordance with the provisions of Schedule 15 shall be admitted as a Party in that capacity at such time and on such terms and conditions as the Executive Committee may reasonably require.

3.13 Successor Grid Operator: any successor Grid Operator requiring to be admitted as a Party in that capacity shall, upon application to the Executive Committee, be so admitted by way of Accession Agreement modified insofar as is necessary to take account of the capacity in which such successor is to be admitted. The provisions of Clause 3.6 shall apply mutatis mutandis to any such admission.

3.14 Successor Ancillary Services Provider: any successor Ancillary Services Provider requiring to be admitted as a Party in that capacity shall, upon application to the Executive Committee, be so admitted by way of Accession Agreement modified insofar as is necessary to take account of the capacity in which such successor is to be admitted. The provisions of Clause 3.6 shall apply mutatis mutandis to any such admission.

                                     PART II

                          OBJECTS, REVIEW AND PRIORITY

4.       OBJECTS AND PURPOSE OF THE AGREEMENT

4.1 Principal objects and purpose: the principal objects and purpose of this Agreement are:

         4.1.1 to provide a set of rules which, when implemented, will quantify:

                           (a) the financial obligations owed by certain Pool members to other Pool Members in respect of the former Pool Members' purchases of electricity produced or delivered by such other Pool Members; and

                           (b) the financial obligations owed by certain Pool Members to the Ancillary Services Provider in respect of the purchase of Ancillary Services;

         4.1.2 to establish, maintain and operate efficiently computer and other systems (whether or not computer related) which will implement the rules referred to in Clause 4.1.1; and

         4.1.3 by following the procedures for amending this Agreement set out or referred to herein, to keep under review and promote the implementation, administration and development of the systems referred to in Clause 4.1.2 in a way which takes into account, and balances, the respective interests of actual and potential generators and suppliers of electricity and of consumers of electricity and providers of Ancillary Services.


4.2 Interpretation: in the construction and interpretation of this Agreement due regard shall be had to the principal objects and purpose set out in Clause 4.1.

4.3 Exercise of rights: in exercising its rights under this Agreement, each Party shall exercise and enforce such rights and perform its obligations in good faith having due regard both to its own legitimate commercial interests and the principal objects and purpose set out in Clause 4.1.

5.       TRANSITIONAL ARRANGEMENTS AND REVIEWS

5.1      [Not used]

         Transitional Arrangements

5.2 Transitional Arrangements: the Parties acknowledge and agree that the arrangements described or referred to in the first column of Schedule 12 ("Transitional Arrangements") have been designed as transitional arrangements only. The Parties undertake with each other to use all reasonable endeavors (including, where appropriate, through their representation on the Executive Committee) to give effect to the principle (the "New Principle") set opposite the relevant Transitional Arrangement in the second column of Schedule 12 by the date set opposite such Transitional Arrangement in the third column of that Schedule. Clauses 5.9 to 5.14 (inclusive) shall have effect in relation to all Transitional Arrangements.

         Regular Reviews

5.3 Conduct of reviews: within a period (the "Review Period") of six months beginning on each of the dates referred to in Clause 5.5 (the "Review Dates") the Executive Committee shall review in consultation with the Settlement System Administrator and the Pool Auditor the operation in practice of this Agreement and the Settlement System to assess whether the principal objects and purpose set out in Clause 4.1 are being or could be better achieved. In carrying out each such review the Executive Committee shall give due consideration to any matter referred to it by any Party, the Pool Auditor, the Director or the Secretary of State. Clauses 5.4 to 5.15 (inclusive) shall have effect in relation to the reviews described in this Clause 5.3, and such reviews shall be in addition to the reviews associated with the Transitional Arrangements.

5.4      Initial Period reviews:

         5.4.1 in addition to the matters set out in Clause 5.3, as part of its review beginning on the date falling 24 months after the Effective Date the Effective Committee shall consider whether or not the Initial Period shall terminate with effect from the end of the then current Accounting Period in which the relevant Review Period ends taking into account the following:

                           (a) whether material changes to the nature or level of service which the Settlement System Administrator is required to provide under this Agreement in the operation of the Settlement System have been proposed by the Executive Committee or the Pool Members in general meeting which have been accepted or are in the process of being implemented or are under discussion and likely to be accepted and implemented;

                           (b) whether anticipated costs to be incurred by the Settlement System Administrator in running the Settlement System are materially in excess of actual costs for the immediately preceding Accounting Period due, directly or indirectly, to circumstances beyond the control of the Settlement System Administrator; and

                           (c)      any other relevant considerations.

5.4.2 The Executive Committee shall notify the Settlement System Administrator of the result of such considerations as are referred to the in Clause
                           5.4.1. In the absence of written representations to the contrary from the Settlement System Administrator to the Executive Committee to the effect that it is inequitable to conclude that the Initial Period should terminate (having regard to the consequences of such termination as set out in Schedule 4), such representations to be made within three months after the date of such notification, the Executive Committee may conclude that the Initial Period shall terminate, but may not otherwise come to such conclusion unless it has complied with Clause 5.4.3.

         5.4.3 Where written representations have been made by the Settlement System Administrator pursuant to Clause 5.4.2, the Executive Committee and the Settlement System Administrator shall negotiate in good faith with a view to agreeing whether the Initial Period should terminate. If the matter is not resolved by agreement between the Settlement System Administrator and the Executive Committee within one month (or such other period as the Settlement System Administrator and the Executive Committee may agree) after the Settlement System Administrator has made such written representations, the same shall be referred to arbitration in accordance with Clause 83. The costs of any such reference shall be borne in accordance with the Accounting Procedure.

         5.4.4 If for any reason the Executive Committee does not in the course of any review referred in Clause 5.3 reach the conclusion that the Initial Period should terminate or it is resolved pursuant to Clause 5.4.3 that the Initial Period should not terminate, the Executive Committee shall be obliged to have regard to the same considerations in each subsequent review to be carried out pursuant to Clause 5.3 and the provisions of Clauses 5.4.2 and 5.4.3 shall apply in relation thereto.

         5.4.5 The Settlement System Administrator may, upon not less than two months' notice to the Executive Committee prior to any Review Date, determine that the Initial Period should terminate at the end of the then current Accounting Period whereupon the Initial Period shall so terminate.

5.5      Review Dates:  the Review Dates are:

         5.5.1 those dates falling 12 and 24 months after the Effective Date;

         5.5.2 those dates falling on the last day of each successive period of two years, the first such period beginning on 30th March, 1992; and

         5.5.3 such other date(s) as the Pool Members in general meeting may from time to time determine.

5.6 Reports: promptly (and in any event within one month) after the end of each Review Period the Executive Committee shall prepare or cause to be prepared a written report of its review containing such matters as are referred to in Clause 5.7 and a copy of such report shall be sent to each Party, the Pool Auditor, the Director and the Secretary of State. If at the time of issue of such report no such conclusion or resolution as is referred to in Clause 5.4.2 or (as the case may be) 5.4.3 has been reached, the Executive Committee shall notify each Party, the Pool Auditor, the Director and the Secretary of State accordingly.

5.7  Content of reports: each report referred to in Clause 5.6 shall set out:

         5.7.1             the scope of the review conducted;

         5.7.2 the matters reviewed and the investigations and enquiries made;

         5.7.3             the findings of such review;

         5.7.4 the recommendations (if any) as to the changes to be made to this Agreement and the Settlement System so as to achieve or better to achieve the principal objects and purpose set out in Clause 4.1;

         5.7.5 the effect which any such recommendation referred to in Clause 5.7.4 would, if implemented, have on the role of the Pool Auditor under this Agreement and any comments of the Pool Auditor thereon;

         5.7.6 the financial effects (if any) which any such recommendation referred to in Clause 5.7.4 would, if implemented, have on Pool Members;

         5.7.7 in the case of the report for the review beginning on the second Review Date and (if appropriate) each subsequent Review Date, whether the

                           Executive Committee has concluded as set out in Clause 5.4.2, whether it has been resolved pursuant to Clause 5.4.3 that the Initial Period should terminate or (as the case may be) whether the Executive Committee has received notice under Clause 5.4.5; and

         5.7.8 such other matters as the Executive Committee shall consider appropriate.

         If any Committee Member shall disagree with any of the recommendations made in any such report, such report shall set out the reasons for such disagreement and any alternative proposals of such Committee Member.

5.8 General Meeting approval: within two months after the end of each Review Period the Executive Committee shall convene an extraordinary general meeting of Pool Members to consider and, if thought fit, approve (in whole or in part) the recommendations (the "Recommendations") made in the report referred to in Clause 5.6. If any Recommendation is so approved (an "Approved Recommendation") then, subject to Clause 13.5, the provisions of Clauses 5.9 to 5.14 (inclusive) shall have effect in relation thereto. If any Recommendation is not so approved, no further action shall be taken in respect thereof arising from such report.

         Works Programme

5.9 Works Programme: in respect of each Transitional Arrangement and each Approved Recommendation the Executive Committee shall:

         5.9.1 in the case of a Transitional Arrangement, by the date set opposite such Transitional Arrangement in the fourth column of Schedule 12; and

         5.9.2 in the case of an Approved Recommendation, by the date stipulated by the Pool Members in general meeting or (if no date is stipulated) within a reasonable time,

         prepare (or cause to be prepared) in consultation with the Pool Auditor a programme (the "Works Programme", which expression shall include any associated documentation hereinafter referred to in this Clause 5.9) which programme shall (unless otherwise resolved b the Executive Committee after consultation with those Parties not being Pool Members who might reasonably be expected to be affected by the Works Programme) include:

         (a) a detailed timetable for the implementation of the New Principle or (as the case may be) the Approved Recommendation, including (where appropriate) a series of milestone and/or target dates for the achievement of specified parts of such programme;

         (b) a full explanation of how such New Principle or approved Recommendation is to be implemented, including a detailed analysis of such New Principle or Approved Recommendation and the objectives which it is intended to achieve, the work involved, the resources required and the amendments likely to be required to this Agreement, the Specification and to any other relevant agreement or document and of any changes required to be made to the Software or the Hardware; and

         (c) an estimate of the cost of such implementation supported by a breakdown of such costs and a detailed commentary on each element thereof together with proposals for the recovery of such cost, and (unless otherwise resolved by the Executive Committee after consultation with those Parties not being Pool Members who might reasonably be expected to be affected by the Works Programme) shall be supported by:

         (i) any draft legal documentation required to give effect to the amendments referred to in paragraph (b) above; and

         (ii) the outline form of agreement appointing the Project Manager as project manager for the implementation of the Works Programme (which form shall, where the Settlement System Administrator is or, in the Executive Committee's opinion, is likely to be the Project Manager or here the Works Programme involves changes to the Specification or the Software, be prepared in consultation with the Settlement System Administrator).

5.10 Review: the Executive Committee shall arrange for a copy of each Works Programme to be sent to each Party, the Pool Auditor and the Director for review under cover of a letter setting a deadline for receipt of comments on such Works Programme (being no earlier than one month and no later than two months after the date of despatch of copies of the Works Programme for comment) and indicating to whom such comments should be addressed. Within such time as is reasonable after the deadline set for receipt of comments, but, in any event, within two months thereafter, the Executive Committee shall revise (or cause to be revised) the Works Programme to take into account (so far as it considers desirable) the comments received from the Parties, the Pool Auditor and the Director.

5.11 General Meeting referral: as soon as a Works Programme has been revised as provided in Clause 5.10 (or, if the Executive Committee considers no such revision desirable, within one month after the deadline set under Clause 5.10 for receipt of comments on such Works Programme), the Executive Committee shall convene an extraordinary general meeting of Pool Members to consider and, if thought fit, approve such Work Programme (with or without amendment).

5.12     Approval of the Works Programme:

         5.12.1 a Works Programme shall not be given effect to unless and until approved by the Pool Members in general meeting. Additionally, if a Works Programme or any part thereof shall involve a matter requiring the approval of Generators or Suppliers in separate general meeting under Clause 13.2
                  (a "Class Issue"), then such Works Programme shall not be given effect to unless and until approved by the relevant class of Pool Members. If a Works Programme shall not be duly approved (with or without amendment), then the Executive Committee shall revise (or cause to be revised) the same to take account of the wishes of the Pool Members in general meeting and/or (as the case may be) in separate general meeting and thereafter such revised Works Programme shall be re-submitted to the Pool Members in general meeting and, if such revised Works Programme or any part thereof shall involve a Class Issue, to the relevant Pool Members in separate general meeting, in each case for approval (with or without amendment). This revision and re-submission procedure shall be repeated as often as may be required until such time as the Pool Members in general meeting and, as necessary, in separate general meetings approve the Works Programme.

         5.12.2 Notwithstanding the provisions of Clause 5.12.1, the Executive Committee and each Party shall be entitled at any time prior to the approval of a Works Programme by the Pool Members in general meeting and (where required under Clause 5.12.1) by the relevant class of Pool Members in separate general meeting to apply to the Director requesting that the implementation of the New Principle or (as the case may be) the Approved Recommendation should not proceed or should not proceed in the manner set out by such Works Programme and, in such event, effect shall not be given to the Works Programme pending the determination of the Director and then (subject as provided in Clause 5.14) only to the extent (if at all) that the Director in his absolute discretion shall approve.

5.13 Implementation: the implementation of all Works Programmes shall be project managed by the Settlement System Administrator or (if the Settlement System Administrator is unable or unwilling so to project manage) such other person as the Executive Committee shall nominate (the "Project Manager") upon and subject to such terms and conditions as are agreed by the Executive Committee with the Project Manager and the cost thereof recovered in accordance with the terms of the relevant Works Programme. Cost overruns, liquidated damages and all other financing costs, incentives and penalties shall be financed, levied and/or paid at the times and in the manner provided for in such Works Programme. The Executive Committee shall require the Project Manager to prepare and submit to the Executive Committee no less frequently than quarterly a written report giving a detailed commentary on the progress of implementing each Work Programme, including a comparison of actual progress made against the timetable set by such Works Programme and of actual costs incurred against budgeted costs.

5.14 Pool Auditor's approval: at the completion of the work required by each Works Programme but prior to effect being given to the New Principle or (as the case may be) the Approved Recommendation the Executive Committee shall request the Pool Auditor to issue an opinion in form and content satisfactory to the Executive Committee confirming to all Parties and the Director that the Pool Auditor has inspected and tested the arrangements giving effect to the new Principle or (as the case may be) the Approved Recommendation and is satisfied (without qualification or reservation) that such arrangements do give effect to the New Principle or Approved Recommendation in the manner required by the Works Programme. The Executive Committee shall use all reasonable endeavors to make (or procure to be made) such modifications to such arrangements as are necessary to enable the Pool Auditor to give its opinion without qualification or reservation, and the costs of any such modification shall be recovered in accordance with the relevant Works Programme. If the Pool Auditor's opinion can be given only with qualification or reservation, the Executive Committee shall convene an extraordinary general meeting of Pool Members and, where required under Clause 5.12.1, a separate general meeting of Generators and/or (as the case may be) Suppliers to consider and, if thought fit, approve such arrangements in the knowledge that the Pool Auditor's opinion can be given only with qualification or reservation. Subject to the provisions of Clause 6, each of the Parties undertakes with each of the other Parties promptly following the issue of the Pool Auditor's opinion (but, where such opinion has a qualification or reservation, only after approval as aforesaid by the Pool Members in general meeting and, where required under Clause 5.12.1, by the relevant class of Pool Members in separate general meeting) to execute and deliver any amending agreement or other documents and to take such other action as may reasonably be required of it to give effect to such arrangements, in any such case at its own cost and expense.

5.15 Secretary of State's approval: in respect of the Secretary of State's decision as set out in his letter of 11th December, 1991 to the Chief Executive concerning the selling of the output of plant by Generators with on-site demand under this Agreement:

         5.15.1 each of the Parties undertakes with each of the other Parties forthwith to take all such steps (including as to the execution of any document) as may be required to give full force and effect to the decision of the Secretary of State. Each of the Parties shall take all such steps at its own costs and expense except that the Settlement System Administrator, the Pool Funds Administrator and the Ancillary Services Provider shall be entitled to recover any such costs and expenses in accordance with the terms of this Agreement; and

         5.15.2 each of the Parties acknowledges and agrees that damages would not be an adequate remedy for any failure by it to give in accordance with Clause 5.15.1 full force and effect to the decision of the Secretary of State pursuant to this Clause
                  5.15 and that, accordingly, each of the other Parties and the Director shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual such failure and that no proof of special damages shall be necessary for enforcement.

5.16     Director's modifications:

         5.16.1 Where the Monopolies and Mergers Commission has issued a report on a reference under section 12 of the Act which:

                           (a) includes conclusions to the effect that any of the matters specified in the reference operate, or may be expected to operate, against the public interest;

                           (b) specifies effects adverse to the public interest which those matters have or may be expected to have;

                           (c) includes conclusions to the effect that those effects could be remedied or prevented by modifications of the conditions of any License and such modifications would require a change to the Pooling and Settlement Agreement; and

                           (d) specifies modifications by which those effects could be remedied or prevented, the Director may, subject to the following provisions of this Clause, require such modifications to this Agreement as are requisite for the purpose of remedying or preventing the adverse effect specified in the report.

         5.16.2 Before requiring modifications to be made pursuant to this Clause, the Director shall have regard to the modifications specified in the report. Further, the Director shall not, and shall not be entitled to, require a modification to be made to this Agreement which modification could not have been achieved lawfully through a modification of one or more Licenses consequent upon the report (but as if, for this purpose, only those Parties who are holders of Licenses were parties to this Agreement).

         5.16.3 Before requiring modifications to be made pursuant to this Clause, the Director shall give notice:

                           (a) stating that he proposes to make the modifications and setting out their effect;

                           (b) stating the reasons why he proposes to make the modifications; and

                           (c) specifying the period (not being less than 28 days from the date of publication of the notice) within which representations or objections with respect to the proposed modifications may be made, and shall consider any representations or objections from any person which are duly made and not withdrawn.

         5.16.4   A notice under Clause 5.16.3 shall be given:

                           (a) by publishing the notice in such manner as the Director considers appropriate for the purpose of bringing the matters to which the notice relates to the attention of persons likely to be affected by the making o the modifications; and

                           (b) by serving a copy of the notice on each Party, the Executive Committee and the Pool Auditor.

         5.16.5 After considering any representations or objections which are duly made and not withdrawn pursuant to Clause 5.16.3, the Director may by notice published as provided in Clause 5.16.4(a) and served on those referred to in Clause 5.16.4(b) specify the modifications to this Agreement which he requires to be made and the date upon which such modifications are to take effect and each of the Parties undertakes with each other of the Parties promptly to take all such steps as may be necessary to give full force and effect to the modifications so required.

6.       ENTRENCHED PROVISIONS, INCONSISTENCIES AND CONFLICTS

         Entrenched Provisions

6.1 Secretary of State's consent: the Parties acknowledge and agree that, notwithstanding any other provision of this Agreement, no amendment to or variation of any of the matters dealt with in any of the following provisions of this Agreement shall take effect without the prior written consent of the Secretary of State:

         6.1.1     Clause 5.15, Part XIV and Section 28 of Schedule 9;
                   and

         6.1.     this Clause 6.1.

6.2 Director's consent: the Parties acknowledge and agree that, notwithstanding any other provision of this Agreement, no amendment to or variation of any of the matters dealt with in any of the following provisions of this Agreement shall take effect without the prior written consent of the Director:

         6.2.1     (a)     Clauses 3.5, 4, 5.12.2, 5.15, 5.16,
                           6.11, 11, 13, 15.6, 27.5, 27.7, 53.6, 67.3,
                           67.4, 83, 84 and 85 and Section 8 of
                           Schedule 14 and Section 7 of Schedule 20;

                  (b)      paragraphs 1.4, 2.2.3, 3.3, 3.4, 3.7, 4.4.1, 6.4,
                           6.5, 17.3 and 22.5 of Schedule 21;

         6.2.2 without prejudice to Clause 6.2.3, the Pool Rules or any of them, other than an amendment or variation which:

                  (a) involves only a change of a technical nature in the systems, rules and procedures contemplated by this Agreement; and

                  (b) will not increase the liability or decrease the rights of any Party under this Agreement beyond what may reasonably be regarded as de minimis in relation to such Party,

                           but in any event including Section 22 thereof;

         6.2.3 any provision of this Agreement which requires or permits any matter to be referred to the Director for approval, consent, direction or decision or confers any rights or benefits upon the Director; and

         6.2.4             the Clause 6.2.


6.3 Settlement System Administrator's consent: the Parties acknowledge and agree that, notwithstanding any other provision of this Agreement, insofar as directly affects in any material respect the rights, benefits duties responsibilities, liabilities and/or obligations of the Settlement System Administration no amendment to or variation of any of the matters dealt with in any of the following provisions of this Agreement shall take effect:

         6.3.1 without the prior written consent of the Settlement System Administrator:

                           (a) the definitions in Clause 1.1 of "Agreed Procedure", "Code of Practice", "Force Majeure" and "Good Industry Practice";

                           (b)      Clauses 6.9, 7.3, 7.6, 9.5, 10.9, 10.10,
                                    19.4, 27, 28, 32, 33, 34.1, 34.2, 35.3,
                                    35.4, 35.6, 36.2, 37, 39, 42.4, 42.5, 66,
                                    68, 69, 72, 74 and 78.2;

                           (c) Sections 1.6 (and its application to any other Section of Schedule 9), 1.7 and 3 of
                                    Schedule 9: and

                           (d)      this Clause 6.3;

         6.3.2 without the prior written consent of the Settlement System Administrator (such consent not to be unreasonably withheld or delay):

                           (a)      Clauses 18.1.2, 18.1.4, 19.5, 29, 30, 31,40
                                    to 48 (inclusive), 60, 70, 71.1, 71.2 (but
                                    only insofar as directly concerns the fees and charges referred to therein), 71.5 and 71.6;

                           (b)      Part XXII (other than Clauses 74 and 78.2);

                           (c) paragraphs 4 to 16 (inclusive), 18, 19, 21 and 22 of Schedule 21;

                           (d)      Section 30 of, and Appendix 4 to, Schedule
                                    9; and

                           (e)      Section 2(b) of Part C to Schedule 17.

6.4 Pool Funds Administrator's consent: the prior written consent of the Pool Funds Administrator may be needed to certain amendments to or variations of this Agreement, as provided in Schedule 15.

6.5 Grid Operator's consent: the Parties acknowledge and agree that, notwithstanding any other provision of this Agreement, insofar as directly affects in any material respect the rights, benefits, duties, responsibilities, liabilities and/or obligations of the Grid Operator, no amendment to or variation of any of the matters dealt with in any of the following provisions shall take effect:

         6.5.1       without the prior written consent of the Grid Operator:

                     (a)      Clauses 6.9, 7.3, 7.6, 9.5, 10.9, 10.10,
                              19.4, 25, 37.3, 47 to 50 (inclusive), 66,
                              68, 69, 72, 74 and 78.2;

                     (b)      sub-section 3.1 of Appendix 2 to Schedule 9; and

                     (c)      this Clause 6.5; and

         6.5.2 without the prior written consent of the Grid Operator (such consent not to be unreasonable withheld or delayed), any other provision of this Agreement,

         Provided that the references to Parties and to the Grid Operator in this Clause 6.5 shall be construed as if they were references to such terms prior to the creation of Meter Operator Parties and the associated amendments to this Agreement, but this shall be without limitation to any right of the Grid Operator to consent to any amendment or variation to this Agreement under this Clause 6.5.

6.6 Ancillary Services Provider's consent: the Parties acknowledge and agree that, notwithstanding any other provision of this Agreement, insofar as directly affects in any material respect the rights, benefits, duties, responsibilities, liabilities and/or obligations of the Ancillary Services Provider, no amendment to or variation of any of the following provisions shall take effect:

         6.6.1       without the prior written consent of the Ancillary Services
                     Provider:

                   (a)      Clauses 6.9, 7.3, 7.6, 9.5, 10.9, 10.10, 19.4, 25,
                            52.3, 66, 68, 69, 72, 74 and 78.2;

                   (b) Part XI and the provisions expressly incorporated therein by reference;

                   (c)      Sections 1.8, 23, 24.8 and 28 of Schedule 9; and

                   (d)      this Clause 6.6; and

         6.6.2 without the prior written consent of the Ancillary Services Provider (such consent not to be unreasonably withheld or delayed), any other provision of this Agreement.

6.7 Amendments generally: without prejudice to the rights, powers and privileges of the Secretary of State and the Director under the Act or any License or otherwise howsoever:

         6.7.1     subject to:

                   (a) any consent of a particular person(s) required to be obtained under the foregoing provisions of this Clause 6 being obtained; and

                   (b) the requirements of Clauses 6.7.2 and 13.2; and save where otherwise expressly provided in this Agreement, any amendment to or variation of this Agreement shall be effective if approved by the Pool Members in general meeting pursuant to Clause 13.1 or 13.2 and all Parties agree promptly to execute and deliver all agreements and other documentation and to do all such other acts, matters and things as may be necessary to give effect to such amendment or variation; and

         6.7.2 where any change is proposed to this Agreement which, if made:

                           (a) would introduce provisions dealing with matters not then dealt with in or expressly contemplated by this Agreement; and

                           (b) would in any material respect directly affect the rights, benefits, duties, responsibilities, liabilities and/or obligations under this Agreement of the Settlement System Administrator, the Grid Operator, the ancillary Services Provider and/or any Externally
                                    Interconnected Party,

                           such change shall not be made without the prior written consent of the relevant one(s) of them (in each case such consent not to be unreasonably withheld or delayed) Provided that the reference to the Grid Operator in this Clause 6.7.2 shall be construed as if it was a reference to such term prior to the creation of Meter Operator Parties and the associated amendments to this Agreement, but this shall be without limitation to any right to consent to any amendment or variation of this Agreement under this Clause 6.7.2.

         Inconsistencies and Conflicts

6.8 Internal inconsistencies and conflicts: in the event of any inconsistency or conflict:

         6.8.1 the Pool Rules shall prevail over the other provisions of this Agreement (except Clause 4);

         6.8.2 the provisions of this Agreement shall prevail over the Specification; and

         6.8.3             the Specification shall prevail over the Software,

         and the Parties shall use all reasonable endeavors promptly to secure the elimination of such inconsistency or conflict.

6.9      External inconsistencies and conflicts:

         6.9.1 each of the Parties hereby acknowledges and agrees the desirability of achieving and maintaining consistency and absence of conflict between the provisions of this Agreement and the Grid Code but recognizes that, due principally to the different functions and objectives of this Agreement and the Grid Code, the fact that there may be Parties who are not bound by the Grid Code and the difference procedures in this Agreement and the Grid Code for review of their respective terms, it will not in all circumstances be possible to avoid inconsistency or conflict.

         6.9.2 Where at the Effective Date there is an inconsistency or conflict between the provisions of this Agreement and the Grid Code the Executive Committee shall first consider the matter and make recommendations and thereafter the Parties shall negotiate in good faith to eliminate such inconsistency and/or conflict having regard to the different functions and objectives o the Grid Code and this Agreement.

         6.9.3 Each of the Parties shall use its reasonable endeavors to ensure that where any change to this Agreement is proposed to be made which may reasonably be expected to require a change to the Grid Code
                          (or vice versa) such change is brought by the
                           Executive Committee to the attention of the Grid Code

Review Panel in good time to enable it to consider what corresponding change, if any, should be made to the Grid Code or (as the case may be) this Agreement. In any such consideration, the Parties acknowledge and agree that it would be desirable in the event of any inconsistency or conflict between the provisions of this Agreement and the Grid Code if regard were had by the Grid Code Review Panel to the principles set out in Clause 6.9.4.

         6.9.4             The principles referred to in Clause 6.9.3 are that:

                           (a) where by reason of any inconsistency or conflict the security, quality of supply and/or safe operation of the NGC Transmission System under both normal and/or abnormal operating conditions would necessarily be compromised and/or the
                                    Grid Operator would necessarily be in breach of its obligations under the Act or its Transmission License, the provisions of this Agreement should be made to conform
                                    (to the extent of such inconsistency or
                                    conflict) to those of the Gird Code; and

                           (b) in any other case, where by reason of such inconsistency or conflict there is or is likely to be a material financial effect on any class of Pool Members or on all or a significant number of Pool Members, the provisions of the Grid Code should be made to conform (to the extent of such inconsistency or conflict) to those of this Agreement.

6.9.5The Parties acknowledge that changes to the Grid Code are required to be approved by the Director.

         6.9.6 Where there is any conflict or inconsistency between the Grid Code and the Pool Rules, no Party shall be liable hereunder or under the Grid Code as a result of complying with its obligations under this Agreement or under the Grid Code.

6.10 Breaches of the Pool Rules: if at any time any Party believes that there has been a breach of the Pool Rules, such Party shall promptly report the same in writing to the Executive Committee.

6.11     Director's requests:  the Executive Committee shall:

         (i) give due and prompt consideration to any matter referred to it in writing by the Director;

         (ii) advise the Director in writing of any decision or action of the Executive Committee in relation to such matter;

         (iii) provide the Director in writing with an explanation in reasonable detail of the reasons for such decision or action; and

         (iv) if reasonably requested by the Director (having regard, in particular, to the resources available to the Executive Committee), in relation to any proposal by the Director for a change to any provision of this Agreement provide or procure the provision of advice and assistance to the Director as soon as reasonably practicable as to the implications of the change and the actions necessary to implement it (including any relevant feasibility study).

                                    PART III

                      POOL MEMBERSHIP AND GENERAL MEETINGS

7.       INTRODUCTION

7.1 Obligations contractually binding: each Pool Member acknowledges and agrees that it is bound to each other Pool Member as a matter of contract and will comply with its obligations under this Agreement.

7.2 Externally Interconnected Parties: each Externally Interconnected Party acknowledges and agrees that it is bound to each Pool Member as a mater of contract and undertakes to comply with the Pool Rules so far as they may be applicable to it and each Pool Member acknowledges and agrees that it is bound to each Externally Interconnected Party as a matter of contract and will comply with its obligations under this Agreement.

7.3 Parties not Pool Members: the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator and the Ancillary Services Provider shall not be Pool Members and not be bound as against other Pool Members or the Executive Committee except as expressly provided for in this Agreement, the Escrow Agreement and the Funds Transfer Agreement in their respective roles as Settlement System Administrator, Pool Funds Administrator, Grid Operator and Ancillary Services Provider.

7.4      Pool Rules:

         7.4.1             the Pool Rules as at lst April, 1993 are set out in
                           Schedule 9. The Settlement System calculations shall be carried out on the basis of the Settlement System and the Pool Rules. The Annex to this Agreement contains modified Pool Rules to which the Executive Committee shall have regard when considering changes to the Pool Rules pursuant to Clause 38.

         7.4.2 The Pool Rules shall be developed under the control of the Executive Committee. The Executive Committee shall approve all changes to the Pool Rules and no change shall be made to the Pool Rules without the prior approval of the Executive Committee.

7.5      Pool Members obligations:

         7.5.1 save as otherwise expressly provided in this Agreement, the obligations of each Pool Member under this Agreement are several and a Pool Member shall not be responsible for the obligations or liabilities


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                           of any other Pool Member.  The failure of any Pool
                           Member to carry out all or any of its obligations under this Agreement shall not relieve any other Pool Member of all or any of its obligations hereunder.

         7.5.2             In respect of those obligations of a Pool Member
                           (the "Indemnifying Pool member") under this Agreement which are expressed to be several, the Indemnifying Pool Member shall indemnify and keep indemnified each other Pool member from and against all losses, costs (including legal costs) and expenses which such other Pool Member may suffer or incur as a result of being held liable by operation of law (or contesting any such liability) for the performance or non-performance of all or any of such obligations of the Indemnifying Pool Member.

7.6 Information: in respect of all data and other information which a Pool Member or an Externally Interconnected Party (not being a Pool Member) is required to notify to the Settlement System Administrator under or pursuant to this Agreement (other than (i) Metered Data (as defined in paragraph 3.1.2 of Schedule 9) and (ii) pursuant to paragraph 2.3.2 of
         Schedule 9, the relevant Pool member or (as the case may be) Externally Interconnected Party shall use all reasonable endeavors to ensure that all such data and other information is complete and accurate in all material respects.

8.       POOL MEMBERSHIP

8.1 Initial Pool Members: the initial Pool Members shall be the Founder Generators and the Founder Suppliers.

8.2      Additional Pool Members:

         8.2.1             subject to the following provisions of this Clause
                           8.2 and to the fulfillment by the Party concerned of the conditions set out or referred to in Clause 8.3 (the "Pool Membership Conditions"), any Party shall, upon application to the Executive Committee, be admitted as a Pool Member.

         8.2.2 For the purposes of this Clause 8, "Party" shall include any person who is applying to be admitted as a Party pursuant to Clause 3 contemporaneously with being admitted as a Pool Member but shall exclude the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator and the ancillary



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                           Services Provider.

         8.2.3 Subject to Clause 8.2.4, the admission of a Party as a Pool Member shall take effect on the date (the "Admission Date") specified by the Executive Committee (with the prior agreement of the Settlement System Administrator) in a notice given by the Executive Committee to the relevant Party no later than 28 days after the Satisfaction Date, provided that the Admission Date shall be a date falling no earlier than the Satisfaction Date and (unless otherwise agreed by the Executive Committee, the Settlement System Administrator and such party) no later than 90 days after the Satisfaction Date. In default of such notification being given by the Executive Committee within the said 28 days, the admission shall take effect on the day falling 35 days after the Satisfaction Date. For the purposes of this Clause, the "Satisfaction Date" shall be the day on which the last of the Pool Membership Conditions required to be fulfilled by such party shall have been fulfilled by it.

         8.2.4 No person shall be admitted as a Pool Member unless prior to or contemporaneously with such admission it shall have been or (as the case may be) shall be admitted as a Party.

         8.2.5 Prior to a Party's admission as a Pool member the Executive Committee shall, where appropriate, determine and notify the relevant party of the amount of Security Cover (if any) to be provided by such Party.

8.3      Pool Membership Conditions:

         8.3.1 where a person has been admitted as a Party pursuant to Clause 3 otherwise than contemporaneously with being admitted as a Pool Member pursuant to Clause 8, the Pool Membership Conditions applicable to it shall
                          (unless otherwise determined by the Director upon
                           the application of such person or the Executive Committee) be those that would have been applicable to it if it had applied to be admitted as a Pool Member at the date of its admission as a Party and, subject as aforesaid, such person shall not be required to fulfill any further or other Pool Membership Conditions introduced after such date unless the applicant notifies the Executive Committee
                           in writing prior to or contemporaneously with its application for admission as a Pool Member that it wishes such further or other conditions to apply, in which case the Pool Membership Conditions applicable to it shall (subject as aforesaid) be those applicable on the date of its application for admission as a Pool Member.

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         8.3.2             The Pool Membership Conditions required to be
                           fulfilled by a Party prior to its admission as a Pool member are:

                           (a) the due completion by the Party and the delivery to the Executive Committee of a Pool Membership Application;

                           (b) in respect of any Metering System required to be taken into account for the purposes of Settlement and which relates to the Party, the provision of evidence reasonably satisfactory to the Executive Committee that:

                                    (i)     there is a Registrant and an
                                            Operator for such Metering System;

                                    (ii)    such Registrant has provided to the
                                            Settlement System Administrator the
                                            information required for standing
                                            data purposes as required by this
                                            Agreement or the relevant Agreed
                                            Procedure; and

                                    (iii)   such Metering System conforms with
                                            the requirements of Part XV, all
                                            relevant Agreed Procedures and all
                                            Codes of Practice and is compatible
                                            with the Settlement System;

                           (c) the Party has entered into and has in full force and effect all appropriate Connection Agreements or, if the Party is applying to be admitted as an External Pool Member, that all appropriate Connection Agreements with the relevant Externally Interconnected Party in relation to the relevant Interconnection are in full force and effect;

                           (d) the provision of such information as the Executive Committee may reasonably require to enable the Executive Committee to ascertain whether any of the provisions of Clause 11.4 are applicable to that Party, to determine whether that Party is an Independent Generator, Small Generator and/ or Independent Supplier and to calculate the initial Weighted Votes and Points of that Party as a Pool Member under Clause 11.3 and Schedule 13 respectively;

                           (e) the provision of such information as the Executive Committee may reasonably require:


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                                    (i)     to enable the Executive Committee to
                                            ascertain whether (and, if so, on
                                            what basis) that Party is entitled
                                            to take the benefit of any exception
                                            in Clause 8.5 claimed by it; and

                                    (ii)    to assist the Executive Committee in
                                            making any determination under
                                            Clause 8.5 relevant to that Party;

                           (f) if the Party is a Generator (other than an External Pool Member), the provision of evidence reasonably satisfactory to the Executive Committee that the Party operates or has under its control one or more Generating Units, which Generating Unit(s) has (have) provided electricity to the Total system or will be capable of so providing electricity within such period as the Executive Committee may specify; and

                           (g) if the Party is an External Pool Member, the provision of evidence reasonably satisfactory to the Executive Committee that the Party has the right to use one or more Generation Trading Blocks and/or the right to take electricity across an External Interconnection under an Interconnection Agreement then in full force and effect.

8.4 Compliance: each Pool Member shall procure that for so long as it is a Pool Member it shall at all times satisfy or otherwise comply with those Pool Membership Conditions (whether set out in this Agreement or in its Pool Membership Application) applicable to it (and/or such further or other conditions as the Executive Committee may from time to time reasonably specify). Each Pool Member shall upon request from time to time promptly provide the Executive Committee with such information as the Executive Committee may reasonably require (i) to enable the Executive Committee to ascertain whether (and, if so, on what basis) that Pool Member is entitled to take the benefit of any exception in Clause 8.5 claimed by it, and (ii) to assist the Executive Committee in making any determination under Clause 8.5 relevant to that Party, and further with evidence reasonably satisfactory to the Executive Committee of such satisfaction and compliance.

8.5      Restrictions applicable to Pool Members:

         8.5.1 at each of its Sites, or where any such Site forms part of a Trading Site, such Trading Site, each Generator shall sell its entire Exports of electricity to Pool Members pursuant to this Agreement except:-


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                  (a)      for its Exports of electricity from any generating
                           station in respect of which (but for other generating stations owned or operated by it) it would not be required to hold a Generation Licence, being Exports at any Site, or as the case may be, Trading Site for which the Generator is not required to complete a Supplemental Agreement to the Master Connection and Use of System Agreement.

                  Provided that the Generator has given the Executive Committee either on the Effective Date or not less than 10 Business Days before that Site, or as the case may be, Trading Site is withdrawn from the requirements of this provision written notice that the circumstances described in sub-paragraph (a) apply: or

                  (b) for the output of electricity from any of its Generating Units in circumstances which the Executive Committee resolves by a vote passed by 80 per cent. or more of the votes of all Committee Members (after consultation with the Director) are exceptional.

         8.5.2 In respect of all its requirements for electricity which a Supplier wishes to purchase from Pool Members, the Supplier shall purchase the same pursuant to this Agreement, provided that nothing in this Agreement shall prevent or restrict the purchase by a Supplier otherwise than pursuant to this Agreement:-

                  (a) in circumstances where the Supplier is acting otherwise than in its capacity as a consumer, of all or part of that output of electricity from any Generating Unit which is not required to be sold to Pool members pursuant to Clause 8.5.1 or of electricity which has been purchased by an External Pool Member at its associated External Interconnection as an export from the NGC Transmission System pursuant to this Agreement;

                  (b) in circumstances where the Supplier is acting in its capacity as a consumer:-

                           (i) of electricity from any Supplier which has purchased that electricity pursuant to this Agreement; or

                           (ii) of such output of electricity as is referred to
                                in paragraph (a) above; or

                  (c) in circumstances where the Supplier is a Supplier holding a PES Licence and is acting in its capacity as a PES, of electricity from any Supplier which is a Supplier holding a PES Licence, which operates a


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                           Distribution System directly connected to the
                           Distribution System operated by the Supplier first mentioned in this paragraph (c) and which has purchased that electricity pursuant to this Agreement; or

                  (d) in circumstances which the Executive Committee resolves by a vote passed by 80 per cent or more of the votes of all Committee Members (after consultation with the Director) are exceptional, from any person.

                  For the purposes of this Clause 8.5.2 a "consumer" means a person who purchases electricity from a Supplier for its own consumption at premises owned or occupied by that person.

8.6 Restrictions applicable to non-Pool Members: save as otherwise expressly provided, a Party which is not a Pool Member shall not be entitled to any of the rights and benefits accorded to Pool Members under this Agreement.

8.7      Resignation: subject as provided in Clause 8.8:-

         8.7.1 a Party (other than the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator, the Ancillary Services Provider and each Externally Interconnected Party) shall be entitled at any time to resign as a Party by delivering a Resignation Notice to the Secretary; and

         8.7.2 such resignation shall take effect 28 days after receipt of the Resignation Notice by the Secretary.

         Promptly after receipt of a duly completed Resignation Notice from a Party, the Secretary shall notify (for information only) all of the other Parties, the Executive Committee and the Director of such receipt and of the name of the Party wishing to resign.

8.8 Restrictions on resignation: a Party may not resign as a Party (and any Resignation Notice delivered pursuant to Clause 8.7.1 shall lapse and be of no effect) unless:-

         8.8.1 as at the date its resignation would otherwise become effective all sums due from such Party to the Executive committee or any other Party under (a) this Agreement, (b) the Funds Transfer Agreement or (c) any agreement entered into pursuant to this Agreement (whether by or on behalf of such Party) and notified for the purposes of this Clause 8.8 by the Executive Committee to such Party prior to the date of its resignation, have been paid in full; and


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         8.8.2    it would not be a breach of any Licence condition applicable to such Party so to resign.

8.9 Release as a Party: without prejudice to Clause 66.7 and its accrued rights and liabilities and its rights and liabilities which may accrue in relation to the period during which it was a Party under this Agreement, the funds Transfer Agreement or any agreement referred to in Clause 8.8.1(c), upon a Party's resignation becoming effective in accordance with Clause 8.7:-

         8.9.1 such Party (if it is a Pool Member) shall cease automatically to be a Pool Member;

         8.9.2 such Party shall be automatically released and discharged from all its obligations and liabilities under this Agreement, the Funds Transfer Agreement and any agreement referred to in Clause 8.8.1(c); and

         8.9.3 each of the other Parties shall be automatically released and discharged from its obligations and liabilities to such Party under this Agreement, the Funds Transfer Agreement and any agreement referred to in Clause 8.8.1(c).

         Each Party shall promptly at its own cost and expense execute and deliver all agreements and other documentation and do all such other acts, matters and things as may be necessary to confirm such cessation, release and discharge.

8.10 Withdrawal as a Party: if a Party (the "Withdrawing Party") shall apply on three occasions to be admitted as a Pool Member pursuant to this Clause 8 and on each such occasion it is not so admitted by reason of its failure to fulfil the relevant Pool Membership conditions then with effect from the date the Withdrawing Party is deemed to receive notification from the Executive Committee pursuant to Clause 75 that it has failed for the third time to fulfil such conditions, without prejudice to Clause 66.7 and its accrued rights and liabilities, and its rights and liabilities which may accrue in relation to the period during which it was a Party, under any agreement entered into pursuant to this Agreement (whether by or on behalf of the Withdrawing Party) and notified to it for the purposes of this Clause 8.10 by the Executive Committee prior to the date of its cessation as a Party:-

         8.10.1 the Withdrawing Party shall automatically cease to be a Party and shall be automatically released and discharged from all its obligations and liabilities under this Agreement and any such agreement;

         8.10.2 each of the other Parties shall be automatically released and discharged from its obligations and liabilities to the Withdrawing Party under this Agreement and any such agreement; and

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         8.10.3   each Party shall promptly, at the cost and expense of the
                  Withdrawing Party, execute and deliver all agreements and other documentation and do all such other acts, matters and things as may be necessary to confirm such cessation, release and discharge.

8.11 External Pool Members: a person who has been admitted as an External Pool Member shall immediately cease to be a Pool Member (such cessation to be without prejudice to Clause 66.7) upon either:-

         8.11.1 all of its rights under an Interconnection Agreement to use the relevant External Interconnection(s) for taking or delivering electricity from or to the NGC Transmission System having permanently ceased; or

         8.11.2 the relevant External Interconnection(s) permanently ceasing to be connected to the NGC Transmission System.

8.12 Change of capacities: any Pool Member may, upon application to the Executive Committee and satisfaction of those of the Pool Membership conditions relevant to its new capacity and such other conditions (if any) as the Executive Committee may reasonably require, change the capacity(ies) in which it participates as a Pool Member.

9.       GENERAL MEETINGS

9.1 Annual general meeting: once in, and no later than 31st March of, each year Pool Members shall hold a general meeting as their annual general meeting in addition to any other meetings of Pool Members in that year, and notices calling such general meeting shall specify it as the annual general meeting. At each annual general meeting the Pool Members shall be required to consider and, where appropriate, resolve upon the following, namely:-

         9.1.1 a report prepared by the Executive Committee on the Settlement System and its operation during the immediately preceding year, which report shall include:-

                  (a) a review of the operation of the Settlement System, the Accounting Procedure, the accounting procedure set out in Schedule 15 and the Funds Transfer System during the immediately preceding year;

                  (b) a report on the progress of all Works Programmes then current and of all changes to the operation of the Settlement System, the Accounting Procedure, the accounting procedure set out in Schedule 15, the Funds Transfer System, all revisions to this Agreement and all enhancements, improvements and modifications of or to the Specification, the Hardware or the Software, in each case which have been undertaken pursuant to this Agreement;


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                  (c)      a review of performance over the immediately
                           preceding year against the business plan referred to in Clause 9.1.6; and

                  (d) such other information or matters as the Executive Committee shall consider appropriate (including any proposed revision to this Agreement);

         9.1.2 a report prepared by the Pool Auditor on the Settlement System and its operation during the immediately preceding year, which report shall include:-

                  (a) a summary of the audits, reviews, tests and/or checks referred to in Part IX carried out by the Pool Auditor during such immediately preceding year;

                  (b) any recommendation which the Pool Auditor wishes to make regarding the operation of the Settlement System, the Accounting Procedure, the accounting procedure set out in Schedule 15, the ASP Accounting Procedure and the Funds Transfer System; and

                  (c) such other information or matters which the Executive Committee may reasonably require or the Pool Auditor shall consider appropriate;

         9.1.3 all Budgets and reports prepared by the Settlement System Administrator under Schedule 4 since the date of the immediately preceding annual general meeting;

         9.1.4 the appointment of Committee Members pursuant to Clause 15 (where appropriate, in separate class meetings of Pool Members);"

         9.1.5 such matters as any Pool Member present in person may wish to raise at such meeting, notice of which has been given to the Secretary no later than seven days before the date of such meeting, it being acknowledged and agreed that failure by a Pool Member so to notify shall not prejudice the right of any Pool Member to ask questions at such meeting on any matter then before such meeting;

         9.1.6 a business plan prepared by the Executive Committee for the then current year and the next following four years (or such shorter period as the Pool Members in general meeting shall from time to time determine) on the Settlement System and the Funds Transfer System and their operation and in relation to all other matters which are the subject of this Agreement;

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         9.1.7    the election of the Pool Chairman pursuant to Clause 16; and

         9.1.8 such other matters as the Executive Committee sees fit to propose and of which notice has been given in accordance with Clause 9.4.1.

9.2 General meetings: all general meetings of Pool Members other than annual general meetings shall be extraordinary general meetings.

9.3 Calling meetings: all general meetings of Pool Members shall be called by 14 days' notice in writing at the least, provided that a general meeting of Pool Members shall, notwithstanding that it is called by shorter notice, be deemed to have been duly called if it is so agreed by a majority in number of the Pool Members having a right to attend and vote at such meeting, being a majority in number together holding not less than 95 per cent of the Total Votes.

9.4      Convening meetings:

         9.4.1 an annual general meeting shall be convened by the Secretary on the instructions of the Executive Committee and any notice convening such a meeting shall set out or append details of any such matters as are referred to in Clause 9.1.8 and shall be accompanied by a copy of the reports referred to in Clauses 9.1.1 to 9.1.3 (inclusive) and of the business plan referred to in Clause 9.1.6. The Secretary shall use its reasonable endeavours to notify the Pool Chairman and Pool Members in advance of the relevant annual general meeting of any such matters referred to in Clause 9.1.8 of which the Secretary has received notice in accordance with that Clause.

         9.4.2    Extraordinary general meetings shall be convened:-

                  (a) by the Secretary on the instructions of the Executive Committee or of any one or more Committee Members pursuant to Clause 13.4; or

                  (b) by the Executive Committee, forthwith upon receipt of a Pool Members' requisition being a requisition of Pool Members holding together at the date of the deposit of the requisition not less than two per cent of the Total Votes of all Pool Members; or

                  (c)      by the Secretary on the instructions of the Pool
                           Chairman.



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         9.4.3    A Pool Members' requisition shall state the objects of the meeting and must be signed by or on behalf of the requisitionists and deposited at the office of the Secretary, and may consist of several documents in like form each signed by one or more requisitionists. If the Executive Committee does not within 21 days from the date of the deposit of the requisition proceed duly to convene an extraordinary general meeting for a date not later than two months after the said date of deposit, the requisitionists may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months from such date. A meeting convened under this Clause 9.4 by requisitionists shall be convened in the same manner, as nearly as possible, as that in which meetings are to be convened by the Executive Committee.

9.5 Notice of general meetings: any notice convening any general meeting of Pool Member shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, the day and the hour of the meeting and the general nature of the business of such meeting and shall be given to all Parties, all Committee Members, the Pool Chairman, the Chief Executive (if any), the Pool Auditor and the Director. The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting. In every such notice there shall appear with reasonable prominence a statement that a Pool Member entitled to attend and vote is entitled to appoint a proxy to attend, speak and (subject to Clause 12.1) vote in its place and that a proxy need not also be a Pool Member.

9.6      Quarterly meetings:

         9.6.1 The Secretary shall, on the instructions of the Executive Committee, convene meetings of Pool Members not less frequently than once in each Quarter to discuss reports prepared by the Executive Committee pursuant to Clause 24.2.16 and any other matter of interest which is the subject of this Agreement. Unless the Executive Committee otherwise determines, no such meeting shall be convened for the Quarter in which any annual general meeting is to take place.

         9.6.2 The provisions of Clauses 9.3 and 9.5 shall apply, mutatis mutandis, for the purposes of the notice and the calling of quarterly meetings pursuant to Clause 9.6.1 as if such meetings were general meetings of Pool Members and the provisions of Clause 10.9 shall also apply mutatis mutandis. Nothing in this Agreement shall prevent a quarterly meeting being convened also as an extraordinary general meeting.

10.      PROCEEDINGS AT GENERAL MEETINGS

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10.1     General: save as provided in Clause 12.8 and Part IV, all business of
         Pool Members shall be transacted at general meetings of Pool Members, the proceedings for the conduct of which are set out in this Clause 10.

10.2 Quorum: no business shall be transacted at any general meeting of Pool Members unless a quorum of Pool Members is present at the time when the meeting proceeds to business. Save as herein otherwise provided, a quorum shall be Pool Members present in person representing:-

         10.2.1 50 per cent. or more of the aggregate number of Weighted Votes to which all Generators are entitled under Clause 11.2.1; and

         10.2.2 50 per cent. or more of the aggregate number of Weighted Votes to which all Suppliers are entitled under Clause 11.2.2

10.3 Lack of quorum: if within half an hour from the time appointed for the general meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Executive Committee may determine and, if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Pool member(s) present shall be a quorum.

10.4 Chairman: the Pool Chairman shall preside as chairman at every general meeting and separate general meeting of Pool Members (other than one convened to consider his removal) or, if there is no Pool Chairman or if he shall not be present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act or if the relevant meeting has been convened to consider the removal of the Pool Chairman, the Chief Executive (if any) shall preside as chairman or, if the Chief Executive shall not be present or is unwilling to act or if the relevant meeting has been convened to consider the removal of the Chief Executive, the Pool Members present shall choose one of their number to be chairman of the meeting.

10.5 Adjournments: the chairman of the meeting may, with the consent of any general meeting of Pool Members at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.


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10.6     Demand for a pool: at any general meeting of Pool Members a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded:-

         10.6.1   by the chairman of the meeting; or

         10.6.2   by at least two Pool Members present in person or by proxy; or

         10.6.3 by any Pool Member present in person or by proxy and holding not less than two per cent of the Total Votes of all Pool Members.

         Unless a poll be so demanded a declaration by the chairman of the meeting that a resolution has on a show of hands between carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the book containing minutes of the proceedings of general meetings shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution. The demand for a poll may be withdrawn.

10.7 Timing of poll: except as hereinafter provided in this Clause 10.7, if a poll is duly demanded it shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. A poll demanded on the election of the chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs, and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

10.8 No casting vote: in the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

10.9     Representation of non-Pool Members: each of the Chief Executive
         (if any) or his duly appointed representative, the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator and the Ancillary Services Provider shall be obliged to attend, and each other Party, each Committee Member, the Pool Auditor and the Director (or its or his duly appointed representative) shall have the right to attend, at each general meeting of Pool Members, and each of them shall have the right to speak (but not to vote) thereat.

10.10 Minutes: the Secretary shall prepare minutes of all general meetings of Pool Members and shall circulate copies thereof to all Parties, each Committee Member, the Pool Chairman, the Chief Executive (if any), the Pool Auditor and the Director as soon as practicable (and in any event within ten working days) after the relevant meeting has been held.

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11.      VOTING

11.1 Membership Votes: each Pool Member shall be entitled to one vote by reason of its Pool Membership (its "Membership Vote"),,

11.2 Weighted Votes: subject as provided in Clauses 11.3 and 11.4, in respect of any Quarter:-

         11.2.1 each Pool Member which is a Generator shall be entitled in that capacity to one vote for each GWh of Genset Metered Generation of all Generating Units of such Pool Member for all Settlement Periods falling in the Votes Calculation Period relative to such Quarter, as determined from the final run of Settlement (as referred to in paragraph D(3) of the Preamble to Schedule 9) for each such Settlement Period; and

         11.2.2 each Pool Member which is a Supplier shall be entitled in that capacity to such number of votes as is equal to the total GWh of Consumer Metered Demand taken by that Pool Member in all Settlement Periods falling in the Votes Calculation Period relative to such Quarter, as determined from the final run of Settlement (as referred to in paragraph D(3) of the Preamble to Schedule 9) for each such Settlement Period,

11.3     Calculation of Weighted Votes: subject as provided in Clause 11.4:-

         11.3.1   New Pool Members:

                           (a) until the third Quarter Day next falling after the date of its admission as a Pool Member, any Party who is admitted as a Pool Member pursuant to Clause 8.2 shall have that number of Weighted Votes as fall to be determined in accordance with the following provisions of this Clause 11.3.1. Thereafter, such Pool Member's Weighted Votes shall be calculated in accordance with Clause 11.2;

                           (b) until the third Quarter Day next falling after the date of admission of the relevant Pool member as a Pool Member such Pool Member shall have that number of Weighted Votes as are accorded to it upon its admission as a Pool Member by the Executive Committee (which the Executive Committee shall do prior to the date of such admission) who shall have regard to the factors listed in paragraph (c), (d) and/or (as the case may be) (e) below or as are determined by the Director in accordance with Clause 11.5;

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


                           (c) the factors referred to in paragraph (b) shall i the case of such Generator:-

                                    (i)     the Registered Capacity of all
                                            Generating Units of such Generator;

                                    (ii)    the Executive Committee's assessment
                                            of the likely availability of all
                                            such Generating Units for the period
                                            from the date of admission of such
                                            Pool Member as a Pool Member to the
                                            third Quarter Day next falling after
                                            such date, having regard to the
                                            registered Generation Scheduling and
                                            Despatch Parameters or (as the case
                                            may be) Generation Trading Block
                                            Scheduling and Despatch Parameters
                                            for such Generating Units;

                                    (iii)   the Executive Committee's assessment
                                            of the likely output of all such
                                            Generating Units during such period
                                            having regard to the output of
                                            Generating Units which in the
                                            Executive Committee's opinion most
                                            nearly correspond to such
                                            Generating Units; and

                                    (iv)    the Executive Committee's assessment
                                            of the likely daily station load
                                            associated with the Power Stations
                                            of which such Generating Units form
                                            part during such period.

                           (d) the factors referred to in paragraph (b) above shall in the case of a Supplier be the total GWh which would be supplied by the relevant Supplier in the period from the date of admission of such Pool Member as a Pool Member to the third Quarter Day next falling after such date on the basis of its Customers' metered demand or, where such metered information is not available, the load profiles of its Customers used for the purposes of estimating the consumption of Second Tier Customers; and

                           (e) the factors referred to in paragraph (b) above shall in the case of an External Pool Member be whichever one or more of those factors referred to in paragraph (c) above and those referred to in paragraph (d) above as the Executive Committee considers to be most readily applicable to the Generating Units (if any) of such Pool Member and to the level of demand for Active Energy of that Pool Member across the


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

                                    relevant External Interconnection but as if the references to Customers in paragraph (d) were references to that Pool Member's own requirements:

         11.3.2 Calculation: on or prior to each Quarter Day the Executive Committee shall, on the basis of information to be supplied by the Settlement System Administrator, calculate the number of Weighted Votes to which each Pool Member whose Weighted Votes are to be calculated in accordance with Clause 11.2 is entitled in its capacity as a Generator or a Supplier for the Following Quarter, and shall notify each Pool Member and the Director in writing of the number of Weighted Votes of all Pool Members in their respective capacities (whether calculated in accordance with Clause 11.2 or 11.3.1). Subject to Clause 11.5, the determination of the Executive Committee as to the number of Weighted votes of each Pool Member shall (in the absence of manifest error) be final and binding for all purposes of this Agreement;

               11.3.3  Attribution:  if a Pool Member shall receive one Weighted
                    Vote or no Weighted Votes by reason of the calculations under Clause 11.2 or the foregoing provisions of this Clause
                    11.2 or the foregoing provisions of this Clause 11.3, such Pool Member shall nevertheless be accorded two Weighted Votes;

         11.3.4 Rounding: in calculating Weighted Votes in accordance with the provisions of Clause 11.2 and this clause 11.3, the total GWh for each Generator or (as the case may be) Supplier shall be rounded up or down (0.5 being rounded upwards) to the nearest whole number; and

         11.3.5 Information: the information to be supplied by the Settlement system Administrator referred to in Clause 11.3.2 is:-

                         (a) in respect of each Generator, the number of GWh of the Genset Metered Generation for that Generator for each of the Settlement periods referred to in Clause 11.2.1; and

                         (b) in respect of each Supplier, the number of GWh of the Consumer Metered Demand for that Supplier for each of the Settlement Periods referred to in Clause 11.2.2.

11.4     Restrictions on Weighted Votes:

         11.4.1 Generators: at no time shall the aggregate number of Weighted Votes to which Central Power Limited (together with its affiliates and related undertakings) shall be entitled in its capacity as a Generator under the foregoing provisions of this Clause 11 exceed 10 per cent. of the aggregate number of

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

                  Weighted Votes to which all Generators are entitled under the foregoing provisions of this Clause 11 and the number of Weighted Votes of Central Power Limited in such capacity shall, if necessary, be limited accordingly;

         11.4.2 Suppliers: at no time shall the aggregate number of Weighted Votes to which both National Power PLC and PowerGen plc (together with their respective affiliates and related undertakings) are entitled in their capacity as Suppliers under the foregoing provisions of this Clause 11 exceed 10 per cent of the aggregate number of Weighted Votes to which all Suppliers are entitled under the foregoing provisions of this Clause 11 and the aggregate number of Weighted votes to which both such companies ar entitled in that capacity shall be limited accordingly and the number of weighted votes of each such company in its capacity as a Supplier shall, if necessary, be pro rata reduced; and

         11.4.3   Cap on Weighted Votes:

                           (a) at no time shall the aggregate number of Weighted Votes to which a Generator and its affiliates and related undertakings which are also Generators are entitled in their capacity as Generators under the foregoing provisions of this Clause 11 exceed 44 per cent of the aggregate number of Weighted Votes to which all Generators are entitled under the foregoing provisions of this Clause 11 (after taking account of any limitation required under Clause 11.4.1) and the aggregate number of Weighted Votes to which such Generator and all such affiliates and related undertakings are entitled in that capacity shall be limited accordingly and the number of Weighted Votes of such Generator and all such affiliates and related undertakings in their capacity as Generators shall, if necessary, be pro rata reduced.

                           (b) At no time shall the aggregate number of Weighted Votes to which a Supplier and its affiliates and related undertakings which are also Suppliers are entitled in their capacity as Suppliers under the foregoing provisions of this Clause 11 exceed 44 percent of the aggregate number of Weighted Votes to which all Suppliers are entitled under the foregoing provisions of this Clause 11 (after taking account of any limitation required under clause 11.4.2) and the aggregate number of Weighted Votes to which such undertakings are entitled in that capacity shall be limited accordingly


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

                                    and the number of Weighted Votes of each Supplier and all such affiliates and related undertakings in their capacity as Suppliers shall, if necessary, be pro rata reduced.

                           (c) If any limitation or reduction pursuant to paragraph (a) or (b) above would otherwise result in a Generator or (as the case may be) a Supplier being accorded other than a whole number of Weighted Votes, the Weighted Votes actually accorded to such person shall be rounded down to the nearest whole number.

         11.4.4 Interim arrangement: the Parties acknowledge that the application of Clauses 11.4.1 and 11.4.2 has been limited to named companies pending resolution of how (if at all) restrictions on Weighted Votes should apply to Generators with second tier supply businesses and to Suppliers with an interest in a generation business. The Parties agree to use all reasonable endeavours to reach an agreed resolution to this issue and to amend this Agreement to give effect thereto no later than 31st March, 1994 (or such later date as the Executive Committee may decide).

11.5 Reference to the Director: if any person as is referred to in clause 11.3.1(a) shall dispute the calculation of or the number of Weighted Votes accorded to it in accordance with Clause 11.3.1, such person may refer such dispute to the Director for determination, whose determination as to the calculation of or the number of Weighted Votes to which such person shall be entitled shall be final and binding for all purposes of this Agreement.

11.6 Alteration of Weighted Votes: the Director may at any time by notice to the Executive Committee alter the calculation of Weighted Votes set out in clauses 11.2.1 and 11.2.2 and/or the restrictions on Weighted Votes set out in Clause 11.4 if in his opinion such alteration is required to achieve fair representation for all Pool Members.

               11.7 Total  Votes:  each Pool  Member  shall be  entitled to that number of votes ("Total Votes") calculated in accordance with the following formulae:

                  TV       =        X + Y

         where:

                  X        =        A x B
                                    2 x C

                  Y        =        A x D
                                    2 x E


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

  and where:

  TV    =   the number of Total Votes (rounded up or down, 0.5 being rounded up)
            to which such Pool Member

  A     =   the greater of C and E and, where C is equal to E, 0

  B = the number of Weighted Votes for the time being of all Pool Members which are Generators, in their capacity as such (ignoring those Generators whose voting rights have been suspended pursuant to this Agreement)

  C     =   the number of Weighted Votes for the time being of all Pool Members which are Generators, in their capacity as such (ignoring those Generators whose voting rights have been suspended pursuant to this Agreement)

  D     =   the number of Weighted Votes for the time being of such Pool Member in its capacity as a Supplier

  E     =   the number of Weighted Votes for the time being of all Pool Members which are Suppliers, in their capacity as such (ignoring those Suppliers whose voting rights have been suspended pursuant to this Agreement).

11.8     Calculation of Total Votes:  on or prior to:

         11.8.1   each Quarter Day;

         11.8.2   each date upon which a New Party is admitted as a Pool Member;

         11.8.3 each date upon which a Pool Member's voting rights have been suspended or reinstated pursuant to this Agreement; and

         11.8.4   each date upon which a Pool Member ceases to be a Party,

         the Executive Committee shall calculate for the Following Quarter or (as the case may be) the remainder of the then current Quarter the number of Total Votes to which each Pool Member is for the time being entitled, and shall notify each Pool Member and the Director in writing if the number of Total Votes of each of the Pool Members. The determination of the Executive Committee as to the number of Total Votes of each Pool Member shall (in the absence of manifest error) be final and binding for all purposes of this Agreement.


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

11.9 Records: the Executive Committee shall maintain, and retain for a period of not less than eight years, a register recording the Weighted Votes (as a Generator and as a Supplier) and Total Votes of each Pool Member, which register shall be open for inspection by any Party at the office of the Secretary during normal business hours.

11.10 Voting on a show of hands: on a show of hands every Pool Member present in person shall have only its Membership Vote.

11.11 Voting on a poll: on a poll every Pool Member shall have only its Total Votes. On a poll votes may be given either personally or by proxy.

11.12 Objections: no objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

12.      PROXIES

12.1 Authority: any Pool Member entitled to attend and vote at any general meeting of Pool Members shall be entitled to appoint another person (whether a Pool Member or not) as its proxy to attend, speak and vote in its place, save that a proxy shall not be entitled to vote except on a poll.

12.2 Authentication of proxy: the instrument appointing a proxy shall be in writing either under seal or under the had of an officer or attorney duly authorised. A proxy need not be a Pool Member.

12.3 Deposit of proxy: the instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or certified copy of that power or authority shall be deposited at the office of the Secretary or at such other place within the United Kingdom as is specified for that purpose in the notice convening the relevant general meeting of Pool Members, not less than 48 hours before the time for holding the meeting or adjourned meeting, at which the person named in the insturment proposes to vote, or, in the case of a poll, not less than 24 hours before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

12.4 Form of proxy (1): an instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit:


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

         "POOLING AND SETTLEMENT AGREEMENT FOR THE ELECTRICITY
         INDUSTRY IN ENGLAND AND WALES dated 30th March, 1990

               We, of , being a Pool Member (as defined in the above-mentioned Agreement), hereby appoint of , or failing him, of , as our proxy to vote for us on our behalf at the [annual or extraordinary, as the case may be] general meeting of Pool Members, to be held on the day of 19 , and at any adjournment thereof.

                  Signed this             day of              19   ."

12.5 Form of proxy (2): where it is desired to afford Pool Members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit:




         "POOLING AND SETTLEMENT AGREEMENT FOR THE ELECTRICITY
         INDUSTRY IN ENGLAND AND WALES dated 30th March, 1990

               We, of , being a Pool Member (as defined in the above-mentioned Agreement), hereby appoint of , or failing him, of , as our proxy to vote for us on our behalf at the [annual or extraordinary, as the case may be] general meeting of Pool Members, to be held on the day of 19 , and at any adjournment thereof.

                  Signed this             day of                    19  .

         this form is to be used *in favour of the resolution.
                                      against

         Unless otherwise instructed, the proxy will vote as he thinks fit.

         *Strike out whichever is not desired."

12.6 Authority to demand a poll: the instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

12.7 Proxy valid: a vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such revocation shall have been received by the Secretary at his office before the commencement of the meeting of adjourned meeting at which the proxy is used.


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


12.8 Resolution in writing: a resolution in writing signed by all the Pool Members for the time being entitled to receive notice of and to attend and vote at general meetings of Pool Members (or by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of Pool Members duly convened and held and may consist of several instruments in like form and executed by or on behalf of one or more Pool Members.

12.9 Corporations acting be representives at meetings: any company, corporation, partnership, firm joint venture, trust, association or other organisation which is a Pool Member may be resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any general meeting of Pool Members, and references in this Agreement to a Pool Member acting in person (howsoever expressed) shall be deemed to include Pool Members acting by their duly authorised representatives.

13.      MATTERS RESERVED TO THE GENERAL MEETING:  CLASS RIGHTS

13.1     Matters reserved generally:

         13.1.1 as between the Pool Members each of the matters referred to in Clause 13.1.2 shall require the prior approval of Pool Members in general meeting before effect is given to same, such approval to be (subject as provided in Clause 27.3) by resolution of Pool Members passed by not less than 65 percent of the Membership Votes of such Pool Members as (being entitled to do so) vote in person or by proxy at a general meeting of Pool Members of which notice specifying the intention to propose the resolution has been duly given.

         13.1.2   The matters referred to in Clause 13.1.1 are:
                      (a)   the removal of the Settlement System Adminstrator;

                      (b)   the appointment and removal of the Pool Auditor;

                      (c)   any amendment to or variation of this
                            Agreement (other than any amendment or
                            variation referred to in Clause 13.2.1,
                            13.2.2 or 13.2.3 or any amendment of or
                            variation to Schedule 9 (including any
                            amendment thereto made pursuant to Clause
                            56.2) or to Schedule 15);

                      (d) the approval pursuant to Clause 5.8 of any Recommendation and pursuant to Clause 5.11 of any Works Programme and any approval pursuant to clause 5.14;

                      (e)   the appointment and removal of the Pool Chairman;
                            and

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

                      (f)    such other matters (not being matters
                             referred to in clause 9.1.8) which are
                             otherwise designated under this Agreement for reference to the Pool Members in general meeting.

13.2     Matters reserved to particular classes of Pool Members:

         13.2.1 as between the Pool Members any amendment to or variation of this clause 13.2 shall require the prior approval of the Generators in separate general meeting.

         13.2.2 As between the Pool Members each of the following matters shall require the prior approval of the Suppliers in separate general meeting:

                      (a) any change prior to 1st April, 1994 to the standards of accuracy of Metering Equipment required for Second Tier Customers up to (and including) 1MW;

                      (b) any change prior to 1st April, 1998 to the standards of accuracy of Metering Equipment required for Second Tier Customers up to (and including) 100kW;

                      (c)    any amendment to or variation of Part XI and/or
                             Schedule 18; and

                      (d)    any amendment to or variation of this Clause 13.2.

         13.2.3 As between the Pool Members any amendment to or variation of Clause 10.2, 10.6, 13.4, 13.5, 15.2, 15.3, 15.4, 15.5, 15.8,
                  16.2, 19.2, 22 or 83, Schedule 14 or this Clause 13.2 shall require the approval both of the Generators in separate general meeting and of the Suppliers in separate general meeting.

         13.2.4   To every separate general meeting referred to in this Clause
                  13.2 the provisions of this Part III relating to general meetings of Pool Members (other than Clause 10.9, save in respect of the attendance by the Pool auditor or the Director or its or his duly appointed representative) shall apply mutatis mutandis but so that:

                      (a) in the case of the Generators, the necessary quorum shall be two Pool Members of that class;

                      (b) in the case of the Suppliers, the necessary quorum shall be eight Pool Members of that class;

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

                      (c) the reference in clause 10.6.3 to Total Votes shall be substituted by a reference to Weighted Votes; and

                      (d) notice of any such separate general meeting need be given only to those entitled to attend the same,

                      and any resolution put to any such separate general meeting shall, to be passed, require (in the case of the Generators) 75 percent and (in the case of the Suppliers) a simple majority of the total Membership Votes or (as the case may be) Weighted Votes of such Pool Members as (being entitled to do so) vote in person or by proxy at such separate general meeting of which notice specifying the intention to propose the resolution has been duly given.

13.3 Provisions cumulative: the provisions of Clauses 13.1 and 13.2 are cumulative and not exclusive one of the other.

13.4 Executive Committee's referral: in the event of receipt by the Secretary from one or move of the Committee Members of a request that any matter resolved upon a poll by the Executive Committee (or upon which it has been unable or has refused to resolve other than where the taking of a vote has ben deferred pursuant to Clause 22.1) be remitted to the Pool Members in general meeting, such request having been received no later than five working days after the date on which the results of such poll were notified to Committee Members (exclusive of the date on which notice was given) (or, as the case may be, the date of its failure or refusal so to resolve), the matter the subject of the relevant resolution shall be remitted to the Pool Members in general meeting and, pending the decision of Pool Members in general meeting, such resolution shall not have effect. The provisions of this Clause
         13.4 are subject to the provisions of Clause 61.9.

13.5     Dissentient Pool Member's right of appeal:

         13.51.   any Pool Member who:

                      (a) voted against a resolution passed or in favour of a resolution not passed by Pool Members in general meeting; or

                      (b) voted against a resolution passed or in favour of a resolution not passed by Generators or (as the case may be) Suppliers in separate general meeting; or

                      (c) is directly affected by Pool Creditors passing or failing to pass a resolution of Pool Creditors (but only where such resolution does not concern the enforcement or non-enforcement of any payment obligation),


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

                       and each Externally Interconnected Party (not being a Pool Member) (each such Pool Member a "Dissentient Pool Member", which expression shall include each such Externally Interconnected Party) shall be entitled within ten working days after the date of such resolution to apply in writing to the Director seeking a ruling that the relevant resolution shall or shall not have effect on the grounds that either:

                      (i) the interests of a group of Pool Members (including the Dissentient Pool Member) or of the Dissentient Pool Member under this Agreement have been, are or will be unfairly prejudiced by the passing of or the failure to pass such resolution; or

                     (ii) such resolution will breach, or will cause the dissentient Pool Member to be in breach of, one or more provisions of this Agreement or of its License or of the Act.

                      Any such application shall give detailed reasons and evidence in support and shall be copied to the Executive Committee. The Dissentient Pool Member shall be entitled to mark all or any part of such application as confidential and the Executive Committee shall give such weight as its sees fit to such marking in the copying of such application to those persons to whom it is obliged to copy such application. The Executive Committee shall promptly notify all other Pool Members, each Externally Interconnected Party (not being a Pool Member), the Pool Chairman, the Settlement System Administrator and the Pool Funds Administrator of receipt of such application. At the same time as the Executive Committee shall notify all such other Pool Members, each Externally Interconnected Party (not being a Pool Member), the Pool Chairman, the Settlement System Administrator and the Pool Funds Administrator of such receipt, the Executive Committee shall send each of them a copy of the relevant application (amended, if appropriate, to take account of any such marking where the Executive Committee shall have seen fit so to do). The Executive Committee, each Pool Member, each Externally Interconnected Party (not being a Pool Member), the Pool Chairman, the Settlement System Administrator and (if invited by the Director) the Pool Auditor shall each be entitled to make representations to the Director. If the Pool Auditor shall be so invited to make any such representations, the Executive Committee will provide it with a copy of the relevant application (amended, if appropriate, as aforesaid).

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         13.5.2   Any determination of the Director in respect of any such
                  application as is referred to in Clause 13.5.1 shall be final and binding. Pending any determination of the Director in respect of any such application, the relevant resolution
                 (if passed) shall not have effect provided that, if the
                  Director shall decline to accept a reference or to make a determination (in either case, for whatsoever reason), such resolution shall take effect from the date that the Director notifies the Executive Committee that he declines to accept the reference or to make the determination.


         13.5.3 The Parties acknowledge and agree that the satisfaction of either of the grounds referred to in Clause 13.5.1(i) or (ii) shall not of itself entitle the Dissentient Pool Member to a determination by the Director in its favour.

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                                     PART IV

                             THE EXECUTIVE COMMITTEE

14.      ESTABLISHMENT OF THE EXECUTIVE COMMITTEE

14.1 Establishment: the Pool Members hereby establish the Executive Committee upon the terms and subject to the conditions of this Agreement.

14.2     1993/4 Committee Members:

         14.2.1 at 1st December, 1993 the Committee Members for the Generators are:

             (a) Roger Witcomg, deemed appointed by National Power PLC pursuant to Clause 15.2.4(a);

             (b) Graham Thomas, deemed appointed by PowerGen plc pursuant to Clause 15.2.4(a);

             (c) Andrew Clements, deemed appropriate by Nuclear electric plc pursuant to Clause 15.2.4(a);

             (d) Roger Booth, deemed appointed pursuant to Clause 15.2.4(b) by those Generators who were Pool Members as at 1st april, 1993 (other than National Power PLC, PowerGen plc, Nuclear Electric plc and Small Generators but including Central Power Limited); and

             (e) David Porter, deemed appointed by Small Generators who were Pool members as at 1st April, 1993 (other than Central Power Limited) pursuant to Clause 15.2.4(c).

         14.2.2 at 1st December, 1993 the Committee Members for the Suppliers are:

             (a)      Graham Fowler, appointed for Group A;

             (b)      Michael Mackey, appointed for Group B;

             (c)      Malcolm Chandler, appointed for Group C;

             (d)      Jim Keohane, appointed for Group D; and


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             (e)      Edwyn Cumberland, deemed appointed by those
                      Independent Suppliers who were Pool Members as at 1st April, 1993 pursuant to Section 6 of Schedule 14.

14.3     Deemed appointments: those Committee Members who according to Clause
         14.2 were deemed appointed shall be treated for allpurposes of this Agreement as having been duly appointed in accordance with the provisions of this Part IV by the persons who are stated in that Clause to have made the relevant appointment. In the case of any deemed appointment by Generators of a Committee Member the provisions of Clauses 15.3.1(c) and 15.3.2(b) shall not apply to any removal of such Committee Member or (as the case may be) appointment of a substitute Committee Member.

15.      MEMBERSHIP OF THE EXECUTIVE COMMITTEE

               15.1 Membership: Committee Members shall be appointed and removed in accordance  with the following  provisions of this Clause
                    15.

15.2     Right to appoint (Generators):

         15.2.1 subject to Clauses 15.6, 15.7 and 15.8, Generators shall together have the right to appoint not more than five Committee Members, such appointments to be made in accordance with the following provisions of this Clause 15.2.

         15.2.2 No later than seven days before each annual general meeting of Pool Members or, failing election at such meeting, seven days before an extraordinary general meeting convened for such purpose each Generator shall be entitled, by notice to the Executive Committee, to propose one person (a "Nominee") to be a Committee Member. Any such proposal to be valid shall be accompanied by a written statement from the Nominee stating that he is aware of the proposal and would be prepared to serve as a Committee Member is elected. As soon as practicable after such seventh day (and in any event before the date of the annual general meeting or, as the case may be, extraordinary general meeting) the Executive Committee shall circulate (or cause to be circulated) to all Generators a list of all the names of the Nominees and of the Generators who proposed them. Such list shall also be circulated at the annual general meeting or, as the case may be, extraordinary general meeting to all Generators present in person or by proxy.

         15.2.3 The term of office of Committee members appointed by Generators shall be from 1st April in the year of appointment to 31st March in the next following year provided that, if the meeting at which any such Committee Member is appointed is


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                  held after 1st April, his term of office shall commence from the time of his appointment. A Committee Member whose term of office has expired or is to expire shall be eligible for re-election.

         15.2.4 At each annual general meeting or extraordinary general meeting of Pool Members resolutions shall be put to the Generators for the election by them of Committee Members from the list of Nominees referred to in Clause 15.2.2. The election shall be conducted in such manner as shall give effect to the following:

                           (a)      on the first round of voting:

                                    (i)     each Generator (other than Central
                                            Power Limited) shall be entitled to
                                            vote;

                                    (ii)    each Generator shall have its
                                            Weighted Votes (disregarding for
                                            this purpose the restrictions
                                            imposed by Clause 11.4.3(a)); and

                                    (iii)   the votes of a Generator and of all
                                            its affiliates and related
                                            undertakings which are also
                                            Generators may only be cast in favor
                                            of one Nominee.

                                    and at the conclusion of the first round the three Nominees with the highest number of Weighted Votes cast in their favor shall be elected Committee Members;

                           (b)      on the second round of voting:

                                    (i)     each Generator (not being (A)
                                            Central Power Limited, (B) a
                                            Generator which voted in favour of
                                            one of the three Nominees referred
                                            to in paragraph (a) above or (C) an
                                            affiliate or related undertaking of
                                            such Generator) shall be entitled to
                                            vote; and

                                    (ii)    each Generator shall have its
                                            Weighted Votes (disregarding for
                                            this purpose the restrictions
                                            imposed by Clause 11.4.3(a)),

                                    and at the conclusion of the second round the Nominee with the highest number of Weighted Votes cast in its favour shall be elected a Committee Member;


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                           (c)      on the third round of voting, each Small
                                    Generator which did not vote in the first or the second round of voting shall be entitled to vote and at the conclusion of the third round the Nominee with the highest number of votes cast in its favour shall be elected a Committee member; and

                           (d) if in any round of voting there is a tie between two or more Nominees as to who should be elected a Committee Member, that round of voting shall be reheld and, in the event of another tie, the matter shall be resolved:

                                    (i)     in the case of a tie at any reheld
                                            first or second round of voting, by
                                            lot held in such manner as the
                                            chairman of the meeting shall
                                            decide; and

                                    (ii)    in the case of a tie at any reheld
                                            third round of voting, by the
                                            casting vote of the Small Generator
                                            holding the largest number of
                                            Weighted Votes (disregarding for
                                            this purpose the restrictions
                                            imposed by Clause 11.4.3(a)) and
                                            entitled to vote in such third
                                            round.

15.3     Right to remove (Generators):

         15.3.1 a Committee Member appointed by Generators or any class of Generators may be removed at any time by written notice of removal given to that Committee Member (copied to the Executive Committee) by or on behalf of that number of those Generators who:

                           (a)      voted in favour of his appointment;

                           (b)      are Pool Members at such time; and

                           (c)      (disregarding for this purpose the
                                    restrictions imposed by Clause 11.4.3(a)) hold more Weighted Votes than the difference between:

                                    (i)     the number of Weighted Votes cast in
                                            favour of that Committee Member; and

                                    (ii)    the number of Weighted Votes cast in
                                            favour of the candidate, in that
                                            round of voting, who received the
                                            next highest number of Weighted
                                            Votes after the Committee Member
                                            being removed (or, if there was no
                                            such candidate, zero).

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         15.3.2   If a Committee Member appointed by Generators is removed or his office is vacated pursuant to Clause 21, a separate general meeting of Generators shall be convened for the purpose of appointing a substitute Committee Member. To such separate general meeting the provisions of Clause 15.2 shall apply mutatis mutandis but so that only those Generators which:

                           (a) are within the class of Generators entitled to vote in respect of the appointment of the first-mentioned Committee Member; and

                           (b) did not (when that first-amended Committee Member was appointed) by reason of exercising their rights under Clause 15.2 to vote for another candidate disenfranchise themselves from voting in respect of the appointment of the first-mentioned Committee Member (unless the candidate in whose favour those votes were cast was not appointed), shall be entitled to vote on the appointment of his successor (and then in accordance with the relevant paragraph of Clause 15.2.4). Until such successor is appointed the remaining Committee Members appointed (or deemed appointed) by Generators shall be entitled to nominate a successor.

15.4 Right to appoint (Suppliers): subject to Clause 15.6, 15.7 and 15.8, Suppliers shall together have the right to appoint not more than five Committee Members, such appointments to be made in accordance with the provisions of Schedule 14.

15.5 Right to remove (Suppliers): a Committee Member appointed (or deemed appointed) by Suppliers or any class of Suppliers may be removed in accordance with the provisions of Schedule 14.

15.6 Director's right to appoint: if at any time there shall be no Small Generators, the Parties acknowledge and agree that the Director shall have the right to appoint one person to be a Committee Member to represent the interests of all Small Generators and to remove from office any person so appointed by him. The foregoing provisions of this Clause 15.6 shall apply mutatis mutandis if at any time there shall be no Independent Suppliers.

15.7     Qualifications on right to appoint:

         15.7.1 no person appointed a Committee Member by the Generators (or any of them) may for the duration of his appointment be appointed a Committee Member by the Suppliers (or any of them) and vice versa.


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         15.7.2   No person other than an individual shall be appointed a
                  Committee Member or his alternate.

         15.7.3 No person for the time being appointed as Pool Chairman shall be appointed a Committee Member or his alternate and no person for the time being appointed a Committee Member or his alternate shall be appointed as Pool Chairman.

         15.7.4 No person for the time being appointed as Chief Executive shall be appointed a Committee Member or his alternate and no person for the time being appointed a Committee Member or his alternate shall be appointed as Chief Executive.

15.8 Number: the maximum number of Committee Members shall not at any tim exceed ten.
15.9     Alternates:

         15.9.1 each Committee Members shall have the power to appoint any person (who may be an existing Committee Member) to be his alternate and may at his discretion remove an alternate Committee Member so appointed. Any appointment or removal of an alternate Committee Member shall be effected by notice in writing executed by the appointor and delivered to the Secretary who shall forthwith notify all other Committee Members of such appointment. If his appointor so requests, an alternate Committee Member shall be entitled to receive notice of all meetings of the Executive Committee or of sub-committees or sub-groups of which his appointor is a member and to receive a voting paper on a poll instead of the appointor. He shall also be entitled to attend, speak and vote as a Committee Member at any such meeting at which the Committee Member appointing him is not personally present and at the meeting to exercise and discharge all the functions, powers and duties of his appointor as a Committee Member and for the purposes of the proceedings at the meeting the provisions of this Part IV shall apply as if he were a Committee Member. He shall also be entitled to demand a poll (whether at or after the meeting) pursuant to Clause 22.3, to carry out consultations with Pool Members contemplated by Clause 22.9 insofar as his appointor shall be unable to do so, to act on the instructions of Pool Members duly given to his appointor and to complete his appointor's voting paper on a poll on to behalf of his appointor.

         15.9.2 Except on a poll, every person acting as an alternate Committee Member shall have one vote for each Committee Member for whom he acts as alternate, in addition to his own vote if he is also a Committee Member. On a poll, an alternate Committee Member shall be entitled (if his appointor and by


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                  completion of the appointor's separate voting paper) all of the votes which his appointor is entitled to cast, in addition to any votes which the alternate is entitled to cast in his own capacity if he is also a Committee Member. Execution by an alternate Committee Member of any resolution in writing of the Executive Committee shall, unless the notice of his appointment provides to the contrary, be as effective as execution by his appointor.

         15.9.3 An alternate Committee Member shall ipso facto cease to be an alternate Committee Member if his appointor ceases for any reason to be a Committee Member.

         15.9.4 References in this Agreement to a Committee Member shall, unless the context otherwise requires, include his duly appointed alternate.

16.      POOL CHAIRMAN

16.1 Pool Chairman: there shall at all times be a Chairman of the pooling and settlement arrangements for the electricity industry in England and Wales established by this Agreement (the "Pool Chairman").

16.2     Appointments, removal and resignation:

         16.2.1         (a)   The election of the Pool Chairman shall take
                              place at each annual general meeting of Pool
                              Members or, failing election at such meeting, at an extraordinary general meeting of Pool Members convened for such purpose.

                        (b) The right to nominate a person to stand for election as Pool Chairman shall alternate from year to year between the Committee Members appointed by Suppliers and the Committee Members appointed (or deemed appointed) by Generators.

                       (c) The procedures for selecting a nominee for the purposes of paragraph (b) shall be as agreed between the relevant Committee Members (having regard to their responsibilities under Clause 23.2) or, failing agreement, by simple majority vote of such Committee Members.

                       (d) Nominations made pursuant to paragraph (a) shall be delivered in writing to the Secretary no later than 21 days prior to the relevant annual general meeting or (as the case may be) extraordinary general meeting. Any such nomination to be valid

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                              shall be accompanied by a written statement
                              from the nominee stating that he is aware of the proposal and would be prepared to serve as Pool Chairman if elected.

                       (e) The term of office of the Pool Chairman shall be from 1st April in the year of his election to 31st March in the next following year provided that:

                             (i)   if the meeting at which he is
                                   elected is held after 1st April, his
                                   term of office shall commence from
                                   such date as the Pool Members in
                                   general meeting shall resolve (being
                                   no later than the date of such
                                   meeting); and

                           (ii)    his term of office shall expire
                                   before 31st March is he resigns or
                                   is unable for whatever reason to
                                   continue to act or if a successor
                                   Pool Chairman is elected with a term
                                   of office which Pool Members in
                                   general meeting resolve is to
                                   commence before that date.

                        (f)   If at any time the Pool Chairman shall
                              resign or be unable for whatever reason to continue or act, those Committee Members who were entitled to nominate a candidate for election at the immediately preceding annual general meeting shall forthwith do so and the Executive Committee shall procure that a general meeting is convened to consider the election of such candidate as Pool Chairman.

16.3     Functions:

         16.3.1 the Pool Chairman shall have and carry out only such duties and responsibilities and exercise such powers as are expressly provided in this Agreement. The Pool Chairman shall exercise all duties, responsibilities and powers impartially.

         16.3.2 the Pool Chairman shall liaise with the Chief Executive (if any) on a frequent and regular basis and on behalf of Pool Members shall generally monitor the performance by the Executive Committee of its powers, duties and responsibilities under this Agreement. The Pool Chairman in his capacity as Pool Chairman shall have no voting rights under this Agreement.

16.4 Expenses: the Pool Chairman shall be paid his reasonable travelling, hotel and incidental expenses of attending and returning from meetings of the Executive Committee or any sub-committee thereof and any general meetings and separate

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         general meetings of Pool Members and all costs and expenses properly and reasonably incurred by him in the performance of his duties and responsibilities under this Agreement. All such costs and expenses shall be recovered in accordance with the PFA Accounting Procedure.

16.5 Indemnity: the Pool Chairman shall be indemnified and kept indemnified jointly and severally by those Pool Members for the time being entitled to appoint and remove the Pool Chairman pursuant to Clause 16.2 (and, as between the relevant Pool Members, rateably in the proportion which their respective Contributory Shares bear one to the other at the time of receipt of the request for indemnification) from and against any and all costs (including legal costs), charges, expenses, damages or other liabilities property incurred or suffered by him in relation to his office as Pool Chairman or the due exercise by him of his powers, duties and responsibilities as Pool Chairman and all claims, demands or proceedings arising out of or in connection with the same except any such costs, charges, expenses, damages or other liabilities which are suffered or incurred or occasioned by the wilful default or bad faith of, or breach of duty or trust by, the Pool Chairman. Such Pool Members shall, upon request, provide the Pool Chairman with a written deed of indemnity to that effect.

17.      CHIEF EXECUTIVE, SECRETARIAT AND SECRETARY

17.1     Chief Executive:

         17.1.1 Subject to Clause 15.7.4, a chief executive of the Executive Committee (the "Chief Executive") shall be appointed and be subject to removal and replacement by resolution of the Executive Committee passed by 70 percent or more of the votes of all Committee Members (after consultation with the Pool Chairman). The Chief Executive shall be appointed on such terms and conditions as they see fit.

         17.1.2 The Chief Executive shall undertake such duties and responsibilities and exercise such powers in relation to the Executive Committee and its activities as the Executive Committee may from time to time assign to or vest in him.

         17.1.3 The Chief Executive shall have the right and shall be obliged to attend all meetings of the Executive Committee and all meetings of the Pool Members in general meeting. The Chief Executive in his capacity as Chief Executive shall have no voting rights under this Agreement. If for any reason the Chief Executive is unable to attend any such meeting, he shall nominate a representative to attend in his place.

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         17.1.4   The Executive Committee shall make arrangements for the
                  remuneration of the Chief Executive and the payment of his costs and expenses and the same shall be recovered in accordance with the PFA Accounting Procedure or as otherwise directed by the Executive Committee from time to time.

17.2     Secretariat:

         17.2.1 the Executive Committee may from time to time appoint and remove, or make arrangements for the appointment and removal of, such personnel as the Executive Committee requires to assist the Executive Committee, any sub-committee of the Executive Committee, the chairman of the Executive Committee or any such sub-committee, the Pool Chairman, the Chief Executive or the Secretary in the proper performance of its or his duties and responsibilities, in each such case upon such terms and conditions as the Executive Committee sees fit.

         17.2.2 Any personnel referred to in Clause 17.2.1 shall undertake such duties and responsibilities and exercise such powers as the Executive Committee may from time to time assign to or vest in him, it or them

         17.2.3 The Executive Committee shall make arrangements for the remuneration of such personnel as are referred to in clause
                  17.2.1 and the payment of their costs and expenses and the same shall be recovered in accordance with the PFA Accounting Procedure or as otherwise directed by the Executive Committee from time to time.

17.3     Secretary:

         17.3.1 the Executive Committee may from time to time appoint and remove, or make arrangements for the appointment and removal of, the Secretary on such terms and conditions as it sees fit.

         17.3.2 The Secretary in his capacity as Secretary shall have no voting rights under this Agreement.

         17.3.3 The Secretary shall have and carry out only such duties and responsibilities as are expressly provided in this Agreement and such other reasonable secretarial and administrative duties and responsibilities as may from time to time be delegated to it by the Executive Committee. If at any time there is no Secretary, the responsibilities and duties of the Secretary under this Agreement shall become those of the Chief Executive or, if there shall be no Chief Executive, the Executive Committee until such time as a Secretary is appointed pursuant to Clause 17.3.1 or a Chief Executive is


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                  appointed pursuant to Clause 17.1.1 (and notices to the
                  Secretary under this Agreement shall be re-addressed accordingly).

         17.3.4 The Secretary shall be entitled to receive such remuneration (if any) as the Executive Committee may from time to time approve, such remuneration to be paid to it at such times and in such manner as the Executive Committee shall from time to time direct and to be recovered in accordance with the PFA Accounting Procedure or as otherwise directed by the Executive Committee from time to time. Further, the Secretary shall be paid its reasonable travelling, hotel and incidental expenses of attending and returning from meetings of the Executive Committee or any sub-committee thereof and any general meetings and separate general meetings of Pool Members and all costs and expenses properly and reasonably incurred by it in the performance of its duties and responsibilities under this Agreement. All such costs and expenses shall be recovered in accordance with the PFA Accounting Procedure or as otherwise directed by the Executive Committee from time to time.

17.4     Indemnity:

         17.4.1 all Pool Members shall jointly and severally indemnify and keep indemnified the Chief Executive, the personnel referred to in Clause 17.2.1, the Executive Committee or any sub-group established by any such sub-committee (other than a Committee Member, without prejudice to Clause 23.3.4) (and, as between the Pool Members, according to their respective Contributory Shares at the time of receipt of the request for indemnification) from and against any and all costs
                  (including legal costs), charges, expenses, damages or other liabilities properly incurred or suffered by the Chief Executive in relation to his office as Chief Executive or
                 (as the case may be) the Secretary in relation to its office as
                  Secretary or the due exercise by the Chief Executive, the said personnel, the Secretary or (as the case may be) any such member of his, their or its powers, duties and responsibilities under this Agreement and all claims, demands or proceedings arising out of or in connection with the same except any such costs, charges, expenses, damages or other liabilities which are suffered or incurred or occasioned by the wilful default or bad faith of, or breach of obligation by, the Chief Executive, such personnel, the Secretary or
                 (as the case may be) any such member.

         17.4.2 The Pool Members undertake to enter into an indemnity in favour of any employer of the Chief Executive, any personnel referred to in Clause 17.2.1, the Secretary or (as the case may be) any such member of any sub-committee of the Executive Committee or of any sub-group

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                  established by any such sub-committee as is referred to in
                  Clause 17.4.1 under which they shall jointly and severally indemnify and keep indemnified any such employer in respect of all acts and omissions of the Chief Executive, such personnel, the Secretary or (as the case may be) any such member in the performance of his, their or its rights, powers, duties and responsibilities under this Agreement (and, as between the Pool Members, according to their respective Contributory Shares at the time of receipt of the request for indemnification under the relevant indemnity).

18.      PROCEEDINGS OF THE EXECUTIVE COMMITTEE

18.1     Meetings:

         18.1.1 until the second anniversary of the Effective Date meetings of the Executive Committee (other than special meetings referred to in Clause 18.1.3) shall be held at least once every month and thereafter at least quarterly (or, in either case at such shorter regular intervals as may be agreed from time to time by the Executive Committee) at such time and place in any jurisdiction in which any Pool Member is incorporated or has its principal place of business as may be agreed from time to time by the Executive Committee (or, in default of agreement, as stipulated by the Pool Chairman).

         18.1.2 Meetings of the Executive Secretary shall be convened by the Secretary upon giving to the Committee Members, the Pool Chairman, the Chief Executive (if any), the Settlement System Administrator, the Director and the Pool Auditor and (where matters the subject of the agenda referred to in Clause
                  18.1.4 concern directly the functions, duties or responsibilities of any Externally Interconnected Party(not being a Pool Member), the Pool Funds Administrator, the Grid Operator and/or the Ancillary Services Provider) the relevant one(s) of them at least five working days' notice of the place, the day and the hour of the relevant meeting.

         18.1.3 Special meetings of the Executive Committee shall be convened upon the request of any Committee Member, the Pool Chairman or the Chief Executive. Such request shall be made in writing to the Secretary and shall state the matters to be considered at that special meeting. Upon receipt of such request the Secretary shall convene in accordance with Clause 18.1.2 without delay such special meeting for a date occurring as soon as practicable thereafter but not less than five nor more than ten working days after receipt of such request. If the Secretary shall fail so to convene a special meeting the Committee member which made such request, the Pool Chairman or (as the case may be) the Chief Executive may himself convent a special meeting, but any meeting so convened shall not be held after the expiration of two months from the date of such


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                  request. A special meeting convened under this Clause 18.1.3 by a Committee Member, the Pool Chairman or the Chief Executive shall be convened in the same manner, as nearly as possible, as that in which meetings of the Executive Committee are to be convened by the Secretary pursuant to Clause 18.1.2.

         18.1.4 Any notice given under Clause 18.1.2 shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given and shall be accompanied by an agenda of the matters to be considered at the relevant meeting together with any supporting documents or papers then available to the Secretary, Any Committee Member may advise additional matters which he wishes to be considered at such meeting by notice to all other Committee Members, the Pool Chairman, the Chief Executive (if any), the Secretary, the Settlement System Administrator, the Director and the Pool Auditor and (where such additional matters concern directly the functions, duties or responsibilities of any Externally Interconnected Party (not being a Pool Member), the Pool Funds Administrator, the Grid Operator and/or the Ancillary Services Provider) the relevant one(s) of them given no later than three working days before the date of such meeting. Only matters identified in such agenda or so advised shall be discussed or resolved upon at such meeting. The accidental omission to give notice of a meeting or accompanying agenda or supporting documents or papers to, or the non-receipt of notice of a meeting or accompanying agenda or supporting documents or papers by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

         18.1.5 For any meeting of the Executive Committee, the periods and methods of notice referred to in the foregoing provisions of this Clause 18 may be waived prospectively or retrospectively with the consent in writing of all such persons as are entitled to attend the relevant meeting.

         18.1.6 The Secretary shall prepare minutes of all meetings of the Executive Committee and shall provide copies thereof to all such persons as were entitled to attend the relevant meeting as soon as practicable (and in any event within ten working days) after the relevant meeting has been held. Each person who attended such meeting shall notify his approval or disapproval of the minutes thereof to the Secretary no later than ten working days after receipt thereof and, if he fails to do so, he or it shall be deemed to have approved the same. The Secretary shall record any such disapproval in the minutes unless the same shall have been withdrawn or the minutes amended with the agreement of the Executive
                  Committee. The Secretary shall provide copies of minutes of meetings of the Executive Committee to any other Party within a reasonable time after request therefor provided that the said time for approving or disapproving the same has


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                  expired. Further, the Secretary shall provide copies of such minutes to such persons as the Executive Committee may from time to time direct within a reasonable time after receipt of such direction.

19.      CONDUCT OF EXECUTIVE COMMITTEE MEETINGS

19.1     General:  Chairman:

         19.1.1 subject as provided in Clauses 13, 18, and 22 and this Clause 19, the Executive Committee may meet for the transaction of business, and adjourn and otherwise regulate its meetings, as it shall see fit.

         19.1.2 The Pool Chairman shall preside as chairman at every meeting of the Executive Committee provided that:

                           (a) if the Pool Chairman is unable to attend any meeting, he shall nominate another individual to preside as chairman at that meeting in his place. Such individual shall be a director or senior executive of one of the Pool Members entitled under Clause
                                    16.2.1 to appoint the next successor Pool
                                    Chairman, but shall not be a Committee
                                    member or an alternate for any Committee
                                    Member; and

                           (b) if there is no Pool Chairman or the Pool Chairman or his duly appointed nominee shall not be present within 15 minutes after the time appointed for the holding of the meeting or the Pool Chairman is unwilling to act, the Committee Members present may appoint one of their number to be chairman of the meeting.

         19.1.3 The chairman of the meeting in his capacity as chairman shall not have any vote at meetings of the Executive Committee.

19.2 Quorum:no business shall be transacted at a meeting of the Executive Committee unless a quorum is present at the time the meeting proceeds to business. Three Committee Members appointed pursuant to Clause 15.2 and three Committee Members appointed pursuant to Clause 15.4 present in person or by their respective alternates shall constitute a quorum.

19.3 Lack of quorum: if within half an hour from the time appointed for holding any meeting of the Executive Committee, a quorum is not present, the meeting shall be adjourned to the same day in the next week at the same time and place and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, those present shall constitute a quorum.

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19.4     Representation of non-Committee Members:  each of the Settlement System
         Administrator, the Pool Chairman, the Director and the Pool Auditor
         (or its or his duly appointed representative) shall have the right to attend and speak (but not to vote) at meetings of the Executive Committee. Each Externally Interconnected Party (not being a Pool Member) and each of the Pool Funds Administrator, the Grid
         Operator and the Ancillary Services Provider (or its duly appointed representative) shall be entitled to attend and speak (but not vote) at meetings of the Executive Committee only where matters directly concerning its functions, duties or responsibilities have been identified or advised as provided in Clause 18.1.4 or if so requested by the Executive Committee. The Chief Executive (or his duly appointed representative) shall have the right to attend and speak (but not vote) at meetings of the Executive Committee and shall be obliged so to attend.

19.5 Written resolutions: a resolution in writing, executed by or on behalf of each Committee Member, shall be as valid and effectual as if it had been passed at a meeting of the Executive Committee duly convened and held and may consist of several instruments in like form and executed by or on behalf of one or more of such Committee Members. Any proposed resolution in writing shall be circulated to all those persons who would have been entitled to attend a meeting of the Executive Committee at which such resolution could properly have been passed.

19.6 Default in appointment: all acts done by any meeting of the Committee Members or of a sub-committee of the Executive Committee shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of such Committee Member, be as valid as if such person had been duly appointed.

20.      DELEGATION

20.1 Sub-Committees: the Executive Committee may establish sub-committees. Each sub-committee:

         20.1.1 shall be composed of such persons (whether or not Committee Members) and shall discharge such rights, powers, duties and responsibilities as from time to time the Executive Committee considers desirable to delegate to it; and

         20.1.2 in the exercise of its rights and powers and the performance of its duties and responsibilities delegated to it by the Executive Committee shall at all times conduct itself and its affairs in a manner which it considers best designed to give effect to the principal objects and purpose set out in Clause
                  4.1.2 and to promote, and not obstruct, the fair and efficient operation of the procedures referred to in Clause 4.1.3 so that the objectives set out in Clause 4.1.3 are thereby achieved; and

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         20.1.3   shall be given written terms of reference and, unless
                  otherwise varied by the Executive Committee, the provisions of Clauses 18 and 19 shall apply mutatis mutandis to meetings of such sub-committee and the provisions of Clauses 19.4, 23.3.1, 23.2.2, and 23.3.3 shall apply mutatis mutandis in relation to any such sub-committee and the members thereof; and

         20.1.4 may establish sub-groups to assist in the discharge of the rights, powers, duties and responsibilities of such sub-committee, each of which sub-groups shall be given written terms of reference and, unless otherwise varied by the Executive Committee or any sub-committee acting on the authority of the Executive Committee, the provisions of Clauses 18 and 19 shall apply mutatis mutandis to meetings of such sub-groups and the provisions of Clauses 23.3.1, 23.3.2, and 23.3.3 shall apply mutatis mutandis in relation to each such sub-group and the members thereof.

20.2 Nominees: upon written request of the Executive Committee each Pool Member and the Settlement System Administrator shall:

         20.2.1 nominate one or more persons knowledgeable in the matters referred to, or the subject of consideration by, the relevant sub-committee to attend at meetings of, and otherwise participate as a member of, any sub-committee established by the Executive Committee; and

         20.2.2 procure that such nominee(s) shall so attend and participate at such time or times as the Executive Committee os such sub-committee may require,

         provided that a Pool Member shall not be required in any period of 12 months to make available nominees for more than 60 days in aggregate. Save as provided by Clause 25.3 no payment shall be made in respect of any such attendance or participation.

20.3 Member's responsibilities: to the extent not inconsistent with the provisions of Clauses 20.1.1, 20.1.2 and 20.1.3 a member of any sub-committee established by the Executive Committee shall be free to represent the interests of the person or persons which nominated him to that sub-committee but each such person acknowledges and agrees the subordination of those interests to the responsibilities of such sub-committee under Clause 20.1.2.

20.4 Chief Executive: the Executive Committee may from time to time delegate all or any of its rights, powers, duties and responsibilities under this Agreement to the Chief Executive upon such terms and conditions as the Executive Committee thinks fit.

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20.5     Effect of decisions: resolutions of sub-committees shall not have binding effect (a) unless and then only to the extent that the Executive Committee shall have delegated the relevant decision-making powers to the sub-committee, or (b) unless approved by resolution of the Executive Committee (and then subject to Clause 13). Meetings of such sub-committee shall, so far as possible, be arranged so that minutes of such meetings can be circulated to each Committee Member in sufficient time for consideration before the next following regular meeting of the Executive Committee. Resolutions of sub-groups shall not have binding effect. The Executive Committee shall remain at all times responsible for the actions of all its sub-committees and sub-groups.

20.6 Other delegation: subject to any direction to the contrary by Pool Members in general meeting but without prejudice to the Executive Committee's rights under Clauses 20.1 and 20.4, the Executive Committee may from time to time delegate in any particular case all or any of its rights, powers, duties and responsibilities under this Agreement, including any decision-making powers and the conduct of any review or consultation and the preparation and submission of any report required of it under this Agreement, to such person or persons as it thinks fit and on such terms and conditions as it thinks fit and shall require that, in the performance of the delegated duties, such person or persons shall conform to any regulations that may be imposed on it or them by the Executive Committee.

21.      VACATION OF OFFICE BY COMMITTEE MEMBERS

         The office of a Committee Member shall be vacated if:

         21.1    he resigns his office by notice delivered to the Secretary; or

         21.2    he becomes bankrupt or compounds with his creditors generally;
                 or

         21.3 he becomes of unsound mind or a patient for any purpose of any statute relating to mental health; or

         21.4 he and his alternate fail to attend more than three consecutive meetings of the Executive Committee; or

         21.5 he is removed from office pursuant to Clause 15.3, 15.5 or (as the case may be) 15.6.

22.      VOTING

22.1 Voting: the chairman of the relevant meeting of the Executive Committee and any Committee Member may demand that any question or matter arising at a meeting of the Executive Committee be put to a vote of Committee Members. Any vote so demanded shall be taken forthwith or at such other

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         time as such chairman directs not being later than the date of the next meeting of the Executive Committee. Any demand for a vote may, before the vote is taken, be withdrawn.

22.2 Simple majority: subject as provided in Clauses 22.3 to 22.11, any question or matter arising at a meeting of the Executive Committee shall be decided by a simple majority of the votes cast at the meeting by Committee Members. On any such question or matter each Committee Member shall be entitled to one vote. In the event of an equality of votes on any resolution put to the Executive Committee, the matter the subject of the relevant resolution shall be remitted to the Committee Members for decision on a poll.

22.3 Demand for a poll: in respect of any matter or question which is put to a vote of Committee Members a poll may be demanded (before or after the simple majority vote) either:

         22.3.1 at the meeting at which the simple majority vote takes place, by the chairman of the meeting or by any Committee Member; or

         22.3.2 by no later than five working days after such meeting, by notice in writing to the Secretary by any Committee Member (whether or not present at the relevant meeting).

22.4 Effect of decision: a decision duly made at a meeting of the Executive Committee shall (unless otherwise determined by the Executive Committee or otherwise provided by the terms of the decision) have immediate effect, unless a poll be duly demanded in accordance with Clause 22.3, in which case, pending the outcome of the vote on a poll, the decision shall cease to or shall not have effect.

22.5 Conduct of a poll: the Secretary shall without delay following the demand for, or the remittance of a matter for decision on, a poll dispatch to each Committee Member a voting paper in such form as shall be agreed by the chairman of the Executive Committee meeting at which the matter in question was considered or (failing him) the Chief Executive but which shall in any event set out the full text of the resolution in respect of which the poll is required (which shall be the same as the resolution which was put to a simple majority vote), shall provide for each Committee Member to cast votes for or against the resolution and shall specify the date by which votes must be lodged by Committee Members. The Secretary shall at the same time give notice to all Parties that a poll has been demanded and shall specify in such notice the resolution on which the poll has been called
         (if applicable), the identity of the person (or persons) who has demanded the poll and the date by which votes must be lodged by the Committee Members. The accidental omission to issue a voting paper or

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         to give notice of a poll, or the non-receipt of a voting paper or such a notice by, any person entitled to receive the voting paper or (as the case may be) the notice shall not invalidate the conduct of the poll or the result thereof.

22.6     Votes on a poll:  on a vote on a poll:

         22.6.1 the Committee Members shall in aggregate be entitled to a number of votes equal to the number of votes which the Pool Members would have been entitled to cast on a poll at a general meeting if such meeting had taken place on the day of the Executive Committee meeting at which the matter in question was considered;

         22.6.2 the Committee Members appointed (or deemed appointed) by Generators shall be entitled to cast votes on the following basis:

                           (a) each Committee Member nominated by a single Generator (which for this purpose shall include affiliates and related undertakings of a Generator which are also Generators) and elected on the first round of voting shall cast the number of votes respectively attributable to that Generator and to its affiliates and related undertakings (in each case, whether as Generators of Suppliers) in accordance with the written instructions of that Generator and of each relevant affiliate and undertaking;

                           (b) the Committee Members not falling within (a) above shall have the votes attributable to all other Generators (not being those referred to in paragraph (a) above or their affiliates and related undertakings) and shall cast such votes in accordance with the individual written instructions of each such Generator, but so that no Generator shall be entitled to instruct that the votes attributable to it be cast more than once;

         22.6.3 the Committee Members appointed by the Suppliers shall be entitled to cast votes on the following basis:

                           (a) the Committee Members appointed (or deemed appointed) by Groups A, B, C and D shall each cast the votes attributable to the members of the relevant Group in accordance with the written instructions of the individual Suppliers which are members of that Group;

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                           (b)      the Committee Member appointed on behalf of
                                    the Independent Suppliers shall cast the votes attributable to the Independent Suppliers in accordance with the individual written instructions of each such Supplier;

         22.6.4 in the absence of any written instructions from any Generator or Supplier, a Committee Member shall not be entitled to cast any votes on behalf of that Generator or Supplier;

         22.6.5 a Generator or Supplier may instruct the relevant Committee Member to abstain from casting any or a specified number of votes on its behalf;

               22.6.6 the votes cast by a  Committee  Member  shall not be valid unless:

                           (a) the relevant voting paper shall have been received by the Secretary on or before the date falling 14 working days after the date on which the voting papers were despatched to Committee Members and the votes cast in such voting paper accord with the written instructions referred to in paragraph (b) below;

                           (b) accompanied by a copy of the written instructions given by or on behalf of the Generator(s) or Supplier(s) whose votes the Committee Member is entitled to cast;

                           (c) the Committee Member in other respects shall have complied with the procedures for votes on a poll (if any) from time to time established by the Executive Committee;

         22.6.7 any Generator or Supplier on whose instructions a Committee Member is required to act in accordance with the foregoing provisions shall be entitled to make arrangements with any other Generator or Supplier on whose instructions that same Committee Member is required to act for the requisite written instructions to be given on its behalf by that other Generator or Supplier. Details of any such arrangement shall promptly be given to the Secretary.

22.7 65 per cent. majority: a resolution on a poll shall be decided by a majority of not less than 65 per cent. of the votes duly cast. The Secretary shall as soon as reasonably practicable after the expiry of the 14 working day period for return of voting papers referred to in Clause 22.6.6(a) ascertain the results of the poll in consultation with the Pool Chairman or (failing him) the Chief Executive and the Chief Executive or (failing him) the Secretary shall as soon as practicable thereafter notify all Parties and all other persons entitled or


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         required to attend general meetings of Pool Members of the outcome of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which or after which the poll was demanded.

22.8 Withdrawal of demand: any demand for a poll may be withdrawn by the person who made it at any time provided that notice of withdrawal is received by the Secretary by no later than the seventh day following the date of the Executive Committee meeting at which the simple majority vote took place. The Secretary shall as soon as reasonably practicable notify all Parties and other persons entitled or required to attend general meetings of Pool Members of receipt of any such notice of withdrawal.

22.9 Responsibilities of Committee Members: the Committee Members shall consult the Pool Members whose votes they are entitled to cast as soon as reasonably practicable following the demand for a poll and shall be required to cast, or to refrain from casting, the votes of such Pool Members in accordance with their individual instructions. The provisions of Clauses 23.1 and 23.2 shall not apply in respect of any vote conducted on a poll.

22.10 Referral to general meetings: the provisions of this Clause 22 are subject to the requirements of referral to the Pool Members in general meeting described in Clause 13.4.

22.11 Civil emergencies: the provisions of this Clause 22 are subject to the provisions of Clause 61.9.

23.      COMMITTEE MEMBERS' RESPONSIBILITIES AND PROTECTIONS

23.1 Executive Committee's responsibilities: in the exercise of its powers and the performance of its duties and responsibilities under this Agreement the Executive Committee shall at all times conduct itself and its affairs in a manner which it considers best designed to give effect to the principal objects and purpose set out in Clause 4.1.2 and to promote, and not obstruct, the fair and efficient operation of the procedures referred to in Clause 4.1.3 so that the objectives set out in Clause 4.1.3 are thereby achieved. To the extent not inconsistent with the responsibilities of the Executive Committee under this Clause
         23.1 a Committee Member shall be free to give effect to his responsibilities under Clause 23.2 but each of the Pool Members whom such Committee Member represents acknowledges and agrees the subordination of such Committee Member's responsibilities under Clause
         23.2 to the responsibilities of the Executive Committee under this Clause 23.1


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23.2     Committee Members' responsibilities:  in the exercise of his powers and the performance of his duties and responsibilities as a Committee
         Member under this Agreement a Committee Member shall represent:

         23.2.1 where he is appointed on the first round of voting under Clause 15.2.4, the interests of the Pool Member who cst the most number of votes in favour of his appointment;

         23.2.2 where he is appointed on the second or third round of voting under Clause 15.2.4 or where he is appointed pursuant to
                  Section 6 of Schedule 14, the interests of all Pool Members who were entitled to vote on his appointment, (and, for the purposes of this Clause, until the annual general meeting of Pool Members in 1995 Central Power shall be deemed to be a Pool Member who was entitled to vote on the appointment of the Committee Member appointed on the second round of voting), but so that he shall not incur personal liability as against one or more such Pool Members if, acting bona fide, he acts in a way which gives effect to the interests of one or more other such Pool Members; and

         23.2.3   where he is appointed by Groups A, B, C or D pursuant to
                  Schedule 14, the interests of all PES Members (as defined in Schedule 14).

23.3     Protections:

         23.3.1 the Executive Committee, each Committee Member, the Pool Chairman, the Chief Executive (if any) and the Secretary shall be entitled to rely upon any communication or document reasonably believed by it or him to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any of the Parties for any of the consequences of such reliance.

         23.3.2 The Executive Committee, each Committee Member, the Pool Chairman, the Chief Executive (if any) and the Secretary may in relation to any act, matter or thing contemplated by this Agreement act on the opinion or advice of, or any information from, any lawyer, banker, valuer, broker, accountant or any other specialist or professional adviser given within the field of expertise usually ascribed to persons of such description or the specialist field of expertise for which he has been retained and duly instructed so to act by the Executive Committee, and shall not be liable for the consequences of so acting. The appointment of any such adviser to the Executive Committee shall be approved by the Executive Committee before any such cost is charged to the PFA Accounting Procedure.

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         23.3.3   In the event of any conflict or inconsistency, any directions and instructions of the Director (which the Director's entitled under his statutory or regulatory powers to issue or give) shall prevail over the duties and responsibilities of the Executive Committee or the Secretary under this Agreement and no liability whatsoever shall attach to the Executive Committee or any Committee Member or the Pool Chairman or the Chief Executive (if any) or the Secretary (as the case may be) as a result of due compliance by it or him with any such directions and instructions.

         23.3.4 Each Committee Member shall be indemnified and kept indemnified by that Pool Member or jointly and severally by those Pool Members whom he represents as provided in Clause
                  23.2 (and, if more than one, as between the relevant Pool Members rateably in the proportion which their respective Contributory Shares bear one to the other at the time of receipt of the request for indemnification) from and against any and all costs (including legal costs), charges, expenses, damages or other liabilities properly incurred or suffered by him in relation to the Executive Committee or his office as Committee Member or the due exercise by him or his powers, duties and responsibilities as a Committee Member and all claims, demands or proceedings arising out of or in connection with the same except any such costs and expenses referred to in Clause 23.4 which have been recovered in accordance with the PFA Accounting Procedure and any such costs, charges, expenses, damages or other liabilities which are suffered or incurred or occasioned by the wilful default or bad faith of, or breach of duty or trust by, such Committee Member. The Pool Member or (as the case may be) Pool Members whom he represents as aforesaid shall, upon request, provide the relevant Committee Member with a written deed of indemnity to that effect.

23.4 Committee Members' costs and expenses: each committee Member and each member of any sub-committee or sub-group of the Executive Committee may be paid his reasonable travelling, hotel and incidental expenses of attending and returning from meetings of the Executive Committee or any such sub-committee or sub-group and shall be paid all expenses properly and reasonably incurred by him in the conduct of the business of the Executive Committee or the relevant sub-committee or sub-group or in the discharge of his duties as a Committee Member or (as the case may be) a member of the relevant sub-committee or sub-group. All such expenses shall be recovered in accordance with the PFA Accounting procedure.


23.5 Committee's costs and expenses: the Executive Committee and each of its sub-committees and sub-groups shall be entitled to recover all its costs and expenses reasonably incurred in accordance with the PFA Accounting Procedure. For this purpose, the costs and expenses of the Executive Committee shall include the reasonably incurred costs of any


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         business accommodation and services required by the Executive
         Committee, the Chief Executive, the Secretary or the personnel referred to in Clause 17.2.1 and the reasonably incurred costs and expenses of any consultant or adviser retained by the Executive Committee or any such person in the proper performance of its or his duties and responsibilities.

24.      POWERS OF THE EXECUTIVE COMMITTEE

24.1 General power: subject as otherwise provided in this Agreement, the Executive Committee shall, as between itself and the Pool Members in general meeting, exercise overall supervision of the Settlement System and its operations.

24.2 Specific powers: subject as otherwise provided in this Agreement, the powers, duties nd responsibilities of the Executive Committee shall, as between itself and the Pool Members in general meeting, include:-

         24.2.1 the specific powers, duties and responsibilities set out in the Pool Rules;

         24.2.2 monitoring on a regular basis the Settlement System Administrator in its operation of the Settlement System (including deciding whether to propose to the Pool Members in general meeting for their approval the removal of the Settlement System Administrator);

         24.2.3 the power to appoint and remove the Pool Funds Administrator and to carry out the other functions ascribed to it in Schedules 11 and 15 and to enter into on behalf of Pool Members any agreement or arrangement with the Pool funds Administrator (or successor Pool Funds Administrator) in substitution for that set out in Schedule 15;

         24.2.4 monitoring on a regular basis each of the Grid Operator and the Ancillary Services Provider in the performance of its obligations under this Agreement;

         24.2.5 considering applications by New Parties to be admitted as parties to this Agreement under Clause 3 and of Parties to be admitted as Pool Members under Clause 8;

         24.2.6 considering, amending, substituting, approving and disapproving all Agreed Procedures and Codes of Practice (including commissioning reviews thereof by the Pool Auditor in accordance with Clause 47.1.5 or by other technical experts);

         24.2.7 where provided in Schedule 4, considering, revising, approving or disapproving all budgets and authorities for capital expenditure prepared and submitted to it by the Settlement System Administrator in accordance with the Accounting Procedure;

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         24.2.8   commissioning and review Value For Money Audits in accordance with the Accounting Procedure;

         24.2.9   the specific powers, duties and responsibilities set out in
                  Schedule 15;

         24.2.10 appointing and removing the Pool Auditor, and instructing the Pool Auditor to conduct audits, reviews, tests and checks and the monitoring and review thereof, all in accordance with Part IX;

         24.2.11 opening, maintaining and closing bank accounts for its own purposes and crediting and debiting sums thereto;

         24.2.12 controlling the development of the Software and/or the Specification, considering, revising and approving or disapproving changes to the Software and/or the Specification, and considering, revising and approving or disapproving all proposals to change the Hardware;

         24.2.13 controlling the development of the Pool Rules and considering and approving or disapproving amendments to the Pool Rules;

         24.2.14 commissioning independent reviews of the Scheme and its operation in accordance with Part XIII;

         24.2.15 conducting reviews, preparing Works Programmes and implementing Transitional Arrangements, all in accordance with Clause 5;

         24.2.16 preparing the reports referred to in Clause 9.1.1 and the business plan referred to in Clause 9.1.6 and preparing and despatching regular quarterly reports to the Parties (with a copy to the Director) in relation to all matters which are the subject of this Agreement and in such reports reviewing performance over the immediately preceding Quarter against the business plan referred to in Clause 9.1.6;p

         24.2.17 considering any representation from any Pool Member in relation to any regular quarterly report prepared pursuant to Clause 24.2.16 above or otherwise relating to any matter which is the subject of this Agreement;


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         24.2.18           overseeing the standards of Metering Equipment and
                           the Codes of Practice, agreeing in accordance with paragraph 14 of Schedule 21 dispensations therefrom and reviewing the need for new standards for Metering Equipment and, where it considers such new standards are required, adopting such standards in accordance with the requirements for adoption of Codes of Practice (as contained in the definition of Code of Practice) and in accordance with the provisions of Schedule 21;

         24.2.19 dealing promptly and efficiently with any dispute referred to it concerning Settlement or its operation (including with respect to data);

         24.2.20 convening in accordance with Clause 9.4 general meetings of Pool Members or classes of Pool Members and convening in accordance with Clause 9.6 quarterly meetings of Pool Members;

         24.2.21 appointing, remunerating and removing the Chief Executive in accordance with Clause 17.1 and, where permitted by the terms of this Agreement, giving directions and instructions to the Chief Executive (if any), the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator, the Ancillary Services Provider, Externally Interconnected Parties (not being Pool Members) and other persons to carry into effect the decisions of the Executive Committee or Pool Members in general meeting or separate general meeting;

         24.2.22 if requested by the Director, conveying any direction or request of the Director to the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator, the Ancillary Services Provider or any other Party or the Pool Auditor;

         24.2.23 appointing, remunerating and removing in accordance with the Grid Code one or more persons to represent the Executive Committee on the Grid Code Review Panel;

         24.2.24 appointing, remunerating and removing lawyers, bankers, valuers, brokers, accountants and other professional and specialist advisers to assist the Executive Committee or any of its sub-committees in the performance of its duties and responsibilities under this Agreement;


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         24.2.25           subject to any applicable confidentiality provisions,
                           monitoring any litigation, arbitration or other proceedings affecting or which may affect the Settlement System;

         24.2.26 subject to any applicable confidentiality provisions, advising Pool Members, Externally Interconnected Parties (not being Pool Members), the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator and the Ancillary Services Provider of decisions of the Executive Committee applicable to them or the relevant one(s) of them and liaising with all such persons on an ongoing and regular basis;

         24.2.27 advising each of the Pool Auditor and the Director of decisions of the Executive Committee and of Pool Members in general meeting or separate general meeting and liaising with each of the Pool Auditor and the Director on an ongoing and regular basis;

         24.2.28 investigating any complaints made by any Pool Member concerning the Settlement System, the Funds Transfer System (or any part or aspect of any thereof), the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator, the Ancillary Services Provider, the Pool Auditor, the Pool Banker or the Custodian;

         24.2.29 approving the Pool Banker and giving instructions for, or consenting to, the removal of the same;

         24.2.30 reviewing and approving or disapproving the Procedures Manual in accordance with Clause 64;

         24.2.31 considering and dealing with any other matter relating to the Settlement System, the Funds Transfer System (or any part or aspect of any thereof) or its or their operation referred to the Executive Committee by the Pool Members in general meeting or separate general meeting, any Pool Member, the Pool Chairman, the Pool Auditor or the Director and any other matter which is otherwise designated under this Agreement for reference to it; and

         24.2.32 determining the amount of the Second Tier Suppliers' System Charge for the purpose of Section 6.3 of Part C of Schedule 4.

24.3 Exclusion of general meeting powers: Pool Members in general meeting shall have no powers in relation to the matters expressly reserved under this Agreement to the Executive Committee except to the extent that such matters are remitted to the Pool Members in general meeting under Clause 13.4.

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                                     PART V

                             LIMITATION OF LIABILITY

25.      LIMITATION OF LIABILITY

25.1 Limitation of liability: subject to Clause 25.2 and save where any provision of this Agreement provides for an indemnity, each Party agrees and acknowledges that no Party (excluding for this purpose the Settlement System Administrator) (the "Party Liable") or any of its officers, employees or agents shall be liable to any of the other Parties for loss arising from any breach of this Agreement other than for loss directly resulting from such breach and which at the date of this Agreement was reasonably foreseeable as not unlikely to occur in the ordinary course of events from such breach in respect of:-

         25.1.1 physical damage to the property of any of the other Parties or its or their respective officers, employees or agents; and/or

         25.1.2 the liability of any such other Party to any other person for loss in respect of physical damage to the property of any other person.

25.2 Death and personal injury: nothing in this Agreement shall exclude or limit the liability of the Party Liable for death or personal injury resulting from the negligence of the Party Liable or any of its officers, employees or agents and the Party Liable shall indemnify and keep indemnified each of the other Parties, its officers, employees or agents from and against all such and any loss or liability which any such other Party may suffer or incur by reason of any claim on account of death or personal injury resulting from the negligence of the Party Liable or any of its officers, employees or agents.

25.3 Exclusion of certain types of loss: subject to Clause 25.2 and save where any provision of this Agreement provides for an indemnity, neither the Party Liable nor any of its officers, employees or agents shall in any circumstances whatsoever be liable to any of the other Parties for:-

         25.3.1 any loss of profit, loss of revenue, loss of use, loss of contract or loss of goodwill; or

         25.3.2   any indirect or consequential loss; or

         25.3.3 loss resulting from the liability of any other Party to any other person howsoever and whensoever arising save as provided in Clauses 25.1.2 and 25.2.


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25.4     Trust: each Party acknowledges and agrees that each of the other
         Parties holds the benefit of Clauses 25.1, 25.2 and 25.3 for itself and as trustee and agent for its officers, employees and agents.

25.2     Survival: each of Clauses 25.1, 25.2, 25.3 and 25.4 shall:-

         25.5.1 be construed as a separate and severable contract term, and if one or more of such Clauses is held to be invalid, unlawful or otherwise unenforceable the other or others of such Clauses shall remain in full force and effect and shall continue to bind the Parties; and

         25.5.2   survive termination of this Agreement.

25.6 Saving: for the avoidance of doubt, nothing in this Part V shall prevent or restrict any Party enforcing any obligation (including suing for a debt) owed to it under or pursuant to this Agreement.

25.7 Full negotiation: each Party acknowledges and agrees that the foregoing provisions of this Part V have been the subject of discussion and negotiation and are fair and reasonable having regard to the circumstances as at the date of this Agreement.



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                                     PART VI

                       THE SETTLEMENT SYSTEM ADMINISTRATOR

26.      APPOINTMENT

         NGC Settlements Limited is hereby appointed by each Pool Member and agrees to act as the initial Settlement System Administrator on and subject to the terms and conditions of this Agreement.

27.      RESIGNATION AND REMOVAL

27.1     Resignation: subject:-

         27.1.1 to the Settlement System Administrator having demonstrated to the satisfaction of the Director good cause for its resignation; and

         27.1.2   as provided in Clauses 27.5 and 27.6,

         the Settlement System Administrator may at any time on or after the third anniversary of the Effective Date resign as Settlement System Administrator having given to the Secretary (who shall forthwith notify all Pool Members) and the Director not less than 12 months' notice in writing of its intention so to do.

27.2 Good cause for resignation: examples of good cause for the purposes of Clause 27.1.1 may include the following:-

         27.2.1 a failure on the part of the Settlement System Administrator (all relevant circumstances being taken into account) to achieve a reasonable rate of return from the Settlements Business (not being a failure occasioned by the Settlement System Administrator's own default, negligence or inefficient management); and

         27.2.2 a failure on the part of the Settlement System Administrator to receive all or a not insignificant part of its budgeted income in any Accounting Period, not being:-

                           (a) a failure which could have been avoided by proper and efficient debt collection or could adequately be cured by a provision for bad debts in the then current or next succeeding Budget; or

                           (b) a failure which is remedied within a reasonable time (and in any event within 120 days) after the Settlement System

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                                    Administrator has given the defaulting Pool
                                    Member(s) and the Executive Committee notice of such failure and requiring the same to be remedied.

                           For the avoidance of doubt, the Parties hereby acknowledge and agree that an application by the Settlement System Administrator to the Director to resign shall not, of itself, constitute good cause.

27.3     Removal: subject:-

         27.3.1 to good cause for the removal of the Settlement System Administrator having been demonstrated to the satisfaction of the Director; and

         27.3.2   as provided in Clauses 27.5 and 27.6.

         the Settlement System Administrator may at any time on or after the third anniversary of the Effective Date be removed as Settlement System Administrator by:-

                  (a) resolution of the Pool Members in general meeting passed by Pool Members holding not less than 80 per cent. of the Total Votes of Pool Members who are entitled to vote in person or by proxy at a general meeting of Pool Members or deemed effective pursuant to Clause 13.5; and

                  (b) the giving by the Executive Committee to the Settlement System Administrator after such resolution has been passed or deemed effective (which the Executive Committee shall promptly do) of not less than 6 months' notice in writing of such removal (or such other period as the Director may determine in response to the application made to him for the purposes of Clause 27.3.1).

27.4 Good cause for removal: examples of good cause for the purposes of Clause 27.3.1 may include the following:-

         27.4.1 the failure by the Settlement System Administrator in any persistent, material respect or in any single, major respect to perform or comply with any of the obligations expressed to be assumed by it under this Agreement and such default (if capable of remedy) is not remedied within a reasonable period of time after the Executive Committee has given notice to the Settlement System Administrator of the occurrence thereof and requiring the same to be remedied;

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         27.4.2   the revocation or determination or cessation in force for any reason whatsoever of the Condition of the Transmission Licence applicable to the Settlement System Administrator requiring the Settlement System Administrator to implement, maintain and operate a settlement system; and

         27.4.3   the Settlement System Administrator:-

                           (a) is unable to pay its debts (within the meaning of section 123(1) or (2) of the Insolvency Act 1986, but subject as hereinafter provided in this Clause 27.4.3) or if any voluntary agreement is proposed in relation to it under section 1 of that Act or enters into any scheme of arrangement (other than for the purpose of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Executive Committee);

                           (b) has a receiver (which expression shall include an administrative receiver within the meaning of section 29 of the Insolvency Act of 1986) of the whole or any material part of its assets or undertaking appointed;

                           (c) has an administration order under section 8 of the Insolvency Act of 1986 made in relation to it;

                           (d) passes any resolution for winding-up other than a resolution previously approved in writing by the Executive Committee; or

                           (e) becomes subject to an order by the High Court for winding-up.

                           For the purposes of paragraph (a) above section 123(1)(a) of the Insolvency Act of 1986 shall have effect as if for "(pound)250,000" and, further, the Settlement System Administrator shall not be deemed to be unable to pay its debts for the purposes of paragraph (a) above if any such demand as is mentioned in the said section is being contested in good faith by the Settlement System Administrator with recourse to all appropriate measures and procedures.

         For the avoidance of doubt, the Parties hereby acknowledge and agree that a resolution of Pool Members in general meeting to remove the Settlement Administrator shall not, of itself, constitute good cause.

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27.5     Referral to the Director: the Parties agree that the Settlement System
         Administrator shall not be entitled to resign under Clause 27.1 and shall not be removed under Clause 27.3 unless the Director shall have notified the Settlement System Administrator and the Executive Committee (which shall promptly notify all the other Parties) that he is satisfied that good cause has been demonstrated for such resignation or removal.

27.6 Appointment of successor: any resignation by or removal of the Settlement System Administrator pursuant to Clause 27.1 or 27.3 shall not take effect until a successor Settlement System Administrator shall have been appointed and shall have accepted such appointment and the Settlement System Administrator shall continue to perform and discharge its duties and responsibilities under this Agreement until such appointment and acceptance. Subject as provided in Clause 27.7:-

         27.6.1   during the period of notice of resignation provided in Clause
                  27.1 the Executive Committee shall have the right to appoint a successor but, if none is so appointed, the Settlement System Administrator shall have the right to appoint a successor; and

         27.6.2 upon removal of the Settlement System Administrator under Clause 27.3 the Executive Committee shall have the right to appoint a successor.

27.7 Approval of the Director: the Parties undertake with each other that no successor Settlement System Administrator shall be appointed without the written approval of the Director first having been obtained.

27.8 Discharge: if a successor to the Settlement System Administrator is appointed under the provisions of Clause 27.6 and accepts such appointment, the retiring or removed Settlement System Administrator shall (save as provided in Clause 28 and save as regards any rights and liabilities accrued as at the date of retirement or removal) be discharged from any further obligation and shall have no further rights under this Agreement but shall remain entitled to the benefit of the provisions of Clauses 32 and 33 and any other provision of this Agreement providing for an indemnity in favour of the Settlement System Administrator, and its successor and (save as provided in this Clause 27.8) each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party to this Agreement in place of the retiring or removed Settlement System Administrator.


28.      TRANSFER OF RESPONSIBILITIES AND ASSETS


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28.1     Transfer of responsibilities and assets: upon a successor Settlement
         System Administrator being appointed under Clause 27.6 and accepting such appointment the retiring or removed Settlement System Administrator shall:-

         28.1.1 transfer to such successor all copies of all Software belonging to the Settlement System Administrator together with all rights therein vested in the Settlement System Administrators;

         28.1.2 use all reasonable endeavours to novate, or procure the novation of, any licence or other agreement to use and/or maintain the Software to such successor;

         28.1.3 when no longer reasonably required by the Settlement System Administrator to perform its duties and responsibilities under this Agreement, transfer to such successor all Hardware belonging to the Settlement System Administrator and required by such successor to carry out such successor's duties and responsibilities under this Agreement and necessary for the proper functioning of the Settlement System;

         28.1.4 make over to such successor all such records, manuals and data and other information in the ownership or under the control o the settlement System Administrator and relating to the operation, and necessary for the proper functioning, of the Settlement System, provided that, until such time as no longer reasonably required by the Settlement System Administrator for its operation hereunder of the Settlement System, the Settlement System Administrator may retain copies of all such records, manuals, data or other information solely for that purpose;

         28.1.5 provide such training and systems support as such successor may reasonably require and for such period as such successor may reasonably require to enable such successor to carry out its duties and responsibilities under this Agreement; and

         28.1.6 without prejudice to the foregoing provisions of this Clause 28, transfer or otherwise make available to such successor all assets (excluding freehold and leasehold property), equipment, facilities, rights, know-how and transitional assistance which it possesses and which is necessary for such successor to have to operate the Settlement System in accordance with this Agreement and which is not otherwise readily obtainable by such successor, in each case on such reasonable terms (other than as to consideration) as may be agreed between the Settlement System Administrator, such successor and the Executive Committee (and, in default of agreement, the dispute shall be referred to arbitration in accordance with Clause
         83) and in consideration of the payment of such sums as are referred to


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         in Clause 28.2. The Settlement System Administrator further agrees, in consideration of the payment of such sums as are referred too in Clause 28.2, to co-operate with any such successor and the Executive Committee so that the transfer of duties, responsibilities, assets and know-how to such successor is carried out causing as little disruption to the operation of the Settlement System and inconvenience to the Parties as is practicable in all the circumstances.

28.2     Costs of transfer:

         28.2.1   the consideration referred to in Clause 28.1 is:

                           (a) in respect of all Software, Hardware, records, manuals, data and other information referred to in Clauses 28.1.1, 28.1.3 and 28.1.4, the net book value of the same at the date of transfer (which net book value shall not be written up without the prior written consent of the Executive Committee, such consent not to be unreasonably withheld or delayed); and

                           (b) in respect of the training and systems support referred to in Clause 28.1.5, the co-operation referred to in the last sentence of Clause 28.1 and such other matters as are within Clause 28.1.6 but not paragraph (a) above, such reasonable amount as may be agreed between the Settlement System Administrator, the successor and the Executive Committee (and, in default of agreement, the dispute shall be referred to arbitration in accordance with Clause 83).


         28.2.2 Where, during its appointment under this Agreement as Settlement System Administrator, the Settlement System Administrator has at the request of the Executive Committee purchased assets for use solely for the purposes of the Settlements Business (not being assets transferred or to be transferred pursuant to Clause 28.1) the Pool Members shall use all reasonable endeavours to procure that the successor to the Settlement System Administrator shall acquire from the Settlement System Administrator at the Settlement System Administrator's request all or any of such assets on such reasonable terms (other than as to consideration) as may be agreed between the Settlement System Administrator, such successor and the Executive Committee (and, in default of agreement, the dispute shall be referred to arbitration in accordance with Clause 83) and at their respective net book values at the date of acquisition by such successor (which net book values shall not be written up without the prior written consent of the Executive Committee, such consent not to be unreasonably withheld or delayed).

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         28.2.3  (a)   With respect to the removal of the Settlement
                       System Administrator, if in giving notice pursuant to Clause 27.5 the Director shall state that in his opinion the removal of the Settlement System Administrator is not occasioned in any material respect by fault, negligence or inefficient management on the part of the Settlement System Administrator, the Settlement System administrator's costs and expenses of, or directly associated with, its removal (including any redundancy or relocation costs or expenses and any costs and expenses arising from the vacation or surrender of any premises or disposal or its own redeployment of any plant or equipment used in the Settlements Business) (the "Unwinding Costs") shall be borne as to 50 per cent. by the Settlement System Administrator and as to 50 per cent. by the Pool Members (and as between the Pool Members according to their respective Contributory Shares at the date of removal).

                 (b) With respect to the resignation of the Settlement System Administrator, if in giving notice pursuant to Clause
                       27.5 the Director shall state that in his opinion good cause has been demonstrated on the basis of the grounds set out in Clause 27.2.1 or 27.2.2, the Unwinding Costs of the Settlement System Administrator shall be borne exclusively by the Pool Members (and as between the Pool Members according to their respective Contributory Shares at the date of resignation).

                 (c) In any other case, the Settlement System Administrator shall bear all its Unwinding Costs.

      28.2.4 Any payment made by all or any of the Pool Members to the Settlement System Administrator under this Clause 28 shall be without prejudice to any rights and remedies which the Pool Members (or any of them) may have against the Settlement System Administrator arising under this Agreement.



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                                    PART VII

             THE SETTLEMENT SYSTEM ADMINISTRATOR'S RESPONSIBILITIES

29.      RESPONSIBILITIES

         Responsibilities: the Settlement System Administrator shall have the following general duties, responsibilities and obligations under this Agreement:-

29.1 The Settlement System: on and subject to the terms and conditions of this Agreement, compliance with its obligations under this Agreement in respect of the day-to-day operation of the Settlement System;

29.2 Back-up arrangements: In accordance with such requirements as the Executive Committee may from time to time notify to it, the maintenance at one or more sites separate from the site(s) (the "Primary Site") where the day-to-day operation of the Settlement system is carried out of up-to-date copies of the software, appropriate computer hardware, other facilities, records and data such that, upon any breakdown in the operation of the settlement System at the Primary Site, the day-to-day operation thereof can be transferred and run from the separate site or sites at such levels and to such standards of performance as the Executive committee may from time to time so notify, provided that the Settlement System Administrator shall not be obliged to take any action in this regard until the date falling six months after the Effective date;

29.3     Budgets: compliance with its obligations under Schedule 4;

               29.4 Metering:  compliance with its obligations under Part XV and
                    Schedule 21;

29.5 Works Programmes: subject to the availability of resources, co-operation in the preparation, finalisation and implementation of all Works Programmes in respect of which the Settlement System Administrator is not appointed Project Manager;

29.6 Recommendations: at the request of the Executive Committee or of its own initiative, the recommendation to the Executive Committee of changes to this Agreement, the Settlement System, the Pool Rules, the Specification, the Hardware, the Software, the Agreed Procedures and the Codes of Practice (or any part or aspect of any thereof);

29.7 Instructions: subject as provided in Clause 31.3, the implementation of all directions and instructions advised to it under this Agreement by the Executive Committee;

29.8     Records:

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     29.8.1   the maintenance of such records, data and other information as the Pool Auditor may from time to time (after consultation with the Executive Committee) by notice in reasonable detail to the Settlement System Administrator require for the purposes of Part IX or as may otherwise be reasonably necessary to enable the Settlement System Administrator to comply promptly and fully with all its obligations under this Agreement and to facilitate the operation of the Fuel
              Security Code; and

               29.8.2 the retention in machine readable form for a period of not less then eight years (or such longer period as the Executive Committee may from time to time reasonably require) and in electronic or hard copy form (which for these purposes shall include microfiche) for a period of not less than one year of the records, data and other information referred to in Clause 29.8.1 (such records, data and other information to include, to the extent not already included, that specified in Appendix 4 to Schedule 9);

     provided that this obligation shall cease to apply to the Settlement System Administrator which has resigned or been removed to the extent that it has complied with its obligations under Clause 28.1;

29.9 Provision of information (1): subject to any statutory or Licence obligations, the provision to the Executive Committee upon request of reports, data and other information concerning the Settlement System (other than information which is exclusively confidential to and the property of the Settlement System Administrator) required by the Executive Committee and which the Settlement System Administrator is required to retain under Clause 29.8. Each of the Parties agrees to the release of all such reports, data and other information in the circumstances described in this Clause 29.9;

29.10 Provisions of information (s): the provision to the Pool Auditor upon request of reports, data and other information concerning the Settlement System required by the Pool Auditor and which the Settlement System Administrator is required to retain under Clause
         29.8. Each of the Parties agrees to the release of all such reports, data and other information in the circumstances described in this Clause 29.10;

29.11 Provision of information (3): the provision to each Pool Member and the Ancillary Services Provider upon request of a certified copy of such records, data and other information concerning amounts payable by or to such Pool Member and the Ancillary Services Provider as such Pool Member may reasonably request for the purpose of establishing the amounts which are owed to or by such Pool Member in accordance with this Agreement, and in any event such information as any Pool Member may request from the Settlement System Administrator in order to establish or prove a claim to any amounts due or claimed to be due. The Settlement System Administrator shall provide such information forthwith upon request or (if so

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         required by the Settlement System Administrator) upon delivery of a certificate from the Pool Member's counsel certifying that such information is required for such purpose. Each of the Parties agrees to the release of all such records, data and other information in the circumstances described in this Clause 29.11;

29.12 Pool Rules: those specific duties and responsibilities ascribed to it in the Pool Rules:

29.13 Operation of the Settlement System: the operation of the software in accordance with the Pool rules and the proper employment of the Hardware in the carrying out of its duties and responsibilities and the performance of its obligations in respect of its operation of the Settlement System;

29.14 Arrangements with the Grid Operator and Ancillary Services Provider: each of the Settlement System Administrator, the Grid Operator and the Ancillary Services Provider shall make and maintain arrangements with each other whereby such data and other information as may be collected or received by any of them or necessary for the purposes of the Settlement System, the Ancillary Services Business or (as the case may be and subject to Clause 69) the operation of the NGC Transmission System or the performance by the Grid Operator of its obligations under the NGC Transmission Licence shall be provided to such other(s) to the extent necessary to enable such other(s) to perform its or their respective obligations under this agreement, the Grid Code, any Ancillary Services Agreement and/or the NGC Transmission Licence. Each of the Parties agrees to the release of all such data and other information in the circumstances described in this Clause 29.14;

29.15 Arrangements with the Pool Funds Administrator: the Settlement System Administrator and the Pool Funds Administrator shall make and maintain arrangements with each other whereby:-

       (a) sufficient data and other information is provided by the Settlement System Administrator to the Pool Funds
              Administrator as to enable the Pool Funds Administrator to perform its obligations under this Agreement and the Funds Transfer Agreement; and

       (b) sufficient data and other information is provided by the Pool Funds Administrator to the Settlement System Administrator as to enable the Settlement System Administrator to perform its obligations under this Agreement.

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           Each of the Parties agrees to the release of all such data and other information in the circumstances described in this Clause 29.15;

29.16 Notification of arrangements: the provision, upon request, to the Executive Committee of full details of its arrangements for the time being in effect with each of the Grid Operator, the Pool Funds Administrator and the Ancillary Services Provider Preferred to in Clause 29.15 or (as the case may be) 29.15;

29.17 Provision of information (4): the provision to each Pool Member of a report of the running of the Settlement System for each Settlement Day. Such report may be provided to each Pool Member by electronic means via data communication links or in such other manner as is agreed between the Settlement System Administrator and the relevant Pool Member.

29.18      Estimates: without prejudice to its obligations under Section 17.8 of
           Schedule 11, where the Settlement System Administrator is unable for whatever reason to provide the Pool Funds Administrator with the actual information required in respect of each Settlement Day for each Pool Member and the Ancillary Services Provider, the provision to the Pool Funds Administrator of its best estimates of that information by the same time as it was required to provide the actual information. The Settlement System Administrator shall promptly notify the Pool Funds Administrator, the Ancillary Services Provider, each Pool Member, each Externally Interconnected Party (not being a Pool Member), the Executive Committee, the Pool Auditor and the Director that the information so provided has been provided on an estimated, and not actual, basis;

29.19 Provisional determinations: where a provisional determination of any dispute is required for the purposes of any run of Settlement (as referred to in paragraph D of the Preamble to Section 9) the same shall be made by the Settlement System Administrator in accordance with the relevant Agreed Procedure or, if there is no such Agreed Procedure, on such basis as the Settlement System Administrator shall reasonably consider to be appropriate in all the circumstances. If the Settlement System Administrator shall make any such provisional determination, it shall promptly notify the Executive Committee in writing of the same and shall give such details thereof as the Executive Committee may from time to time request;

29.20 Other: subject to Clause 31.3, generally the carrying out of all such technical, operative, executive, administrative and advisory services in connection with the operation of the Settlement System as from time to time may reasonably be required by the Executive Committee;

29.21 Availability testing: the giving of instructions to the Grid Operator to conduct Availability Tests (as defined in paragraph 19.1.1 of Schedule 9), which the Grid Operator undertakes to conduct, all in accordance with Section 19 of that Schedule.


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30.        INSURANCE RESPONSIBILITIES

30.1 Insurance requirements: subject to the availability in the insurance market of such insurances, the Settlement System Administrator shall effect and maintain in full force and effect with first class insurers the following insurances:-

           30.1.1 insurance with respect to (a) physical loss or damage to each of the Hardware (including Second Tier Hardware) and Software (including Second Tier Software) and (b) corruption of the Software (including Second Tier Software) and related computer data, in each case in an amount equivalent to its replacement cost, except, with effect from 1st April, 1994, insofar as concerns any Second Tier Hardware and Second Tier Software owned and/ or operated by any particular Second Tier Agent where such Second Tier Agent has agreed with the Settlement System Administrator substantially to the effect, inter alia, that:

                           (i) the Second Tier Agent will effect and maintain in full force and effect with first class insurers insurance with respect to (a) physical loss or damage to each of such Second Tier Hardware and Second Tier Software and (b) corruption of such Second Tier Software and related computer data, in each case in an amount equivalent to its correction cost;

                           (ii) the Second Tier Agent shall promptly on request provide to the Settlement System Administrator an insurance broker's certificate having a form and content as specified in Clause 30.4 and evidence that the Second Tier Agent has paid the relevant premiums; and

                           (iii) if the Second Tier Agent has not so insured and paid the relevant premiums the Settlement System Administrator shall, on behalf of the Second Tier Agent, take out such insurance and pay such premiums and recover the cost of the same from the Second Tier Agent; and

                           provided that, in the case of (iii) above, where:

                                     (a)    the Settlement System Administrator
                                            is aware that the Second Tier Agent
                                            has not so insured in accordance
                                            with (i) above; and

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                                     (b)    a period of fourteen days since the
                                            Settlement System Administrator
                                            first became aware that the Second
                                            Tier Agent had not insured in
                                            accordance with (i) above, has
                                            elapsed, during which period the
                                            Second Tier Agent has not so insured
                                            in accordance with (i) above.

                           the Settlement System Administrator shall so take out such insurances in the name of such Second Tier Agent unless, after having sought, to the extent that it is able, such information from the Second Tier Agent as is necessary for the purposes of obtaining such insurances, it has failed to obtain such information; and

           30.1.2 professional indemnity insurance as Settlement System Administrator in an amount of not less than "(pound)20,000,000" any one claim and
                           "(pound)20,000,000" all claims in any one year (or such other amount as may from time to time be reasonably required by the Executive Committee after consultation with the Settlement System Administrator).

30.2 Costs: all premiums and other sums of money payable in respect of all insurances effected or to be effected pursuant to Clause 30.1 where borne by the Settlement System Administrator shall be recovered in accordance with the Accounting Procedure.

30.3 Application of proceeds: the Settlement System Administrator shall use all reasonable endeavors:

           (i) in the case of insurance where its Second Tier Agent is the insured, to procure that such Second Tier Agent makes and collects claims promptly; and

           (ii) in the case of insurances where its Second Tier Agent is the insured, to procure that such Second Tier Agent makes and collects claims promptly,

           and shall apply and, as appropriate, shall procure that its Second Tier Agent applies, all moneys so received by it in respect of the insurances referred to in Clause 30.1 in or towards making good the loss and fully repairing the damage or (as the case may be) satisfying the relevant liability in respect of which such moneys were receivable or reimbursing the cost of the same.

30.4 Information requirements: the Settlement System Administrator shall promptly supply the Executive Committee upon request from time to time with an insurance broker's certificate in form and content reasonably satisfactory to the Executive Committee confirming that cover has been effected, whether by it or its Second Tier Agent, in respect of the insurances referred to in Clause 30.1 and giving reasonable details of the terms and conditions of such insurance.


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31.        PERFORMANCE OF DUTIES

31.1 Independent contractor: in carrying out its duties and responsibilities under this Agreement and otherwise in acting as Settlement System Administrator hereunder, the Settlement System Administrator shall act as an independent contractor and (unless expressly authorised to the contrary) shall neither act nor hold itself out nor be held out as acting as agent for any of the other Parties.

31.2       Delegation:

           31.2.1 subject as provided in Clauses 31.2.2 and 31.2.3 the Settlement System Administrator may delegate the performance of all or any of its duties and responsibilities under this Agreement to agents or contractors.

           31.2.2 The Settlement system Administrator shall be entitled to delegate the performance of all or any of its duties and responsibilities under this Agreement (not being duties or responsibilities which are in respect of any significant matter, unless the prior written approval of the Executive Committee under Clause 31.2.3 has been given).

           31.2.3   In giving any such approval as is referred to in Clause
                    31.2.2 the Executive Committee shall specify the particular duties and responsibilities which may be delegated and to whom and for what period. On receipt of such approval the Settlement System Administrator may delegate its duties and responsibilities only to the extent of the terms of such approval.

           31.2.4 As between the Settlement System Administrator and the other parties, no delegation pursuant to this Clause 31.2 or pursuant to Clause 60.15 nor the terms or conditions of any contract pursuant to which any such delegation is effected shall relieve the Settlement System Administrator of any of its duties or responsibilities under this Agreement. The Settlement System Administrator shall at all times properly supervise the performance of all such delegates.

31.3       Compliance with Executive Committee's instructions:

           31.3.1 subject to the other provisions of this Clause 31, the Settlement System Administrator shall at all times observe and comply with all directions and instructions of the Executive Committee or the Chief Executive which fulfil the criteria set out in Clause 31.3.2.


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           31.3.2   A direction or instruction of the Executive Committee or the
                    Chief Executive shall:-

                              (a) be clear and unequivocal (and a direction or instruction shall be deemed such until such time as the Settlement System Administrator requests any necessary clarification);

                           (b) have due regard to the resources of the Settlement System Administrator available to give effect to such direction or instruction (and the Settlement System Administrator shall promptly provide the Executive Committee or the Chief Executive upon request from time to time with full details of such available resources);

               (c) not increase the duties, responsibilities or liabilities of the Settlement System Administrator beyond those contemplated under this Agreement without proper compensation: for this purpose, without limitation, (a) compensation for increased duties and responsibilities shall be proper if the costs are included in the Budget or, as appropriate, the Statement of Costs with a margin in accordance with the Accounting Procedure or such higher margin as may be appropriate to the level of such increased duties or responsibilities, and (b) compensation for increased liabilities shall be proper if an indemnity is given  to  the  Settlement  System  Administrator  which  is reasonably satisfactory to it or other compensation reasonably satisfactory to the Settlement System Administrator is provided to it; and


                           (d)       not conflict with the terms of this
                                     Agreement.

 31.3.3 The Settlement System Administrator shall be entitled to rely upon any direction or instruction of the Executive Committee or the Chief Executive (if any) if the same is signed by way of authority in accordance with Clause 31.6 on behalf of two or more Committee
         Members or on behalf of the Chief Executive and shall not be obliged to comply with any direction or instruction of any sub-committee of the Executive Committee or any delegate of the Executive Committee other than the Chief Executive (unless such direction or instruction is shown as having been ratified by the Executive Committee).

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 31.3.4  The Settlement System Administrator shall be entitled to rely upon any communication or document reasonably believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any of the Parties for any of the consequences of such reliance.

 31.4 Compliance with the Director's directions: no liability whatsoever shall attach to the Settlement System Administrator as a result of due compliance by it with any directions and instructions of the Director, provided that in complying with such directions and instructions the Settlement System Administrator is at all times acting in good faith.

31.5 Prior approval: where by the terms of this Agreement the Settlement System Administrator is required to obtain the prior directions, instructions, approval or consent of the Executive Committee or the Chief Executive, the Settlement System Administrator shall have no authority to, and shall not, act unless the requisite directions, instructions, approval or consent have first been obtained. Notwithstanding the foregoing sentence, nothing in this Agreement shall prevent the Executive Committee from ratifying any act of the Settlement System Administrator.

31.6 Express authority: all directions and instructions of the Executive Committee or the Chief Executive to the Settlement System Administrator shall, as between the Settlement System Administrator and the Pool Members, be deemed to have the express authority of, and shall be binding without reservation upon, all Pool Members.

31.7 Authority of Pool Members: the Settlement System Administrator shall not be bound to act in accordance with the directions or instructions of the Pool Members unless the Pool Members act through the Executive Committee.

31.8 General Meetings: the Settlement System Administrator shall not be obliged to take any steps to ascertain whether any resolution of Pool Members in general meeting or of any class of Pool Members in separate general meeting which it is advised by the Executive Committee or the Chief Executive as having been passed was in fact passed or passed by the requisite majority and until the Settlement System Administrator shall have express written notice to the contrary from the Executive Committee or the Chief Executive it shall be entitled to assume that the relevant resolution was passed or (as the case may be) the relevant requisite majority was obtained.

31.9 Exceptions: notwithstanding the foregoing provisions of this Clause 31, in the performance of its duties and responsibilities under this Agreement the Settlement System Administrator shall not be bound to act in accordance with the directions or instructions of the Executive Committee or the Chief Executive if:-

31.9.1 to do so would cause the Settlement System Administrator to breach any of its obligations under the Act or its Transmission Licence; or


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31.9.2   the Settlement System Administrator has reasonable grounds for believing that it would so breach any of such obligations and has consulted the Director and:-

                 (a)       the Director has indicated that,
                           notwithstanding any such actual or
                           potential breach, the Director would not be minded to enforce compliance with those obligations and the Settlement System Administrator has received an indemnity reasonably satisfactory to it in respect of its acting in accordance with such directions and instructions.

           In any such event the Settlement System Administrator shall promptly notify the Executive Committee.

31.10 Reference to the Director: if at any time the Settlement System Administrator has a concern which is properly and reasonably found that, in acting in accordance with any direction or instruction of the Executive Committee or the Chief Executive, it will breach one or more of its obligations under the Act or its Transmission Licence, then, if having discussed the matter with the Executive Committee the matter remains unresolved, the Settlement System Administrator shall either comply with such direction or instruction or by notice in writing refer the same to the Director, such notice to set out in full the directions or instructions given to the Settlement System Administrator and the grounds for such concern and to be copied to the Executive Committee. Pending any guidance from the Director in response to any such reference and, provided that the Director shall not express any view that such reference is misconceived, vexatious or in respect of an improperly or unreasonably founded concern, the Settlement System Administrator shall not be liable to any of the other Parties for refusing to act in accordance with the relevant direction or instruction. If the Director shall express such a view, the Settlement system Administrator shall be so liable.

32.        STANDARD OF CARE AND LIMITATION OF LIABILITY

32.1 Standard of care: in the exercise of its duties and responsibilities under this Agreement the Settlement System Administrator shall exercise that degree of care, diligence, skill and judgement which would ordinarily be expected of a reasonably prudent operator of the Settlement System taking into account the circumstances actually

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           known to the Settlement System Administrator, its officers and employees at the relevant time or which ought to have been known to it or them had it or they made such enquiries as were reasonable in the circumstances. In particular, but without prejudice to the generality of the foregoing, in the absence of directions and instructions given to it by the Executive Committee under this Agreement and having due regard to the constraints imposed on the Settlement System Administrator by the Accounting Procedure and the resources available to it, the Settlement System
           Administrator shall at all times conduct itself in a manner calculated to achieve the principal objects and purpose of this Agreement set out in Clauses 4.1.2 and 4.1.3.

32.2 Limitation of liability: subject to Clauses 32.3 and 39.7 and save where any provision of this Agreement provides for an indemnity, each Party agrees and acknowledges that neither the Settlement System Administrator nor any of its officers, employees or agents shall be liable to any of the other Parties for loss arising from any breach of this Agreement other than for loss directly resulting from such breach and which at the date of this Agreement was reasonably forseeable as not unlikely to occur in the ordinary course of events from such breach in respect of:-

           32.2.1 physical damage to the property of any of the other Parties or its or their respective officers, employees or agents; and/or

           3.2.2 the liability of any such other Party to any other person for loss in respect of physical damage to the property of any other person.

32.3 Death and personal injury: nothing in this Agreement shall exclude or limit the liability of the Settlement System Administrator for death or personal injury resulting from the negligence of the Settlement System Administrator or any of its officers, employees or agents and the Settlement System Administrator shall indemnify and keep indemnified each of the other Parties, its officers, employees or agents from and against all such and any loss or liability which any such other Party may suffer or incur by reason of any claim on account of death or personal injury resulting from the negligence of the Settlement System Administrator or any of its officers, employees or agents.

32.4 Exclusion of certain types of loss: subject to Clauses 32.3 and 39.7 and save where any provision of this Agreement provides for an indemnity, neither the Settlement System Administrator nor any of its officers, employees or agents shall in any circumstances whatsoever be liable to any of the other Parties for:-

           32.4.1 any loss of profit, loss of revenue, loss of use, loss of contract or loss of goodwill; or

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           32.4.2   any indirect or consequential loss; or

           32.4.3 loss resulting from the liability of any other Party to any other person howsoever and whensoever arising save as provided in Clauses 32.2.2 and 32.3

32.5 Trust: each Party acknowledges and agrees that each of the other Parties holds the benefit of Clauses 32.2, 32.3 and 32.4 for itself and as trustee and agent for its officers, employees and agents.

32.6       Survival: each of Clauses 32.2, 32.3, 32.4 and 32.5 shall:-

           32.6.1 be construed as a separate and severable contract term, and if one or more of such Clauses is held to be invalid, unlawful or otherwise unenforceable the other or others of such Clauses shall remain in full force and effect and shall continue to bind the Parties; and

           32.6.2   survive termination of this Agreement.

32.7 Saving: for the avoidance of doubt, nothing in this Clause 32 shall prevent or restrict any Party enforcing any obligation (including suing for a debt) owed to it under or pursuant to this Agreement.

32.8 Full negotiation: each party acknowledges and agrees that the foregoing provisions of this Clause 32 have been the subject of discussion and negotiation and are fair and reasonable having regard to the circumstances as at the date of this Agreement.

33.        INDEMNITY

           33.1 Definition: in this Clause 33 "Losses" means all losses, costs, damages, expenses, liabilities and claims suffered or incurred by the Settlement System Administrator, its officers, employees or agents, including the costs of management time incurred.

           33.2 Indemnity (1); each Pool Member (or, in the case of any agreement entered into for or on behalf of any class of Pool Members, each Pool Member of that class) shall (but only in respect of its Contributory Share at the time of receipt of the request for indemnification) severally indemnify and keep indemnified the Settlement System Administrator, its officers, employees and agents against all Losses arising directly or indirectly as a result of the Settlement System Administrator, with the approval of Pool Members in general meeting or (as appropriate) of any class of Pool Members in separate General Meeting, entering into any agreement as

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                    agent for, or otherwise on behalf of, the Pool Members
                    and/or any class of Pool Members and/or the Executive Committee (other than any Losses recoverable under the Accounting Procedure or arising from the wilful default,bad faith or negligence of, or breach of its obligations under this Agreement by, the Settlement System Administrator, its officers, employees or agents). For the purposes of this Clause 33.2 the Pool Members in general meeting shall be deemed to have approved the Escrow Agreement and each Accession Agreement executed prior to 1st October, 1991 and the relevant class of Pool Members which are parties thereto shall be deemed to have approved each deed of indemnity entered into in favour of a Pool Chairman where his period of appointment began on or before 1st April, 1993.

33.3       [Not used].

33.4 Litigation: the Settlement System Administrator shall not be obliged to engage in any litigation or arbitration proceedings on behalf of the Pool members or any of them or the Executive Committee but, if it does agree to become engaged in any such proceedings, it shall be entitled, inter alia, to an indemnity in its favour in form and content satisfactory to it.

34.        COSTS, FEES AND EXPENSES

34.1       Schedule 4: the provisions of Schedule 4 shall have effect.

34.2       Fees:

           34.2.1 each Party which is not a Pool Member (other than the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator and the Ancillary Services provider) shall pay the Settlement System Administrator a fee in respect of the provision to such Party of all data and other information which is required by the terms and conditions of this Agreement to be made available to it by the Settlement System Administrator save where there is a specific provision in this Agreement for payment in respect of such data or other information. Such fee shall be an amount (exclusive of Untied Kingdom Value Added Tax) determined by the Executive Committee in consultation with the Settlement System Administrator to be the aggregate of (a) the cost to the Settlement System Administrator of providing all such data and other information or (as the case may be) such of it as is requested by such Party, (b) the Permitted margin and (c) such additional amount
                    (if any) as the Executive Committee shall from time to time determine. Such fee shall be payable quarterly in arrears within 15 days after the issue by the Settlement System Administrator of an invoice therefor or within such other period as may be agreed from time to time by the relevant Party and the Settlement System Administrator. All such payments shall be made in sterling in cleared funds in full without set-off or counter-claim, withholding or deduction of any kind whatsoever but without prejudice to any other remedy. In the event of any dispute regarding payment of such fees, no Party may withhold payment of any invoiced amount but may refer such dispute regarding payment of such fees, no Party may withhold payment of any invoiced amount but may

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                    refer such dispute to arbitration in accordance with Clause
                    83 following payment. The provisions of Section 2.3 of Part C of Schedule 4 shall apply mutatis mutandis to any amount due to the Settlement System Administrator pursuant to this Clause 34.2.1 which is not received on the due date.

           34.2.2 For the purposes of this Clause 34.2 "Permitted Margin" means in respect of any amount (the "Base Amount"), such amount as, when added to the Base Amount, is equal to x per cent. of the sum of such amount and the Base Amount, where x is equal to the mid-range figure for the Net Martin of the Settlements Business referred to in Section 8.1 of Part C of
                    Schedule 4.

           34.2.3 A Party may at any time by notice in writing to the Settlement System Administrator elect not to be provided with all or some of the data and other information to which it is entitled from the Settlement System Administrator under this Agreement and amy change such election at any time upon further written notice to the Settlement System Administrator.

34.3 Charges: the Executive Committee shall be entitled to require that a fee or other charge (not exceeding (pound)500 per dispute or such other sum as the Pool Members in general meeting may from time to time approve) be levied on and paid by a Party in respect of any dispute concerning Settlement or its operation (including with respect to data) referred by such Party for determination to the Executive Committee or any sub-committee thereof. Such fee or other charge shall be levied, paid and collected in such manner and at such time as the Executive Committee shall direct and the relevant Party hereby undertakes to pay any such fee or other charge so levied. Any such fee or other charge shall at the option of the Executive Committee (i) be refunded in whole or in part to the Party which paid the same, or (ii) be applied against the administration costs of whatsoever nature of the Executive Committee or the relevant sub-committee and the surplus, if any, after payment in full of all such costs shall be applied against the charges of the Settlement System Administrator recoverable from all Pool Members under Part C of Schedule 4.

34.4       Externally Interconnected Parties' costs:

           34.4.1 an Externally Interconnected Party shall be entitled to recover in accordance with this Clause 34.4 its costs and expenses reasonably incurred in acting in accordance with this Agreement as the Externally Interconnected Party for its Corresponding External Pool Members (as defined in the Pool Rules).


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           34.4.2   Not later than 30 days after the beginning of each
                    Accounting Period (commencing with the Accounting Period beginning in 1992) each Externally Interconnected Party shall submit in writing to the Executive Committee for approval (such approval not to be unreasonably withheld) reasonable details of the costs and expenses anticipated as likely to be incurred by it in its capacity as an Externally Interconnected Party in that Accounting period and (commencing with the Accounting period beginning in 1993) of the actual costs and expenses so incurred by it in the immediately preceding Accounting Period. If approved by the Executive Committee, all such costs and expenses shall be recovered by an Externally Interconnected Party from its Corresponding External Pool Members in accordance with Clause 34.4.3. If not so approved, the Externally Interconnected Party shall revise and resubmit to the Executive Committee the said details as often as may be required in order to obtain such approval.

           10.4.3 Each Corresponding External Pool Member shall reimburse its Externally Interconnected Party its due proportion of all its Externally Interconnected Party's approved costs and expenses within 28 days after receipt of an invoice from its Externally Interconnected Party. The Externally Interconnected Party shall issue invoices in respect of each Quarter on or after the Quarter Day relating thereto. Invoices shall be based on approved anticipated costs and expenses for the relevant Accounting Period and the first invoice for each Accounting Period (commencing with the Accounting Period beginning in 1993) shall include any correction that may be necessary on account on the approved actual costs and expenses being different from the approved anticipated costs and expenses for the immediately preceding Accounting Period.

           34.4.4 For the purposes of this Clause 34.4 a Corresponding External Pool Member's due proportion of its Externally Interconnected Party's approved costs and expenses for each Quarter shall be calculated as follows:-

                      (a) the aggregate of the Externally Interconnected Party's approved costs and expenses shall be divided by two;

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                  (b)       as to one half of such approved costs and
                            expenses, the Corresponding External Pool
                            Member's due proportion shall be the
                            proportion which the sum of (i) the number of its Generation Trading Blocks and (ii) one (representing the notional Consumer referred to in paragraph 26.5.2(d) of the Pool Rules) bears to the sum of (a) the total number of the Generation Trading Blocks of all Corresponding External Pool Members the
                            Externally Interconnected Party of which is the same as that for the Corresponding
                            External Pool Member in question and (b) the number of all such Corresponding
                            External Pool Member shall for this purpose be allocated at least one Generation
                            Trading Block; and

                  (c) as to the other half of such approved costs and expenses, the Corresponding External Pool Member's due proportion shall be the proportion which its Gross Traded Energy for the Quarter in question bears to the aggregate of the Gross Traded
                            Energy for that Quarter of all Corresponding
                            External Pool Members the Externally Interconnected Party of which is the same as that for the Corresponding External Pool Member in question, and for this purpose "Gross Traded Energy" in respect of any Quarter and any Corresponding External Pool member shall be the aggregate amount of Active Energy (measured in kWh) bought and sold pursuant to this Agreement by such Corresponding External Pool member in its capacity as such in that Quarter.

           34.4.5 The foregoing provisions of this Clause may be amended or varied in respect of an Externally Interconnected Party and its Corresponding External Pool Members (or any of them) by prior written agreement of that Externally Interconnected Party, all its Corresponding External Pool Members and the Executive Committee.

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                                    PART VIII

                  THE SETTLEMENT SYSTEM AND COMPUTER OPERATIONS

35.        DEVELOPMENT OF THE SETTLEMENT SYSTEM

35.1 Development: the Settlement System shall be developed under the overall control of the Executive Committee. All developments of and changes to the Computer Systems shall be made in accordance with the terms of the Development Policies.

35.2 Delegation: save as provided by the Development Policies, the Executive Committee shall be entitled to delegate all or any of its rights, powers and duties under Clause 35.1 and the Development Policies to such person(s) and on such terms and conditions as from time to time it may see fit.

33.3       Development Policies:

           35.3.1    (a)  The matters addressed by the Development
                          Policies are set out in the list of contents in the Development Policies. These general headings define the scope of the Development Policies.

                     (b) The scope of the Development Policies may be amended at any time and from time to time by written agreement of the Executive Committee and the Settlement System Administrator.

                     (c) Any amendment to any of the matters addressed by the Development Policies or any addition or substitution to the Development Policies which does not extend or restrict (other than in a way or to an extent which can reasonably be regarded as de minimis) the scope of the Development Policies may be made at any time and from time to time, and shall be effective if so made, by the Executive Committee after consultation with the Settlement System Administrator unless such matter is one covered by the headings in Schedule 16 in which event such amendment, addition or substitution may be made and shall be effective only by written agreement of the Executive Committee and the Settlement System Administrator.

           35.3.2 Without prejudice to Clause 35.3.1(c), Schedule 16 may be changed at any time and from time to time by written agreement of the Executive Committee and the Settlement System Administrator.


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           35.3.3   Each of the Parties undertakes to comply with (and the Pool members undertake to ensure that the Executive Committee complies with) the Development Policies.

           35.3.4 In carrying out any development of the Settlement System the omission of any step generally comprising the life cycle of any project under the Development Policies or the omission, substitution or modification of any standard, method or procedure specified in the Development Policies shall be taken into account in determining the liability of the Settlement System Administrator under Clause 39, save where such step, standard, method or procedure is omitted, substituted or modified by the Settlement System Administrator, its employees, officers or agents without the consent of the Executive Committee or any authorised delegate of the Executive Committee.

35.4       Project Management:

           35.4.1 in accordance with the following provisions of this Clause 35.4, the Settlement System Administrator shall have the right and, at the request of the Executive Committee, the obligation:-

                           (i)       to procure the project management; and

                           (ii)      to contract for all developments,

                           of the Settlement system or any stage or module thereof. In connection with any such project management or contracting for any such development the Settlement system Administrator shall enter into agreements with persons (other than the Settlement System Administrator or any of its employees) on such terms as the Executive Committee may reasonably require.

           35.4.2 The project manager of any development of the Settlement System or any stage or module thereof shall be as agreed between the Executive Committee and the Settlement System Administrator taking into account inter alia such matters as cost-effectiveness, quality and the competitive terms of such project manager.

           35.4.3 The functional and technical direction of any project manager of a development of the Settlement System or any stage or module thereof shall be given by the Executive Committee or any sub-committee or sub-group thereof established to monitor the particular development of the Settlement System or any stage or module thereof for which such person is appointed as a project manager, provided that

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                    the management of the use of the Settlement System
                    Administrator's computing and human resources by any project manager so appointed shall remain with the Settlement System Administrator. The Settlement System Administrator shall be obliged and have the right to attend any meeting of such sub-committee or sub-group.

           35.4.4 The Executive Committee or the particular sub-committee or sub-group in respect of any development of the Settlement System shall take into account all reasonable comments of the Settlement System Administrator in relation to the specification, design, testing and implementation requirements of any development of the Settlement System where such comments relate to the operational compatibility or consistency with the Settlement System or the ability of the Settlement System Administrator to comply with this Agreement, the Act or NGC's Transmission Licence.

           35.4.5 Where a person (other than the Settlement System Administrator or any of its employees) is chosen to project manage a development of the Settlement System or any stage or module thereof, the Settlement System Administrator shall co-operate with such project manager to the extent necessary to enable such project manager properly to manage such development.

35.5 Provision of data and information: each Party shall ensure that all data and information necessary to enable any testing of the Settlement System or any development thereof or change thereto required under the Development Policies and which is permitted to be released by the Settlement System Administrator under the Pool Rules or as otherwise expressly provided herein is supplied to the Executive Committee or as it may direct and to the Settlement System Administrator, and each party shall use all reasonable endeavours to co-operate with and support any such testing.

35.6 Provision of data and information to authorised persons: the Parties shall provide or ensure that the Settlement System Administrator provides all data and information required under Clause 35.5 to such persons as may from time to time be authorised by the Executive Committee to receive the same provided that such persons shall have executed a confidentiality undertaking in such form as the Executive Committee may from time to time determine. If the Settlement System Administrator is not permitted or required to release any data and information by reason only of the confidential nature of such data and information it shall and may provide representative data to the extent required for such testing.


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35.7       Inconsistencies and conflicts: in the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of the Development Policies, the provisions of this Agreement shall prevail.

36.        CHANGE MANAGEMENT

36.1 Change Management Policies: in order to ensure that developments of and changes to the Settlement System are brought into effect in an ordered and controlled manner, each of the Parties undertakes to comply with the Change Management Policies.

36.2 Amendments: the Change Management Policies may be amended at any time and from time to time by the Executive Committee after consultation with the Settlement System Administrator.

37.        SOFTWARE

37.1 Acceptance of Software: the Settlement System Administrator shall not after the Effective Date accept any software unless and until instructed to do so by the Executive Committee and, to the extent that any lack of any such instruction causes the Settlement System Administrator to suffer or incur a loss under any contract relating thereto (not being a loss occasioned by its own fault), it shall be entitled to recover the same in accordance with the Accounting procedure, provided always that the Settlement System Administrator has notified the Executive Committee in writing of the nature and amount of any such potential loss in good time prior to the loss arising.

               37.2 Warranties:  without prejudice to Clauses 39 and 44, nothing in this Agreement shall imply or impose any requirement on the Settlement System Administrator to give any warranty with respect to any Software.

38.3 No liability: each Party acknowledges that neither NGC nor NGC Settlements Limited shall have any liability in respect of any software developed before the
           Effective Date.

38.        CHANGES TO THE POOL RULES

39.1 The Settlement System Administrator's obligations: the Settlement System Administrator shall have the obligations and responsibilities set out in this Clause 39 in respect of the New Software and its related Specifications and the written procedures used by the Settlement System Administrator in connection with the operation of the Settlement System (the "Operation Procedures").

39.2       Future developments (1):  in respect of:

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           39.2.1   each Works Programme involving a change to the Specification or the Software for which the Settlement System
                    Administrator is appointed Project Manager or which is developed by or on behalf of the Settlement System Administrator; or

           39.2.2 all changes to the Software or the Specification (other than those referred to in Clause 39.2.1 or 39.3).

           the Settlement System Administrator shall ensure that, subject to Clause 39.4, upon the implementation of such change the New Software which is the result of such change (excluding Settlement GOAL, GOALPOST, LOLP and Second Tier Software and any Software the development of which has been project managed by a person other than the Settlement System Administrator) is consistent in all material respects with, and will in its operation give effect in all material respects to, and the Operational Procedures are appropriate to give effect in all material respects to, the Specification relating to such New Software (other than those parts relating to Settlement GOAL, GOALPOST, LOLP and Second Tier Software and any Software the development of which has been project managed by a person other than the Settlement System Administrator.)

39.3 Future developments (2); in respect of each Works Programme or development specified in accordance with the Development Policies involving a change to the Specification or the Software for which the Settlement System Administrator is not appointed Project Manager and which is not developed by or on behalf of the Settlement System Administrator, the Settlement System Administrator shall ensure that, subject to Clause 39.5, upon the implementation of such change the New Software which is the result of such change (excluding Settlement GOAL, GOALPOST, LOLP and Second Tier Software and any Software the development of which has been project managed by a person other than the Settlement System Administrator) is consistent in all material respects with, and will in its operation give effect in all material respects to, and the Operational Procedures are appropriate to give effect in all material respects to, the Specification relating to such new Software (other than those parts relating to Settlement GOAL, GOALPOST, LOLP and Second Tier Software and any Software the development of which has been project managed by a person other than the Settlement System Administrator).

39.4 Relief from liability (1): the Settlement System Administrator shall be relieved from liability under Clause 39.2 if (but only to the extent that):-

           39.4.1 in good time (having regard to the time elapsed from the date upon which work on the relevant change is initiated by the Executive Committee to the date such change is implemented and taking into account, where appropriate, that testing of the New Software by or on behalf of the Settlement System Administrator may have taken place

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                    only after delivery thereof to the Settlement System
                    Administrator) before such implementation the Settlement System Administrator has notified the Executive Committee in writing on Specified Grounds of inconsistencies between the New Software and/or its Operational Procedures and the Specification or operational failures in the Settlement System which will arise by reason of such implementation, which inconsistencies or operational failures remain unresolved at the time of such implementation; and

           39.4.2 any other such inconsistency could not reasonably have been expected to have been discovered by a project manager engaged to give effect to such change and acting in accordance with Good Industry Practice (taking into account the actual time given for such development and the testing of any relevant software).

39.5 Relieve from liability (2): the Settlement System Administrator shall be relived from liability under Clause 39.3 if (but only to the extent that):-

           39.5.1 in good time (having regard to the time elapsed from the date upon which work on the relevant change is initiated by the Executive Committee to the date such change is implemented and taking into account, where appropriate, that testing of the New Software by or on behalf of the Settlement System Administrator may have taken place only after delivery thereof to the Settlement System Administrator) before such change the Settlement system Administrator has notified the Executive Committee in writing on Specified Grounds of inconsistencies between the New Software and/or its Operational procedures and its Specification or operational failures in the Settlement System which will arise by reason of such implementation, which inconsistencies or operational failures remain unresolved at the time of such implementation; and

           39.5.2 any other such inconsistency could not reasonably have been expected to have been discovered by the Settlement System Administrator having regard to its actual knowledge of the detail of such change and the development works in relation thereto, its involvement generally in the development of the related Specification and the New Software and its actual knowledge of the Settlement System and the effect of such change thereon.

39.6 Specified Grounds: in this Clause 39 "Specified Grounds" means grounds reasonably held by the Settlement System Administrator for believing that at the time of the implementation of any such change as is referred to in Clause 39.2 or 39.3, there will be an inconsistency between the New Software (excluding Settlement GOAL,

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           GOALPOST, LOLP and Second Tier Software and any Software the
           development of which has been project managed by a person other than the Settlement System Administrator) and/or its Operational procedures and its Specification (other than those parts relating to Settlement GOAL, GOALPOST, and Second Tier Software and any Software the development of which has been project managed by a person other than the Settlement System Administrator) or operational failures in the Settlement System which will arise by reason of such introduction or implementation, which grounds (and the reasons therefor) are fairly disclosed to the Executive Committee (taking into account the actual time given for the relevant development and the testing of any relevant software). In the event of any dispute between the Executive Committee and the Settlement System Administrator as to whether a matter has been fairly disclosed the same shall be referred promptly (and in any event within one month after the dispute has arisen) to arbitration in accordance with Clause 83. if the decision of the arbitrator(s) is that the matter has not been fairly disclosed, the relevant disclosure shall be ignored for the purpose of establishing a Specified Ground.

39.7 Liability for breach: the Settlement System Administrator's liability for breach of any of its obligations under the foregoing provisions of this Clause 39 shall be subject to the limitations set out in Clause 32 save that the Settlement System Administrator shall also be liable to the extent (if any) agreed in writing with the Executive Committee in relation to each development relating to New Software (and shall not charge or recharge that liability to Pool Members).

39.8 Claims limitation: the Settlement System Administrator shall not be liable in respect of any breach of this Clause 39 unless:-

           (i) a breach in respect of the New Software is notified to the Executive Committee or the Executive Committee becomes aware of such breach within 12 months after the date upon which such New Software is accepted by or on behalf of the Executive Committee; and

           (ii) details of any claim to be made in respect of such breach are given to the Settlement System Administrator within 3 months after the Executive Committee is notified or otherwise becomes aware of such breach.

40.        OPERATION OF THE COMPUTER SYSTEM

40.1       Data input and validation:

           40.1.1 the Settlement System Administrator undertakes to the other Parties promptly and properly to input such data and other information as it may receive pursuant to the terms of this Agreement.


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           40.1.2   The Settlement System Administrator shall review and
                    validate data and other information in accordance with the Agreed Procedures to establish the completeness thereof and to identify any inconsistencies therein.

40.2       Procedures: the Settlement System Administrator shall:-

           40.2.1 promptly report internally in accordance with its management procedures and to the Executive Committee any deviation from pre-specified norms in the Computer Systems (which pre-specified norms shall be those for the time being and from time to time agreed between the Settlement System Administrator and the Executive Committee and, in default of agreement, as reasonably specified by the Executive Committee), shall promptly investigate any such deviation to determine whether the Hardware and/or the Software is (are) functioning correctly and in accordance with the Specification and shall promptly report the findings of any such investigation to the Executive Committee. Any such deviation shall be corrected in accordance with Clause
                    40.2.5 or (as the case may be) 35.1;

           40.2.2 ensure that prompt attention and response is given by the Settlement System Administrator to all reasonable enquiries of Pool Members concerning unexpected results arising from the operation of the Computer Systems and to all notifications by Pool Members to it of suspected defects in the Software or the Hardware or its operation;

           40.2.3 in addition to its obligations under Clause 39, ensure that any defects in the Software or inconsistencies between it and the Specification of which the Settlement System Administrator is or is made aware (including in the course of development work) are reported promptly to the Executive Committee;

           40.2.4 conduct such programmes of tests as may be agreed for the time being and from time to time by it with the Executive Committee (and, in default of agreement, as reasonably specified by the Executive Committee) in order to verify the conformity of the Software with the Specification;

           40.2.5 review on a regular basis (and not less frequently than once in every six months) the Computer Systems for the purposes of identifying and isolating, and in the course of operating, testing and maintaining the Computer Systems shall maintain for a period of not less than eight years (or such longer period as the Executive Committee may from

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                    time to time reasonably require) records of, Localised
                    Implementation Errors and shall following:-

                    (a) notification of such Localised Implementation Errors to the Executive Committee;

                    (b) a release of a suitable correction, which the Settlement System Administrator shall prepare; and

                    (c) a report from the Pool Auditor confirming that, in its opinion, by implementing such release, a suitable correction will be made in accordance with the Specification,

                           correct them; and

 40.2.6 on a regular basis (and not less frequently than once in every six months, beginning at the Effective Date of Termination or at such longer regular intervals as the Executive Committee may from time to time notify the Settlement System Administrator) review the Computer Systems and report to the Executive Committee any deviations from the pre-specified norms referred to in Clause 40.2.1 (not being Localised Implementation Errors). Any such deviation shall be corrected in accordance with Clause 35.1.

41.       NOTIFICATION OF DEFECTS BY POOL MEMBERS

          Each Pool Member undertakes to the Settlement System Administrator and each other Pool Member promptly to notify the Settlement System Administrator and the Executive Committee in writing of any defects of which it is or becomes aware in the Software or its operation and to provide such further information as may reasonably be required by the Settlement System Administrator to identify, isolate and correct such defect.

42.       TESTING AND ACCESS

42.1      Tests requested by the Executive Committee:

           42.1.1 the Settlement System Administrator shall, upon receipt of not less than ten working days' notice from the Executive Committee and subject to availability of computer time and other necessary resources, arrange for such tests of the Hardware and Software to be performed by the Settlement System Administrator as are from time to time reasonably required by the Executive Committee.


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           42.1.2   The Executive Committee shall be entitled to nominate the
                    Pool Auditor or any other person to whom the Settlement System Administrator has no reasonable objection to attend at and monitor any test under Clause 42.1.1 and the Settlement System Administrator shall give the Pool Auditor or (as the case may be) such other person reasonable access to the Hardware and the Software for the purpose of attending at and monitoring any such test.

           42.1.3 The costs of any test under Clause 42.1.1 shall be borne in accordance with the Accounting Procedure.

42.2       Tests requested by Pool Members:

           42.2.1 the Settlement System Administrator shall upon being given reasonable notice by a Pool Member conduct tests on information or data sets provided by such Pool member by running the Software subject to the availability of computer time and other resources and at such cost and on such terms as the Settlement System Administrator may reasonably determine.

           42.2.2 The costs of any test under Clause 42.2.1 shall be borne by the Pool member which requested the same.

42.3       Tests requested by the Pool Auditor:

           42.3.1 the Settlement System Administrator shall, upon receipt of not less than ten working days' notice from the Pool Auditor and subject to availability of computer time, arrange for such tests of the Hardware and Software to be performed as are from time to time reasonably required by the Pool Auditor for the performance of its functions under
                    Part IX. The Settlement System Administrator shall, if so required by the Pool Auditor, permit the Pool Auditor to carry out such tests provided that the person or persons allocated to carry out such tests by the Pool Auditor is or are suitably qualified in the operation of computers and computer systems to carry out such tests and, in any other case, the Settlement System Administrator shall carry out such tests.

           42.3.2 The Settlement System Administrator shall give the Pool Auditor reasonable access to the Hardware and the Software for the purpose of monitoring any test under Clause 42.3.1.

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42.4       Access to Listings: the Settlement System Administrator shall afford each Pool Member reasonable access in a secure environment to enable it visually to examine either in hard copy form or by electronic display all of the then current operation versions of source code listings relevant to the running of Settlement and of Settlement
           GOAL and GOALPOST software provided that no Pool Member shall be entitled to make any notes relating to such examination which may be taken outside of such secure environment. The Settlement System Administrator shall report all such examinations to the Executive Committee.

42.5 Load Modules: subject to any licence restrictions imposed on the Settlement System Administrator by any relevant software supplies (and the Settlement System Administrator shall use all reasonable endeavours to ensure that there are no such restrictions), the Settlement System Administrator shall against payment of a reasonable charge therefor:-

           42.5.1 make available to any Pool Member upon request run time copies (modified, where appropriate, to meet the requirements of the Pool Auditor) of the then current operational load modules and associated operating documentation of any Software in the forms run by or on behalf of the Settlement System Administrator or in such other form as may be reasonably requested by the Pool member; and

           42.5.2 provide reasonable assistance to any Pool Member upon request in the understanding and use of such load modules and associated operating documentation. If the Settlement System Administrator does not have adequate resources to provide such assistance, it will promptly notify the Executive Committee of such fact specifying what duties and responsibilities under this Agreement it could not perform if it were to provide the assistance requested. The Executive Committee will then notify the Settlement System Administrator whether it wishes it to provide such assistance or to perform such duties and responsibilities instead and the Settlement System Administrator shall comply with the notification received.

           In operating such load modules, a Pool Member shall not make copies of such load modules available to any other person and shall use its best endeavours to keep any information about the operation of such load modules restricted on a "need-too-know" basis amongst its staff.

43.        CHANGES TO THE HARDWARE

43.1 Changes to the Hardware: changes in Hardware (not being changes occasioned by the use of the Settlement System Administrator's back-up facilities or changes which do not affect the functioning of the Settlement System) shall be made by the Settlement System Administrator only with the prior approval of the Executive

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           Committee (which may take the form of a general approval of specified categories of changes).

43.2 Implementation: the Settlement System Administrator shall be responsible for giving effect to any changes approved as provided in Clause 43.1. For this purpose the Settlement System Administrator shall consult the Executive Committee as to the manner in which any such change shall be implemented and shall provide the Executive Committee with such documents, information and other data as it may reasonably request in connection with such implementation.

43.3 Costs: the costs of and associated with implementing any such change approved as provided in Clause 43.1 shall be borne in accordance with the Accounting Procedure.

44.        PROPRIETARY RIGHTS

44.1       Definitions: in this Clause 44:-

           "Developed Software" means those computer programs and codes described in Part B of Schedule 8 and all copyright and other intellectual property rights therein and all documents and materials forming part thereof or relating thereto;

           "Future Developed Software" means those computer programs and codes comprising software and all copyright and other intellectual property rights therein which after the date of this Agreement are specifically developed at the request of the Settlement System Administrator for the purposes of the running of the Settlement System;

           "Future Licensed Software" means those computer programs and codes which after the date of this Agreement are to be licensed to the Settlement System Administrator for the purposes of the running of the Settlement System; and

           "Licensed Software" means those computer programs and codes described in Part C of Schedule 8, Settlement GOAL and GOALPOST.

44.2 As at the Effective Date: the Settlement System Administrator represents, warrants and undertakes to the other Parties as a continuing obligation that:-

                 44.2.1 the Settlement System Administrator has, and for so long as it remains the Settlement System Administrator will have, unencumbered and freely transferable title to Developed Software;

                 44.2.2 the Licensed Software is, and for so long as the Settlement System Administrator remains as such will remain, the subject

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                            of a non-exclusive licence in favour of the
                            Settlement System Administrator transferable to its successor Settlement System Administrator; and

                 44.2.3 where any such Licensed Software is transferable with the consent of the licensor, the Settlement System Administrator shall use all reasonable endeavors to obtain consent to assign such Licensed Software to its successor Settlement System Administrator, as son as is reasonably practicable.

44.3 Following the Effective Date: the Settlement System Administrator represents,warrants and undertakes to the other Parties as a continuing obligation that:-

           44.3.1 save and to the extent notified to the Executive Committee prior to the Settlement System Administrator entering into any agreement for the production of Future Developed Software, the Settlement System Administrator, for so long as it remains as such, will have unencumbered and freely transferable title to all Future Developed
                    Software;

                    44.3.2 Future Licensed Software will be, and for so long as the Settlement System Administrator remains as such will remain, the subject of a non-exclusive licence in favour of the Settlement System Administrator transferable to its successor Settlement System Administrator;

                    44.3.3 where any Future Licensed Software is transferable with the consent of the licensor, the Settlement System Administrator shall use all reasonable endeavours to obtain consent to assign such Future Licensed Software to its successor Settlement System Administrator and will notify the Executive Committee if it cannot obtain such consent prior to entering into any agreement for such Future Licensed Software; and

               44.3.4  the  Settlement  System   Administrator   shall  use  all
                    reasonable endeavours to obtain unencumbered and freely transferable title to any Future Developed Software and, having notified the Executive Committee pursuant to Clause 44.3.1, shall not enter into any such agreement without the consent of the Executive Committee, such consent not to be unreasonably withheld or delayed.

44.4 Listing and Updating: the Settlement System Administrator undertakes to establish and maintain a list of all Software and a list of all Specifications of Developed

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           Software and Future Developed Software and to make copies of such lists available to Pool Members on reasonable request.

44.5 Restrictions on use: subject to Clauses 42.4, 42.5 and 45 and the requirements of the Pool Auditor, the Settlement System Administrator may not, without the prior written consent of the Executive Committee (such consent not to be unreasonably withheld or delayed) grant to any person (other than a successor Settlement System Administrator) any right or title to, or give that person a copy of or permit that person to use, Developed Software or Future Developed Software or otherwise derive any benefit or profit therefrom (other than by itself using such Software for the purposes of the Settlement System or in the actual production or development of the same).

45.        ESCROW ARRANGEMENTS

45.1 Escrow Agreement: no later than eight months after the Effective Date (or such longer period as the Executive Committee may from time to time approve) the Settlement System Administrator (for itself and on behalf of the Pool Members acting though the executive Committee) shall enter into and deliver an escrow agreement (the "Escrow Agreement") in or substantially in the form set out in Schedule 7 or in such other reasonable form as the Executive Committee after consultation with the Settlement System Administrator may direct with a reputable software escrow agent (the "Custodian") shall use all reasonable endeavours to procure the Custodian to enter into and deliver the Escrow Agreement. Forthwith upon entering into the Escrow Agreement the Settlement System Administrator shall deposit with the Custodian to the extent then in existence (and, if not in existence, as soon after it becomes such):-

           45.1.1 a copy of the source code and load (machine executable) modules relating to all Developed Software and Future Developed Software together with all job control language and licensed software system tables, each in a machine readable form and the source code and job control language in a hard copy form; and

           45.1.2 a copy of all related manuals and other associated documentation, including:-

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                     (a)     any user requirement documents, together with all
                             associated authorised change requests;

                    (b) any functional specification documents associated with those documents described in paragraph (a) above, together with all authorised change requests associated with the relevant functional specification;

                    (c) to the extent available to the Settlement System Administrator, any design specification documents associated with those documents described in paragraphs (a) and (b) above, together with the relevant design specification;

                     (d) any program and/or user guides prepared to assist in the day-t-day operation and future development of the computer programs (including records of test cases together with the associated test input and output data used for validation purposes);

                     (e) any relevant test strategy schedules and acceptance schedules as specified for functional and operational end to end testing;

                     (f) any relevant test acceptance certificates and reports for all tests recording comments and observations made on the appropriate tests where such tests are commissioned by the Settlement System Administrator;

                    (g) any relevant client acceptance certificates and reports for all tests recording comments and observations made on the appropriate tests where such tests are commissioned by the Settlement System Administrator;

                    (h) any relevant compilation or detailed operating procedures required in connection with any of the relevant paragraphs in this Clause 45.1.2;

                    (i) all Software licenses for Licensed Software and Future Licensed Software; and

                    (j) a list detailing all versions of Licensed Software and Future Licensed Software (including operating systems and compilers) used in creating each version of the object code detailing the version numbers used and any program temporary fixes or equivalent mode,

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                           (together the "Material").

                    If, after consultation with the Settlement System Administrator, the Executive committee shall so request:-

                    (A) the Settlement System Administrator shall use its reasonable endeavours (which may include the payment of a fee or further fee recoverable through the Accounting Procedure) to procure that any licence for any Licensed Software or Future Licensed software is on terms or amended terms that permit the deposit of such Licensed Software or Future Licensed Software with a reputable software escrow agent approved by the Executive Committee on the terms of an escrow agreement approved by the Executive Committee and NGC (in the case of NGC such approval not to be unreasonably withheld).

45.2 Updating: the Settlement System Administrator shall ensure that the Material deposited with the Custodian is kept fully up-to-date and reflects all Modifications (as defined in the Escrow Agreement) and shall deposit a copy of all Modifications with the Custodian as soon as the same are available, all in accordance with the terms and subject to the conditions of the Escrow Agreement.

45.3 Notification to Executive Committee: the Settlement System Administrator shall notify the Executive Committee promptly of the delivery of each Modification to the Custodian.

45.4 Amendments: any amendment to or variation of the Escrow Agreement shall be made in accordance with its terms provided that the Settlement System Administrator shall not make or agree to any such amendment or variation without the prior written consent of the Executive Committee.

46.        MAINTENANCE ARRANGEMENTS

           The Settlement System Administrator shall ensure that at all times it has in full force and effect proper arrangements for the maintenance of (and the prompt rectification of defects in) the Hardware and Software and, upon reasonable request of the Executive Committee, shall supply evidence reasonably satisfactory to the Executive Committee of the existence and nature of such arrangements. The costs of all such maintenance arrangements (not being costs relating to the rectification of defects under the terms of any warranty cover in relation to the Computer Systems) shall be borne in accordance with the Accounting Procedure.


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                                     PART IX

              THE POOL AUDITOR AND SCHEDULING AND DESPATCH REVIEWS

47.        THE POOL AUDITOR AND SCHEDULING AND DESPATCH REVIEWS

47.1 Appointment and removal: the Executive Committee shall (after consultation with the Settlement System Administrator) from time to time appoint a firm of accountants of internationally recognised standing to carry out:-

           47.1.1 audits of the calculations and allocations performed by the Settlement System, such audits to be carried out annually;

           47.1.2 audits of the Funds Transfer System, such audits to be carried out annually;

           47.1.3   tests and/or checks on new items or versions of Software;

           47.1.4 reviews of Agreed Procedures and Codes of Practice, as required from time to time by the Executive Committee; and

           47.1.5 audits, reviews, tests and/or checks of such other matters as are otherwise designated under this Agreement for reference to it and, where not so designated, such other audits, reviews, tests and/or checks as the Executive Committee may from time to time reasonably require (having regard, in particular, to the disruptive effect of the same on the business and operations of the Parties), and to assist, upon request of the Executive Committee, in the preparation of Works Programmes pursuant to Clause 5.9.

           The Executive Committee shall have the right at any time and from time to time (after consultation with the Settlement System Administrator) to remove from office as Pool Auditor any firm of accountants so appointed by it, but the Executive Committee shall ensure that there shall at all times be a Pool Auditor.

47.2       Scheduling and Despatch Review:

           47.2.1 the Grid Operator shall (after consultation with the Executive Committee) decide upon the appointment from time to time of such firm of accounts of internationally recognised standing as the Executive Committee shall approve (such approval not to be unreasonably withheld or delayed) to carry out reviews ("Scheduling and Despatch Reviews" of the Scheduling and Despatch processes under the Grid

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                    Code, such reviews to be carried out, until the first
                    anniversary of the effective date, at such time or times as shall be agreed between the Grid Operator and the Executive Committee and, thereafter, annually. The objective and scope of each such review is set out in Schedule 19.

           47.2.2 The Grid Operator shall have the right at any time and from time to time (after consultation with the Executive Committee) to decide upon the removal from office of the firm of accountants so appointed by it with the consent of the Executive Committee (such consent not to be unreasonably withheld or delayed).

           47.2.3 The auditor carrying out the Scheduling and Despatch Review shall report to the Grid Operator.

47.3       Scope of work:

           47.3.1 the terms of engagement and scope of the work to be carried out by the Pool Auditor shall be in accordance with the terms of this Agreement and as determined from time to time by the Executive Committee (after consultation with the Pool Auditor and, where appropriate, the Settlement System Administrator or the Pool Funds Administrator) and the Pool Auditor shall report to the Executive Committee. the Executive Committee shall, upon request, provide each Pool Member, the Director, any Party which has applied pursuant to Clause 8.2 to become a Pool Member and (as appropriate) the Settlement System Administrator of the Pool Funds Administrator with a copy of such terms of engagement.

           47.3.2 Any opinion or report of the auditor carrying out the Scheduling and Despatch Review shall be addressed to the Grid Operator (for its own benefit) and a copy thereof shall be sent to the Executive Committee and to each Pool Member, the Director, the Settlement System Administrator and the Pool Funds Administrator (each of whom shall be entitled to rely on it).

47.3 Notification of disputes: upon written request of the Pool Auditor or, where the dispute relates to Scheduling and Despatch, the auditor carrying out the Scheduling and Despatch Review, a Party shall promptly provide the Pool Auditor or (as the case may be) the auditor carrying out the Scheduling and Despatch Review with a written statement of all disputes under or in connection with this Agreement or any Ancillary Services agreement which are then outstanding and which involve such Party or which the relevant Party believes may arise and are likely to involve such Party, and (subject to any supervening obligations of confidentiality binding on such Party) such statement shall include reasonable details of each such dispute.

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48.        AUDIT INSTRUCTIONS

48.1       Frequency:

           48.1.1 audits, tests, reviews and checks pursuant to Clause 47.1 shall be carried out at such time or times as the Executive Committee shall determine (after consultation with the Pool Auditor and, where appropriate, the Settlement System Administrator or the Pool Funds Administrator) and any such audit, test, review or check shall relate to such period(s) as the Executive Committee and the Pool Auditor shall agree.

           48.1.2 The review pursuant to Clause 47.2 shall be carried out at such time or times as the Grid Operator shall determine and the Executive Committee shall approve (such approval not to be unreasonably withheld or delayed).

           48.1.3 In good time before each annual general meeting of Pool Members:-

                    (a) the Executive Committee shall instruct the Pool Auditor to prepare the report referred to in clause 9.1.2; and

                    (b) the Grid Operator shall instruct the auditor carrying out the Scheduling and Despatch Review to prepare the report referred to in Clause 47.2.3.

48.2 Opinions and reports: any opinion or report of the Pool Auditor required by the Executive Committee for the benefit of all Pool Members and to such other person(s) as the Executive Committee may direct and a copy thereof shall be sent by the Executive Committee to each Pool Member and the Director and, if requested and the Executive Committee approves, the Settlement System Administrator and the Pool Funds Administrator (and the Settlement System Administrator and the Pool Funds Administrator shall be entitled to rely upon the same in any legal proceedings (including arbitration)).

48.3       Concerns and recommendations:

           48.3.1 in instructing the Pool Auditor in respect of any of the matters referred to in Clause 47.1 the Executive Committee shall require the Pool Auditor:-

                      (a) forthwith to report any material concerns with respect to matters the subject of the relevant audit, test, review and/or check; and

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                    (b)    to make such recommendations as to changes in the
                           procedures, controls and/or audit coverage as the Pool Auditor considers appropriate.

                           Upon receipt of any such report or recommendation the Executive Committee shall, after consultation with the Settlement System Administrator or (in the case of the review referred to in Clause 47.1.2) the Pool Funds Administrator, prepare and sand or cause to be prepared and sent a report to Pool Members, the Pool Auditor and the Director and the Settlement System Administrator or (as the case may be) the Pool Funds Administrator enclosing a copy of the Pool Auditor's report of recommendation. The Executive Committee shall instruct the Settlement System Administrator to carry out such corrective action as the Pool Members in general meeting may approve or (where such approval is not required by the terms of this Agreement) as the Executive Committee may resolve consequent upon receipt of the Executive Committee's report (which the Settlement System Administrator and the Pool Funds Administrator undertake promptly to
                           do).

           48.3.2 In instructing the auditor in respect of the scheduling and Despatch review the Grid Operator shall require the auditor to make the reports and recommendations referred to in Clauses 48.3.1(a) and (b). Upon receipt of a copy of any such report or recommendation the Executive committee shall, after consultation with the Settlement System Administrator and the Grid Operator, prepare or send or cause to be prepared and sent a report to Pool Members, the auditor carrying out the Scheduling and Despatch review and the Settlement System Administrator enclosing a copy of the report or recommendation. The Executive Committee may instruction the Grid Operator to carry out such corrective action as may be reasonable and practicable in all the circumstances and which is consistent with the grid Code which Pool Members in general meeting shall approve.

48.4       Access:

           48.4.1 the Settlement System Administrator shall permit the Pool Auditor unrestricted access to the Settlement System, the Hardware and Software and all data used, information held and records kept by the Settlement System Administrator or its agents in operating the Settlement System and shall make available members of its staff to explain the operation of the Settlement System and such other issues as the Pool Auditor considers relevant.


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           48.4.2   To the extent that the Pool Auditor reasonably requires in order to be satisfied that the Pool Funds Administrator is complying with its obligations under this Agreement and the Agreed Procedures, the Pool Funds Administrator shall permit the Pool Auditor unrestricted access to its operation of the Funds Transfer System, the Funds Transfer Hardware and the Funds Transfer Software and all data used, information held and records kept by the Pool Funds Administrator or its agents in the conduct of that operation and shall make available members of its staff to explain such operation and such other issues as the Pool Auditor considers relevant.

           48.4.3 The Grid Operator shall permit the auditor carrying out the Scheduling and Despatch Review unrestricted access to that part of its business as relates to Scheduling and Despatch and the operation of BPS GOAL and all data used, information held and records kept by the Grid Operator in the conduct of such business and shall make available members of its staff to explain such operations and such other issues as the auditor considers relevant.

48.5       Costs:

           48.5.1 the costs of any audit, test, review or check pursuant to Clause 47.1.1, 47.1.3, 47.1.4 or 47.1.5 and any corrective action on the part of the Settlement System Administrator pursuant to Clause 48.3.1 shall be as agreed between the Pool Auditor and the Executive committee (after consultation with the Settlement System Administrator) and shall be borne in accordance with the Accounting procedure.

           48.5.2 The costs of any review pursuant to Clause 47.1.2 and any corrective action on the part of the Pool Funds Administrator pursuant to Clause 48.3.1 shall be as agreed between the Pool Auditor and the Executive Committee (after consultation with the Pool Funds Administrator) and shall be borne by the Pool Funds Administrator and recovered by it in accordance with the accounting procedure set out in Schedule 15.

           48.5.3 The costs of any review pursuant to Clause 47.2 and any corrective action on the part of the Grid Operator pursuant to Clause 48.3.2 shall be borne by the Grid Operator.

48.6 Conflict: the Executive Committee shall require the Pool Auditor and the auditor carrying out the Scheduling and Despatch Review to disclose to the Executive Committee the existence and nature of all audit assignments with any Party.


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48.7       Own auditors' review: each Pool Member may request of the Executive
           Committee that its own external auditors be permitted to liaise with the Pool Auditor and the auditor carrying out the Scheduling and Despatch Review in accordance with normal professional standards, including provision of access to working papers. The Executive Committee shall take such steps as may reasonably be required of it to ensure that each of the Pool Auditor and the auditor carrying out the Scheduling and Despatch Review co-operates accordingly (subject to Clause 48.9).

48.8 Pool Auditor's rights: the Pool Auditor shall be entitled to attend and speak at meetings of the Executive Committee and at general meetings and separate general meetings of Pool Members. The Pool Auditor shall be entitled to resign upon giving prior notice to the Executive Committee (the period of such notice (if any) to be as set out in the terms of its appointment). Should the Pool Auditor resign, be removed from office or not be reappointed the Pool Auditor shall have the right to communicate directly with Pool Members if it believes there are matters which should be brought to their attention.

48.9       Confidentiality:

           48.9.1 the Pool Auditor shall as a condition precedent to its appointment execute a confidentiality undertaking in favour of each of the Settlement System Administrator, the Pool Funds Administrator, the Grid Operator and the Ancillary Services Provider and the Executive Committee on behalf of all Pool members in such form as may be reasonably required from time to time by the Executive Committee.

           48.9.2 The auditor carrying out the Scheduling and Despatch Review shall as a condition precedent to its appointment execute a confidentiality undertaking in such form as may be reasonably required from time to time by the Grid Operator and which shall be approved by the Executive Committee (such approval not to be unreasonably withheld or delayed).

           48.9.3 If requested by the Settlement System Administrator, the Pool funds Administrator, the Grid Operator or the Ancillary Services provider, the auditor carrying out the Scheduling and Despatch Review shall execute a confidentiality undertaking in favour of the relevant one of them in such form as the Executive Committee may from time to time approve (such approval not to be unreasonably withheld or delayed).

           48.10 Scheduling and Despatch Auditor: the auditor appointed to carry out the Scheduling and Despatch Review shall be entitled to attend and speak at meetings of the Executive Committee and at general meetings and separate general meetings of Pool Members where matters relating to Scheduling and

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                    Despatch are to be discussed or considered. The auditor
                    shall be entitled to resign upon giving prior notice to the Grid Operator (who shall send a copy forthwith to the Executive Committee) (the period of such notice, if any, to be as set out in the terms of its appointment). Should the auditor resign, be removed from office or not be reappointed it shall have the right to communicate directly with Pool members if it believes that there are matters which should be brought to their attention.

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                                     PART X

                      THE GRID OPERATOR'S RESPONSIBILITIES

49.        RESPONSIBILITIES

           The Grid Operator shall have the following duties, responsibilities and obligations under this Agreement:-

           49.1 PORTHOLE: ensuring that, insofar as relevant to the operation of the Settlement System and the Pool Rules, PORTHOLE will in its operation comply with its user and functional specifications;

           49.2 Services: making available to any successor Settlement System Administrator those services necessary for the proper functioning of the Settlement System which the Grid Operator made available to the incumbent Settlement System Administrator at any time in the twelve month period prior to the resignation or removal of such incumbent Settlement System Administrator, in any such case upon such terms as may be agreed between the Grid Operator, such successor Settlement system Administrator and the Executive Committee; and

           49.3 Generally: such other duties, responsibilities and obligations as are set out in this Agreement.

50.        STANDARD OF CARE

50.1 Standard of Care: the standard of care applicable to the Grid Operator in the exercise of its duties and responsibilities pursuant to this Agreement shall be as set out in Clause 32.1 in respect of the Settlement System Administrator mutatis mutandis except that the final sentence in Clause 32.1 shall not apply.

               50.2 Miscellaneous:  the  provisions of Clauses  31.3.3,  31.3.4,
                    31.4, 31.5 and 31.6 to 31.10 (inclusive) shall apply in respect of the Grid Operator mutatis mutandis.


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                                     PART XI

                           ANCILLARY SERVICES AND THE
                           ANCILLARY SERVICES PROVIDER

51.        ANCILLARY SERVICES

51.1 Obligations: the obligations of the Ancillary Services Provider and the Grid Operator pursuant to this Clause 51 shall be owed to each and every Supplier.

51.2 Obligations of Ancillary Services Provider: the Ancillary Services Provider shall:-

           51.2.1 implement, maintain and operate all such systems as are necessary to enable it properly to carry on the Ancillary Services Business in accordance with the Transmission Licence;

           51.2.2 operate the Ancillary Services Business in an efficient and economic manner;

           51.2.3 maintain such records, data and other information as the Pool Auditor may from time to time by notice in reasonable detail to the Ancillary Services Provider reasonably require for the purposes of this Part XI or as may otherwise be reasonably necessary to enable the Ancillary Services Provider to comply promptly and fully with its obligations under this Agreement;

           51.2.4 retain in electronic or machine readable form for a period of not less than eight years (or such longer period as the Pool Auditor may from time to time reasonably require), copies of all records, data and information referred to in Clause 51.2.3 in respect of the Ancillary Services;

           51.2.5 provide to the Settlement System Administrator who shall promptly provide the same to each Supplier monthly and annual statements giving aggregate payment details separately in respect of each of the following items:-

                         (a)   Reactive Energy;

                         (b)   frequency control;

                         (c)   Black Start Capability (as defined in the Grid
                               Code);

                         (d)   lost opportunity costs;

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                         (e)   supplies of Ancillary Services to Externally
                               Interconnected Parties;

                         (f) adjustments for disputes which have been settled or otherwise determined; and

                         (g) the Ancillary Services Provider's business charges,

                         together with a statement of the sum of all such items and each of the Parties agrees to such information being so provided;

           51.2.6 not transfer or seek to transfer any of its duties or responsibilities as Ancillary Services Provider save to NGC's successor as Grid Operator where NGC is removed as Grid Operator (but not further or otherwise);

           51.2.7 upon a successor Grid Operator being appointed (so far as it is able), transfer to such successor all data, records, other information, assets, equipment, facilities, rights and know-how which it has (excluding freehold and leasehold real property) and which are necessary to carry out the duties and responsibilities of the Ancillary Services Provider and which are not otherwise readily obtainable by such successor including all original and copy material relating to the same and, in consideration for such transfer, the Suppliers shall jointly and severally pay to the Ancillary Services Provider a reasonable sum to reflect the costs of, and the costs of transferring, such material, such sum to be determined pursuant to Clause 83 in default of agreement between the Suppliers and Ancillary Services Provider; and

           51.2.8 ensure that all agreements or arrangements for the provision of Ancillary Services to Externally Interconnected Parties are on the best commercial terms reasonably available.


51.3 Obligations of Suppliers: each Supplier shall pay the Ancillary Services Provider the amount allocated to such Supplier for Ancillary Services in any Settlement Period for Ancillary Services in accordance with this Agreement.

51.4 Obligation of Grid Operator: the Grid Operator shall enforce the Master Connection and Use of System Agreement and each Supplemental Agreement (insofar as it concerns the provision of Ancillary Services) in accordance with their respective terms in all circumstances in which it is reasonable to do so having regard to its obligations under the Act, the Transmission Licence and the Grid Code.


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51.5       Audit of Ancillary Services:

          51.5.1 the  Suppliers may require the Pool Auditor to carry out
                 audits,   tests,  checks or reviews in relation  to  the
                 operation by the Ancillary Services Provider of the Ancillary Services Business as Suppliers may from time to time reasonably require (having regard, in particular, to the disruptive effect of the same on the business and operations of the Ancillary Services Provider). The terms of engagement for any such audit, test, check or review shall be made available to the Ancillary Services Provider.

          51.5.2 The Suppliers shall not require more than two audits, tests, checks and reviews pursuant to Clause 51.5.1 in any Accounting Period.

          51.5.3 On instructing the Pool Auditor pursuant to Clause 51.5.1, the Supplier(s) concerned may require the Pool Auditor:-

               (a) forthwith to report any material concerns with respect to matters the subject of the relevant audit, test, check or review; and

               (b) to make such recommendation as to changes in the procedures, controls and/or audit coverage of the Ancillary Services Business as the Pool Auditor considers appropriate.

         51.5.4 The Ancillary Services Provider shall permit the Pool Auditor such access to its Ancillary Services' operations and all records, documents, data and other information (other than Excluded Information) held by the Ancillary Services Provider in the conduct of such operations in each case as the Pool Auditor may reasonably require and shall make available members of its staff to explain such operations and such other issues as the Pool Auditor considers relevant. The Pool Auditor shall not disclose and shall not be obliged to disclose to any Supplier details of prices paid to each Generator by the Ancillary Services Provider.

          51.5.2 The Suppliers shall not require more than two audits, tests, checks and reviews pursuant to Clause 51.5.1 in any Accounting period.

          51.5.3 On instructing the Pool Auditor pursuant to Clause 51.5.1, the Supplier(s) concerned may require the Pool Auditor:-

               (a) forthwith to report any material concerns with respect to matters the subject of the relevant audit, test, check or review; and

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               (b)  to make such recommendation as to changes in the procedures, controls and/or audit coverage of the Ancillary Services Business as the Pool Auditor considers appropriate.

             51.5.4 The  Ancillary  Services  Provider  shall  permit the Pool
                    Auditor such access to its Ancillary Services' operations and all records, documents, data and other information other than Excluded Information) held by the Ancillary Services Provider in the conduct of such operations in each case as the Pool Auditor may reasonably require and shall make available members of its staff to explain such operations and such other issues as the Pool Auditor considers relevant. The Pool Auditor shall not disclose and shall not be obliged to disclose to any Supplier details of prices paid to each Generator by the Ancillary Services Provider.

                           In this Clause 51.5 "Excluded Information" means all records, documents, data and other information provided in the course of the discussions or negotiations with any person with whom the Ancillary Services Provider contracts or considers contracting for the provision of Ancillary Services other than as stated in any Ancillary Services Agreement whether such discussions or negotiations take place before contracting or as part of any price review during the term of any Ancillary Services Agreement.

             51.5.5 The Pool Auditor  shall report to the Suppliers and a copy of any report by the Pool Auditor relating to an audit, test, check or review pursuant to Clause 51.5.1 shall be provided to the Ancillary Services Provider. The Pool Auditor shall owe a duty of confidentiality to the Ancillary Services Provider save to the extent necessary to carryout the particular audit, test, check or review provided that any matter or thing set out in any report to the Suppliers shall not be subject to any such obligation and provided always that nothing in this Clause 51.5.5 shall prevent the disclosure of any information pursuant to Clause 69. The Ancillary Services Provider shall be entitled to rely on any such report in any legal proceedings (including arbitration).

          51.5.6 if the Suppliers so resolve, the Ancillary Services provider shall promptly implement any recommendations made by the Pool Auditor in a report relating to an audit, test, check or review pursuant to Clause 51.5.1 and, in the event of any dispute, such dispute shall be referred to arbitration in accordance with Clause 83.

          51.5.7 The cost of any audit, test, check or review pursuant to Clause
                 51.5.1 shall be borne by the requisitioning Supplier(s). The costs of implementing any recommendations pursuant to Clause
                  51.5.6 may be

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               recovered by the Ancillary  Services  Provider in accordance with the ASP Accounting Procedure.

51.6 Basis of Payment: the Ancillary Services Provider shall calculate the total amount payable under Ancillary Services Agreements in respect of each Settlement Day together with any amendments to calculations made for previous Settlement Days based upon information derived from the Grid Operator and the Settlement System Administrator. The charges to Suppliers for Ancillary Services shall comprise the costs so calculated together with the charges of the Ancillary Services provider calculated in accordance with Schedule 18. The Ancillary Services Provider shall notify a provisional sum to the Settlement System Administrator within three working days after receipt of such information from the Grid Operator and the Settlement System Administrator so as to be despatched by the Settlement System Administrator to Suppliers in accordance with the relevant Agreed Procedure to enable the Settlement System Administrator to apportion this sum to the sale of Active Energy according to the Pool Rules. The Ancillary Services Provider shall notify a final sum to the Settlement System Administrator by such time as will enable the Settlement System Administrator to take into account the final Settlement Run for each Settlement Day. Any unresolved amount shall be included in the final Settlement Run on an interim basis pending resolution. Thereafter it may be included (together with any errors or omissions subsequently arising) in any appropriate Settlement run.

51.7       Lost opportunity costs:

           51.7.1 subject to Clause 51.6, where the Ancillary Services Provider pays any Generator an amount in respect of lost opportunity costs the Ancillary Services Provider shall use reasonable endeavours to include any such amounts in its Ancillary Service charge to Suppliers in the Settlement Day on which it arises or as soon as possible thereafter.

          51.7.2 As soon as the Ancillary Services Provider is notified by any Generator that any obligation to pay lost opportunity costs may arise it shall consult the Suppliers and, without prejudice to the Ancillary Services Provider's right to recover such lost opportunity costs from Suppliers, if requested by the Suppliers shall recover such lost opportunity costs over such a period as may be agreed between the Ancillary Services Provider and the Suppliers and, in default of agreement, over such period as the Ancillary Services Provider considers to be reasonable.

51.8 Standard of Care: the standard of care applicable to the Ancillary Services Provider in the exercise of its duties and responsibilities pursuant to this Agreement shall be as set out in Clause 32.1 in respect of the Settlement System Administrator mutatis mutandis except that the final sentence in Clause 32.1 shall not apply.

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51.9   Independent Contractor:  the Ancillary Services Provider shall act as an independent contractor in carrying out its duties pursuant to this Agreement and Clause 31.1 in respect of the Settlement System Administrator shall apply mutatis mutandis.

51.10  Miscellaneous:  the  provisions of  Clauses  31.3.3, 31.3.4,  31.4,
       31.5 and 31.6 to 31.10 (inclusive) shall apply in respect of the Ancillary Services Provider mutatis mutandis.

51.11 Suppliers' Resolutions: where any matter is reserved under this Part XI or Schedule 18 for the Suppliers to resolve, that matter shall be decided upon by the majority vote of the Suppliers' representatives on the Executive Committee.

51A.       UPLIFT MANAGEMENT INCENTIVE SCHEME

51A.1 Notwithstanding any other provision of this Agreement, the provisions of this Clause shall govern the right and obligations of the Parties in relation to UMIS.

51A.2 Nothing in this Clause shall prejudice or affect in any way the rights of the parties and the Executive Committee to establish arrangements for the management of the difference between Pool Selling Price and Pool Purchase Price subject to Clauses 51A.5 and 51A.3. The parties and the Executive Committee acknowledge that in the period until 24.00 hours on the 31st March, 1995 the relevant arrangements shall be UMIS.

51A.3 Neither this Clause 51A (other than Clauses 51A.5 or 51A.7) or UMIS nor any amendment, variation or replacement of either of them may become effective except with the prior written agreement of the suppliers and the Grid Operator (acting through its agent the Ancillary Services Provider).

51A.4      The Parties agree:

               (a) to be bound by the terms, conditions and other provisions of UMIS;

                    (b) that the Grid Operator and each Consumer (as defined in the Pool Rules) shall make such payments as are required and determined by the provisions of UMIS; and

                  (c) that from the date UMIS takes effect the following changes to this Agreement shall take effect.

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                           (i)      in Clause 51.6 the words "in respect of
                                    Ancillary Services and UMIS" shall be
                                    inserted after the words "provisional sum";

                           (ii)      in paragraphs 1, 5.4, 5.14 and 17.6 of
                                     Schedule 11 references to the Ancillary
                                     Services Provider shall be deemed to be
                                     references to itself and as agent for the Grid Operator;

                         (iii) in line 7 of paragraph 2.1 of Schedule 11 the words "and UMIS" shall be inserted after the words "Ancillary
                                     Services";

                           (iv) in paragraph 5.14 of Schedule 11 the words "or in respect of UMIS" shall be inserted after the words "Ancillary Services" in line 5 and the words "or in respect of UMIS for the relevant Payment Date" shall be inserted after the words "that same day" in line 9; and

                           (v) in Part 4 of Schedule 11 references to information in respect of Ancillary Services shall be deemed to include information in respect of UMIS for the relevant Payment Date.

51A.5 The Suppliers and the Grid Operator may request the Parties and the Executive Committee promptly (and in any event before the date UMIS is to take effect) to execute and do all such acts, matters and things (including effecting amendments to the Pool Rules) as may be necessary to give effect to UMIS. The Parties and the Executive Committee shall not refuse any such request on the grounds of any objections to any values specified in Annex 1 or the provisions of Annex 2 of Appendix 8 to the Pool Rules as agreed from time to time between the suppliers and the Grid Operator.

51A.6     In this Part XI, in Schedule 9 and in Schedule 11:

               (i) "UMIS" means the amendment and/or additions to the Pool Rules to implement an uplift management incentive scheme to provide an incentive for the Grid Operator to minimise certain elements of the difference between the Pool Selling Price and Pool Purchase Price (other than payments in respect of the Daily Pool Payment and/or the Genset Availability Payment) and to provide for payments and repayments associated therewith between the Grid Operator (acting through its agent the Ancillary Services Provider) and Consumers (as defined in the Pool Rules) i the form agreed pursuant to Clause 51A.3 as the same may be amended from time to time in accordance with the terms of that Clause.

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

               (ii) whenever the agreement of the Suppliers is required it shall be given by a resolution of the Suppliers in a separate class meeting.


51A.7 The provisions of this Clause, UMIS and any addition to or amendment of any other provisions of this Agreement effected pursuant to this Clause shall terminate at 24.00 hours on 31st March, 1995 except for any provision, addition or amendment which is required to continue beyond that date to give effect to the operation of UMIS in respect of any period before that date. Nothing in this Clause shall prejudice or affect in any way whether and if so by what means all or any of the elements comprising the difference between Pool Selling Price and Pool Purchase Price are managed or otherwise dealt with after 24.00 hours on 31st March, 1995. This Clause 51A.7 may not be amended without the prior written consent of all Parties.

51A.8 Termination or expiry of the provisions of this Clause, UMIS and/or any addition to or amendment of any other provision of this Agreement effected pursuant to this Clause shall not prejudice any Consumer's (as defined in the Pool Rules) or the Grid Operator's (acting through its agent the Ancillary Services Provider) accrued rights and liabilities under UMIS at the date of such termination or expiry, which accrued rights shall include, for the avoidance of doubt, the ability to adjust sums calculated under UMIS in respect of disputes arising after such termination or expiry.




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                                    PART XII

                                STATEMENT RE-RUNS

52.   SETTLEMENT RERUNS

52.1 Re-runs: the Parties acknowledge and agree that there may be occasions following any final run of Settlement (as referred to in paragraph D(3) of the Preamble to Schedule 9) when it is necessary in respect of a Settlement Day (or part thereof) to re-determine the trades of electricity pursuant to this Agreement and the provision of Ancillary Services (whether to take account of oversight or error, malfunction of the Settlement System operation in accordance with Grid Operator Despatch instructions issued under emergency circumstances, award of an arbitrator(s) pursuant to Clause 83, court order or otherwise howsoever). The Executive Committee, in consultation with the Settlement System Administrator, the Pool Funds Administrator and the Pool Auditor and, where appropriate, the Ancillary Services Provider, shall decide how such re-determination is to be effected, the re-allocation of moneys and the period of time over which any such reallocation is to take place, any such decision to take account and give effect, as nearly as practicable, to the principles and procedures set out in this Agreement (and, where relevant, the award of the said arbitrator(s) or court order). In particular, but without prejudice to the generality of the foregoing, the Executive Committee may require following any relevant final run of Settlement (and, shall take due notice of any request from the Ancillary Services Provider to this effect) the Settlement System Administrator to re-run, and the Settlement System Administrator shall re-run, Settlement in respect of any Settlement Day (or relevant part thereof) using the software and data originally used in respect of such Settlement Day (or relevant part thereof) but subject to such changes, amendments or additional inputs as may be required by the Executive Committee, the Ancillary Services Provider, such arbitrator(s) or court or (as the case may be) any other relevant Party. Any such re-run shall hereafter in this Clause 52 be referred to as a "Re-run".

52.2 Timing: the Settlement System Administrator shall arrange for any Re-run to be carried out as soon as is reasonably practicxable following request by the Executive Committee subject to the availability of computer time, compatible software, appropriate data and other resources.

52.3 Ancillary Services Provider: the Ancillary Services Provider shall have the right to incorporate any delayed or disputed amount in respect of the provision of Ancillary Services into Settlement without requiring a Re-run.

52.4 Notification: the Executive Committee shall promptly notify each Party, the Pool Auditor and the Director of each occasion on which it requries the Settlement System Administrator to carry out any Re-run, the reasons for such requirement, the

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



     timing thereof and the period to be covered thereby and shall provide each Party with such information about any Re-run as is relevant to such Party and shall provide the Pool Auditor and the Director with full details of any Re-run.

 52.5 Proviso: the foregoing provisions of this Clause 52 are subject to the proviso that no Re-run shall be carried out, and neither the Executive Committee nor any Party shall be entitled to requrie that a Re-run be carried out, in respect of a Settlement Day or any part thereof after the first anniversary of such Settlement Day, but so that this proviso shall not restrict the right of any Party to claim or recover any moneys properly due and owing to it under this Agreement.



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                                    PART XIII

                             RISK MANAGEMENT SCHEME

53.        APPLICATION

53.1 Request: the Executive Committee shall send any Pool Member a Scheme Admission Application within 28 days after receipt of a request for the same from that Pool Member.

53.2 Scheme Admission Application: any Pool Member may apply to the Executive Committee to have any Centrally Despatched Generating Unit admitted to the Scheme by completing and submitting to the Executive Committee a duly completed Scheme Admission Application not less than 40 days before the proposed date of admission to the Scheme of that Centrally Despatched generating Unit.

53.3 Admission: the Executive committee shall admit any Centrally Despatched Generating Unit to the Scheme in respect of which all Scheme Admission Condition are met.

53.4 Notification (1): if the executive committee determines that, in respect of any Centrally Despatched Generating Unit, the Scheme Admission Conditions have been met it shall forthwith and in any event within 40 days after receipt of the Scheme Admission Application notify the relevant Pool Member and the Settlement system Administrator accordingly.

53.5 Notification (2): if the Executive Committee determines that, in respect of any Centrally Despatched Generating Unit, the Scheme Admission Conditions have not been met it shall forthwith and in any event within 40 days after receipt of the Scheme Admission Application notify the relevant Pool Member of the reasons why the Scheme Admission conditions have not been met.

53.6 Reference to the Director: in the event of any dispute between the Executive Committee and the relevant Pool Member over whether such Pool Member has fulfilled the Scheme Admission conditions the same may be referred by the Executive committee or the relevant Pool Member to the Director for determination, whose determination shall be final and binding for all purposes.

54.  SCHEME ADMISSION CONDITIONS

     The  Scheme Admission Conditions are that:-

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


54.1 no person has an Accountable Interest in the Centrally Despatched Generating Unit which is the subject of the Scheme Admission Application which, when added to the Accountable Interests of that person in other Generating Units(whether situate with England and Wales or elsewhere), exceeds in aggregate 1500MW;

                    54.2 the Pool Member does not have an  Accountable  Interest
                         (excluding any Accountable Interest of less than 10MW) in more than four Generating Units (whether situate within england and Wales or elsewhere). For the avoidance of doubt a combined cycle module shall be deemed for these purposes a single Generating Unit;

           54.3 the Centrally Despatched Generating Unit which is the subject of the Scheme Admission Application has not at the date of the Scheme Admission Application been Commissioned;

           54.4 the Centrally Despatched Generating Unit shall be admitted for seven calendar years from the date of its admission to the Scheme specified in the Scheme Admission Application; and

           54.5 the Pool Member shall specify in the Scheme Admission Application the proposed Scheme Planned Availability for each Settlement Period in the proposed first Scheme Year for the Centrally Despatched Generating Unit.

55.        RIGHTS AND OBLIGATIONS OF POOL MEMBERS

55.1 Notification of unavailability: in respect of each Scheme Year for each Scheme Genset (other than the first) the Pool Member shall not later than 28 days before the start of that Scheme Year for each Scheme Genset notify the Executive Committee of all Settlement periods in that Scheme Year during which the Scheme Genset is intended to be unavailable.

55.2 Scheme Planned availability: all settlement Periods in that Scheme Year other than those notified under clause 55.1 shall together constitute the Scheme Planned Availability in respect of that Scheme Genset for that Scheme Year.

55.3 Failure to notify: if the Pool Member fails to notify the Executive Committee in accordance with Clause 55.1 of the Scheme Planned Availability in respect of that Scheme Genset for the following Scheme Year, the Scheme Planned Availability shall be deemed to be the same as the Scheme Planned Availability for the current Scheme Year.

55.4 No amendment: the Scheme Planned Availability for any Scheme Year notified in accordance with Clause 55.1 or deemed in accordance with Clause 55.3 may not be amended.


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



55.5 Payment rights: the Pool Member shall make or be entitled to receive payments in respect of each Scheme Genset as determined in accordance with Section 27 of Schedule 9 notwithstanding the expiry of the period referred to in Clause 50.4.

55.6 No withdrawal: the Pool Member may not withdraw any Scheme Genset from the Scheme during any period referred to in Clause 50.4 applicable to that Scheme Genset.

55.7 Actual planned availability: in respect of each Scheme Genset, the Pool member shall use all reasonable endeavours to ensure that the Scheme Planned Availability for each Scheme Year is the actual planned availability of such Scheme Genset.

56.        REVIEW

56.1 Review: within two months after the end of the third Scheme Year in respect of which the first Scheme Genset has been admitted to the Scheme and each subsequent anniversary of that date the Executive Committee shall (with the consent of the Director) appoint an independent firm of accountants of internationally recognised standing to review the Scheme to establish whether or not any element of the Scheme (or the Scheme taken as a whole) gives rise to a systematic imbalance which is likely to prevent the payments to the Scheme balancing payments from the Scheme and to submit to the Executive committee and the director a report setting out details of any such imbalance and his findings and recommendations for amending the Scheme designed to correct any such imbalance.

56.2 Amendments: the Executive Committee may make such amendments to the provisions of Section 27 of Schedule 9 as are required to implement the recommendations referred to in Clause 56.1. Any such amendments shall apply in respect of any Scheme Admission Application received after the date such amendments become effective and shall constitute a new Scheme.

56.3 Existing rights and obligations continue: any Pool Member shall remain entitled to the benefits and subject to the obligations of the Scheme with respect to any Scheme Genset in effect at the time of admission of that Scheme Genset to the Scheme.



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                                    PART XIV

                                  FUEL SECURITY

57.        DEFINITIONS

           Definitions: in this Part XIV:-

           "Fuel Security Interest" in relation to a particular Payment Instruction, means the interest (if any) accruing on the Fuel Security Payment or Fuel Security Reimbursement specified in that Payment Instruction pursuant to Sub-clause 2.08 of Part 5 of the Fuel Security code:

           "Fuel Security Ledger" means any ledger required to be maintained by the Pool Funds Administrator in accordance with Clause 59;

           "Fuel Security Payment" means the amount specified in a Payment Instruction which a Generator is entitled to recover from those persons specified in that Payment Instruction (excluding Fuel Security Interest, if any, in relation thereto);

           "Payment Instruction" means an instruction which has been duly authorised and delivered by a Generator to whom the Fuel Security Code applies to the Pool Funds Administrator in the form, and in the manner, specified in the Fuel Security Code.

58.        PAYMENT INSTRUCTIONS

58.1 Effect of a Payment Instruction: following delivery of a Payment Instruction to the Pool Funds Administrator:-

           58.1.1 any Fuel Security Payment specified in that Payment Instruction (together with any Fuel Security Interest in relation thereto) shall be treated as an amount which is due to that Generator from those persons specified in that Payment Instruction and which is payable on the basis provided in that Payment Instruction; and

           58.1.2 any Fuel Security Reimbursement specified in that Payment Instruction (together with any Fuel Security Interest in relation thereto) shall be treated as an amount which is due from that Generator to those persons specified in that Payment Instruction and which is payable on the basis provided in that Payment Instruction; and

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


           58.1.3 subject to Clauses 58.2 and 58.3, the Pool funds Administrator shall arrange for such Fuel Security Payment or such Fuel Security Reimbursement (together with any Fuel Security Interest in relation thereto) to be paid to or, as the case may be, paid by that Generator by or, as the case may be, to those persons specified in that Payment Instruction in accordance with the provisions of such Payment Instruction; and

           58.1.4 such Payment Instruction (including any calculation, determination or other matter stated or specified therein) shall, save in the case of fraud, be conclusive and binding upon all Parties.

58.2 Clarification: if the Pool Funds Administrator considers either that the basis of payment of a Fuel Security Payment or a Fuel Security Reimbursement provided for in a Payment Instruction is unclear, contradictory or incomplete or that it is impossible to implement in full the basis of payment provided for in a Payment Instruction, then the Pool Funds Administrator must, promptly on becoming aware of the same, notify the Director in reasonable detail of the same and, until that matter is clarified, the Pool Funds Administrator shall only be obliged to implement the payment specified in that Payment Instruction to the extent that without clarification such implementation is possible.

58.3 Failure to specify or clarify: if a Payment Instruction fails to specify the basis upon which the Fuel Security Payment or a Fuel Security Reimbursement specified in that Payment Instruction must be paid or if the Director fails to clarify any matter notified to it in accordance with Clause 58.2 within ten Business Days of such notification then the Pool Funds Administrator shall arrange for the relevant payment to be made on such basis as the Executive Committee shall, with the written approval of the director, determine to be appropriate.

59.        RECORD KEEPING AND PAYMENTS

59.1       Fuel Security Ledgers:

          59.2.1 following delivery of a Payment Instruction to the Pool Funds Administrator, the Pools Funds Administrator shall, if he has not already done so, open and thereafter maintain a Fuel Security Ledger in the name of that Generator and shall record therein all amounts (together with any Fuel Security Interest in relation thereto) due to and from that Generator that are specified in Payment Instructions and shall also record therein all transactions arranged by the Pool Funds Administrator for payments to be made to and from that Generator in accordance with the provisions of Payment Instructions.

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


        59.2.2 The Pool Funds Administrator shall from the time that a Fuel Security Ledger is opened until it records a nil balance provide to each Generator and to each Supplier on the last Business Day of each calendar month a statement reflecting all entries recorded in the Fuel Security Ledger of that Generator over the course of the previous month.

       59.2.3 The Fuel Security Ledger of a Generator shall, except as required by Clause 59.2.2 or Part IX, be kept confidential in accordance with Part XX.

      59.2.4 Each monthly statement provided under Clause 59.2.2 shall, save in the case of manifest error, be deemed prima facie evidence of the contents of that part of the Fuel Security Ledger to which it relates.

      59.2.5 Each Party shall promptly review each monthly statement provided to it under Clause 59.2.2 and shal (without prejudice to any of its rights under this Agreement) where practicable within ten Business Days after receiving each such statement notify the Pool Funds Administrator of any inaccuracies in such statement of which it is aware.

      59.2.6 If the Pool Funds Administrator at any time receives from a Generator or any Supplier a notice disputing the accuracy of the
               Fuel  Security   Ledger  of  that   Generator,  the  Pool  funds
               Administrator shall consult with the Party giving the notice and use all reasonable endeavours to rectify any inaccuracy. In the event that any inaccuracy in a Fuel Security Ledger of a Generator is rectified, the Pool funds Administrator shall advise that Generator and the Suppliers of the inaccuracy that was rectified.

59.2 Fuel Security Payments: following delivery to the Pool Funds Administrator of a Payment Instruction specifying a Fuel Security Payment, the Pool funds Administrator shall enter in the fuel Security Ledger of that Generator as a credit (a) the amount of the Fuel Security Payment, and (b) thereafter, any Fuel Security Interest in relation thereto.

59.3 Fuel Security Reimbursements: following delivery to the Pool Funds Administrator of a Payment Instruction specifying a Fuel Security Reimbursement, the Pool funds Administrator shall enter in the Fuel Security Ledger of that Generator as a debit (a) the amount of the Fuel Security Reimbursement, and (b) thereafter, any Fuel Security Interest in relation thereto.

59.4 Other Entries: any amount paid to or, as the case may be, paid by a Generator in accordance with the provisions of a Payment Instruction shall be entered as a debit or, as the case may be, a credit in the Fuel Security Ledger of that Generator.

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




59.5 Set off: the Pool Funds Administrator shall, unless it reasonably believes that it would be unlawful to do so, from time to time where possible set off any amounts shown as credits in the Fuel Security Ledger of a Generator against any amounts shown as debits in the Fuel Security Ledger of that Generator in the order in which they were entered. Any balance shown in the Fuel Security Ledger of a Generator shall, if it is a credit, be paid to or, if it is a debit, be paid by that Generator to the extent that it relates to a Payment Instruction on the basis provided for in that Payment Instruction. The entitlements and liabilities of a Generator (and the corresponding liabilities and entitlements of the respective debtors and creditors of that Generator) shall, to the extent that they have been set off as aforesaid, be deemed satisfied and extinguished.

59.6 Schedule 11: all payments made to or by any Generator in accordance with the provisions of a Payment Instruction shall, subject to any contrary instruction contained i the provisions of a Payment Instruction, be effected by the Pool funds Administrator through the Banking System and the Billing System established in accordance with Schedule 11.


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



                                     PART XV

                                    METERING

60.1       METERING

60.1 Introduction: the rights and obligations of each Party to this Agreement which enable the accurate measurement of Energy traded for the purposes of this Agreement by appropriate metering installations are as set out in this Part XV and also in Schedule 21, and the provisions of Schedule 21 shall have effect and apply in the same manner as the remaining provisions of this Agreement apply with respect to each such Party.

60.2       General

           60.2.1 for the purposes of this Agreement the quantities of Active Energy and Reactive Energy Exported or Imported by Parties shall be measured and recorded through Metering Equipment installed, operated and maintained and otherwise provided for as set out in this Part XV and in Schedule 21. Each Generating Unit
                          (excluding for this purpose Generation Trading Blocks)
                           which is subject to Central Despatch shall have separate Metering Equipment.

           60.2.2 Each Party is required to register or procure that there is registered with the Settlement system Administrator the Metering System at each site where such Party Exports or Imports electricity except where such electricity is not sold or purchased in accordance with the Pool Rules.

60.3       Registrants:

           60.3.1 a Metering System shall have a Registrant and Operator before the Settlement System Administrator is required to take such Metering system into account for the purposes of Settlement.

           60.3.2 Each Metering System (and the identifies of its respective Registrant and Operator) which the Settlement System Administrator shall take into account for the purposes of Settlement shall be as set out, for the time being and from time to time, in the Register.

                    60.3.3 A Registrant's  role in relation to a Metering System under this Agreement shall continue until:-


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                    (i)  such  Registrant  ceases to be a party or another Party complying  with the  definition of  Registrant  accepts
                         such  role  as  Registrant   in  accordance   with  the
                         provisions of this Agreement by service of a duly completed notice in the form prescribed by the relevant Agreed Procedure (but without prejudice to any accrued liabilities of the previous Registrant); or

                           (ii) the Plant or Apparatus of the Registrant, in respect of such Metering System, ceases to be connected at the relevant site (as indicated in the notification to the Settlement system Administrator in the form prescribed by the relevant Agreed Procedure); or

                           (iii) in the case of a Registrant of a Metering System which is at the point of connection between a Public Electricity Supplier's Distribution System and a Second Tier Customer, the Registrant ceases to act as Second Tier Supplier in relation to the same at such point of connection.

                    60.3.4 The Settlement System  Administrator shall inform the relevant Host PES of:-

                           (i)       the identity of any new Registrant; and

                           (ii) any change in the identity of any existing Registrant.

                           of a Metering System in respect of which that Public Electricity is Host PES, after such change is notified to the Settlement system Administrator in accordance with the terms of this Agreement.

         60.3.5 there must always be one and, at any point in time, no more than one Registrant for each Metering System which is registered with the Settlement System Administration.

         60.3.6 Any notice of a new, or of a change in an existing, Registrant, Equipment Owner Operator, Second Tier customer or Host PES or any Form of Acknowledgement required under this
                  Part XV or Schedule 21 shall be in such form and given to such person at such time(s) and accompanied by payment of such fees (if any) as is prescribed by the relevant Agreed Procedures.

         60.3.7 If a Metering System ceases to have a Registrant who is not replaced as Registrant in relation to the relevant Metering Equipment, the Settlement System Administrator shall not be obliged to take the relevant Metering System into account for the purposes of Settlement.

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         60.3.8   A Registrant may not resign or retire as Registrant except in accordance with Clause 60.3.3.

         60.3.9 The Registrant in respect of any Metering System shall provide to the Settlement System Administrator such information as may be required by the relevant Agreed Procedures.

         60.3.10 The Settlement System Administrator shall not enter on the Register a Registrant in respect of which evidence of consent of the Equipment Owner has not been provided in accordance with the relevant Agreed Procedure.

         60.3.11 Where a Metering System at the point of connection of two or more Distribution Systems is to be registered with the Settlement System Administrator, all interested Parties shall agree upon and nominate the Registrant by means of a duly completed nomination to the Settlement System Administrator in the form prescribed by the relevant Agreed Procedure.

60.4     Operators:

         60.4.1 there must always be one and, at any point in time, no more than one Operator for each Metering System which is registered with the Settlement System Administrator. A replacement Operator of such Metering System may be appointed from time to time in accordance with the provisions of this Part XV,
                  Schedule 21 and the relevant Agreed Procedure.

          60.4.2 Any notice of a new Operator or of a change in Operator (including upon resignation, removal or cessation in accordance with the provisions of Schedule 21) or any form of Acknowledgement required under this Part XV or Schedule 21 shall be in such form and given to such person at such time(s) and accompanied by payment of such fees (if any) as is prescribed by the relevant Agreed Procedures. Where any Meter Operator Party has not acknowledged its appointment as Operator the Settlement system Administrator shall notify the Registrant in accordance with the relevant Agreed Procedure.

         60.4.3 The Registrant in respect of a Metering System shall ensure that there is appointed from time to time an Operator, which is a Meter Operator Party, in accordance with, and for the purposes of, Schedule 21 as Operator in respect of that Metering System.


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

                    60.4.4 If a person  which is an  Operator  in respect of any
                         Metering System ceases to be an Operator in respect thereof for whatever reason (including upon removal or resignation) or ceases to be a meter Operator Party (including upon removal or resignation) and there has not been appointed, at that time, a replacement Operator in respect of the relevant Metering System(s) in accordance with the provisions of this Part XV and
                         Schedule 21, such person's responsibilities as Operator of such Metering Equipment shall upon such cessation be assumed by the Registrant in respect of such Metering Equipment who shall be deemed to be the Operator therefor (notwithstanding that it shall not be registered as such by the Settlement System Administrator) in accordance with the provisions of this Clause (the "deemed ------ Operator"). --------

         60.4.5 As soon as any Registrant has reasonable grounds to believe that an Operator of any Metering system in respect of which it is the Registrant has ceased to act as Operator therefor in accordance with substantially all of its responsibilities as set out in Schedule 21 it shall remove such Operator in respect of such Metering System in accordance with paragraph
                  6.1 of Schedule 21.

         60.4.6 If the Settlement System Administrator has reasonable grounds to believe that an Operator of any Metering System has ceased to act as Operator therefor in accordance with substantially all of its responsibilities as set out in Schedule 21 the Settlement System Administrator shall notify the Registrant in accordance with the relevant Agreed Procedure.

        60.4.7 Any Registrant which is deemed to be the Operator of a Metering System pursuant to the provisions of Clause 60.4.4 shall, subject to Clauses 60.4.8 and 60.4.9, continue to act as the Operator in respect of any Metering System to which that Clause applies, or shall appoint an agent or contractor which shall continue to act as the Operator in respect of such Metering System, for a period of 10 Business Days (which shall commence at the time of the cessation referred to in Clause 60.4.4) or, if a new Operator is registered in respect of that Metering System prior to the expiry of that period, for a period pending on the date of such registration.

      60.4.8 If a Registrant to which Clause 60.4.7 applies does not act as Operator in accordance with the provisions thereof or does not appoint an agent or contractor who shall act as Operator, or if the 10 Business Day period referred to in Clause 60.4.7 shall expire without a replacement Operator being registered with the Settlement System Administrator in

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                  respect of that Metering System in accordance with paragraph 4 of Schedule 21, that Registrant shall:

                           (i) undertake to cease forthwith to supply or to generate electricity for the purposes of the sale or acquisition of electricity pursuant to this Agreement at the site where such supply or generation is measured, recorded and communicated to the Settlement System Administrator by that Metering System; and

                         (ii) notify the Settlement System Administrator in accordance with the relevant Agreed Procedure of that fact.

         60.4.9 During the period in which a Registrant is the deemed Operator in accordance with this Clause it shall be required (save only as expressly provided to the contrary in this Agreement) to comply with the requirements of this Part XV and Schedule 21 as Operator provided that, but without prejudice to any liability to pay for Active or Reactive Energy traded by it, such Registrant as deemed Operator:

                           (i) shall not be required to be registered as Operator with the Settlement System Administrator nor to comply with the prescribed conditions for registration as Operator from time to time in accordance with the provisions of Schedule 21; and

                           (ii) shall not at any time when it is the deemed Operator be required to incur significant capital expenditure in the fulfillment of obligations contained in this Part XV or
                                     Schedule 21 where:

                                     (a)    the Metering Equipment shall have
                                            become defective, inaccurate or in
                                            want of repair (the "defective
                                            Metering Equipment") as a direct
                                            consequence of the act or omission
                                            of any previous Operator;

                                     (b)    the Registrant shall upon becoming
                                            aware of the same have taken all
                                            steps to cease forthwith to supply
                                            or to generate electricity for the
                                            purposes of the sale or
                                            acquisition of  electricity pursuant
                                            to this Agreement at or in relation
                                            to the site where such supply or
                                            generation is measured, recorded and
                                            communicated  to the Settlement
                                            System  Administrator by the
                                            defective Metering Equipment; and


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                                     (c)    the Registrant shall have notified
                                            the Settlement System Administrator
                                            in accordance with the relevant
                                            Agreed Procedure of the fact that
                                            the supply or generation has ceased.

                                     Where (x) the Settlement System
                                     Administrator proposes to exercise its
                                     right under paragraph 18 of Schedule 21 to replace, renew or repair the defective Metering Equipment (the "remedial work");
                                     (y) the exercise of such right would result in the incurring of significant capital expenditure; and (z) the Register indicates that such Registrant is acting as deemed Operator, the Settlement System Administrator shall notify the Registrant before undertaking such remedial work and shall give such Registrant the opportunity to comply with (ii) (b) and (c) above before commencing such remedial work.

60.5     Maintenance of Register and documents:

         60.5.1 the Settlement System Administrator shall keep a register recording:

                    (i) each Metering System which is accepted for the purposes of the Settlement System;

                    (ii) the  respective  identities  in  respect  of each  such
                         Metering System of:

                                     (a)    the Registrant;

                                     (b)    the Operator;

                                     (c)    the Equipment Owner;

                                     (d)    the Host PES (where applicable);

                                     (e)    any Second Tier Customer in respect
                                            of a supply to which that Metering
                                            System is being used; and

                                     (f)    any agent which may be appointed
                                            from time to time by the Settlement
                                            System Administrator for the purpose
                                            of data collection or, where
                                            appropriate, of any Second Tier
                                            Agent in respect of such Metering
                                            System or, where the Settlement
                                            System Administrator does not
                                            appoint or have currently appointed
                                            such agent or Second Tier Agent in
                                            respect of a Metering System, a note
                                            to this effect;

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               (iii)loss  adjustment  details  whether  by meter  biasing  or by software;

               (iv) whether the Metering Equipment  comprising a Metering System is the subject of a dispensation agreed in accordance with paragraph 14 of Schedule 21; and

               (v) the relevant Code(s) of Practice in respect of such Metering System.

         60.5.2 For the purposes of this Agreement, the Settlement System Administrator shall refer only to the Register to identify the Registrant, Operator, Equipment Owner, Host PES, Second Tier Customer, agent or Second Tier Agent referred to in Clause
                  60.5.1 relating to each Metering System and shall not be obliged to acknowledge or be bound by any other agreement or arrangement entered into by any Registrant, Operator, Equipment Owner, Host PES or Second Tier Customer.

        60.5.3 The Settlement System Administrator shall keep the Register up to date, noting changes to Registrants, Operators, Equipment Owners, Host PESs, Second Tier Customers, Metering Equipment, dispensations and any Site disconnections as notified to it pursuant to this Agreement and any changes to any agent or Second Tier Agent. The Settlement System Administrator shall also record in the Register any other information regarding each Metering System as may be reasonably required by the Executive Committee.

60.6     Communication lines and central collector stations:

         60.6.1 the Settlement System Administrator shall collect (or procure the collection of) and estimate data relating to quantities of Active and Reactive Power Imported or Exported by any Party as may be required for the proper functioning of Settlement in accordance with the provisions of this Clause 60.6.

         60.6.2 The Settlement System Administrator shall collect or procure the collection of all such data referred to in Clause 60.6.1 as is available from Outstations either by means of remote interrogation or by means of manual on-site interrogation.

         60.6.3 (a) For the purposes of remote interrogation the Settlement System Administrator shall enter into, manage and monitor contracts or other arrangements to provide for the maintenance of all communication links by which information is passed from

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                           Outstations to the Settlement System Administrator or
                           its agent.

                           (b) In the event of any fault or failure of any communication link or any error or omission in such data or all necessary data not being available from Outstations the Settlement System Administrator shall collect or procure the collection of such data by manual on-site interrogation in accordance with the relevant Agreed Procedures.

         60.6.4 The Settlement System Administrator shall be responsible for the installation and maintenance of central collector stations.


         60.6.5 The Settlement System Administrator shall collect or procure the collection of data for the purposes of the Settlement System from Embedded Generators, Second Tier Suppliers, Second Tier Customers and inter-Distribution System connections in accordance with the relevant Agreed Procedures.

         60.6.6 The obligation to maintain communications links in respect of Metering Equipment shall not apply where and with effect from the date on which a person receiving a supply of or generating electricity recorded by such Metering Equipment ceases to be a Second Tier Customer, a Generator or a PES.

60.7     Class rights:

         60.7.1 the levels of accuracy for Metering Equipment at points of connection of Second Tier Customers taking up to (and including) 100kW of demand and at new points of connection between two or more Distribution Systems were not set as at 1st April, 1993 and shall be specified by the Executive Committee subject to the consent of any relevant class of Pool Members.

         60.7.2 Any change to the standards of accuracy of Metering Equipment required for Second Tier Customers up to (and including) 1MW before 31st March, 1994 or up to (and including) 100kW before 31st March, 1998 shall be a change to the class rights of Suppliers.

         60.8 Sealing: Metering Equipment shall be as secure as is practicable in all the circumstances and for this purpose:


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          (a)  all Metering  Equipment  shall comply with the  relevant Agreed
               Procedure; and

          (b) the Executive Committee and the Settlement System Administrator shall regularly review Agreed Procedures for security arrangements in relation to Metering Equipment.

60.9 Discrepancies between meter advance and half hourly value totals: the Parties acknowledge that, in transmitting metered data, impulses representing quantities of electricity may be lost between the relevant Meter and the Outstations giving rise to inaccuracies in half hourly values notwithstanding that the Metering Equipment is complying with the standards required by this Agreement. In such circumstances any differences between electricity flows recorded on meters and the total of the half hourly values recorded in the Settlement System will be noted at the time that the Meter is inspected and read by the Settlement System Administrator pursuant to paragraph 10 of Schedule 21 and will be dealt with as provided in the relevant Agreed Procedure. In any other circumstances where the Metering Equipment is not complying with the standards required by this Agreement such difference will be dealt with in accordance with paragraph 11 of Schedule 21.

60.10 Meter Failure:

         60.10.1 if at any time any Metering Equipment ceases to function or is found to be outside the prescribed limits of accuracy referred to in paragraph 7.3.1 of
                     Schedule 21 for whatever reason then, except in those circumstances referred to in Clause 60.10.2:

                    (a) in the case of Metering Equipment ceasing to function, during the period from the date of such cessation; or

                    (b) in any other case, during the period from the time when such inaccuracy first occurred or, if such time is unknown, from the midnight preceding the day during which the disputed reading occurred.

                         until, in either such case, the date of adjustment, replacement, repair or renewal of such Metering Equipment under paragraph 8.4 of Schedule 21, the meter readings shall be deemed to be those calculated pursuant to the relevant Agreed Procedure.

         60.10.2 If at any time a voltage transformer fuse on a circuit supplying a Meter fails with the result that the Metering Equipment is outside the prescribed limits of accuracy referred to in paragraph 7.3.1 of
                     Schedule 21, the meter readings from the time the failure is deemed to have

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



                     occurred until the voltage transformer circuit is again restored to the Meter shall be deemed to be those calculated pursuant to the relevant Agreed Procedure. A failure shall be deemed to have occurred at the point in time provided for in the relevant Agreed Procedure.

60.11 Disputes:

     60.11.1 any dispute regarding the accuracy of data recorded or transmitted by Metering Equipment in respect of any Settlement Day which is to be used for the purposes of Settlement and where the purpose of the resolution of such dispute is solely to affect payments arising from a Settlement Run shall, if there is a relevant Agreed Procedure, be dealt with in accordance with such Agreed Procedure. If, having exhausted such Agreed Procedure any Party is not satisfied with the outcome, such Party may refer the matter to the Executive Committee. If there shall be no relevant Agreed Procedure, such dispute shall be referred to the Executive Committee. If,in either case, any Party is not satisfied with the decision of the Executive Committee, the matter may be referred by such Party to arbitration in accordance with Clause 83.

    60.11.2 Any dispute regarding Metering Equipment (other than a dispute referred to in Clause 60.11.1) shall be referred to the Executive Committee. If any Party is not satisfied with the decision of the Executive Committee, the matter may be referred by such Party to arbitration in accordance with Clause 83.

   60.11.3 It is hereby expressly acknowledged and agreed by the Parties that the resolution of any dispute referred to in Clause 60.11.1 or 60.11.2 shall in all cases be without prejudice to the bringing or pursuing of any claim, by or against, or the resolving of any issue between any one or more of such Parties or any other Party arising out of the same facts or circumstances, or facts or circumstances incidental to the facts and circumstances giving rise to such dispute, or upon the basis of which such dispute has been resolved, in favor of, or against, a Meter Operator Party or Meter Operator Parties.

 60.11.4 Upon the request of any Party which is a party to a dispute referred to in Clause 60.11.1 or 60.11.2 any relevant data derived from Metering Equipment may be submitted by the Settlement System Administrator to the body then having jurisdiction in respect of the relevant dispute for the purposes of resoling such dispute.

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




    60.12  Information:

           60.12.1 if a Pool Member or Party intends to make or provide or make a significant alteration to a connection to the NGC Transmission System or to a Distribution System which connection is of 100MW or more in capacity and which may require a new Metering System to be registered into the Settlement System or a significant change to a Metering System to be registered into the Settlement System, the Pool Member or Party shall inform the Settlement System Administrator as soon as possible and, in any event, not later than three months prior to the date on which the Pool Member or Party expects to make or provide the connection or change. Such information will be regarded as confidential to the Pool Member or Party providing it, and will be used by the Settlement System Administrator only for the purpose of preparing the Settlement System to take account of the Metering System when it is registered.

           60.12.2 Any information regarding or data acquired by the Settlement System Administrator or its agent from Metering Equipment at any Site which is a point of connection to a Distribution System shall, and may, be passed by the Settlement System Administrator or its agent to the operator of the relevant Distribution System. The said operator of the relevant Distribution System may only use the same for the purposes of the operation of the Distribution System and the calculation of charges for use of and connection to the Distribution System.

  60.13 Ownership of Metering Data, access, use and use of Communications Equipment:

          60.13.1 the Registrant of any Metering System shall own the data acquired therefrom provided that (and each Registrant hereby expressly agrees and acknowledges that) a Second Tier Customer of that Registrant in respect of which such data is generated shall be entitled at all times without charge by the Registrant to access, obtain and use such data and provided further that:

                           (i)    such access, obtaining or use, or
                                  the method of such access, obtaining
                                  or use, does not interfere with the
                                  operation of Settlement;


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



                           (ii)   nothing in this Clause 60.13.1 shall
                                  require the Registrant actively to provide such data to such Second Tier Customer or so to provide such data free of charge; and

                           (iii)  such access shall not be by using any
                                  communications link used by the Settlement
                                  System Administrator for the purposes of Clause 60.6 without the prior written consent of the Settlement System Administrator.

    60.13.2 The Settlement System Administrator is hereby authorized to use all data which is owned by the Registrant pursuant to Clause
               60.13.1 as may be permitted pursuant to this Agreement, and the Settlement System Administrator may only release such data to others to the extent set out in this Agreement. It is hereby expressly agreed that the Settlement System Administrator is permitted to and shall against request and payment of a reasonable charge therefor release to a Second Tier Customer such data relating to it as is referred to in Claque 60.13.1.

   60.13.3 Communications Equipment need not be dedicated exclusively to the provision of data to the Settlement System Administrator for the purposes of Settlement provided that any other use shall not interfere at any time with the operation of Settlement and subject also to the relevant provisions (if any) in the Tariff.

60.14 Ancillary Services: until the RP Date, the Ancillary Services Provider shall be entitled at its own cost and expense (which shall not be charged or recharged to Pool Members) to prepare and submit to the Suppliers in separate class meeting a works program relating to the method of recovery from Pool Members for the supply of Reactive Energy by reference to the actual amount of Reactive Energy consumed by Pool Members as measured by MVAr Metering Equipment at each relevant Site, and, if approved by the Suppliers in separate class meeting, such works program shall be deemed to be an approved Works Program for all purposes of this Agreement and the provisions of Clauses 5.13 and 5.14 shall apply mutatis mutandis.

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


60.15 Appointment by Agents by Settlement System Administrator: notwithstanding the provisions of Clause 31.2.2 the Settlement System Administrator may appoint one or more agents to perform any or all of its obligations under this Part XV and Schedule 21.

60.16 Appointment of Second Tier Agents by Settlement System Administrator from the Effective Date:


         60.16.1 from the Effective Date, each of the Public Electricity Suppliers who are Founder Suppliers shall be appointed a non- exclusive agent by the Settlement System Administrator for the purpose of carrying out the obligations of the Settlement System Administrator under or in connection with this Part XV and Schedule 21 in relation to such Metering Systems at the point of connection between such Public Electricity Supplier's Distribution System and:

                   (i)    a Second Tier Customer;
             (ii) the System of an Authorized Electricity Operator other than the Public Electricity Supplier;

            (iii)  an Embedded Generator not subject to Central Dispatch; and

            (iv)  the Distribution System of another Public Electricity
                  Supplier,

                  as the Settlement System Administrator may direct. The appointment of each such Second Tier Agent shall continue unless and until terminated by either such Second Tier Agent or the Settlement System Administrator giving to the other no less than 12 months' notice in writing to expire on or after the fourth anniversary of the date of this Agreement. The provisions of Clauses
                  60.16.1 to 60.16.20 and Clause 60.18 shall
                  apply in respect of such Second Tier Agents for so long as they continue to be appointed as Second Tier Agents pursuant to the provisions of Clause 60.16.1. For the avoidance of doubt the provisions of Clause
                  60.16.15 shall continue to apply to such Second Tier Agents after 31st March 1994.

         60.16.2 Notwithstanding the provisions of Clause 60.16.1 the Settlement System Administrator may remove a Second Tier Agent at any time without notice if it fails in any persistent and material respect to perform its obligations hereunder, provided that the Settlement System Administrator shall have given written notice to the Second Tier Agent specifying in reasonable detail the nature of the breach and requiring the Second Tier Agent within 28 days after notice of such breach (or within any longer period agreed between the Settlement System Administrator and the Second Tier Agent) and that at the expiry of such period the breach remains unremedied.


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



         60.16.3 A Second Tier Agent shall collect, aggregate, adjust and transmit metering data in accordance with the provisions of the relevant Agreed Procedure and the Pool Rules. The costs of any agency appointment made pursuant to this Part XV or Schedule 21 shall be treated as Bought-In Supplies
                  (as defined in Schedule 4) and accordingly a cost beyond the control of the Settlement System Administrator.

        60.16.4 Each Second Tier Agent shall operate such agency business in an efficient and economic manner. It shall maintain such records, data and other information as the Pool Auditor may from time to time by notice and in reasonable detail to the Second Tier Agent reasonably require for the purposes of this Clause 60.16 or as may otherwise be reasonably necessary to enable the Settlement System Administrator to comply with its obligations under this Agreement which are referred to in Clause 60.16.1.

       60.16.5 The Settlement System Administrator may require the Pool Auditor to carry out audits, reviews, tests or checks in relation to each Second Tier Agent as the Settlement System Administrator may from time to time reasonably require (having regard, in particular, to the disruptive effect of the same on the business and operations of the Second Tier Agent). The terms of engagement of any such audit, reviews, tests or checks shall be made available to the Second Tier Agent. No more than two audits, reviews, tests or checks may be made in any one Accounting Period.

       60.16.6 In instructing the Pool Auditor pursuant to Clause 60.16.5 the Settlement System
                   Administrator may require the Pool Auditor:

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                    (a)  forthwith to report any material concerns with respect to matters the subject of the relevant audit, review, tests or check; or

                    (b)  make such recommendations as to
                         changes in the procedures, controls
                         and/or audit coverage of the agency
                         business as the Pool Auditor
                         considers appropriate.

        60.16.7       Any Second Tier Agent shall permit the Pool
                      Auditor such access to its agency
                      operations and all records, data and
                      information held by the Second Tier Agent in the conduct of such agency operations as the Pool Auditor may reasonably require and shall make available members of its staff to explain such operations and such other issues as the Pool Auditor considers relevant.

       60.16.8 The Pool Auditor shall report to the Settlement System Administrator and a copy of any report by the Pool Auditor relating to any audit, review, tests or check made pursuant to Clause 60.16.5 shall be provided to the Settlement System Administrator. The Pool Auditor shall owe a duty of confidentiality to the Second Tier Agent provided that nothing in this Clause 60.16.8 shall prevent the disclosure of such report to the Settlement System Administrator.

       60.16.9      If the Settlement System  Administrator so requires,  the
                    Second   Tier  Agent  shall  promptly  implement  any
                    recommendation made by the Pool Auditor in a report relating to any audit, review, test or check pursuant to Clause
                    60.16.5 subject to a right of appeal.

       60.16.10 The costs of any audit, test, review or check pursuant to Clause 60.16.5 shall be borne by the Settlement System Administrator which may recover the same through the Accounting Procedure. The cost of implementing any recommendations pursuant to Clause 60.16.9 may be recovered by the Second Tier Agent through its agency charges.

       60.16.11 In the performance of its duties and obligations under this Clause 60.16 a Second Tier Agent shall at all times be acting as the agent of the Settlement System Administrator and the Settlement System Administrator shall indemnify each Second Tier Agent and its officers, employees and agents against all Losses (as defined in Clause 33.1) arising whether directly or indirectly as a result of the Second Tier Agent entering into any agreement as agent for, or otherwise on behalf of, the Settlement System Administrator other than any Losses recoverable through its charges as agent or arising from the willful default, bad faith or negligence of, or breach of its obligations under this Agreement by, the Second Tier Agent, its officers, employees and agents.

       60.16.12 Each Second Tier Agent acknowledges the responsibilities of the Settlement System Administrator under this Agreement and the standard of care set out therein and under the NGC

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                    Transmission License and the Act. In the
                    collection, aggregation and adjustment of data and information required pursuant to this Clause 60.16 to each Second Tier Agent shall act in accordance with such directions and instructions of the Settlement System Administrator as are required to fulfill its obligations under this Agreement in accordance with the standard of care set out in Clause 32.1, and in any event, without prejudice to the generality of the foregoing, in the absence of directions and instructions given to it by the Settlement System Administrator each Second Tier Agent shall, in its role as agent under this Clause 60.16, at all times conduct itself in a manner best calculated to achieve the principal objects and purpose of this Agreement set out in Clauses 4.1.2 and 4.1.3.

       60.16.13     Each Second Tier Agent shall:

                    (a)    maintain such back-up arrangements
                           in relation to its Second Tier Data
                           Collection System as the Settlement
                           System Administrator may reasonably
                           require in order for it to comply
                           with its obligations under Clause
                           29.2;

                    (b)    implement all directions and
                           instructions in relation to its
                            Second Tier Data Collection System
                            as shall be advised to the
                            Settlement System Administrator
                            under this Agreement by the
                            Executive Committee and with which
                            the Settlement System Administrator
                            is obliged to comply;

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

                    (c)    provide upon request such reports,
                           data and other information
                           concerning the Second Tier Data
                           Collection System as the Settlement
                           System Administrator may reasonably
                           require to comply with its
                           obligations under this Agreement;

                    (d)    operate the Second Tier Software in
                           accordance with the Pool Rules and
                           properly employ the Second Tier
                           Hardware in carrying out its duties
                           and responsibilities and performing
                           its obligations in respect of the
                           operation of its Second Tier
                           Collection System;

                    (e)    provide the Settlement System
                           Administrator with its best
                           estimates of information within the
                           timescales provided by this
                           Agreement for the purposes of Clause
                           29.18;

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                    (f)    generally carry out all such
                           technical operative, executive,
                           administrative and advisory services
                           in connection with the operation of
                           its Second Tier Data Collection
                           System as from time to time may
                           reasonably be required by the
                           Settlement System Administrator;

                    (g) subject to the availability in the insurance market of such insurances, effect and maintain in full force and effect with first class insurers insurance in relation to the Second Tier Hardware, the Second Tier Software, its Second Tier Data Collection System and its duties as agent hereunder so as to permit the Settlement System Administrator to comply with the requirements of Clause 30;

                    (h)    take such other action as may
                           reasonably be required by the
                           Settlement System Administrator in
                           relation to its Second Tier Data
                           Collection System in order to permit
                           the Settlement System Administrator
                           to comply with its obligations under
                           this Agreement;

                    (i)    not delegate the performance of all
                           or any of its duties and
                           responsibilities hereunder to agents
                           or other contractors without the
                           prior written consent of the
                           Settlement System Administrator; and

                    (j)    reimburse the Settlement System
                           Administrator any costs, losses or
                           expenses suffered by the Settlement
                           System Administrator (which are not
                           recoverable under the Accounting
                           Procedure) due to claims made
                           against the Settlement System
                           Administrator to the extent the same
                           are due to any breach by such Second
                           Tier Agent of its obligations under
                           this Clause 60.

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


       60.16.14     (i)    Where at any time there is any material inconsistency
                           between the Second Tier Software, the written procedures used by the relevant Second Tier Agent in connection with the operation of the Second
                           Tier Data  Collection  System  (the  "Second  Tier
                           Operational  Procedures") and the Second
                           Tier Specification such Second Tier Agent shall promptly correct the same (so as to ensure that the Second Tier Software and the Second Tier
                           Operational Procedures are consistent in all material respects with the Second Tier Specification) and may the Settlement System Administrator.

                    (ii) Each Second Tier Agent undertakes to the Settlement System Administrator promptly and properly to input data and other information as it may receive pursuant to the terms of this appointment into its Second Tier Computer Systems. Each Second Tier Agent shall review and validate data and other information in accordance with the relevant Agreed Procedures to establish the completeness thereof and to identify any inconsistencies therein.

       60.16.15 Each Second Tier Agent hereby acknowledges and agrees that the Settlement System Administrator is required pursuant to Clauses 68 and 69 to keep certain information confidential and hereby undertakes to the Settlement System Administrator not to disclose information obtained by the Second Tier Agent in such capacity so as to cause a breach by the Settlement System Administrator of its obligations pursuant to Clauses 68 or 69. Each Second Tier Agent shall reimburse the Settlement System Administrator the costs of any breach of such confidentiality obligations by the Settlement System Administrator caused by such Second Tier Agent.

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

       60.16.16 Upon the removal or resignation of any Second Tier Agent, the retiring or removed Second Tie Agent shall make over to the Settlement System Administrator or its nominee all such records, manuals and data and other information in the ownership or under the control of the Second Tier Agent and relating to the operation, and necessary for the proper functioning, of the Second Tier Data Collection System.

       60.16.17 Upon the removal or resignation of any Second Tier Agent, all Second Tier Agents as at the Effective Date shall, if requested by the Settlement System Administrator, grant a license of the Second Tier Software to the Settlement System Administrator or to such of its agents as the Settlement System Administrator may direct upon terms which are reasonable in all the circumstances and shall use all reasonable endeavors to make available to the Settlement System Administrator or any such agent any license or other agreement to use or maintain the Second Tier Software where necessary for the proper functioning of the Second Tier Data Collection System. Any 190 failure to agree such terms shall be referred to arbitration pursuant to the provisions of Clause 83.

       60.16.18 Following the FMS Date, the Settlement System Administrator may direct that some or all of the Metering Systems referred to in Clause 60.16.1 which, as at the Effective Date, provide data and information directly to the Settlement System Administrator shall thenceforth provide data to a specified Second Tier Agent or Second Tier Agents (if any).

       60.16.19     Each Second Tier Agent shall be entitled to recover from
                    the Settlement System Administrator all costs properly incurred in acting as Second Tier Agent in accordance with this Clause 60.16. In addition, each Second Tier Agent may recover a reasonable annual management agency fee as may be agreed between it and the Settlement System Administrator (and, in default of agreement, the dispute shall be referred to arbitration in accordance with Clause 83). During the first four years of its appointment each Second Tier Agent shall recover its capital expenditure properly incurred for the purposes of its Second Tier Data Collection System spread equally over such four year period at a real discount rate of 8 percent. Each Second Tier Agent shall recover the costs to which it is entitled under this Clause 60.16.19 from the Settlement System Administrator on a monthly basis.

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


       0.16.20 Upon the resignation or removal of any Second Tier Agent, the relevant Second Tier Agent shall be entitled to recover from the Settlement System Administrator such costs as are detailed in Clause 60.16.19 and which that Second Tier Agent has not recovered prior to the date of such resignation or removal. The costs which such Second Tier Agent is entitled to recover shall be any accrued management agency fee referred to in Clause 60.16.19 together with the net book value of the capital assets or parts of assets the subject of the capital expenditure referred to in Clause 60.16.19 (which net book value shall not be written up without the consent of the Executive Committee, such consent not be to unreasonably withheld or delayed). Such Second Tier Agent shall make a balancing payment to the Settlement System Administrator in an amount equal to the net realizable market value of such capital assets or parts of assets at the date of the resignation or the removal of the Second Tier Agent. The costs to or receipts by the Settlement System Administrator as a result of such resignation or removal shall be charged or credited to Pool Members which are Registrants of Metering Systems at Second Tier Sites as appropriate. Any dispute relating to the amount of any payment to be made pursuant to this Clause 60.16.20 shall be referred to arbitration pursuant to the provisions of Clause 83.

        60.17 Appointment of Second Tier Agents by Settlement System Administrator with effect from 31st March 1994:

                    60.17.1 if, for the purposes of Clause 60.15, the Settlement System Administrator appoints whether in addition to or substitution for those agents appointed pursuant to Clause 60.16 one or more agents for the purpose of carrying out the obligations of the Settlement System Administrator under or in connection with this
                              Part  XV  or  Schedule  21 in  relation  to
                              Metering Systems at or referable to points of connection relating to Second Tier Customers as the Settlement System Administrator may direct, then the provisions of Clauses 60.17.1 to 60.17.10 and Clause 60.18 shall, inter alia, apply to such arrangements.

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

                    60.17.2 The Settlement System Administrator shall, prior to appointing any Second Tier Agent pursuant to Clause 60.17.1, consult with the Executive Committee as to the appropriateness of the appointment of such Second Tier Agent and the terms upon which, if appropriate, such agent is to be appointed and shall have due regard to the wishes expressed pursuant to this Clause 60.17.2 by the Executive Committee.
                              60.17.3 The Settlement System Administrator may require the Pool Auditor to carry out audits, reviews, tests or checks in relation to each or any Second Tier Agent as the Settlement System Administrator may from time to time reasonably require. No more than two audits, reviews, tests or checks may be made by the Pool Auditor in any one Accounting Period.

                    60.17.4 In instructing the Pool Auditor pursuant to Clause 60.17.3 the Settlement System Administrator may require the Pool Auditor:

                               (a) forthwith to report any material concerns with respect to matters the subject of the relevant audit, review, test or check; or

                               (b)  make such recommendations as to
                                    changes in the procedures, controls
                                    and/or audit coverage of the agency
                                    business as the Pool Auditor
                                    considers appropriate.

                    60.17.5 The Settlement System Administrator shall use reasonable endeavors to procure that each Second Tier Agent shall permit the Pool Auditor such access to its agency operations and all records, data and information held by the Second Tier Agent in the conduct of such agency operations as the Pool Auditor may reasonably require and shall make available members of its staff to explain such operations and such other issues as the Pool Auditor considers relevant.

                    60.17.6 The Pool Auditor shall report to the Settlement System Administrator and a copy of any report by the Pool Auditor relating to any audit, review, test or check made pursuant to Clause 60.17.3 shall be provided to the Settlement System Administrator and to the Executive Committee.

                  60.17.7 The costs of any audit, test, review or check pursuant to Clause 60.17.3 shall be borne by the Settlement System
                               Administrator which may recover the same through the Accounting Procedure.

                    60.17.8 The Settlement System Administrator shall use reasonable endeavors to procure that each Second Tier Agent shall promptly and properly input data and other information as it may receive pursuant to the terms of its appointment into its Second Tier Computer Systems and shall review and validate data and other information in accordance with the relevant Agreed Procedures to establish the completeness thereof and to identify any inconsistencies therein.

                    60.17.9 The Settlement System Administrator shall use reasonable endeavors to procure that each Second Tier Agent shall keep secure and confidential and not disclose, during the period of its appointment or following its resignation or removal, information, data and documentation obtained by the Second Tier Agent in such capacity as to cause a breach by the Settlement System Administrator of its bligations pursuant to Clauses 68 or 69 of this Agreement. 60.17.10 The Settlement System Administrator shall use reasonable endeavors to procure that upon the reasonable request of the Settlement System Administrator and in any event upon the removal or resignation of any Second Tier Agent, such Second Tier Agent shall make over to the Settlement System Administrator or its nominee all such records, manuals and data and other information in the ownership or under the control of the Second Tier Agent and relating to the operation, and necessary for the proper functioning, of the Second
                               Tier Data Collection System.

    60.18         Review:

                 (a) as soon as practicable after the third anniversary of the date of this Agreement the Executive Committee, in consultation with the Settlement System Administrator and the Director, shall carry out a full review of the Second Tier Data Collection System and, in consultation with the Director, shall seek to agree with the Settlement System Administrator (the agreement of the Settlement System Administrator not to be unreasonably withheld or delayed) the manner by which the costs of the Second Tier Data Collection System should be recovered, in the Accounting Periods commencing on or after 1st April, 1994.

                 (b) if, and to the extent, deemed necessary by the Executive Committee in consultation with the Settlement System Administrator and the Director, the Executive Committee shall conduct a further review of the Second Tier Data Collection System and, in consultation with the Director, shall seek to agree with the Settlement System Administrator (the agreement of the Settlement System Administrator not to be unreasonably withheld or delayed), the manner by which the Second Tier Data Collection System should operate, and by which the costs of the same should be recovered, in the Accounting Periods commencing on or after 1st April, 1996 such review to commence in due time to enable implementation of any changes to the Second Tier Data Collection System on that date.

                 (c) The Executive Committee, in consultation with the Settlement System Administrator and the Director, shall carry out a further full review of the Second Tier Data Collection System and, in consultation with the Director, shall seek to agree with the Settlement system Administrator (the agreement of the Settlement System Administrator not to be unreasonably withheld or delayed), the manner by which the Second Tier Data Collection System should operate, and by which the costs of the same should be recovered, in the Accounting Periods commencing on or after 1st April, 1998 such review to commence in due time to enable implementation of any changes to the Second
                         Tier Data Collection System on that date.

                 (d) In the event of an agreement within (a), () or, as the case may be, (c) above, the provisions of this Agreement relating to the Second Tier Data Collection System shall be amended accordingly and, in the event of any failure to agree, the matter shall be referred to arbitration pursuant to the provisions of Clause 83.
                         If  such   agreement   has  not been  reached  or  a
                         determination has not been made or a settlement not been reached under any such arbitration prior to:

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

                    (i) in the case of (a) above, the fourth anniversary of the date of this Agreement;

               (ii) in the case of (b) above (where applicable) by 1st April,
                    1996; and

               (iii) in the case of (c) above by 1st April, 1998,

                     the Settlement System Administrator shall, between such date and the date on which agreement is reached or (if applicable) a determination or settlement under such arbitration is made or reached, recover the costs, expenses and charges of the Second Tier Data Collection System in accordance with the provisions of Section 1.3.4 of Part D of Schedule 4.

    60.19         Software for FMS:

                  The Settlement System Administrator shall develop and implement appropriate computer software for the purposes of collecting and aggregating data following the FMS Date.

    60.20         Second Tier Unmetered Supplies:

                  60.20.1 Notwithstanding any of the other provisions of this Agreement, including Clause 60 (other than the provisions of this Clause 60.20) and Schedule 21,the provisions of this Clause 60.20 and any Second Tier Unmetered Supplies Procedures shall, to the extent they are supplemental to or conflict with any other provisions of this Agreement, govern the rights and obligations of the Parties (including each Operator and each Meter Operator Party) in relation to Second Tier Unmetered Supplies.

                    60.20.2 Neither this Clause 60.20 (save for the requirements set out in this Clause 60.20.2 for the bringing into effect of this Clause 60.20) nor the Second Tier Unmetered Supplies Procedures nor any amendment, variation or replacement of either of them may become effective:

                    (i) unless and until the Chief Executive shall have given each Public Electricity Supplier, each Second Tier Supplier, the Director (who may consult with such persons as he considers appropriate) and the Settlement System Administrator not less than 14 days' notice that this Clause 60.20 (or any amendment, variation or replacement thereof) and/or the Second Tier Unmetered Supplies Procedures are to become effective, stating the date on which the same are proposed to become effective and having attached thereto a coy of any proposed Second Tier Unmetered Supplies Procedures; and

                    (ii) so  long  as  none  of the  recipients  of  the  notice referred to in Clause 60.20.2(i) shall have given a counternotice to the Chief Executive before the date on which this Clause 60.20 and/or the Second Tier Unmetered Supplies Procedures are to become effective stating, on reasonable grounds, an objection to this Clause 60.20 or the Second Tier Unmetered Supplies Procedures becoming effective on the proposed date or at all, in the event that a counternotice shall have been given in accordance with Clause 60.20.2(ii) the Chief Executive shall, as soon as is reasonably practicable, notify the persons referred to in Clause 60.20.2(i) of that fact.

       60.20.3 Nothing in this Clause 60.20 shall permit the adoption, in the Second Tier Unmetered Supplies Procedures or otherwise, of standards of accuracy of data for Second Tier Unmetered Supplies different from those which apply generally under this Agreement other than during the transitional period expiring on 31st March, 1995.

       60.20.4 Except where the context otherwise requires, in this Clause 60.20:

                         "Second Tier Unmetered Supplies" means
                         unmetered street lighting and related
                         supplies of a type which as at the date
                         this Clause 60.20 becomes effective are
                         permitted to be made by a Second Tier
                         Supplier;

                         "Second Tier Unmetered Supplies Procedures"
                          means the procedures in respect of Second
                          Tier Unmetered Supplies in the form agreed between all Public Electricity Suppliers and the Director (who may consult with such persons as he considers appropriate) as the same may be amended, varied or replaced from time to time with the agreement of such persons.

       60.20.5 The Executive Committee may determine that Agreed Procedures are necessary to implement this Clause
                         60.20 or the Second Tier Unmetered Supplies Procedures and in such case nothing in this Clause 60.20 or the Second Tier Unmetered Supplies Procedures shall prejudice such determination or the adoption or implementation of such Agreed Procedures, provided that any such Agreed Procedure shall not include matters which would occur on the Second Tier Customer's side of the outstation.

       60.20.6 The Parties accept that modifications to the Settlement System Administrator's rights and obligations under this Agreement may be required under the Second Tier Unmetered Supplies Procedures or otherwise before this Clause 60.20 can become effective.

                                    PART XVI

                             POOL CIVIL EMERGENCIES

61.1     DEFINITIONS

                  Definitions:  in this Part XVI:

                  "Civil Emergency Pool Credit Facility" shall mean a credit facility to be arranged by and for the use of Supplies upon terms and conditions to be set out in Schedule 11 to this
                  Agreement:

                  "PoolCivil Emergency" shall have the meaning ascribed to it in Clause 61.2.1;

                  "Pool Civil Emergency Period" shall mean a period initiated by the Executive Committee after the occurrence of a Pool Civil Emergency Event which shall commence, and terminate, in accordance with this Part;

                  "Pool Rules Civil Emergency Condition" shall mean, in respect of any Schedule Day, that both:

                    (i) UMT 0.1 (as determined in accordance with paragraph 32.1(a) of Schedule 9); and

                    (ii) RAPT  3  *  CAPT  (as  determined in accordance with
                         paragraph 32.1(b) of Schedule 9);

                  "Pool Rules Civil Emergency Period" shall mean a period which commences, and terminates, and in which Section 32.2 of
                  Schedule 9 is in force, in accordance with this Part; and

                  "Relevant Time" in relation to any event, means the time which falls two hours prior to the first time at which an Availability Declaration must be submitted pursuant to Section
                  6.1 of Schedule 9 on the first Settlement Day which commences at least 24 hours after the occurrence of such event.

61.2     APPLICATION AND STATEMENT OF INTENT

         61.2.1 General Statement of Intended Application: it is intended that this Part shall apply where there is in existence an event, or series of events which does or do not generally occur as part of normal market operating conditions and which affect(s) the operation of the market for the generation, transmission and/or supply of electricity in England and

                  Wales and which, as a result, cause(s) or is or are likely to cause materially changed pool prices to arise and continue (a "Pool Civil Emergency"). The following conditions set out in this Part are intended to reflect the circumstances in which it is envisaged that it would likely be the case that such event or events shall have so occurred.

         61.2.2 Interrelationship with Act: the Act and the Energy Act 1976 contain legislation conferring wide powers upon the Secretary of State to regulate the generation, transmission and/or supply of electricity in an emergency. It is intended that the provisions of this Part shall coexist in application with such legislation.

         61.3     CONDITIONS FOR EXISTENCE OF A POOL CIVIL EMERGENCY

                  61.3.1 Determination of a Pool Civil Emergency: a Pool Civil Emergency shall exist upon any resolution to that effect passed by the Executive Committee in accordance with the provisions of this Part whereafter, subject to the following provisions of this Part, a Pool Civil Emergency Period shall commence.

                  61.3.2 Conditions: the Executive Committee shall resolve that a Pool Civil Emergency exists only if it has formed the opinion that a Pool Civil Emergency Event has occurred. A Pool Civil Emergency Event shall occur whenever:

                              (a) materially changed pool prices exist or are likely to exist and, in either case, are likely to continue; and

                              (b) such materially changed pool prices are the direct result of any one or more of the following:

                                   (i)  a major failure affecting the operation
                                        of the NGC Transmission System;

                              (ii) a major operational failure of one or more
                                   Distribution Systems; or

                             (iii) an inability of any Generator to generate or
                                   the loss of generating plant availability of any Generator; and

                              (c) the event within (i), (ii), or as the cas may be, (iii) of (b) above has itself resulted from any one or more of the following:

                              (i)  any action taken by or on behalf of Her
                                   Majesty's  Government pursuant to and
                                   in accordance with the emergency provisions set out in Sections 1 to 4 of the Energy Act 1976 or Section 96 of the Act;

                              (ii) any act, order, regulation, direction or
                                   directive, legislation or restraint of
                                   Parliament or any governmental authority, or agent or instrument of the foregoing;

                             (iii) any act of public enemy or terrorist, act of
                                   war or hostilities (whether declared or
                                   undeclared), threat of war or hostilities, blockade, revolution, riot, insurrection, civil commotion or unrest or demonstration;

                              (iv) any strike, lock-out or other industrial
                                   action;

                              (v)  any act of sabotage or vandalism;

                              (vi) lightning, earthquake, hurricane, storm,
                                   fire, flood, drought, accumulation of snow or ice, or any other extreme weather or environmental condition; or

                    (vii)any  other  event  provided  that  in  such a case  any resolution of the Executive Committee determining that a Pool Civil Emergency exists must be carried by a majority of not less than 75 percent of the total votes of all Committee Members entitled to vote at a meeting of the Executive Committee whether or not present.

         61.4     CONDITIONS FOR EXISTENCE OF A POOL RULES CIVIL
                  EMERGENCY PERIOD

                  Pool Rules  Civil  Emergency  Period:  a  Pool  Rules  Civil
                  Emergency  Period  shall,   subject  to  the  following
                  provisions of this Part, commence as part of a Pool Civil Emergency Period whenever (i) a Pool Civil Emergency Period is current and (ii) the Pool Rules Civil Emergency Condition is satisfied and (iii) Section 28 of
                  Schedule 9 hereof is not in effect.

61.5 PROCEDURE FOR INITIATION OF A POOL CIVIL EMERGENCY PERIOD AND COMMENCEMENT OF A POOL RULES CIVIL EMERGENCY PERIOD

         61.5.1   Right to requisition:

                    (a)    Each Pool Member, the Settlement
                           System Administrator, the Grid
                           Operator, the Director and the
                           Secretary of State shall have the
                           several right to have convened a
                           special meeting of the Executive
                           Committee for it to consider whether
                           a Pool Civil Emergency exists (and
                           accordingly whether a Pool Civil
                           Emergency Period is to commence).

                    (b)    To requisition a meeting of the
                           Executive Committee the relevant
                           Party, the Director or, as the case
                           may be, the Secretary of State shall
                           notify in writing:

                           (i) in the case of a Pool Member, its appointed Committee Member, the Pool Chairman or the Chief Executive; and

                    (ii) in the case of the Settlement System Administrator, the
                         Grid Operator, the Director or the Secretary of State, the Pool Chairman or the Chief Executive, that it wishes such a meeting to be convened giving as full an explanation as it is able of the event or events which it believes constitute(s) the relevant Pool Civil Emergency Event.

     (c) Upon receipt of a written requisition in accordance with (b), the relevant Committee Member, the Pool Chairman or, as the case may be, the Chief Executive shall convene a special meeting of the Executive Committee in accordance with Clause 18 to take place within 48 hours after receipt of such requisition, and the provisions relating to notice periods in Clause 18 shall be varied for the purposes of this Part accordingly.


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



                  61.5.2   Initiation by the Executive Committee:

                                     Pool Civil Emergency Period: if the
                                     Executive Committee shall resolve that a Pool Civil Emergency exists then, subject to the right of veto in Clause 61.5.7 being exercised, a Pool Civil Emergency Period shall commence upon the expiry of the time limit for the exercise of such veto and shall continue until terminated in accordance with Clause 61.7.

                  61.5.3   Pool Rules Civil Emergency Period:

                                     (a)    Commencement: a Pool Rules Civil
                                            Emergency Period shall, subject to
                                            the right of veto in (b) below and
                                            in Clause 61.5.7 being exercised,
                                            commence in accordance with Clause
                                            61.4 at the expiry of the period for
                                            the exercise of the Executive
                                            Committee's veto in (b) below and
                                            shall continue until terminated in
                                            accordance with the provisions of
                                            Clause 61.7.

     (b) Executive Committee's Right of Veto: the Executive Committee shall have the right to veto the commencement of a Pool Rules Civil Emergency Period by the passing of a resolution to that effect carried by a majority of not less than 65 percent of the total votes of all Committee Members entitled to vote at such meeting whether or not present, provided that the Executive Committee shall only be able to exercise such right of veto prior to the Relevant Time relative to the time at which the Secretary receives a notification given by the Settlement System Administrator pursuant to Clause 61.5.4.

     (c) Effect of Veto: where the Executive Committee exercises its right of veto in accordance with (b) above, the relevant Pool Rules Civil Emergency Period shall not commence.

                  61.5.4 Settlement System Administrator's Notification: the Settlement System Administrator shall notify forthwith by telephone (and confirm in writing as soon as is practicable thereafter to) the Chief Executive, Pool Chairman, Secretary, Director and Secretary of State whenever it becomes aware that the Pool Rules Civil Emergency Condition is satisfied.


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



                  61.5.5 Reasons: the Executive Committee shall give reasons for the passing of any resolution pursuant to this Clause or the exercising of any right of veto conferred on it by this Clause, to be notified to the relevant parties by the Secretary in accordance with Clause 61.5.6.

     61.5.6 Notification (1): the Secretary shall notify in accordance with Clause 75 all Parties, the Director and the Secretary of State:

     (a) of the result of any vote taken on a resolution of the Executive Committee pursuant to this Part, giving reasons in outline explaining such result, immediately following the conclusion of the meeting at which the vote was taken; such notification may be given by telephone or by facsimile transmission. An outline statement of reasons shall be circulated by the Secretary to the same persons as soon as is reasonably practicable thereafter; and

                                     (b)    where there has been no exercise
                                            within the time limit provided
                                            therefor of a right of veto pursuant
                                            to either Clause 61.5.3 by the
                                            Executive Committee or Clause 61.5.7
                                            by the Director or the Secretary of
                                            State, notify all Parties, the
                                            Director and the Secretary of State
                                            immediately of the commencement of a
                                            Pool Rules Civil Emergency Period.

                  61.5.7   Right of Veto:

          (a) Right of Veto: the Director and the Secretary of State shall each have a several right to veto the commencement of any Pool Civil Emergency Period or, as the case may be, Pool Rules Civil Emergency Period by giving written notice of an exercise of such right of veto addressed to the Executive Committee, the Pool Chairman and the Chief Executive within the time periods specified below. To be validly given, such notice shall specify in sufficient detail (in the case of a Pool Civil Emergency Period) the relevant resolution of the Executive Committee or (in the case of a Pool Rules Civil Emergency Period) the relevant notification of the Settlement System Administrator, in respect of which the right of veto is being exercised.


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



                                     (b)    Effect of veto: where the Director
                                            or the Secretary of State exercises
                                            his veto in accordance with this
                                            Clause 61.5.7, the relevant Pool
                                            Civil Emergency Period or, as the
                                            case may be, Pool Rules Civil
                                            Emergency Period shall not commence.

                                     (c)    Time Limits:  any veto given by, or
                                            on behalf of, either
                                            of the Director or Secretary of
                                            State must be received by
                                            or on behalf of the Executive
                                            Committee:

                                            (i)      in respect of a resolution
                                                     initiating a Pool Civil
                                                     Emergency Period, before
                                                     the expiry of a period of
                                                     48 hours commencing upon
                                                     the receipt by the Director
                                                     or, as appropriate, the
                                                     Secretary of State, of the
                                                     notification of the result
                                                     of the vote upon the
                                                     relevant resolution; or

                                            (ii)     in the case of a veto in
                                                     respect of the commencement
                                                     of a Pool Rules Civil
                                                     Emergency Period, before
                                                     the expiry of the time for
                                                     the exercise of the
                                                     Executive Committee's right
                                                     of veto pursuant to 61.5.3.

                                     For the avoidance of doubt, such veto may be given at any time before the commencement of such period.

                                     (d)    Reasons: the Director shall upon
                                            exercising a right of veto conferred
                                            by this Clause give reasons to the
                                            Executive Committee supporting the
                                            exercise of that right and the
                                            Parties would expect the Secretary
                                            of State also to give reasons upon
                                            any exercise of his right of veto
                                            conferred by this Clause.

                                     (e)    Notification (2): upon receipt by or
                                            on behalf of the Executive Committee
                                            of a notice of exercise of veto
                                            pursuant to this Clause, the
                                            Secretary, on behalf of the
                                            Executive Committee, shall as soon
                                            as is possible thereafter give
                                            notice in accordance with Clause 75
                                            of the exercise of such veto.


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



         61.6     EFFECT OF POOL AND POOL RULES CIVIL EMERGENCY
                  PERIODS

                  61.6.1   Effect of a Pool Civil Emergency Period:

                                     (a)    Upon a determination that a Pool
                                            Civil Emergency exists in accordance
                                            with 61.2.1 above:

                                            (i)      Suppliers shall be entitled
                                                     during the Pool Civil
                                                     Emergency Period, for the
                                                     purposes of payments to be
                                                     made by them pursuant to
                                                     this Agreement during such
                                                     period, to utilize the
                                                     Civil Emergency Pool Credit
                                                     Facility; and

          (ii) Section 32.1 and 32.2 of the Pool Rules shall enter into force and effect.

                                     (b)    The Pool Members expressly
                                            acknowledge the fact that during the
                                            currency of any Pool Civil Emergency
                                            Period Suppliers shall be entitled
                                            to operate credit facilities in
                                            accordance with and subject to any
                                            conditions of their respective
                                            Licenses (where relevant).

                  61.6.2 Effect of a Pool Rules Civil Emergency Period: upon the commencement of a Pool Rules Civil Emergency Period in accordance with Clause 61.5.3(a), the provisions of Section 32.2 of Schedule 9 shall enter into full force and effect and shall continue in full force and effect until such time as that Pool Rules Civil Emergency Period is terminated in accordance with Clause 61.7.

         61.7     TERMINATION OF A POOL CIVIL EMERGENCY PERIOD

                  61.7.1 Director's determination of end of Pool Civil Emergency Period: a Pool Civil Emergency Period and, where applicable, any concurrent Pool Rules Civil Emergency Period, shall terminate upon any determination of the Director to that effect.

                  61.7.2 Consultation: the Director shall only determine that a Pool Civil Emergency Period and, where applicable, any concurrent Pool Rules Civil Emergency Period shall terminate after having fully consulted and taken into consideration the views of all relevant Parties and after having obtained the approval of the Secretary of State.

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




                  61.7.3 Notification (3): the Director shall notify in writing the Secretary, the Pool Chairman and the Chief Executive as soon as is possible of any determination made pursuant to this Clause 61.7 giving reasons for any determination so made and the Secretary shall immediately notify all Parties of such determination upon receipt.

                  61.7.4 Confirmation: the Director shall confirm to the Executive Committee upon any determination pursuant to this Clause 61.7 that a Pool Civil Emergency Period shall terminate, that he has taken full account of all relevant matters, the views of such relevant Parties and has obtained the approval of the Secretary of State.

                  61.7.5 Termination of a Pool Rules Civil Emergency Period within a continuing Pool Civil Emergency Period:

   (a) The Executive Committee may, by resolution carried by a majority of not less than 65 percent of the total votes of all Committee Members whether or not present, terminate any current Pool Rules Civil Emergency Period whenever it considers, in its absolute discretion, that the continued application of the modified Pool Rules as set out in Section 32.3 of Schedule 9 to be, in the circumstances, no longer appropriate.

   (b)    The relevant Pool Rules Civil
          Emergency Period shall terminate
          following the passing of that
          resolution at the Relevant Time
          relative to the time at which that
          resolution is passed.

   (c)    The Secretary, on behalf of the
          Executive Committee, shall as soon
          as is possible after the passing of
          such resolution give notice to all
          Parties, the Director and the
          Secretary of State in accordance
          with Clause 75 that the relevant
          Pool Rules Civil Emergency Period is
          to so terminate.

   (d)    Whenever Section 28 of Schedule 9
          enters into force and effect, in
          accordance with this Agreement, any
          Pool Rules Civil Emergency Period
          then current shall terminate at the
          time that such Section so enters
          into
          force and effect.

                  61.7.6   Effect of Termination:

                                     (a)    Pool Civil Emergency Period: upon
                                            the termination of any Pool Civil
                                            Emergency Period the Civil Emergency
                                            Pool Credit Facility shall forthwith
                                            cease to be utilized and, where
                                            there is a concurrent Pool Rules
                                            Civil Emergency Period, the
                                            provisions of Section 32 of Schedule
                                            9, shall forthwith cease to be
                                            effective.

                                     (b)    Pool Rules Civil Emergency Period
                                            within a current and continuing Pool
                                            Civil Emergency Period: upon the
                                            termination of any Pool Rules Civil
                                            Emergency Period within a current
                                            and continuing Pool Civil Emergency
                                            Period the provisions of Section
                                            32.3 of Schedule 9 shall forthwith
                                            cease to be effective.

61.8              REFERENCE TO DIRECTOR

                  61.8.1 Reference to the Director: if any dispute shall arise between the Executive Committee and any Pool Member:

                                     (a)    as to whether the Executive
                                            Committee ought to have concluded
                                            that the conditions for the
                                            initiation of a Pool Civil Emergency
                                            Period in accordance with Clause
                                            61.3.2 were satisfied either as a
                                            matter of fact or such that there
                                            was a Pool Civil Emergency within
                                            the spirit of the statement of
                                            intent set out at Clause 61.2.1; or

                                     (b)    as to whether the Executive
                                            Committee ought or ought not to have
                                            exercised its right of veto pursuant
                                            to Clause 61.5.3(b) in respect of
                                            the commencement of a Pool Rules
                                            Civil Emergency Period; or

                                     (c)    as to whether a Pool Rules Civil
                                            Emergency Period within a current
                                            and continuing Pool Civil Emergency
                                            Period ought or ought not to have
                                            been terminated by the Executive
                                            Committee in accordance with Clause
                                            61.7.5 above,

                                     the dispute may be referred by notice of the dispute given in writing by the relevant Pool Member to the Director and as if such Pool Member were exercising a Dissentient Pool Member's right of appeal pursuant to Clause 13.5. The Director shall determine the matter within 60 days of receipt of such referral. Notice of any such referral shall be given to the Executive Committee at the same time that the dispute is so referred.

                  61.8.2   Content and Effect of Determination:

                                     (a)    If the Director shall determine in
                                            accordance with 61.8.1 that a Pool
                                            Civil Emergency Period or Pool Rules
                                            Civil Emergency Period should
                                            commence, or a s the case may be,
                                            resume, then:-

                                            (i)      in the case of a Pool Civil
                                                     Emergency Period, upon such
                                                     determination having been
                                                     notified to the Secretary
                                                     in accordance with 61.8.3,
                                                     a Pool Civil Emergency
                                                     Period shall commence or,
                                                     as the case may be, resume;
                                                     and

                                            (ii)     in the case of a Pool Civil
                                                     Emergency Period, such
                                                     period shall commence at
                                                     the Relevant Time relative
                                                     to the time at which such
                                                     determination has been
                                                     notified to the Secretary
                                                     in accordance with 61.8.3;
                                                     or

                                     (b)    If the Director shall determine in
                                            accordance with 61.8.1 that a
                                            continuing Pool Civil Emergency
                                            Period or Pool Rules Civil Emergency
                                            Period should terminate, then:-

                                                     (i)      in the case of a
                                                              Pool Civil
                                                              Emergency Period,
                                                              upon such
                                                              determination
                                                              having been
                                                              notified to the
                                                              Secretary in
                                                              accordance with
                                                              61.8.3, the then
                                                              current Pool Civil
                                                              Emergency Period
                                                              shall terminate;
                                                              and

                                                     (ii)     in the case of a
                                                              Pool Rules Civil
                                                              Emergency Period,
                                                              the then current
                                                              such period shall
                                                              terminate at the
                                                              Relevant Time
                                                              relative to the
                                                              time at which such
                                                              determination has
                                                              been notified to
                                                              the Secretary in
                                                              accordance with
                                                              61.8.3.

                  61.8.3 Notification (4): the Director shall notify in writing the
                           Secretary, the Pool Chairman and the Chief Executive as soon as is possible of any determination made pursuant to this

                           Clause 61.8 giving reasons for any determination so made and the Secretary shall immediately notify all Parties of such determination upon receipt.

61.9     MODIFICATION OF PROCEDURES

         Modification of Procedures: neither the procedures for a poll set out in Clause 22 nor the provisions of Clause 13.4 shall apply to any resolution of the Executive Committee referred to in this Part XVI, and there shall be no right of referral of the matter the subject of such resolution to the Pool Members in general meeting.

                                    PART XVII

                                  TRADING SITE

62.      TRADING SITE

         Trading Site:     the provisions of Schedule 17 shall have effect.

                                    PART XVII

              THE POOL FUNDS ADMINISTRATOR, BILLING AND SETTLEMENT

63.      THE POOL FUNDS ADMINISTRATOR

63.1 Responsibilities: the Pool Funds Administrator shall have the following duties, responsibilities and obligations, namely:-

         63.1.1 to comply with all the obligations set out in this Agreement and the Agreed Procedures in respect of the establishment, maintenance and operation of the Funds Transfer System and to carry out its obligations under the Funds Transfer Agreement;

         63.1.2 to keep under review and to make recommendations to the Executive Committee on its own initiative or whenever requested by the Executive Committee concerning:-

                           (a) any change to the Funds Transfer System (or any part or aspect thereof);

                           (b)       the appointment of a new Pool Banker;

                           (c)       any change to Schedule 11 or 15; and

                           (d)       any change to the Funds Transfer Agreement,

                           which the Pool Funds Administrator may consider desirable. In making such recommendations, the Pool Funds Administrator shall have regard to, and shall provide details of, the cost of implementing such changes (which cost would be charged or recharged to Pool Members) and shall recommend whether, in light of those costs, certain parties or categories of party to the Agreement should be exempted from such changes or whether special provisions for such parties or categories of party should be adopted;

         63.1.3   (a)      to maintain such records, data and other information
                           as the  Pool Auditor may, after
                           consultation with the Executive
                           Committee, from time to time by notice in writing and in reasonable detail to the Pool
                           Funds Administrator, require for
                           the purposes of Part IX,or as may otherwise be reasonably necessary to enable the Pool Funds
                           Administrator to comply
                           promptly and fully with all its obligations under this Agreement, the Agreed Procedures or the Funds Transfer

                           Agreement, in either such case in such form as the Pool Auditor may from time to time by notice to the Pool Funds Administrator require or (in the absence of such notification) in such form as a reasonably prudent operator of the Funds Transfer System would adopt; and

                           (b) to maintain such records, data and other information as H.M.
                                     Customs and Excise may from time to time require of the Pool
                                     Funds Administrator;

         63.1.4 to retain in machine readable form or hard copy form for a period of not less than eight years (or such longer period as any applicable law may require) and in any event in hard copy form (which for these purposes shall include microfiche) for a period of not less than one year copies of the records, data and other information received and processed by the Pool Funds Administrator in connection with its performance of the Services including:-

                           (a)       (to the extent relevant for the
                                     performance of the Services)
                                     Settlement Runs and Settlement Re-runs;

                           (b)       Advice Notes and Confirmation Notices;

                           (c)       bank statements in respect of the Pool
                                     Accounts;

                           (d)       Pool Ledger Accounts;

                           (e)       Payments Calendars;

                           (f) a record of all Default Interest Rates and Reserve Interest Rates calculated from time to time (including the period to which each interest rate relates);

                           (g) details of Security Cover supplied and to be supplied by each Supplier; and

                           (h) correspondence between the Pool Funds Administrator, on the one hand, and the Executive Committee, the Pool Chairman, the Chief Executive, any Pool Member, the Pool Banker, any Collection Bank, the Settlement System Administrator, the Ancillary Services Provider, the Director, the Pool Auditor, the Grid Operator and any other relevant bank of institution, on the other hand;

          63.1.5 to provide to the Executive Committee and the Chief Executive upon request records, data and other information concerning the Funds Transfer System (and any part thereof) (unless disclosure would breach any duty of confidentiality imposed on the Pool Funds Administrator) and which the Pool Funds Administrator is required to retain under paragraph 63.1.3 or 63.1.4 (and each of the Parties agrees to the release of all such records, data and other information in the circumstances and manner described in this paragraph 63.1.5);

         63.1.6 to provide to the Pool Auditor upon request records, data and other information concerning the Funds Transfer System (and any part thereof) and which the Pool Funds Administrator is required to maintain and retain under paragraph 63.1.3 or
                  63.1.4 (and each of the Parties agrees to the release of all such records, data and other information in the circumstances and manner described in this paragraph 63.1.6);

          63.1.7 subject to the provisions of Part XX, to provide a certified copy of such records, data and other information concerning the Funds Transfer System (and any part thereof) and amounts payable by or to any Pool Member or the Ancillary Services Provider as the relevant Pool Member or (as the case may be) the Ancillary Services Provider may reasonably request for the purpose of establishing the amounts which are owed to or by such Pool Member or the Ancillary Services Provider in accordance with this Agreement, and in any event such information as any Pool Member or the Ancillary Services Provider may request from the Pool Funds Administrator in order to establish or prove a claim to any amounts due or claimed to be due. The Pool Funds Administrator shall forthwith upon such request provide such information upon delivery (if so required by the Pool Funds Administrator) of a certificate from the counsel of such Pool Member or the Ancillary Services Provider certifying that, in such counsel's opinion, such information is required for such purpose;

          63.1.8 to issue Advice Notes and Confirmation Notices within the times and containing the details required by Schedule 11;

         63.1.9 upon request, promptly to supply on its own behalf and on behalf of Pool Members and the Ancillary Services Provider (with a copy to the Pool Member concerned and the Ancillary Services Provider) any information (including copies of documents) to H.M. Customs and Excise, and to co-operate in any investigation by H.M. Customs and Excise or H.M. Inspector of Taxes relating to the Funds Transfer System (or any part or aspect thereof);

          63.1.10 in respect of each calendar quarter, to issue to all Pool Members, the Executive Committee, the Chief Executive, the Settlement System Administrator and the Ancillary Services Provider no later than the fifth Business Day after each calendar quarter a statement enabling the identification of who may constitute Majority Default Calling Creditors during that calendar quarter (and the Parties hereby agree to such disclosure being made);

          63.1.11 except in respect of moneys received on account of the PFA Operating Costs, the PFA Handling Charge, the Annual Fee or Bank Charges in accordance with the accounting procedure set out in
               Schedule 15 or the consideration received pursuant to sub-section
               5.1 or 5.2 of that Schedule, to pay all moneys received by it from a Pool Member or the Ancillary Services Provider in accordance with Schedule 11 into a pool Account to be held in trust in accordance with the provisions of Schedule 11; and

     63.1.12 to comply with all its other obligations under this Agreement (including Schedules 11 and 15) and the Agreed Procedures,

         and expression defined in Schedules 11 and 15 shall have the same respective meanings when used in this Clause 63.1.

63.2 Standard of care: in the exercise of its duties and responsibilities under this Agreement and the agreed Procedures the Pool Funds Administrator shall exercise that degree of care, diligence, skill and judgment which would ordinarily be expected of a reasonably prudent operator of the Funds Transfer System taking into account the circumstances actually known to the Pool Funds Administrator, its officers and employees at the relevant time or which ought to have been known to it or them had it or they made such inquiries as were reasonable in the circumstances. In particular, but without prejudice to the generality of the foregoing, in the absence of directions and instructions given to it by the Executive Committee under this Agreement and having due regard to the resources available to it, the Pool Funds Administrator shall at all times conduct itself in a manner calculated to achieve the principal objects and purpose of this Agreement set out in Clauses 4.1.2 and 4.1.3.

63.3     UK value added tax indemnity:

         63.3.1 Indemnity (1): without prejudice to paragraph 63.3.2 all Pool Members shall jointly and severally indemnify and keep indemnified the Pool Funds Administrator, its officers, employees and agents (and, as between the Pool Members, according to their respective Contributory Shares at the time of receipt of the request for indemnification, calculated on the basis that the points allocated to the Pool Member in

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                  default are disregarded) against any liability which the Pool
                  Funds Administrator may incur as a result of the failure of any Pool Member or the Ancillary Services Provider (as the case may be) properly to account to H.M. Customs and Excise for all amounts of United Kingdom Value Added Tax payable or receivable by it in respect of any supplies of electricity or Ancillary Services.

         63.3.2 Indemnity (2): if any Pool Member or the Ancillary Services Provider shall fail properly to account for any amount of United Kingdom Value Added Tax payable or receivable by it, that person shall indemnify and keep indemnified each Pool Member (on an after tax basis, but taking account of any tax relief available to the relevant Pool Member) against any liability which such Pool Member shall incur pursuant to paragraph 63.2.1.

63.4     Schedule 15:

         63.4.1 subject to the rights of each of the Parties under this Agreement, all Parties hereby agree promptly to execute and deliver all agreements and other documentation necessary to give effect to any act, matter or thing done by the Executive Committee in accordance with Schedule 15 (including the removal of the incumbent Pool Funds Administrator and the appointment of a successor in accordance with the terms thereof).

     63.4.2. Schedule 15 provides that certain matters may be referred by the Executive Committee to arbitration pursuant to Clause 83. In making any such reference or in alleging that any such reference is being made pursuant to Clause 83 the Executive Committee shall act (and is hereby irrevocably authorized by each of the Pool Members to act) as the sole and exclusive representative of all the Pool Members and the Pool Funds Administrator hereby agrees that the Executive Committee shall have the authority so to act.

63.4     Schedule 15:

         63.4.1 subject to the rights of each of the Parties under this Agreement, all Parties hereby agree promptly to documentation necessary to give effect to any act, accordance with Schedule 15 (including the removal of the incumbent Pool Funds Administrator and the appointment of a successor in accordance with the terms thereof).

         63.4.2 Schedule 15 provides that certain matters may be referred by the Executive Committee to arbitration pursuant to Clause 83. In making any such reference or in alleging that any such reference is being made

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                  pursuant to Clause 83 the Executive Committee shall act (and is hereby irrevocably authorized by each of the Pool Member to act) as the sole and exclusive representative of all the Pool Members and the Pool Funds Administrator hereby agrees that the Executive Committee shall have the authority so to act.

64.      PROCEDURES MANUAL

64.1 Preparation: within 28 days after the Effective Date (or such longer period as the Executive Committee may approve) the Pool Funds Administrator shall prepare, or cause to be prepared, a Procedures Manual which is shall submit to the Executive Committee for its review. The Executive Committee shall give its comments on the Procedures Manual to the Pool Funds Administrator within 28 days after receipt thereof and the Pool Funds Administrator shall revise, or cause to be revised, the Procedures Manual to the satisfaction of the Executive Committee within 21 days after receipt of such comments (or such longer period as the Executive Committee may approve). Promptly thereafter the Pool Funds Administrator shall provide the Executive Committee with sufficient copies of the revised Procedures Manual for distribution by the Executive Committee to all Parties, the Pool Auditor, the Pool Banker and the Director.

64.2 Amendments: where from time to time any amendments to the Procedures Manual are necessary to reflect changes in the systems and/or procedures associated with the Funds Transfer System, the procedure set out in Clause 64.1 shall apply mutatis mutandis.

     64.3 Costs: the costs of producing, revising and amending the Procedures Manual shall be borne by the Pool Funds Administrator and recovered by it in accordance with the provisions of Schedule 11 as part of its charges.

65.      BILLING AND SETTLEMENT

         The provisions of Schedule 11 shall have effect.



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                                    PART XIX

                          DEFAULT, TERM AND TERMINATION

66.      DEFAULT

     66.1 Default (1): at any time after the occurrence of any of the events referred to in Clause 66.3.1, 66.3.2 or 66.3.3 and so long as such event continues unremedies or unwaived by Majority Default Calling Creditors:-

     66.1.1 Majority Default Calling Creditors may, upon reaching a bona fide conclusion that the reason for the failure by the Defaulting Pool Member under Clause 66.3.1, 66.3.2 or 66.3.3 is other than administrative or banking error (having taken into account the representations, if any, of the Defaulting Pool Member made within 24 hours after request therefor is made to the Defaulting Pool Member on behalf of the Majority Default Calling Creditors, which request Majority Default Calling Creditors shall be obliged to make), by notice to the Defaulting Pool Member (copied to the Executive Committee and the Director) declare such even an Event of Default;

     66.1.2 at the same time as Majority Default Calling Creditors declare such an Event of Default or at any time thereafter, Majority Default Calling Creditors may by notice to the Executive Committee (copied to the Defaulting Pool Member and the Director) require the Executive Committee to suspend (which the Executive Committee shall forthwith do) all voting rights of the Defaulting Pool Member under this Agreement for a specified period (being not more than 90 days) and, upon the Executive Committee giving notice to such effect to the Defaulting Pool Member (copied to the Director), such voting rights (but not any other rights or any liabilities or obligations of the Defaulting Pool Member) shall be suspended for such period; and

         66.1.3   where:-

     (a) the Defaulting Pool Member is a Public Electricity Supplier, no earlier than 28 days after the date of the notice referred to in Clause 66.1.1.; and

     (b) in any other case, at the same time as Majority Default Calling Creditors declare such an Event of Default or at any time thereafter,


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                           Majority Default Calling Creditors may by notice to
                           Defaulting Pool Member (copied to the Executive Committee, the Settlement System Administrator, the Grid Operator, the Pool Funds Administrator the Ancillary Services Provider and the Director) require the Defaulting Pool Member to cease to be a Party with effect from the date of its De-energisation and until such date all voting rights of the Defaulting Pool Member under this Agreement (but not any other rights or any liabilities or obligations of the Defaulting Pool Member) shall be automatically suspended.

                  For the avoidance of doubt, Majority Default Calling Creditors shall be at liberty to give notice under Clause 66.1.2 and, upon expiry of the specified period referred to therein and subject as provided in the foregoing provisions of this Clause 66.1, to give notice under Clause 66.1.3.

66.2 Default (2): at any time after the occurrence of any of the events referred to in Clause 66.3 (other than (a) any of the events referred to in Clause 66.3.1, 66.3.2 and 66.3.3 and (b) in the case where the Defaulting Pool Member is unable to pay its debts as referred to in Clause 66.3.6(a), unless any of the other events referred to in Clause
         66.3 has occurred and is continuing) and so long as such event continues unremedied or unwaived by the Pool Members in general meeting the Executive Committee may (and shall if so directed by the Pool Members in general meeting):-

         66.2.1 by notice to the Defaulting Pool Member (copied to the Director) declare such event and Event of Default and suspend all voting rights of the Defaulting Pool Member under this Agreement for a specified period (being not more than 90 days) whereupon such voting rights (but not any other rights or any liabilities or obligations of the Defaulting Pool Member) shall be suspended for such period; and

     66.2.2 upon the expiry of such period by notice to the Defaulting Pool Member (copied to the Settlement System Administrator, the Grid Operator, the Pool Funds Administrator, the Ancillary Services Provider and the Director) require the Defaulting Pool Member to cease to be a party to this Agreement with effect from the date of its De-energisation and until such date all voting rights of the Defaulting Pool Member under this Agreement (but not any other rights or any liabilities or obligations of the Defaulting Pool Member) shall be automatically suspended.

     66.3 Events of Default: the event referred to in the foregoing provisions of this Clause 66 are:-


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         66.3.1   the Pool Member in question (the "Defaulting Pool Member")
                  shall fail to provide or maintain or renew in accordance with
                  Schedule 11 the requisite amount of Security Cover determined pursuant to that Schedule; or

         66.3.2 the Defaulting Pool Member shall fail to pay in the manner provided in this Agreement any sum payable by it to any Pool Creditor within three Business Days after its due date; or

         66.3.3 the Defaulting Pool Member shall fail to pay in the manner provided in this Agreement any sum payable by it hereunder to the Settlement System Administrator or the Pool Funds Administrator within 28 days after the Settlement System Administrator or (as the case may be) the Pool Funds Administrator has given notice to it (copied to the Executive Committee and the Director) that payment has not been received and requiring such default to be remedied; or

         66.3.4 the Defaulting Pool Member shall fail to pay in the manner provided in this Agreement any sum payable by it hereunder to the Executive Committee within 28 days after the Executive Committee has given notice to it (copied to the Director) that payment has not been received and requiring such default to be remedied; or

         66.3.5 the Defaulting Pool Member shall fail in any material respect to perform or comply with any of its other obligations under this Agreement and such default (if it is capable of remedy) is not remedied within a reasonable period of time (not exceeding 90 days) after the Executive Committee has given notice to the Defaulting Pool Member (copied to the Director) of the occurrence thereof and requiring the same to be remedied; or

         66.3.6   the Defaulting Pool Member:-

     (a) is unable to pay its debts (within the meaning of section 123(1) or (2) of the Insolvency Act 1986, but subject as hereinafter provided in this Clause 66.3.5) or if any voluntary agreement is proposed in relation to it under section 1 of that Act or enters into any scheme of arrangement (other than for the purpose of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Executive Committee);

     (b) has a receiver (which expression shall include an administrative receiver within the meaning of section 29 of the

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



     Insolvency Act 1986) of the whole or any material part of its assets or undertaking appointed;

     (c) has an administration order under section 8 of the Insolvency Act 1986 made in relation to it;

     (d)  passes  any  resolution   for  winding-up   other  than  a  resolution
          previously approved in writing by the Executive Committee; or


     (e)  becomes subject to an order by the High Court for winding-up.

                           For the purposes of paragraph (a) above section 123(1)(a) of the Insolvency Act 1986 shall have effect as if the "(pound)750" there was substituted (pound)10,000 and, further, the Defaulting Pool Member shall not be deemed to be unable to pay its debts for the purposes of paragraph (a) above it any such demand as is mentioned in the said section is being contested in good faith by the Defaulting Pool Member with recourse to all appropriate measures and procedures; or

         66.3.7 the License (if any) granted to the Defaulting Pool Member is determined or revoked or otherwise ceases to be in force for any reason whatsoever,

         in any such case for whatever reason and whether reason and whether or not within the control of the Defaulting Pool Member.

66.4     De-energisation:

     66.4.1 if the Majority Default Calling Creditors shall give notice to a Defaulting Pool Member under Clause 66.1.3 or the Executive Committee shall give notice to a Defaulting Pool Member under Clause 66.2.2 the Defaulting Pool Member shall forthwith, and in compliance with the instructions of the Grid Operator or (in the case of any connection to a User whose System it is (the "Relevant User"), take all ------------- such action as may be necessary to give effect to the relevant De- energisation.

         66.4.2 If the Defaulting Pool Member shall fail to take such action as is referred to in Clause 66.4.1 within 48 hours after the date of any such notice referred to therein, the Grid Operator and/or, as the case may be, the Relevant User undertakes to each of the other Parties and the Executive Committee to use reasonable endeavors to effect or (as the case may be) give instructions to effect such De-energisation as quickly

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



                  as practicable having regard to all the circumstances affecting such De-energisation (including any operational difficulties and relevant License duties).

         66.4.3 Each Pool Member hereby irrevocably and unconditionally consents to its De-energisation by the Grid Operator and/or, as the case may be, the Relevant User in the circumstances set out in Clause 66.4.2.

66.5     Sharing of risk: where an Event of Default is declared under Clause
         66.1.1 or 66.2.1 in respect of a Defaulting Pool Member which is a Public Electricity Supplier, then for the period beginning on the date of the notice declaring such Event of Default until the earlier of:-

         66.5.1   the date falling 28 days thereafter; and

         66.5.2 the date on which the Event of Default has been remedied or waived by Majority Default Calling Creditors or (as the case may be) the Pool Members in general meeting,

         (but not further or otherwise) each Pool Member (other than the Defaulting Pool Member) shall be severally liable for its Contributory Share (calculated on the basis that the Points allocated to the Defaulting Pool Member and Ancillary Services during each complete Settlement Day falling within such period and which are not paid on the due date therefor by the Defaulting Pool Member. The Defaulting Pool Member shall indemnify and keep indemnified each Pool Member on demand against all sums properly paid by such Pool Member pursuant to this Clause 66.5 together with interest thereon from the date of payment by such Pool Member to the date of its reimbursement (as well after as before judgment) at the Default Interest Rate.

     66.6 Indemnity on De-energisation: where under Clause 66.4 the Grid Operator and/or the Relevant User is required to effect or (as the case may be) give instructions to effect a De-energisation the Defaulting Pool Member, failing which, each Pool Member (but, in the case of each Pool Member, only in respect of its Contributory Share at the time of receipt of the request for indemnification, calculated on the basis that the Points allocated to the Defaulting Pool Member are disregarded) shall indemnify and keep indemnified the Grid Operator and/or the Relevant User (as the case may be) on demand against any and all liability, loss or damage which it may suffer or incur by reason of effecting or giving instructions to effect such De-energisation.

66.7     Accrued rights and liabilities:

         66.7.1 the suspension of a person as a Pool Member and the cessation of a person as a Pool Member and/or a Party for whatever reason shall not prejudice its accrued rights and liabilities under this Agreement as at

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



                  the date of its suspension or (as the case may be) cessation or its rights and liabilities under this Agreement which may accrue in relation to the period during which it was not so suspended or (as the case may be) it was a Party or any of its obligations under this Agreement which are expressed to continue notwithstanding such suspension or cessation.

         66.7.2 Without prejudice to the generality of Clause 66.7.1, a Defaulting Pool Member shall be liable for all sums (including United Kingdom Value Added Tax) which it is required under this Agreement to pay in respect of electricity taken by it and Ancillary Services pending its De-energisation pursuant to Clause 66.4.

67.      TERM AND TERMINATION

67.1     Term:  this Agreement shall have no fixed duration.

     67.2 Suspension of Pool Member's voting rights: a Pool Member's voting rights shall be suspended only in the circumstances and to the extent specified in Clauses 66.1.2 and 66.2.1.

67.3     Termination as a Party:  a Pool Member shall cease to be a Party only:-

     67.3.1 in the  circumstances  and to the extent specified in Clauses 8.7 to
          8.10 (inclusive);

     67.3.2 in the circumstances and to the extent specified in Clauses 66.1.3 and 66.2.2; or

         67.3.3 if, by unanimous resolution of all Committee Members, the Executive Committee shall so reasonably determine and the prior written consent of the Director shall have been obtained.

67.4     Termination of the Agreement:

         67.4.1 this Agreement may be terminated if a resolution of Pool Members in general meeting is unanimously carried by those Pool Members present in person or by proxy at the relevant general meeting and the prior written consent of the Director has been obtained.

         67.4.2 The termination shall take effect from whichever is the later in time of the date of the resolution referred to in Clause
                  67.4.1 and the consent in writing of the Director referred to in that Clause.


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



67.5 Clause exhaustive: the Pool Members agree that the foregoing provisions of this Clause 67, when read with the Clauses referred to herein and Clause 8.11, are exhaustive of the rights of suspension of a Pool Member's voting rights, of termination of Pool Membership, of cessation as a Party and of termination of this Agreement.



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



                                     PART XX

                                 CONFIDENTIALITY

66.      DEFINITIONS AND INTERPRETATION

     66.1 Definitions: in this Part XX, except where the context otherwise requires:-

         "Authorised Recipient" means, in relation to any Protected Information, any Business Person who, before the Protected Information had been divulged to him by NGC or any subsidiary of NGC, had been informed of the nature and effect of Clause 69 and who requires access to such Protected Information for the proper performance of his duties as a Business Person in the course of Permitted Activities;

         "Business Person" means any person who is a Main Business Person or a Corporate Functions Person, and "Business Personnel" shall be construed accordingly;

         "Confidential Information" means all data and other information supplied to the Obligor or any nominee of the Obligor appointed pursuant to paragraph 10 of Appendix 4 of Schedule 9 by another Party under the provisions of this Agreement, and shall include copies of the load modules referred to in Clause 42.5;

         "Corporate Functions Person" means any person who:-

         (a)      is a director of NGC; or

     (b) is an employee of NGC or any of its subsidiaries carrying out any administrative, finance or other corporate services of any kind which in part relate to the Main Business; or

     (c) is engaged as an agent of or an adviser to or performs work in relation to or services for the Main Business;

     "Generation  Business"  has the  same  meaning  as in the NGC  Transmission
          License;

         "Main Business" means any business of NGC or any of its subsidiaries as at the Effective Date or which it is required to carry on under the NGC Transmission License, other than the Generation Business;

         "Main Business Person" means any employee of NGC or any director or employee of its subsidiaries who is engaged solely in the Main Business, and "Main Business Personnel" shall be construed accordingly;

         "Obligor" has the meaning given that expression in Clause 70.1;

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




     "Permitted Activities" means activities carried on for the purposes of the Main Business; and

         "Protected Information" means any information relating to the affairs of a Party which is furnished to Business Personnel pursuant to this Agreement unless, prior to such information being furnished, such Party has informed the recipient thereof by notice in writing or by endorsement on such information that the said information is not to be regarded as Protected Information.

68.2 Interpretation: for the avoidance of doubt, data and other information which any Party is permitted or obliged to divulge or publish to any other Party pursuant to this Agreement shall not necessarily be regarded as being in the public domain by reason of being so divulged or published.

69.      CONFIDENTIALITY FOR NGC AND ITS SUBSIDIARIES

     69.1 Protection of Protected Information: NGC and its subsidiaries in each of their capacities in this Agreement shall secure that Protected Information is not:-

     69.1.1 divulged by Business Personnel to any person unless that person is an Authorised Recipient;

     69.1.2 used by Business Personnel for the purposes of obtaining for NGC or any of its subsidiaries or for any other person:-

                           (a)       any electricity license; or

     (b) any right to purchase or otherwise acquire, or to distribute, electricity (including rights under any electricity purchase contract, as defined in the NGC Transmission License); or

     (c) any contract or arrangement for the supply of electricity to Customers or Suppliers; or

     (d) any contract for the use of any electrical lines or electrical plant belonging to or under the control of a Supplier; or

     (e) control of any body corporate which, whether directly or indirectly, has the benefit of any such license, contract or arrangement; and

69.1.3 used by Business Personnel for the purpose of carrying on any activities other than Permitted Activities


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



         except with the prior consent in writing of the Party to whose affairs such Protected Information relates.

69.2     Exceptions:  nothing in this Clause 69 shall apply:-

          69.2.1 to any Protected Information which, before it is furnished to Business Personnel, is in the public domain; or

          69.2.2 to any Protected Information which, after it is furnished to Business Personnel:-

               (a) is acquired by NGC or any subsidiary of NGC in circumstances in which this Clause 69 does not apply; or

               (b) is acquired by NGC or any subsidiary of NGC in circumstances in which this Clause 69 does apply and thereafter ceases to be subject to the restrictions imposed by this Clause 69; or

               (c)  enters the public domain,

                    and in any such case otherwise than as a result of (i) a breach by NGC or any subsidiary of NGC of its obligations in this Clause 69 or (ii) a breach by the person who disclosed that Protected Information of that person's confidentiality obligation and NGC or any of its subsidiaries is aware of such breach; or

         69.2.3 to the disclosure of any Protected Information to any person if NGC or any subsidiary of NGC is required or expressly permitted to make such disclosure to such person:-

                    (a) in compliance with the duties of NGC or any subsidiary of NGC under the Act or any other requirement of a Competent Authority; or

                    (b) in compliance with the conditions of the NGC Transmission License or any document referred to in the NGC Transmission License with which NGC or any subsidiary of NGC is required by virtue of the Act or the NGC Transmission License to comply; or

                    (c)  in compliance with any other requirement of law; or


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



                    (d) in response to a requirement of any stock exchange or regulatory authority or the Panel on Take-overs and Mergers; or

                    (e) pursuant to the arbitration rules for the Electricity Arbitration Association or pursuant to any judicial or other arbitral process or tribunal having jurisdiction in relation to NGC or its subsidiaries; or

                  69.2.4 to any Protected Information to the extent that NGC or any of its subsidiaries is expressly permitted or required to disclose that information under the terms of any agreement or arrangement (including this Agreement, the Grid Code, the Distribution Codes and the Fuel Security Code) with the Party to whose affairs such Protected Information relates; or

                  69.2.5 to any Protected Information but only to the extent that it has been properly provided to NGC or any subsidiary of NGC by the Settlement System Administrator pursuant to any provision of the Pool Rules.

69.3 Use of information by NGC: NGC and each of its subsidiaries may use al and any information or data supplied to or acquired by it from or in relation to the Parties in performing Permitted Activities including, for the following purposes:-

         69.3.1   the operation and planning of the NGC Transmission System;

          69.3.2 the calculation of charges and preparation of offers of terms for connection to or use of the NGC Transmission Systems;

          69.3.3 the operation and planning of the Ancillary Services Business and the calculation of charges therefor;

         69.3.4   the operation of the Settlements Business;

          69.3.5 the provision of information under the British Grid Systems Agreement and the EdF Documents,

         and may pass the same to subsidiaries of NGC which carry out such activities and the Parties agree to provide all information to NGC and its subsidiaries for such purposes.

          69.4 Restrictions on Business Personnel: NGC undertakes to each of the other Parties that, having regard to the activities in which any business person is engaged and the nature

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



         and effective life of the Protected Information divulged to him by virtue of such activities, neither NGC nor any of its subsidiaries shall unreasonably continue (taking into account any industrial relations concerns reasonably held by it) to divulge Protected Information or permit Protected Information to be divulged by any subsidiary of NGC to any Business Person:-

         69.4.1 who has notified NGC or the relevant subsidiary of his intention to become engaged as an employee or agent of any other person (either than of NGC or any subsidiary thereof) who is:-

          (a) authorised by license or exemption to generate, transmit or supply electricity; or

          (b)  an  electricity  broker  or who is  known  to be  engaged  in the
               writing  of  electricity   purchase  contracts  (as  hereinbefore
               defined); or

          (c) known to be retained as a consultant to any such person who is referred to in paragraph (a) or (b) above; or

         69.4.2   who is to be transferred to the Generation Business,

         save where NGC or such subsidiary could not, in all the circumstances, reasonably be expected to refrain from divulging to such Business Person Protected Information which is required for the proper performance of his duties.

69.5 Identification of Protected Information: without prejudice to the other provisions of this Clause 69, NGC shall procure that any additional copies made of the Protected Information, whether in hard copy or computerised form, will clearly identify the Protected Information as protected.

69.5 Identification of Protected Information: without prejudice to the other provisions of this Clause 69, NGC shall procure that any additional copies made of the Protected Information, whether in hard copy or computerised form, will clearly identify the Protected Information as protected.

          69.6 Corporate Functions Person: NGC undertakes to use all reasonable endeavours to procure that no employee is a Corporate Functions Person unless the same is necessary for the proper performance of his duties.

69.7 Charge restriction condition variable: without prejudice to Clause 69.3, NGC and each of its subsidiaries may use and pass to each other all and any Period Metered Demand data supplied to or acquired by it and all and any information and data supplied to it pursuant to Section OC6 of the Grid Code for the purposes of Demand

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         Control (as defined in the Grid Code), but in each case only for the purposes of its estimation and calculation from time to time of the variable "system maximum ACS demand" (as defined in Condition 4 of the NGC Transmission License).

69.8 Ancillary Services: NGC shall secure that Protected Information which is subject to the provisions of Clause 69.1 and which relates to the cost of Reactive Power provided by each individual Generator is not divulged to any Business Person engaged in the provision of static compensation for use by the Grid Operator.

69.9 Metering data - Distribution System: any information regarding, or data acquired by the Settlement Administrator or its agent from, Metering Equipment at Sites which are a point of connection to a Distribution System shall and may be passed by the Settlement System Administrator or his agent to the operator of the relevant Distribution System. The said operator of the relevant Distribution System may use the same only for the purposes of the operation of such Distribution System and the calculation of charges for use of and connection to such Distribution System.

69.10 Metering data - Qualifying Arrangements: the Settlement System Administrator and the Grid Operator shall and may pass any relevant information and data relating to the Genset Metered Generation (including, for the avoidance of doubt, all relevant Metered Data, as defined in paragraph 3.1.2 of Schedule 9) of any of the Generating Units which are the subject of qualifying arrangements (as defined in section 33 of the Act) to such persons as may be specified from time to time pursuant to such qualifying arrangements.

70.      CONFIDENTIALITY OTHER THAN FOR NGC AND ITS SUBSIDIARIES

70.1 General obligation: each party (other than NGC and its subsidiaries) (the "Obligor") hereby undertakes with each other Party (including NGC and its subsidiaries that it shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for its own purposes Confidential Information except:-

         70.1.1   in the circumstances set out in Clause 70.2; or

          70.1.2 to the extent otherwise  expressly permitted by this Agreement;
               or

          70.1.3 with the prior consent in writing of the Party to whose affairs such Confidential Information relates; or

         70.1.4 to the extent that it has been properly provided to the Obligor by the Settlement System Administrator pursuant to any provision of the Pool Rules.


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70.2     Exceptions: the circumstances referred to in Clause 70.1.1 are:-

          70.2.1 where the Confidential Information, before it is furnished to the Obligor, is in the public domain; or

          70.2.2 where the Confidential Information, after it is furnished to the Obligor:-

          (a) is acquired by the Obligor in circumstances in which this Clause 70 does not apply; or

          (b) is acquired by the Obligor in circumstances in which this Clause 70 does apply and thereafter ceases to be subject to the restrictions imposed by this Clause 70; or

          (c)  enters the public domain,

                           and in any such case otherwise than as a result of
                           (i) a breach by the Obligor of its obligations in this Clause 70 or (ii) a breach by the person who disclosed that Confidential Information of that person's confidentiality obligation and the Obligor is aware of such breach; or

          70.2.3 if the Obligor is required or permitted to make disclosure of the Confidential Information to any person:-

          (a) in compliance with the duties of the Obligor under the Act or any other requirement of a Competent Authority; or

          (b) in compliance with the conditions of any Licence or any document referred to in any Licence with which the Obligor is required to comply; or

          (c)  in compliance with any other requirement of law; or

          (d) in response to a requirement of any stock exchange or regulatory authority or the Panel on Take-overs and Mergers; or

          (e) pursuant to the arbitration rules for the Electricity Arbitration Association or pursuant to any judicial or other arbitral process or tribunal having jurisdiction in relation to the Obligor; or

         70.2.4 to the employees, directors, agents, consultants and professional advisers of the Obligor, in each case on the basis set out in Clause 70.3.

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70.3     Internal procedures: with effect from the date of this Agreement the
         Obligor shall adopt procedures within its organisation for ensuring the confidentiality of all Confidential Information which it is obliged to preserved as confidential under Clause 70.1 These procedures are:-

          70.3.1 the Confidential Information will be disseminated within the Obligor only on a "need to know" basis;

         70.3.2 employees, directors, agents, consultants and professional advisers of the Obligor in receipt of Confidentiality Information will be made fully aware of the Obligor's obligations of confidence in relation thereto; and

         70.3.3 any copies of the Confidential Information, whether in hard copy or computerised form, will clearly identify the Confidential Information as confidential.

71.      RELEASE OF INFORMATION

71.1 Notwithstanding any foregoing provisions of this Part XX, the Parties agree that each of them shall be at liberty to provide copies of this Agreement and the Initial Settlement Agreement and any supplemental agreement to both or either thereof to any third party, and each of the Parties consents to disclosure by any other Party of the fact that it is a party to this Agreement and the Initial Settlement Agreement and, where such is the case, a Pool Member.

         71.1.1 The following provisions of this Clause are designed to facilitate the release of certain data and other information to persons who are not Parties. Such provisions are without prejudice to any Party's rights to disclose or use data or information pursuant to the other provisions of this Agreement or otherwise.

          71.1.2 At the request of the Executive Committee or any person who is not a Party and against payment by or on behalf of the person to whom the data or other information is to be released of a fee or charge therefor calculated mutatis mutandis on the basis set out in Clause 34.2, the Settlement System Administrator shall provide to such person(s) as the Executive Committee may nominate or (as the case may be) to the person requesting the same, data and other information received by the Settlement System Administrator in or derived from the operation of the Settlement System provided that:-

          (a) the Pool Rules specify that such data or other information may be so released; or


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                           (b)       the Party to whose affairs such data or
                                     other information relates has given its
                                     prior consent in writing to such
                                     disclosure.

         71.1.3 Upon request by the Executive Committee, the Settlement System Administrator shall notify the Executive Committee in writing of any request received by it from any person under Clause
                  71.1.2 and of the name of such person and shall give details of the data and other information provided.

         71.1.4 Each of the parties agrees to the release of data and other information in the circumstances described in Clause 71.1.2.

71.2 The Parties acknowledge that, for the Executive Committee and each of its sub-committees properly to carry out its duties and responsibilities under this Agreement, the Executive Committee may decide or be obliged to keep confidential to it (and may instruct its sub-committees to keep confidential) matters, reports, data and other information produced by or for, made available to or held by, the Executive Committee or the relevant sub-committee and, in any such case, Committee Members shall neither disclose the same to the Pool Member(s) which they represent nor be required by such Pool Member(s) so to disclose. Each of the Parties agrees to respect the position of the Executive Committee, its sub-committees and the Committee Members accordingly.

71.3 Each of the Parties other than the Settlement System Administrator, the Grid Operator, the Ancillary Services Provider and the Pool Funds Administrator agrees, subject to any relevant confidentiality restriction binding on it, to provide the Executive committee, the Chief Executive and the personnel referred to in Clause 17.2.1 with all data and other information reasonably requested by the Executive Committee and necessary for the Executive Committee, the Chief Executive or (as the case may be) such personnel properly to carry out its or his duties and responsibilities under this Agreement. The Grid Operator and the Ancillary Services Provider each agree, subject to any relevant confidentiality restriction binding on it, to provide the Executive Committee, the Chief Executive and the personnel referred to in Clause 17.2.1 with such data and other information relating to its duties, responsibilities or obligations under this Agreement which the Executive Committee shall reasonably request and which is necessary for the Executive Committee, the Chief Executive or (as the case may be) such personnel to carry out its or his duties and responsibilities under this Agreement.

71.4 Each party acknowledges and agrees that no Party shall be in breach of any obligation of confidentiality owed by it pursuant to this Agreement in reporting under Clause 6.10 any breach of the Pool Rules or its belief that any such breach has occurred.


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71.5     Notwithstanding any other provision of this Agreement, the provisions of this Part XX shall continue to bind a person after its cessation as a Party for whatever reason.



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                                    PART XXI

                            THE PARTICIPATION OF NGC

72.      THE PARTICIPATION OF NGC

72.1 As Grid Operator: for so long as NGC is the Grid Operator, references in this Agreement to the Grid Operator shall be read and construed as references to NGC acting in its capacity as Grid Operator, and all rights, benefits, duties, responsibilities, liabilities and obligations under this Agreement with regard to the Grid Operator shall be those of NGC acting in that capacity.

72.2 As Ancillary Services Provider: for so long as NGC is the Ancillary Services Provider, references in this Agreement to the Ancillary Services Provider shall be read and construed as references to NGC acting in its capacity as Ancillary Services Provider, and all rights, benefits, duties, responsibilities, liabilities and obligations under this Agreement with regard to the ancillary services Provider shall be shoe of NGC acting in that capacity. The Ancillary Services Provider shall have the benefit of the obligations and undertakings entered into by the Settlement System Administrator and Pool Funds Administrator in this Agreement.

72.3 As Pumped Storage Business: references in this Agreement to NGC Pumped Storage shall be read and construed as references to the pumped storage business division of NGC, and all rights, benefits, responsibilities, liabilities and obligations of NGC Pumped Storage under this Agreement shall be those of NGC acting in that capacity.

72.4 As Pool Member: the Parties acknowledge that, save in its capacity as NGC Pumped Storage, NGC is not in any of its capacities under this Agreement a Pool Member.

72.5 Wholly-owned subsidiary: NGC shall procure that so long as NGC Settlements Limited is appointed Settlement System Administrator it shall at all times remain a wholly-owned subsidiary of, and wholly controlled by, NGC.

73.      INTRA-COMPANY CONTRACTS

73.1 Intra-company contracts (1): NGC acknowledges and agrees that where, as Ancillary Services Provider, it enters into an Ancillary Services Agreement with NGC Pumped Storage for the purchase of Ancillary Services NGC shall, in each of those capacities, comply with the terms and conditions as if for the purpose the Ancillary Services Provider and NGC Pumped Storage were separate legal entities.

73.2 Intra-company contracts (2): NGC acknowledges and agrees that where, as Grid Operator, it enters into the Master Connection and Use of System Agreement and/or any Supplemental Agreement with NGC Pumped Storage NGC shall, in each of those

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         capacities, comply with the terms and conditions as if for the purpose the Grid Operator and NGC Pumped Storage were separate legal entities.

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                                    PART XXII

                                  MISCELLANEOUS

74.      FORCE MAJEURE

74.1 Force Majeure: where the Settlement System Administrator, the Grid operator, the Pool Funds Administrator or the Ancillary Services Provider (the "Non-Performing Party") is unable to carry out all or any of its obligations under this Agreement by reason of Force Majeure:-

         74.1.15           this Agreement shall remain in effect; but

         74.1.2   (a)      the Non-Preforming Party's relevant obligations;

(b) the obligations of each of the other parties owed to the Non- Performing Party under this Agreement; and

                           (c) any other obligations (not being payment obligations) of such other Parties under this Agreement owed inter se which the relevant Party is unable to carry out directly as a result of the suspension of the Non-Performing Party's obligations.

shall be suspended for a period qual to the Force Majeure provided that:-

(i) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

(ii) no  obligations  of any Party are excused as a result of the Force Majeure;
     and

(iii) in respect of the suspension of the Non-Performing Party's obligations:-

                                     (A)    the Non-Performing Party gives the
                                            Executive Committee (which shall
                                            promptly inform the other Parties,
                                            the Pool Auditor and the Director)
                                            prompt notice describing the
                                            circumstance of Force Majeure,
                                            including the nature of the
                                            occurrence and its expected
                                            duration, and continues to furnish
                                            daily reports with respect thereto
                                            during the period of Force Majeure;
                                            and


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                                     (B)    the Non-Performing Party uses all
                                            reasonable efforts to remedy its
                                            inability to perform.

74.2 Discussions: as soon as is practicable after the occurrence of the Force Majeure the Non-Performing Party shall discuss with the Executive Committee how best to continue its operations and give effect to its obligations so far as possible in accordance with this Agreement.

75.      NOTICES

75.1 Addresses: save as otherwise expressly provided in this Agreement, any notice or other communication to be given by one Party to another under, or in connection with the matters contemplated by, this Agreement shall be addressed to the recipient and sent to the address, telex number or facsimile number of such other Party given in this Agreement for the purpose and marked for the attention of the person so given or to such other address, telex number and/or facsimile number and/or marked for such other attention as such other Party may from time to time specify by notice given in accordance with this Clause 75 to the Party giving the relevant notice or other communication to it.

75.2 Executive Committee: any notice or other communication to be given to the Executive Committee under, or in connection with the matters contemplated by, this Agreement shall be sent to the Secretary at the address, telex number or facsimile number given in this Agreement for the purpose or to such other address, telex number or facsimile number as the Secretary may from time to time specify by notice given in accordance with this Clause 75 to the Parties.

75.2 Deemed receipt: save as otherwise expressly provided in this Agreement, any notice or other communication to be given by any Party to any other Party under, or in connection with the matters contemplated by, this Agreement shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid post (airmail if overseas) or telex or facsimile, and shall be deemed to have been received:-

         75.3.1   in the case of delivery by hand, when delivered; or

         75.3.2 in the case of first class prepaid post, on the second day following the day of posting or (if sent airmail overseas or from overseas) on the fifth day following the day of posting; or

         75.3.3 in the case of telex, on the transmission of the automatic answer-back of the addressee (where such transmission occurs before 1700 hours on the day of transmission) and in any other case on the day following the day of transmission; or


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         75,3,4   in the case of facsimile, on acknowledgement by the
                  addressee's facsimile receiving equipment (where such acknowledgement occurs before 1700 hours on the day of acknowledgement) and in any other case on the day following the day of acknowledgement.

76.      ASSIGNMENT

         A Party shall not assign and/or transfer and shall not purport to assign and/or transfer any of its rights and/or obligations under this Agreement provided that any Party may assign by way of security only all or any of its rights over receivables arising under this Agreement.

77.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when executed and delivered shall together constitute but one and the same instrument.

78.      WAIVERS; REMEDIES NOT CUMULATIVE

         Waivers: no delay by or omission of any Party in exercising any right, power, privilege or remedy under this Agreement shall operate to impair such right, power, privilege or remedy or be construed as a waiver thereof. Any single or partial exercise of any such right, power, privilege or remedy shall not preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.

78.2 Remedies not cumulative: the rights and remedies provided by this Agreement to the Parties are exclusive and not cumulative and exclude and are in place of all substantive (but not procedural) rights or remedies express or implied and provided by common law or stature in respect of the subject matter of this Agreement (other than any such rights or remedies provided under section 58 of the Act or any directions (if any) issued thereunder), including without limitation any rights any Party may possess in tort which shall include actions brought in negligence and/or nuisance. Accordingly, each of the Parties hereby waivers to the fullest extent possible all such rights and remedies provided by common law or statute, and releases a Party which is liable to another (or others), its officer, employees and agents to the same extent from all duties, liabilities, responsibilities or obligations provided by common law or statute in respect of the mattes dealt with in this Agreement and undertakes not to enforce any of the same except as expressly provided herein.

78.3 Director's and Secretary of State's rights: for the avoidance of doubt, the Parties acknowledge and agree that nothing in this Agreement shall exclude or restrict or otherwise prejudice or affect any of the rights, powers, privileges, remedies, duties

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and  obligations  of the Secretary of State or the Director under the Act or any
     Licence or otherwise howsoever.

79.      SEVERANCE OF TERMS

         If for any reason whatever any provision of this Agreement is or becomes invalid, illegal or unenforceable, or is declared by any court of competent jurisdiction or any other Competent Authority to be invalid, illegal or unenforceable or if such Competent Authority:-

79.1 refuses, of formally indicates an intention to refuse, authorisation of, or exemption to, any of the provisions of or refusal either way of outright refusal or by way of requiring the amendment or deletion of any provision of this Agreement and/or the giving of undertakings or the acceptance of conditions as to future conduct before such authorisation or exemption can be granted); or

79.2 formally indicates that to continue to operate any provision of this Agreement may expose the Parties to sanctions under any law, order, enactment or regulation, or requests any Party to give undertakings or to accept conditions as to future conduct in order that such Party may not be subject to such sanctions

80.      ENTIRE AGREEMENT

         This Agreement contains or expressly refers to the entire agreement between the Parties with respect to the subject matter hereof and expressly excludes any warranty, condition or other taking implied at law or by custom and supersedes all previous agreements and understandings between the Parties with respect thereto and each of the Parties acknowledges and confirms that it does not enter into this Agreement in reliance on any representation, warranty or other undertaking not fully reflected in the terms of this Agreement,

81.      LANGUAGE

         Each notice, instrument, certificate or other document to be given by one Party to another hereunder shall be in the English language.

82.      RESTRICTIVE TRADE PRACTICES ACT 1976

         If after the commencement of section 100 of the Act (the "RTP Section") this Agreement is subject to registration under the Restrictive Trade Practices Act 1976 then NGC undertakes, no earlier than five months but no later than six months after the commencement of the RTP Section, to furnish to the Director General of Fair Trading particulars of this Agreement and of any agreement of which it forms part. Before furnishing such particulars NGC will consult with the Founder Generators and

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



         the Founder Suppliers as to the nature of the particulars to be so furnished and will consult with the Founder Generators and Founder Suppliers regularly regarding the progress of discussions with the Director General of Fair Trading in regard to the agreement(s) so furnished.

83.      ARBITRATION

83.1 Referral to arbitration: save where expressly stated in this Agreement to the contract and subject to any contrary provision of the Act or any Licence or the rights, powers, duties and obligations of the Director or the Secretary of State under the Act, any Licence or otherwise howsoever, any dispute or difference of whatever nature howsoever arising under, out of or in connection with this Agreement between any one or more parties shall be and is hereby referred to arbitration pursuant to the arbitration rules of the Electricity Arbitration Association in force from time to time.

83.2 Proper law: whatever the nationality, residence or domicile of any Party and wherever the dispute or difference or any part thereof arose the law of England shall be the proper law of any reference to arbitration hereunder and in particular (but not so as to derogate from the generality of the foregoing) the provisions of the Arbitration Acts 1950 (notwithstanding anything in section 34 thereof) to 1979 shall apply to any such arbitration wherever the same or any part of it shall be conducted.

83.3 Third Party Claims (1): subject always to Clause 83.6, if any tariff customer (as defined in section 22(4) of the Act) brings any legal proceedings in any court (as defined in the Rules of the Supreme Court 1965 and in the County Courts Act 1984) against one or more persons, any of which is a Party (the "Defendant Contracting Party"), and the Defendant Contracting Party wishes to made a Third Party Claim (as defined in Clause 83.5) against any other Party (a "Contracting Party") which would but for this Clause 83.3 have been a dispute or difference referred to arbitration by virtue of Clause 83.1 then, notwithstanding the provisions of Clause 83.1 which shall not apply and in lieu of arbitration, the court in which the legal proceedings have been commenced shall hear and completely determine and adjudicate upon the legal proceedings and the Third Party Claim not only between the tariff customer and the Defendant Contracting Party but also between either or both of them and any other Contracting Party whether by way of third party proceedings (pursuant to the Rules of the Supreme Court 1965 or the County Court Rules 1981) or otherwise as may be ordered by the court

83.4 Third Party Claims (2): where a Defendant Contracting Party makes a Third Party Claim against any Contracting Party and such Contracting Party wishes to make a Third Party Claim against a further Contracting Party the provisions of Clause 83.3 shall apply mutatis mutandis as if such Contracting Party had been the Defendant Contracting Party and similarly in relation to any such further Contracting Party.


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          83.5 Third Party Claims (3): for the purposes of this Clause 83 "Third
               Party Claim" shall ----------------- mean:-

         83.5.1 any claim by a Defendant Contracting Party against a Contracting Party (whether or not already a party to the legal proceedings) for any contribution or indemnity; or

         83.5.2 any claim by a Defendant Contracting Party against such a Contracting Party for any relief or remedy relating to or connected with the subject matter of the legal proceedings and substantially the same as some relief or remedy claimed by the tariff customer; or

         83.5.3 any requirement by a Defendant Contracting Party that any question or issue relating to or connected with the subject matter of the legal proceedings should be determined not only as between the tariff customer and the defendant Contracting Party but also as between either or both of them and a Contracting Party (whether or not already a party to the legal proceedings).

83.6 Limitation: Clause 83.3 shall apply only if at the time the legal proceedings are commenced no arbitration has been commenced between the Defendant Contracting Party and another Contracting Party raising or involving the same or substantially the same issues as would be raised by or involved in the Third Party Claim. The tribunal in any arbitration which has been commenced prior to the commencement of legal proceedings shall determine the question, in the event of dispute, whether the issues raised or involved are the same or substantially the same.

84.      JURISDICTION

84.1 Submission to jurisdiction: subject and without prejudice to Clauses 83 and 84.4, all the Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceeding (together in this Clause 84 referred to as "Proceedings") arising out of or in connection with this Agreement may be brought in such courts.

84.2 Waiver: each Party irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court as if referred to in this Clause and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon such Party and may be enforced in the courts of any other jurisdiction.


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84.3     Agent for service of process: each Party which is not incorporated in any part of England or Wales agrees that if it does not have, or shall cease to have, a place of business in England or Wales it will promptly and hereby does appoint the Settlement System Administrator (or such other person as shall be acceptable to the Executive Committee) irrevocably to accept service of process on its behalf in any Proceedings in England.

84.4 Arbitration: for the avoidance of doubt nothing contained in the foregoing provisions of this Clause 84 shall be taken as permitting a Party to commence Proceeding to be referred to arbitration.

85.      GOVERNING LAW

         This Agreement shall be governed by, and construed in all respects in accordance with, English law.

86.      THE SETTLEMENT SYSTEM ADMINISTRATOR'S CONTRACT

86.1 The Parties anticipate that this Agreement will be amended by a Supplemental Agreement to provide for revised terms and conditions upon and subject to which the Settlement System Administrator will administer and render services connected with the administration of the Settlement System (the "Revised Terms") and it is expected that these revised terms and conditions will be contained in a separate Schedule to (but nevertheless will form part of) this Agreement. At the date at which this Clause 86 takes effect negotiations are continuing on the Revised Terms.

86.2 Notwithstanding the fact that the Revised Terms do not exist at the date at which this Clause 86 takes effect, the Parties are keen to establish as soon as possible the terms of understanding reached between the Parties as to the revised terms and conditions to be contained in the Revised Terms. Accordingly, a letter of intent (the "Letter of Intent") is in the course of preparation which, and subject to the Executive Committee by unanimous resolution approving the Letter of Intent and the Settlement System Administrator acknowledging the same will revise in part the billing and financial reporting arrangements associated with the provision of services by the Settlement System Administrator described in Clause 86.1 from 1st April, 1994.

86.3 With a view to finalisation of the Revised Terms an agreement is also in the course of preparation which will give detailed effect to those revised terms and conditions (the "Framework Agreement") and subject to the Executive Committee first approving (with or without amendment) the Framework Agreement by unanimous resolution and the Settlement System Administrator executing and delivering the same, each of the Parties agrees that, it shall be bound by the Framework Agreement until the Framework End Date as if it were part of this Agreement provided that:-

         (i) if the Framework Agreement shall expressly suspend provisions of this Agreement which relate to the performance of services by the Settlement System Administrator or other rights, obligations, responsibilities and/or duties of the Settlement System Administrator under this Agreement, those provisions shall be suspended for the period ending no later than the Framework End Date specified in the Framework Agreement;

         (ii) subject as provided in (i) above, in the event of any inconsistency or conflict between the provisions of the Framework Agreement and this Agreement, the provisions of this Agreement shall prevail; and

         (iii) the expiry or termination of the Framework Agreement shall be without prejudice to the accrued rights and liabilities of each Party thereunder.

86.4 The Framework End Date shall be 31st March, 1995 or such other date, being no later than 31st March, 1996, as the Executive Committee and the Settlement System Administrator may agree,

IN WITNESS whereof this Agreement has been duly executed the day and year first above written

                                   SCHEDULE 1

                                     PART I

                                 The Generators


                                Registered             Registered or
Name                            Number                 Principal Office

National Power PLC              2366963                Windmill Hill Business
                                                        Park
                                                       Whitehill Way
                                                       Swindon
                                                       Wiltshire SN5 6PB

PowerGen plc                                           2366970
                                53 New Broad Street
                                                       London EC2M 1JJ

Nuclear Electric plc            2264251                Barnett Way
                                                       Barnwood
                                                       Gloucester GL4 7RS

The National Grid               2366977                National Grid House
Company plc                                            Kirby Corner Road
(Pumped Storage                                        Coventry CV4 8JY
Business Division)

Electricite de France,             -                   Department Relations avec
Service National                                       L'Etranger
                                                       Echanges d'Energie
                                                       2 Rue Louis Murat
                                                       5 eme etage
                                                       75384 Paris
                                                       Cedex 08

Scottish Power plc              117120                 1 Atlantic Quay
                                                       Glasgow G2 8SP
                                                       Scotland

Scottish Hydro-Electric PLC     117119                 16 Rothsay Terrace
                                                       Edinburgh EH3 7SE
                                                       Scotland

                                Registered             Registered or
Name                            Number                 Principal Office

British Nuclear Fuels plc       1002607                Risley
                                                       Warrington
                                                       Lancashire WA3 6AS

Central Power Limited           2251099                Mucklow Hill Halesowen
                                                       West Midlands B62 8BP

Lakeland Power Limited          2355290                Roosecote Power Station
                                                       Roosecote Marsh
                                                       Barrow-in-Furness
                                                       Cumbria LA13 OPR

                                     PART II

                                  The Suppliers

                                     Part A

                          Public Electricity Suppliers


                                Registered                  Registered or
Name                             Number                     Principal Office

Fibropower Limited               2234141                    38 Clarendon Road
                                                            London W11 3AD

Teesside Power                   246040                     34 Park Street
                                                            London W1Y 3LE

CeltPower                        2656561                    13 Charles II Street
Limited                                                     Phoenix Parkway
                                                            Corby
                                                            Nothampshire
                                                            NN17 1QT

Peterborough Power               2353599                    Storeys Bar Road
Limited                                                     Peterborough
                                                            PE1 5NT

Regional Power Generators        2352390                    Whetherby Road
Limited                                                     Scarcroft
                                                            Leeds
                                                            LS14 3HS

Fibrogen Limited                 2547498                    38 Clarendon Road
                                                            London  W11 3AD

Elm Energy & Recycling (UK)      2516685                    Sparklemore House
Limited                                                     Biddings Lane
                                                            Bilston
                                                            Wolverhampton
                                                            West Midlands
                                                            WV14 9NN

South East London                2489384                    8 Headfort Place

                                 Registered                 Registered or
Name                             Number                     Principal Office

Combined Heat                                               London SW1X 7DH
and Power Limited

Keadby Generation                2729513                    P.O. Box 3
Limited                                                     Lowgate House
                                                            Lowgate
                                                            Hull
                                                            HU1 1JJ

Eukan Energy                     7716139                    3rd Floor
                                                            33 Queen Street
                                                            Maidenhead
                                                            Berkshire
                                                            SL6 1NB

                                     PART II

                                  The Suppliers

                                     Part A

                          Public Electricity Suppliers


                               Registered                 Registered or
Name                           Number                     Principal Office

Eastern Electricity plc        2366906                    Wherstead Park
                                                          Wherstead
                                                          Ipswich
                                                          Suffolk
                                                          1P9 2AQ

East Midlands                  2366923                    398 Coppice Road
Electricity plc                                           P.O. Box 4
                                                          Arnold
                                                          Nottingham
                                                          NG5 7HX

London Electricity plc         2366852                    Templar House
                                                          81 - 87 High Holborn
                                                          London WC1V 6NU

Manweb plc                     2366937                    Sealand Road
                                                          Chester
                                                          CH1 4LR

Midlands Electricity           2366928                    Mucklow Hill
                                                          Halesowen
                                                          West Midlands
                                                          B62 8BP

Northern Electric plc          2366942                    Carliol House
                                                          Market Street
                                                          Newcastle upon Tyne
                                                          NE1 6NE

NORWEB plc                     2366949                    Talbot Road
                                                          Manchester

                               Registered                 Registered or
Name                           Number                     Principal Office

                                                          M16 0HQ

SEEBOARD plc                   2366867                    Grand Avenue
                                                          Hove
                                                          East Sussex
                                                          BN3 2LS

Southern Electric plc          2366879                    Littlewick Green
                                                          Maidenhead
                                                          Berkshire
                                                          SL6 3QB

South Wales Electricity plc    2366985                    Newport Road
                                                          St. Mellons
                                                          Cardiff
                                                          CF34 9XW

South Western Electricity      2366894                    800 Park Avenue
plc                                                       Aztec West
                                                          Almondsbury
                                                          Bristol
                                                          BS12 4SE

Yorkshire Electricity          2366995                    Wetherby Road
Group plc                                                 Scarcroft
                                                          Leeds
                                                          LS14 3HS


                                     Part B
                              Second Tier Suppliers

                             Registered                 Registered or
Name                         Number                     Principal Office

National Power PLC           2366963                    Windmill Hill
                                                        Business Park
                                                        Whitehill Way
                                                        Swindon
                                                        Wiltshire SN5 6PB

                             Registered                 Registered or
Name                         Number                     Principal Office

PowerGen plc                 2366970                    53 New Broad Street
                                                        London EC2M 1JJ

Nuclear Electric plc         2264251                    Barnett Way
                                                        Barnwood
                                                        Gloucester GL4 7RS

SEEBOARD plc                                            2366867
                             Grand Avenue
                                                        Hove
                                                        East Sussex
                                                        BN3 2LS

British Nuclear Fuels plc    1002607                    Risley
                                                        Warrington
                                                        Lancashire WA3 6AS

Joseph Crosfield & Sons      48745                      Bank Quay
Limited                                                 P.O. Box 26
                                                        Warrington
                                                        Cheshire
                                                        WA4 1AB

UML Limited                  661900                     P.O, Box 115
                                                        Port Sunlight
                                                        Wirral
                                                        Merseyside
                                                        L62 4ZG

Slough Electricity Supplies  2474514                    234 Bath Road
Ltd                                                     Slough
                                                        SL1 4EE

Shell Power Limited          2559630                    Shell-Mex House
                                                        Strand
                                                        London
                                                        WC2R 0DX

Energy Supply Contracts      172268                     P.O. Box 178
                                                        One Melford Court
                                                        The Havens

                                 Registered                 Registered or
Name                             Number                     Principal Office

                                                            Ransomes Europark
                                                            Ipswich
                                                            Suffolk IP3 9SZ

IMPKEMIX Energy Limited          2076043                    The Heath
                                                            Runcorn
                                                            Cheshire WA7 4QT

CITIGEN Limited                  2427823                    22 St. Andrew Street
                                                            London EC4A 3AN

Marc Rich & Co. AG               3-12738                    Baarerstrasse 37
                                                            CH6304 Zug
                                                            Switzerland

Accord Energy                    2869629                    152 Grovesnor Road
Limited                                                     London SW1V 3LJ

Eukan Energy
                                 7716139                    3rd Floor
Limited                                                     33 Queen Street
                                                            Maidenhead
                                                            Berkshire
                                                            SL6 1NB

Elswick Petroleum                2749711                    3rd Floor
                                                            33 Queen Street
                                                            Maidenhead
                                                            Berkshire
                                                            SL6 1NB


Altwood Petroleum                2728156                    Chenier House
Limited                                                     Altwood Close
                                                            Maidenhead
                                                            Berkshire
                                                            SL6 4PP

                                     Part C

                                     Others


                                Registered                 Registered or
Name                            Number                     Principal Office

Electricite de France,             -                       3 Rue de Messine
Service National                                           75008 Paris
                                                           France

Scottish Power plc                                         117120
                                1 Atlantic Quay
                                                           Glasgow G2 8SP
                                                           Scotland

Scottish Hydro-Electric PLC     117119                     16 Rothsay Terrace
                                                           Edinburgh EH3 7SE
                                                           Scotland

                                   SCHEDULE 2

                                The Other Parties


                               Registered                 Registered or
Name                           Number                     Principal Office

Barking Power Limited          2354681                    Devonshire House
                                                          Mayfair Place
                                                          London W1X 5FH

Keadby Power                   2548042                    P.O. Box 3
Limited                                                   Lowgate House
                                                          Lowgate
                                                          Hull
                                                          HU1 1JJ

Hydro Electric                 2487475                    Royex House
Energy Limited                                            Aldermanbury Square
                                                          London EC2V 7LD

Medway Power                   2537903                    Boston House
Limited                                                   The Little Green
                                                          Richmond Twp 1QE

Derwent Cogeneration           2650621                    66 Buckingham Gate
Limited                                                   London SW1E 6AU

South East London              2489384                    8 Headfort Place
Combined Heat and                                         London SW1X 7DH
Power Limited

Cabah Energy                   2759706                    109 Strand
Limited                                                   London WC2E 1JN

Keadby Generation              2729513                    P.O. Box 3
Limited                                                   Lowgate House
                                                          Lowgate
                                                          Hull
                                                          HU1 1JJ

Kingsnorth Power               2656343                    190 Strand
Limited                                                   London Wc2R 1JN

Fellside Heat and              2614535                    Risley
Power Limited                                             Warrington
                                                          Cheshire

Schlumberger                   534821                     1 Kingsway
Industries Limited                                        london WC2B 6XH

Humber Power Limited           2571241                    18 Savile Row
Limited                                                   London W1X 1AE

Eastern Generation             2529347                    Wherstead Park
Services Limited                                          Wherstead
                                                          Ipswich
                                                          Suffolk
                                                          IP9 2AQ

                                   SCHEDULE 3

                           Form of Accession Agreement

THIS SUPPLEMENTAL AGREEMENT is made on [                        ]
BETWEEN:-

(1)      [                                  ], a company incorporated [with
         limited liability] under the laws of [                      ]
         [(registered number [                     ])] and having its
         [registered] [principal] office at [                               ]
         (the "New Party"); and

(2)      [                                  ] (the "Nominee") on behalf of all
         the parties to the Pooling and Settlement Agreement referred to below.

WHEREAS:-

(a) by an agreement dated 30th march, 1990 made between the Founder Generators named therein (1), the Founder Suppliers named therein (2), NGC Settlements Limited as Settlement System Administrator (3),
         Energy Pool Funds Administration Limited as Pool Funds Administrator
         (45), The National Grid Company plc as Grid Operator and Ancillary Services Provider (5), and Scottish Power plc and
         Electricite de France, Service national as Externally Interconnected Parties (6) (as amended, varied, supplemented, modified or suspended, the "Pooling and Settlement Agreement") the parties thereto agreed to give effect to and be bound by certain rules and procedures for the operation of an electricity trading pool and the operation of a settlement system; and

(b) the New Party has requested that it be admitted as a Party pursuant to Clause 3 of the Pooling and Settlement Agreement and each of the Parties hereby agrees to such admission.

NOW IT IS HEREBY AGREED as follows:-

1. Unless the context otherwise requires, word and expressions defined in the Pooling and Settlement Agreement shall bear the same meanings respectively when used herein.

2. The Nominee (acting on behalf of each of the Parties) hereby admits the New Party as an additional Party under the Pooling and Settlement Agreement on the terms and conditions hereof and with effect from [insert effective date of admission].

3. The New Party hereby accepts its admission as a Party and undertakes with the Nominee (acting on behalf of each of the Parties) to perform and to be bound by the terms and conditions of the Pooling and Settlement Agreement as a Party as from the [insert effective date of admission].

4. For all purposes in connection with the Pooling and Settlement Agreement the New Party shall as from the [insert effective date of admission] be treated as if it had been a signatory of the Pooling and Settlement Agreement as a [[Generator]/[Supplier]/[Externally Interconnected Party]]*, and as if this Agreement were part of the Pooling and Settlement Agreement, and the rights and obligations of the Parties shall be construed accordingly.

5. This Agreement and the Pooling Agreement and Settlement Agreement shall be read and construed as one document and references in the Pooling and Settlement Agreement to the Pooling and Settlement Agreement (howsoever expressed) shall be read and construed as references to the Pooling and Settlement Agreement and this Agreement.

6. This Agreement shall be governed by and construed in all respects in accordance with English law and the provisions of Clauses 83 and 84 of the Pooling and Settlement Agreement shall apply hereto mutatis mutandis.


AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written

[New Party]

By:

Notice details (Clause 75 of the Pooling and Settlement Agreement)

Address:

Telex number:

Facsimile number:

Attention:

[Nominee]

(for and on behalf of each of the parties to the Pooling and Settlement
Agreement)

By:


* Delete/complete as appropriate

Note: this form will require adaptation in the circumstances described in Clauses 3.11 to 31.14 inclusive.

                                   SCHEDULE 4

                            The Accounting Procedure



                                     PART A


                                   PRELIMINARY

1.       Definitions and Interpretation


                                     PART B


                     THE PROVISION OF FINANCIAL INFORMATION

1.       Budgets, Statements of Costs and Statements of Charges
2.       Review and Audits
3.       Auditors' opinion
4.       Accounting Period


                                     PART C


                  THE SETTLEMENT SYSTEM ADMINISTRATOR'S CHARGES

1.       General
2.       The Initial Period
3.       Post-Initial Period
4.       Corporate Overhead Charges and Purchases
5.       Miscellaneous Charges and Fuel Security Costs
6.       Second Tier System Changes
7.       Allocation of Charges
8.       Adjustment to Margin
9.       Capital Expenditure

                                     PART D


                              ALLOCATION OF CHARGES


1.       The settlement System Administrator's Charges



                                     PART E


                                   [NOT USED]



                                     PART F


                                PRO-FORMA BUDGET



                                     PART G


                          PRO-FORMA STATEMENT OF COSTS



                                     PART H


                         PRO-FORMA STATEMENT OF CHARGES

                                     PART A

                                   Preliminary

1.       DEFINITIONS AND INTERPRETATION

1.1 Definitions: in this Schedule, unless the context otherwise requires, the words and expressions set out in this Section 1.1 shall bear the meanings respectively set out herein:-

         "1993/1994 Accounting Period" has the meaning given to that expression i Section 6,1 of part C;

         "Bought-in Supplies" means goods or services supplied to or acquired by the Settlement System Administrator for the running of the Settlements Business including, for the avoidance of doubt, goods or services supplied by or acquired from any affiliate of the Settlement System Administrator;

         "Budget" means any budget prepared by the Settlement System Administrator pursuant to Section 1.1 of Part B;

         "Capital Charge" means, in respect of any Accounting Period or part thereof, a sum equal to interest on the Capital Employed during such period calculated at a rate of 2.5 per cent. per annum below the Base Rate from time to time of National Westminster bank PLC during such period;

         "Capital Employed" means, in respect of any Accounting Period, the Fixed Assets plus the Current Assets less the Current Liabilities;

         "Capital Expenditure" means, in respect of any Accounting Period, expenditure by the Settlement System Administrator on fixed assets required for the purposes of the Settlements Business including assets acquired on lease which are required by generally accepted accounting principles to be capitalised;

         "Cost base" means, in respect of any Accounting Period, the average value of the current assets of the Settlement System Administrator employed in the Settlements Business during such period determined by the following formula:-

                                                        a+b
                                                         2

         where "a"= the closing balance for current assets of the Settlement System Administrator employed in the Settlements Business for the Accounting Period immediately prior to such period; and

                  "b"= the closing balance for current assets of the Settlement System Administrator employed in the Settlements Business for such period as set out in the audited accounts of the Settlements Business provided that in the case of the first Accounting Period "a" shall equal the balance for current assets of the Settlement System Administrator employed in the Settlements business as at 1st June, 1990 a reported upon by the auditors of the Settlement System Administrator in its opining to Pool Members issued pursuant to Section 3 of Part B;

         "Current Liabilities" means, in respect of any Accounting Period, the average value of the current liabilities of the Settlement System Administrator incurred in the Settlements Business during such period determined by the following formula:-

                                                        a+b
                                                         2

         where "a"= the closing balance for current liabilities of the Settlement System Administrator incurred in the Settlements Business for the Accounting Period immediately prior to such period; and

                  "b"= the closing balance for current liabilities of the Settlement System Administrator incurred in the Settlements Business for such period as set out in the audited accounts of the Settlements Business provided that in the case of the first Accounting Period "a: shall equal the balance for current liabilities of the Settlement System Administrator employed in the Settlements Business as at 1st June, 1990 as reported upon by the auditors of the Settlement System Administrator in its opinion to Pool Members issued pursuant to Section 3 of Part B;

         "Depreciation" means, in respect of any Accounting Period, the aggregate value of all depreciation on assets owned or employed by the Settlement System Administrator in the Settlements Business, such assets being depreciated in accordance with the accounting policies of the Settlement System Administrator for such period as stated in the audited accounts of the Settlement System Administrator for such period and treated as depreciation in accordance with the terms of this Agreement;

         "Efficiencies" means, in respect of any Accounting Period in the Post Initial Period, the amount (if any) by which the Cost Base in such Accounting Period is less than the Cost Base in the immediately preceding Accounting Period (the "First Period") after adjustments on a pound for pound basis to any difference between such two Cost Bases to offset movements from the Cost Base in the First Period due to the Rate of Inflation, Value For Money Audit Adjustments, Required Adjustments and any other matters beyond the control of the Settlement System Administrator and changes in the accounting principles or practices of the Settlement System Administrator made during the Accounting Period in question;

         "Fixed Assets" means, in respect of any Accounting Period, the average value of the fixed assets of the Settlement System Administrator employed in the Settlements Business during such period determined by the following formula:_

                                                        a+b
                                                         2

         where "a"= the closing balance for fixed assets of the Settlement System Administrator employed in the Settlements Business for the Accounting Period immediately prior to such period; and

                  "b"= the closing balance for fixed assets of the Settlement System Administrator employed in the Settlements Business for such period as set out in the audited accounts of the Settlements Business provided that in the case of the first Accounting Period "a: shall equal the balance for fixed assets of the Settlement System Administrator employed in the Settlements Business as at 1st June, 1990 as reported upon by the auditors of the Settlement System Administrator in its opinion to Pool Members issued pursuant to Section 3 of Part B;

         "Handling Charge" means, in respect of any amount, 2 per cent. of such amount;

         "individual Limit means, in respect of any Accounting Period during the Initial Period, such amount as, when added to the Total Operating Costs in such Accounting Period, is equal to 6 per cent. of the sum of such amount and such Total Operating Costs and, in respect of any Accounting Period during the Post- Initial Period, such amount as when added to the Revenue Base in such accounting Period is equal to 6 per cent. of the sum of such amount and such Revenue Base;

         "Non-Second Tier System" means a metering system at premises eligible for supply under a Second Tier Supply Licence in the authorized area of a Supplier holding a PES Licence but not being a Metering System in respect of which a Second Tier Supplier is the Registrant;

         "Overall Limit" means, in respect of Capital Expenditure in any Accounting Period, (pound)250,000, as the same may b increased from the Effective Date by the Rate of Inflation;

         "Post-Initial Period" means the period commencing on the day following the last day of the Accounting Period at the end of which the Initial Period ends;

         "Rate of Inflation" means, in respect of any Accounting Period, the average percentage increase in earnings for service industries during such period determined by reference to the service industries indicator in the Average Earnings Index for All Employees In Main Industrial Sectors currently published by HMSO in the Employment Gazette or in the event such index is no longer published in such form or by HMSO, any replacement or alternative index therefor which is appropriate in the circumstances;

         "Required Adjustment" means the aggregate cost of all adjustments taken into account by the Settlement System Administrator during any Accounting Period in order to give effect to any increase in revenue expenditure required to be made by the Settlement System Administrator arising from changes to be made to the Settlement System, the Hardware or Software or in any other respect, in any such case as agreed from time to time by the Executive Committee with the Settlement System Administrator (and, in default of agreement, the dispute shall be referred to arbitration in accordance with Clause 83);

         "Revenue Base" means, in respect of any Accounting Period:-

         (i) the Cost Base for the immediately preceding Accounting Period as identified by the Statement of Costs for the immediately preceding Accounting Period submitted pursuant to Section 1.4 of Part B; plus

         (ii) Value For Money Audit Adjustments made during such Accounting Period; plus

    (iii)Required Adjustments made during such Accounting Period; plus

         (iv)     Depreciation in such Accounting Period; Plus

         (v) Efficiencies which are permitted to be included in any Statement of Costs pursuant to Section 3.6 of Part C; plus

         (vi) a sum equal to that percentage which is the Rate of Inflation for such Accounting Period of the aggregate of the amounts referred to in (i) to (iii) (inclusive) of this definition; plus

    (vii)any other costs or expenses which are beyond the control of the Settlement System Administrator, in any such case as agreed from time to time by the

         Executive Committee with the Settlement System Administrator (and, in default of agreement, the dispute shall be referred to arbitration in accordance with Clause 83);

         "Second Tier System" means any Metering System from which the Settlement System Administrator or any Second Tier Agent is required to collect, aggregate, adjust or transmit date for the purposes of a supply pursuant to a Second Tier Supply Licence;

         "Second Tier Suppliers' System Charge" means the amount determined by the Executive Committee for the purposes of Section 6.3 of Part C;

         "Specified Area" means an area of the Settlements Business in respect of which a Value For Money Audit may be performed, being any one of the following:-

         (i)      data acquisition - Generators,

         (ii)     data acquisition - Suppliers,

         (iii)    production computer facilities,

         (iv)     standby computer facilities,

         (v)      Settlement System development,

         (vi)     client interface - electronic mail/reporting,

         (vii) support activities, that is, any other activities not referred to above,

         and any category of expenditure included in the most recent Budget or Statement of Costs;

         "Statement of Charges" means the statement of charges required to be submitted by the Settlement System Administrator pursuant to Section
         1.11 of Part B in the form or substantially in the form set out in Part H or such other form as the Executive Committee and the Settlement System Administrator may agree showing the total charges to be made by the Settlement System Administrator on all Pool Members in accordance with Part C;

         "Statement of Costs" means the statement of costs required to be submitted by the Settlement System Administrator pursuant to Section 1 of Part B setting out the actual and accrued expenditure incurred by the Settlement System Administrator in any period which shall be substantially in the form set out Part G or such other form as the Executive Committee and the Settlement System Administrator may agree;

         "Supplier's System Charge" means the amount determined by the Executive Committee in accordance with the provisions of Section 6.4 of Part C;

         "Total Operating Costs" means, in respect of any Accounting Period or part thereof:-

         (i) the total expenditure properly incurred or accrued by or on behalf of the Settlement System Administrator in operating the Settlements Business in such period or part thereof (other than those referred to in (ii) and (iii) below); plus

         (ii) all Depreciation in such period on all assets owned or employed by the Settlement System Administrator in the Settlements Business; plus

    (iii)all other expenditure properly incurred or accrued during such period which, under this Schedule, is permitted to be included in any Statement of Costs or required to be dealt with in accordance with the Accounting Procedure;

         "Total Second Tier System Charges" means, in respect of any Specified Accounting Period (as defined in Section 6.1 of Part C), the aggregate of the costs, expenses and charges incurred by all Second Tier Agents in respect of the relevant Specified Accounting Period and relating to the collection, aggregation. adjustment and transmission of data from Second Tier Systems of when the collection, aggregation, adjustment and the transmission of data from Second Tier Systems is performed by the Settlement System Administrator the costs, expenses and charges directly incurred by the Settlement System Administrator (including, for the avoidance of doubt, the costs described in Clause 60.16.10 and Clause 60.17.7) plus the deficit (if any) or (as the case may be) less the surplus (if any) in the amount of Total Second Tier System Charges recovered for the immediately preceding Specified Accounting Period carried forward in accordance with the provisions of Section 6.6 of Part C;

         "Total Sum Due" means, in respect of any Accounting Period, the total aggregate amount chargeable by the Settlement System Administrator in accordance with Section 2.1 or 3.2 of Part C;

         "Value For Money Audit" means an independent appraisal of the performance of management in seeking to secure economy, efficiency and effectiveness in the use of resources at its disposal (but not any appraisal of policy objectives) carried out in accordance with the most recently published auditing guideline on value for money audits published by the Institute of Chartered Accountants in England and Wales; and

         "Value For Money Audit Adjustments" means the aggregate value of all changes in the Cost Base required to be taken into account by the Settlement System

         Administrator during any Accounting Period in order to give effect to the conclusions resulting from a Value For Money Audit commissioned pursuant to Section 2.2.2 of Part B, if necessary, as resolved pursuant to Section 2.2.7 of Part B.

1.2 Interpretation: in this Schedule, except where the context otherwise requires, references to a particular Appendix, Part, Section, sub-section, paragraph or sub- paragraph shall be a reference to that Appendix or Part of this Schedule or, as the case may be, that Section, sub-section, paragraph or sub-paragraph of the relevant Part.

                                     PART B

                     The Provision of Financial Information

1.       BUDGETS, STATEMENTS OF COSTS AND STATEMENTS OF CHARGES

         Budgets

1.1 Budgets: not earlier than six nor later than three months prior to the first day of each Accounting Period (other than the first) the Settlement System Administrator shall prepare and submit to the Executive Committee a Budget for such Accounting Period. Such Budget shall be indicative only but prepared on a best estimate basis.

1.2 Contents of Budgets: each Budget (other than the first) shall compare each item or category of budgeted expenditure shown therein with the forecast expenditure in respect of such item or category for the r remainder of the then current Accounting Period and report any salient differences between any such item or category for the remainder of the then current Accounting Period and report any salient differences between and such forecast expenditures and the budgeted expenditure in respect of each such item or category and the budgeted expenditure in respect of each such item or category in the immediately preceding Budget.

1.3 Form of Budgets: each Budget shall be substantially in the form of that set out in Part F (or in such other form as the Settlement System Administrator and the Executive Committee may from time to time agree.

         Statement of Costs

1.4 Statements of Costs: no later than one month following the date in any Accounting Period of the publication of the audited accounts for the Settlements Business for the previous Accounting Period, the Settlement System Administrator shall prepare and submit to the Executive Committee and all Pool Members a Statement of Costs for such previous Accounting Period. The audited accounts of the Settlement System Administrator and the auditors' management letter, to the extent it related to the economy, efficiency and effectiveness of the Settlement System Administrator in carrying out its duties, shall accompany each Statement of Costs for each entire Accounting Period.

1.5 Form of Statement of Costs: the Statement of Costs for any Accounting Period shall attribute actual and accrued expenditure for such period against, inter alia, each of the categories and sub-categories set out in the corresponding Budget for such Accounting Period.

1.6 Accompanying Report: each Budget and Statement of Costs for an entire Accounting Period submitted to the Executive Committee and, in the case of the Statement of Costs, Pool Members pursuant to Section 1.1 or 1.4 shall be supported by a written report of the Settlement
         System Administrator commenting in reasonable detail upon the matters comprised in the categories of expenditure ncluded in such Budget i or Statement of Costs drawing attention to and giving reasons for any unusual commitment or item of expenditure proposed to be incurred or which had been incurred and, in the case of a Statement of Costs, explaining the difference (if material) between:-

         1.6.1    the amount set against each item or category therein; and

         1.6.2 the amount set against each corresponding item or category in the immediately preceding Budget.

1.7 Quarterly Statement of Costs: the Settlement System Administrator shall, during the Initial Period, issue Statements of Costs on a quarterly basis to Pool Members and the Executive Committee. Each such quarterly Statement of Costs shall include a forecast of commitments and expenditure in respect of each item or category for the entire current Accounting Period based (where appropriate) on actual and accrued commitments and expenditure already incurred in such Accounting Period.

1.8 Basis of preparation: all Statements of Costs other than a Statement of Costs in respect of an entire Accounting Period shall be unaudited but prepared on a best estimates basis.

1.9 Six-monthly Statement of Costs: the Settlement System Administrator may and shall, if so requested by the Executive Committee, during the Post-Initial Period, issue to Pool Members a Statement of Costs every six months. A Statement of Costs for six months of any Accounting Period shall attach a forecast of commitments and expenditure in respect of each item or category for the entire current Accounting Period based (where appropriate) on actual and accrued commitments and expenditure already incurred in such Accounting Period.

1.10 Accounting Practices: each Budget and Statement of Costs shall be prepared on the basis of the accounting principles and practices used to draw up the most
         recent audited accounts of the Settlement System Administrator and consistently applied. If any Statement of Costs for an entire Accounting Period is not prepared on such basis, the Settlement System Administrator shall prepare and submit to the Executive Committee and all Pool Members a pro-forma set of audited accounts of the Settlement System Administrator for such entire Accounting Period which is prepared on the basis of the accounting principles and practices used to prepare the relevant Statement of Costs. Any changes in the accounting principles and practices or their method of application used to prepare audited accounts of the Settlement System Administrator shall be noted in the next following Budget or Statement of Costs, as the case may be.

1.11 Statement of Charges: a Statement of Charges shall accompany each Statement of Costs.

1.12 Bad debts: the total cost of any bad debts of the Settlement System Administrator arising in any Accounting Period may be taken into account by the Settlement System Administrator in its Statement of Costs for such Accounting Period or any subsequent Accounting Period and accordingly recovered as part of Total Operating Costs or Revenue Base for any such Accounting Period.

2.       REVIEWS AND AUDITS

2.1 Review: at the written request of the Executive Committee, the Settlement System Administrator shall review with the Executive Committee the Budget for the forthcoming Accounting Period or any Statement of Costs. The Settlement System Administrator will, if requested by the Executive Committee, submit a revised Budget, following any such review taking into account changes requested by the Executive Committee.

2.2      Audits:

         2.2.1 the Settlement System Administrator shall, upon written request of the Executive Committee, review with the Executive Committee, any Specified Area with a view to agreeing whether the Specified Area represents value for money to Pool Members in terms of economy, efficiency and effectiveness in the use of the resources available to the operation of the Settlement System by the Settlement System Administrator.

         2.2.2 If, in respect of any Specified Area which is the subject of review pursuant to Section 2.2.1, agreement on any of the matters referred to in Section 2.2.1 cannot be reached between the Settlement System Administrator and
                  the Executive Committee within three months after the Executive Committee having first made a request in respect of such Specified Area pursuant to Section 2.2.1
                  (or such longer period as the Settlement System
                  Administrator and the Executive Committee may agree), the Executive Committee may require an independent firm of Chartered Accountants of international repute (which may be the Pool Auditor - but not the same person or persons within such firm) to conduct a Value For Money Audit in respect of the Specified Area and to report in writing to the Executive Committee and the Settlement System Administrator. The terms of engagement
                  (including  the  objectives  and  scope  of  the  work  to  be performed and the form of report to be issued) for any such Value For Money Audit shall be set by the Executive Committee in accordance with this Schedule and in consultation with the Settlement System Administrator. The firm conducting any Value For Money Audit shall be required to owe a duty of confidentiality to the Settlement System Administrator except to the extent necessary to conduct such Value For Money Audit provided that nothing in this Section 2.2.2 shall prevent, restrict or qualify the disclosure to Pool Members or the Executive Committee in such report of such information as ought reasonably to be disclosed.

         2.2.3 The Executive Committee shall not be entitled to require a Value for Money Audit unless and until:-

                           (a) the Executive Committee shall have given the Settlement System Administrator at least one month's notice of its intention to commission such Value For Money Audit and the scope thereof; and

                           (b) the Settlement System Administrator shall within that period either:-

                                    (i)     have failed to prepare and submit to
                                            the  Executive   Committee  detailed
                                            proposals for the  implementation of
                                            a   cost-efficiency   programme   in
                                            respect   of  the   Specified   Area
                                            proposed  to be the  subject of such
                                            Value For Money Audit; or

                                    (ii)    have submitted such detailed
                                            proposals or notified the
                                            Executive Committee that no such
                                            cost-efficiency programme
                                            is appropriate, and the Executive
                                            Committee shall have notified the
                                            Settlement System
                                            Administrator that it rejects such
                                            detailed proposals or
                                            (as the case may be) the Settlement
                                            System Administrator's
                                            notification that a cost-efficiency
                                            programme is not appropriate.

         2.2.4 No more than two Value For Money Audits shall be performed in any Accounting Period. No more than one Value For Money Audit shall be performed in respect of the same Specified Are in any period of three consecutive Accounting Periods. A Value For Money Audit may only be performed in respect of a Specified Area and may not be performed on the Settlements Business on a general basis or in respect of Bought-in Supplies.

         2.2.5 The Settlement System Administrator shall be given the opportunity to examine and comment on the report in respect of any Value For Money Audit before it is submitted in final form. Such final form shall, if the auditor commission to carry out the Value For Money Audit shall think fit, take into consideration the comments of the Settlement System Administrator and otherwise include an indication of the response and proposed action of the Settlement System Administrator.

         2.2.6 Upon agreement being reach as described in Section 2.2.1 or upon receipt of a report pursuant to Section 2.2.2, the Settlement System Administrator shall (if so required by and in consultation with the Executive Committee) give effect to such agreement or (as the case may be) the conclusions, if any, set out in such report as soon as is reasonably practicable following the date of such agreement or report.

         2.2.7 If the Settlement System Administrator shall in good faith consider the conclusions in any report referred to in Section
                  2.2.2 to be incorrect or inaccurate or any recommended remedial action impractical or inappropriate the same shall be referred for resolution to arbitration in accordance with Clause 83.

2.3      Access: for the purposes of any such report as if referred to in
         Section 2.2.2 the Settlement System Administrator shall permit the relevant auditor access to its company books, accounts and vouchers and the relevant auditor shall be entitled to require from the Settlement System Administrator's officers such information and explanations as are necessary for the performance of the Value For Money Audit (but, for the avoidance of doubt, the auditor shall not have access to any data used, information held or records kept in relation to any Pool Member without such Pool Member's prior written consent).

3.       AUDITORS' OPINION

         The Statement of Costs in respect of an entire Accounting Period to be sent to the Executive Committee pursuant to Section 1.4 shall be accompanied by a report from the auditors of the Settlement System Administrator, considering whether, in such auditors' opinion:-

         (a) the Statement of Costs is in agreement with the underlying books and records of the Settlement System
                  Administrator; and

         (b) Total Operating Costs and Depreciation have been properly extracted from the audited financial statements.

         Such auditors' report shall also contain such other matters as the Executive Committee may agree with the auditors of the Settlement System Administrator.

4.       ACCOUNTING PERIOD

         The first Accounting Period shall run from (and including) 31st March, 1990 to (and including) 31st March, 1991. Thereafter, unless agreed by the Settlement System Administrator and the Executive Committee each Accounting Period shall be for a period of 12 months. In the event that the Settlement System Administrator wishes to change its accounting reference date it shall give due notice thereof to the Executive Committee which shall agree to enter into an amending agreement to this Agreement in order to give effect to the same at the cost and expenses of the Settlement System Administrator.

                                     PART C

                  The Settlement System Administrator's Charges

1.       GENERAL

         The Settlement System Administrator shall be entitled to recover from all Pool Members the charges set out in this Part C in respect of its operation of the Settlement System.

2.       THE INITIAL PERIOD

2.1 Initial Period - Annual Charges: in respect of each Accounting Period which begins during the Initial Period, the Settlement
         System Administrator shall be entitled to recover from Pool Members annual charges equal to the aggregate of the following amounts:-

         2.1.1 Total Operating Costs as identified by the Statement of Costs of such period submitted pursuant to Section 1.4 of Part B;
         2.1.2    the Margin; and
         2.1.3    the Capital Charge.

2.2 Recovery of Charges: the due proportion (determined in accordance with Section 2.4) of the annual changes of the Settlement System Administrator referred to in Section 2.1 payable by each Pool
         Member for each Accounting Period in the Section 2.1 payable by each Pool Initial Period shall be recovered by monthly payments in advance from each Pool Member or, where the Settlement System Administrator and the Pool Member otherwise agree, semi-annually in advance (calculated on a best estimate and reasonable basis to be one twelfth or, as the case may be, one half of the annual charges payable by such Pool Member by reference to the most recent Statement of Costs). Except for the first month or, as the case may be, other period the Settlement System Administrator shall advise each Pool Member of such amount by invoice despatched to each Pool Member approximately 15 days prior to the first day of each month or other period. Such invoice shall be paid no later than the first day of such month or such other period. In the case of the first month or, as the case may be, other period, each Pool Member shall pay the amount advised in the relevant invoice within 15 days after the invoice date. Each Pool Member shall pay all amounts due hereunder in sterling in cleared funds in full without set off or counterclaim, withholding or deduction of any kind whatsoever but without prejudice to any other remedy. All charges are exclusive of United Kingdom Value Added Tax which shall be added to such charges, if applicable. In the event of any dispute regarding charges in any month, no Pool Member may withhold payment of any invoiced amount but may refer such dispute to arbitration in accordance with Clause 83 following payment.

2.3 Interest on non-payment: if any amount due to the Settlement System Administrator is not received on the due date the Pool Member required to pay such amount shall pay interest on the Settlement
         System Administrator on such amount from and including the date of default to the date of actual payment (as well after as before judgment) at the rate which is 4 per cent. per annum above the Base Rate from time to time during each period of default of National Westminster Bank PLC.

2.4 Payment of Charges: during the Initial Period each Pool Member shall pay its due proportion of the Settlement System Administrator's charges for each Accounting Period determined in accordance with Part D.

2.5 Amount of Charges: the amount of each such payment during the Initial Period shall be estimated initially by reference to the Budget and thereafter adjusted as required by this Part C.
         The Settlement System Administrator shall adjust the amount of each such payment by reference to the most recent Statement of Costs (whether quarterly or otherwise) and so as to take into account Total Operating Costs, the Margin thereon and the Capital Charge during the previous quarter and anticipated costs in respect of the same during the current quarter and shall recover from, or as appropriate, credit to each Pool Member its due proportion of the difference between actual and anticipated
         Total Operating Costs, the Margin thereon and the Capital
         Charge and payments received in respect of such costs, margin and charges in each case for the previous and the current quarter. Such recovery or credit shall take place by reference to an adjustment to each Pool Member's charges for the current quarter.

3.       POST-INITIAL PERIOD

3.1 Post-Initial Period - Annual Charges: in respect of each Accounting Period which begins after the Initial Period, the Settlement
         System Administrator shall be
         entitled to recover the charges set out in Section 3.2.

3.2 Amount of Charges: the charges referred to in Section 3.1 shall be the aggregate of:-

         3.2.1 the Revenue Base and the Margin for the relevant Accounting Period (as identified by the Statement of Costs for such Accounting Period to be submitted pursuant to Section 1.4 of Part B); and
         3.2.2    the Capital Charge for such Accounting Period.

3.3 Recovery of Charges: annual charges for the Post-Initial Period shall be recovered mutatis mutandis for Pool Members, in accordance with
         Section 2.2 with the substitution of the reference to "Section 2.1" by "Section 3.2".

3.4 Interest on non-payment: the provisions of Section 2.3 shall apply to any amount due to the Settlement System Administrator which is not received on the due date.

3.5 Adjustment of Charges: the Settlement System Administrator may adjust (either up or down) its charges in any Accounting Period during the Post-Initial Period within one month following the publication of a Statement of Costs. Such adjustment may only take into account:-

         3.5.1 the Revenue Base, the Margin and Capital Employed for the immediately preceding Accounting Period; and

         3.5.2 the Settlement System Administrator's best estimate of its charges for the current Accounting Period taking into account the Cost Base for the immediately preceding Accounting Period.

         That part of the adjustment referred to in Section 3.5.1 shall be made only in respect of the charges applicable to persons who were Pool Members during the immediately preceding Accounting Period and shall take into account changes in Pool Membership during such preceding Accounting Period.

3.6 Sharing of Efficiency: the Settlement System Administrator shall be entitled to the benefit of all Efficiencies and, accordingly, to charge Pool Members the amount of all Efficiencies by including them in Budgets and Statements of Costs during the Post-Initial Period in the following manner. The amount of any Efficiency arising in any Accounting Period shall be identified in the Statement of Costs for such Accounting Period submitted pursuant to Section
         1.4 of Part B and shall be taken into account in the Statement of Costs for the two successive Accounting Periods thereafter. Accordingly, the amount of any Efficiency may be included in any Statement of Costs for the two Accounting Periods following that in which the Efficiency is identified. In the Statement of Costs for the third consecutive Accounting Period and all following Accounting Periods thereafter the amount of such Efficiency shall be eliminated.

4.       CORPORATE OVERHEAD CHARGES AND PURCHASES

4.1 Corporate Overhead Charges: the Settlement System Administrator may take into account in any Budget or Statement of Costs
         (and consequently its charges to Pool Members) all corporate overhead charges payable by the Settlement System Administrator to its immediate holding company of any other affiliate which is solely a property holding company provided such corporate overhead charges are reasonable and in due proportion to the corporate overhead charges payable by other affiliates of the Settlement System Administrator or divisions of such affiliates as reported upon by the auditors of the Settlement System Administrator.

4.2 Goods of Services: purchases of goods or services from affiliates of the Settlement System Administrator shall be on arm's length terms and included in Total Operating Costs or Revenue Base. If requested by the Executive Committee, the Settlement System Administrator shall procure its auditors to confirm that such purchases have been contracted and paid for on an open market value basis.

5.       MISCELLANEOUS CHARGES AND FUEL SECURITY COSTS

5.1 Accounting Procedure: for the purposes of this Agreement, all costs, expenses and other amounts required by this Agreement
         (or any other agreement or document executed or prepared pursuant to this Agreement and for this purpose approved by the Executive Committee) to be dealt with "in accordance with the Accounting Period" shall be deemed to be a cost and expense of the operation of the Settlement System and shall be recovered by the Settlement System Administrator as part of Total Operating Costs or Revenue Base save that, where the same are treated as Revenue Base, they shall be regarded as costs beyond the control of the Settlement System Administrator which may recover the same in full from Pool Members who shall be obliged to pay the actual amount of such costs and expenses.

5.2 Fuel Security: except to the extent recoverable under any other provision of this Schedule, any additional costs necessarily incurred by the Settlement System Administrator in running the Settlements Business during a Security Period shall be regarded as beyond the control of the Settlement System Administrator, which may recover the same in full from Pool
         Members provided such costs have been
         verified as additional costs by the auditors of the Settlement System Administrator. Pool Members shall be obliged to pay the actual amount of such costs and expenses.

5.3 No Liability to finance: the Settlement System Administrator shall not be required to finance the Electricity Arbitration
         Association or the Executive Committee.

6.       SECOND TIER SYSTEM CHARGES

6.1 The provisions set out in this Section 6 of Part C and Section 1.3.3 of Part D of this Schedule (prior to their amendment and restatement with effect from  midnight on 31st March, 1994)
         and the definitions of "Second Tier Site" (now
         "Second Tier System") and "Total Second Tier System Charges" (prior to their amendment and restatement with effect from midnight on 31st March, 1994) shall continue to apply but only in respect of the Accounting Period beginning on 1st
         April, 1993. The following provisions of this Section 6 (as amended and restated with effect from midnight on 31st March, 1994)
         shall apply in respect of each of  the Accounting Periods beginning on 1st April, 1994, 1st April, 1995, 1st April,
         1996 and 1st April, 1997 (each a "Specified Accounting Period").
                           ---------------------------

6.2 In respect of each of the Specified Accounting Periods the Settlement System Administrator shall be entitled to recover as part of Total Operating Costs or Revenue Base the Total Second Tier System Charges for the Specified
         Accounting Period.

6.3 Subject to Section 6.6, the Second Tier Suppliers' System Charge for a Specified Accounting Period shall be determined by the Executive
         Committee as the amount per annum to be charged to each Second Tier Supplier in respect of each Second Tier System supplied by such Supplier.

6.4 Subject to Section 6.6, the Suppliers' System Charge for a Specified Accounting Period shall be determined by the Executive Committee as the amount per annum to be charged to each Supplier (other than a Second Tier Supplier) in respect of each Non-Second Tier System in that Supplier's authorized area.

6.5 The second tier system charge payable by a Supplier in respect of each calendar month in a Specified Accounting Period (the "Supplier's Second Tier Charge") shall be calculated as follows:-

         6.5.1 in respect of each Second Tier Supplier, in accordance with the following formula:-

                  Second Tier Suppliers' System Charge x NOSP
                                            12

                  where NOSP is the total number of Second Tier Systems supplied by such Supplier at the beginning of the relevant calendar month;

         6.5.2 in respect of each Supplier (other than a Second Tier Supplier), in accordance with the following formula:-

                  Suppliers' System Charge x NMS
                                            12

                  where NMS is the total number of Non-Second Tier Systems in that Supplier's authorized area as at the beginning of that month;

         6.5.3 for these purposes, the numbers of Second Tier Systems and of Non-Second Tier Systems as at the beginning of each calendar month shall be as notified to the Settlement System Administrator (who shall then notify the Director) by the relevant Suppliers (the first such notifications to be made no later than 1st May, 1994 and the Settlement System Administrator being entitled, in the absence of any notification to the contrary, to rely on the last such notification and other information in its possession) and, in the event of any dispute between the Parties, shall be as determined by the Director (whose determination shall be final and binding); and

         6.5.4 only those Second Tier Systems in respect of which data collection costs are incurred by Second Tier Agents or the Settlement System Administrator shall be used in determining the number of Second Tier Systems.

6.6 If in respect of any Specified Accounting Period (other than the one beginning on 1st April, 1997) the aggregate of all second tier system charges payable pursuant to Sections 6.5.1 and 6.5.2 and received by the Settlement System Administrator is less than or (as the case may be) more than the Total Second Tier System less than or (as the case may be) more than Period the deficit or (as the case may be) the surplus shall be carried forward to the immediately succeeding Specified Accounting Period and shall be included in the calculation of the Total Second Tier System Charges therefor, and in making any determination pursuant to
         Section 6.3 or 6.4 the Executive Committee shall use its reasonable endeavors to ensure that the aggregate of all second tier system charges payable pursuant to Sections 6.5.1 and 6.5.2 in respect of that immediately succeeding Specified
         Accounting Period will equal the anticipated Total Second Tier System Charges therefor. There shall be no carry forward of any such deficit or surplus arising in respect of the Specified Accounting Period beginning on 1st April, 1997.

7.       ALLOCATION OF CHARGES

7.1 Allocation: the Settlement System Administrator shall allocate its charges amongst Pool Member in accordance with Part D.

7.2 New and Former Pool Members: any Pool Member which is a Pool Member for part only of any Accounting Period shall pay charges on an interim basis of such amount as the Executive Committee estimates to be reasonable for such Accounting Period on the basis of the allocation of charges set out in Part D. Adjustments to charges on all Pool Members as a result of existing Pool Members leaving or new Pool Members joining will be made following, and shall be set out in, the Statement of Charges published for the relevant Accounting Period pursuant to Section 1.11 of Part B whereupon the Pool Members and/or former Pool Members shall be required to pay such additional amount or be entitled to such reimbursement as may be determined in accordance with this Agreement by an adjustment to charges in the then current Accounting Period.

8.       ADJUSTMENT TO MARGIN

         The Parties acknowledge and agree that the Margin has been determined by the Parties based upon:-

         8.1 the Net Margin of the Settlement Business falling within the range 15 to 20 per cent.; and
         8.2 the Return on Capital Employed of the Settlements Business falling within the range 15 to 20 per cent.; and

         8.3 the accounts of the Settlement System Administrator being prepared on the basis of the Historic Cost Convention.

         For these purposes "Net Margin" means profit before interest and tax divided by turnover and "Return on Capital Employed" means profit before interest and tax divided by capital employed.

         In the event that either of the factors in Section 8.1 and 8.2 should fall outside its respective range or the factor in Section 8.3 should change, the Executive Committee and the Settlement System Administrator agree to meet to discuss the basis of the Margin and, if necessary, to agree in good faith a revised Margin based upon the requirements of the Settlements Business at such time. The Director shall be invited to attend any such meeting.

         During the Initial Period the Net Margin should not be taken into account in determining whether the Margin should be adjusted.

9.       CAPITAL EXPENDITURE

9.1 Capital Expenditure (1): the following provisions apply to Capital Expenditure by the Settlement System Administrator in respect of the Settlements Business:-

         9.1.1 save as provided below, Capital Expenditure by the Settlement System Administrator which may be recovered by Depreciation charged to Pool Members shall require the prior approval of the Executive Committee, such approval to take into account an appropriate sharing of the Efficiencies arising from such Capital Expenditure;

         9.1.2    Capital  Expenditure  which may be recovered  by  Depreciation charged to Pool Members specified in any Budget shall be regarded as approved by the Executive Committee unless the Executive Committee notifies the Settlement System Administrator to the contrary within one month after receipt of such Budget;

         9.1.3 in any Accounting Period the Settlement System Administrator may incur Capital Expenditure which may be recovered by Depreciation charged to Pool Members without the need to consult or obtain the approval of the Executive Committee up to a maximum of the Individual Limit for each item of Capital Expenditure and a maximum of the Overall Limit for all items of Capital Expenditure and in the event of the Settlement System Administrator incurring such Capital Expenditure, it shall notify the Executive Committee as soon as practicable thereafter;

         9.1.4 the Settlement System Administrator shall be entitled to incur Capital Expenditure which may be recovered by Depreciation changed to Pool

                  Members of the any amount without the need to obtain the approval of the Executive Committee, in circumstances where:-

                  (a) the Settlement System Administrator would be in breach of its duty under the NGC Transmission License to implement, maintain and operate a Settlement System unless such Capital Expenditure were incurred; and

                  (b) it has not reached agreement with the Executive Committee on such Capital Expenditure within a reasonable period of time.

9.2      Capital Expenditure (2):  Capital Expenditure not falling within
         Section 9.1.1 to 9.1.4 may not be charged as Depreciation to Pool Members.

                                     PART D

                              Allocation of Charges

1.       THE SETTLEMENT SYSTEM ADMINISTRATOR'S CHARGES

1.1 Total Sum Due: in respect of each Accounting Period, the Total Sum Due shall be allocated amongst Pool Members in accordance with the following provisions of this Part D.

1.2 Payment of Total Sum Due: each Pool Member shall be obliged to pay the amount allocated to it in accordance with this Part D. The total aggregate amount allocated to all Pool Members in respect of any Accounting Period shall equal the Total Sum Due in respect of such Accounting Period.

1.3 Allocation of Total Sum Due: the Total Sum Due in respect of each Accounting Period shall be allocated amongst Pool Members in the following manner:-

         1.3.1 first, in order to recover discrete costs referable to each Pool Member during such Accounting Period:-

                  (a) the costs, as reasonably determined by the Settlement System Administrator, associated with any change to the Software necessitated by such Pool Member's request for data from Settlement additional to that which is generally provided to other Pool Members of the same class or for reporting of data in a format different from that in which data is generally provided to other Pool
                           Members of the same class (which costs shall, in the first Accounting Period that they are charged to such Pool Member, have added to them a single lump sum payment for maintenance equal to 40 per cent. of the costs of such change, as reasonably determined by the Settlement System Administrator) shall be allocated to such Pool Member; and

                  (b) the costs for the use by such Pool Member of electronic mail, the provision and maintenance of communication links from Outstations and any other services procured or provided by the Settlement System Administrator which are directly referable to such Pool Member shall, as far as practicable, be allocated to such Pool Member;

         1.32.    secondly:-

                  (a)      each Generator shall pay     500 (or such other
                           amount as the Executive Committee and the Settlement System Administrator may agree) for each of its Generating Units in respect of which standing data has been submitted;

                  (b)      each Pool Member shall pay     750 (or such other
                           amount as the Executive Committee and the Settlement System Administrator may agree) for each metering System in respect of which it is the Registrant;

                  (c) subject as provided in paragraphs (d) to (h) inclusive below, each Pool Member shall pay an annual membership fee as follows:-

                           Category   Fee

                  (A) A Supplier with a maximum demand at any time during such Accounting Period (as reasonably determined by the Executive Committee) of less than 200MW or a Generator with aggregate Registered Capacity of less than 50MW (other than a Supplier or Generator referred to in (B) below)
                                       (pound)9,000

                  (B)      A Supplier with a maximum demand at any
                           time during such Accounting Period (as
                           reasonably determined by the Executive
                           Committee) of less than 200MW or a
                           Generator with aggregate Registered Capacity of less than 50MW, in either case which requires to have delivered to it only its own trading information
                                                       (pound)2,500

                  (ii) A Supplier with a maximum demand at any time during such Accounting Period (as reasonably determined by the Executive Committee) of 200MW or more up to (but excluding) 2000MW or a Generator with aggregate Registered Capacity of 50MW or more up to (but excluding) 1000MW

(pound)20,000

                  (iii)    Large

                           A Supplier with a maximum demand at any time during such Accounting Period (as reasonably determined by the

                           Executive Committee) of 2000MW or more or a Generator with aggregate Registered Capacity of 1000MW or more

(pound)45,000

                  (d) any Pool Member which is both a Generator and a Supplier shall pay only one annual membership fee, being that fee which is the greater of its annual membership fee as a Generator and its annual membership fee as a Supplier (and, if both are the same amount, such Pool Member shall pay only its annual membership fee as a Generator): such fee shall continue to be payable regardless of any change during the relevant Accounting
                           Period in the capacity(ies) in which
                           such Pool Member participates as a Pool Member;

                  (e) unless otherwise resolved by the Executive Committee with respect to the relevant Pool Member, a Pool Member with no demand or generation shall not pay any membership fee and, if the Executive Committee shall so resolve, shall pay only that annual membership fee referable to a Pool Member falling within the relevant sub-category of paragraph (c)(i) above;

                  (f) if, in its reasonable opinion, the Executive Committee considers:-

                           (i) any Pool Member (not being a Pool Member referred to in paragraph (e) above) to be insignificant in terms of generation or demand, it may waive the membership fee for such Pool Member until further notice; and

                           (ii) it inequitable or otherwise inappropriate to levy the full amount of the annual membership fee that would otherwise be payable by any Pool Member, it may waive all or part of such fee on such terms and for such period(s) as it reasonably sees fit;

                  (g) (i) any Pool Member falling within sub-category (B) of paragraph (c)(i) above which wishes to receive data by electronic mail shall be required to pay an additional membership fee of (pound)800;

                           (ii) any Pool Member which wishes to receive data by courier shall be required to pay an additional membership fee of (pound)1,000;

                  (h) the Executive Committee may from time to time amend the categories of membership and the fees (with the consent of the Settlement System Administrator, such consent not to be unreasonably withheld or delayed);

                  (i) the annual charges referred to in this Section 1.3.2 shall be adjusted in relation to each Pool Member, Generator or Supplier, as the case may be, by reference to the number of days during each Accounting Period for which such Party was a Pool Member and (where appropriate) the number of Generating Units or Metering Systems allocated to it during such period;

         1.3.3 thirdly, in respect of a Specified Accounting Period (as defined in Section 6.1 of Part C), each Pool Member which is a Supplier shall pay its Supplier's Second Tier Charge in respect of each calendar month in such Accounting Period; and

         1.3.4 fourthly, 100 per cent. of the balance of the Total Sum Due during any Accounting Period not recovered pursuant to Sections 1.3.1 or 1.3.2 shall be allocated amongst all Pool Members during each Quarter of such Accounting Period by reference to the Total Sum Due attributed to such Quarter by the Settlement System Administrator and Contributory Shares of each Pool Member during such Quarter.

1.4 Prima facie evidence: the Settlement System Administrator's determination of the allocation of all costs during any Accounting Period shall, in the absence of manifest error, be prima facie evidence thereof.

1.5 Contributory Shares: the Settlement System Administrator shall advise each Pool Member of its Contributory Share and how such Contributory Share is calculated n the Statement i of Charges sent to such Pool Member.

                                     PART E

                                   [Not Used]

                                     PART E

                                Pro-forma Budget



                         Estimated    Proposed   Variance      Schedule
                          Out-turn      Budget

Production

Development

Capitalized

Second Tier

Chief Executive

Arbitration Association

Administration Costs

Depreciation & Asset
Write Off




Total Cost




Capital

                                   SCHEDULE 1



                          Forecast      Budget    Variance       Reference in
                          Out-turn                                Supporting
                                                                 Commentary

Staff Costs

Software Maintenance

Hardware Maintenance

NGC Recharges

Computer Consumables

Communication Links

Professional Indemnity

Consultancy

External Auditor

Other

Sundry Income




Total Production Costs

Capital

                                   SCHEDULE 2




                              Forecast      Budget     Variance   Reference in
                                                                   Supporting
                                                                   Commentary

Staff Costs

Hardware Maintenance

Computer Consumables

Property Costs

Consultancy

Other Costs

Capitalized Costs






Total Development Costs

                                                                    TOTAL RULES

                                   SCHEDULE 3




                                   Forecast  Budget    Variance  Reference in
                                                                  Supporting
                                                                  Commentary

Eastern Electricity Board
plc

East Midland plc

London Electricity plc

MANWEB plc

Midlands Electricity plc

Northern Electricity

NORWEB plc

SEEBOARD plc

South Wales Electricity
plc

South Western Electricity
plc

Yorkshire Electricity




Total Second Tier Costs

                                                                   TOTAL RULES

                                   SCHEDULE 4




                            Forecast         Budget          Variance

Staff Costs

Accommodation

Office Services

Professional Services

Consultancy

Income                    (                  (
                          )                  )

Total Chief Executive's

Executive Committee

         Expenses

         Consultancy

Sub-Committees

         Expenses

         Consultancy

Total Committee Costs

Total Pool Executive Costs

                                   SCHEDULE 5




                              Forecast       Budget    Variance    Reference in
                                                                    Supporting
                                                                    Commentary

Staff Costs

Property Costs

Building Maintenance

Other Services

Consultancy Costs

Insurance & Legal Costs

Corporate Overheads




Total Administration Costs                               TOTAL RULES

                                     PART G

                          Pro-forma Statement of Costs

                                   Budget for previous       Actual Out-turn
                                   Accounting Period         for previous
                                                             Accounting Period

1. Revenue

(a)      Process Costs Internal

         Computer Maintenance
         Software Maintenance
         Process Consumables
         Communication Links
         Other

(b)      Process Costs External (NGC recharges)

         CDCS
         Porthole
         Metering Collection etc.
         SMP & LOLP Broadcast
         SID Operation
         Consultancy

(c)      Process Costs External

         Insurance
         SMP & LOLP Broadcast
         SID Operation
         Consultancy

(d)      Business Costs Internal

         Salaries Process
         Salaries Development
         Property
         Insurance
         Consultancy
         Other

                                   Budget for previous      Actual Out-turn
                                   Accounting Period        for previous
                                                            Accounting Period

(e)      Business Costs External

         Corporate Overhead
         Other

(f)      Other Payments

         Depreciation
         Interest

(g)      Other Revenue Costs

         External Auditor
         Contingency Provision
         Other

2.       Capital

(a)      Schemes

         as approved

(b)      Global

         (as approved in excess of (pound)250,000 and other)

3.       Executive Committee Costs

         Disputes Procedure
         Executive Expenses

4.       Revenue Base

5.       Capital Employed

6.       Capital Charge

7.       Handling Charge

8.       Efficiencies

                       Budget for previous        Actual Out-turn
                       Accounting Period          for previous
                                                  Accounting Period



9.       Margin

                                     PART H

                          Pro-forma Statement of Costs


- ------------------------------------------------------------------------
Name        Contributory      Period to which     Amount
            Share             charges relate
- ------------------------------------------------------------------------




































- ---------------------------------------------------------------------------

                                   SCHEDULE 5

                          Form of Admission Application


The Executive Committee for the
Pooling and Settlement System in England and Wales

                                                             [Date]


Dear Sir,

1. We [insert full legal name and address of registered/principal office of applicant] refer to the Pooling and Settlement Agreement for the electricity industry in England and Wales dated 30th March, 1990 (as amended, varied, supplemented, modified or suspended, the "Pooling and Settlement Agreement").

2. Unless the context otherwise requires, words and expressions defined in the Pooling and Settlement Agreement shall bear the same meanings respectively when used herein.

3. We hereby apply to be admitted as an additional party to the Pooling and Settlement Agreement pursuant to Clause 3 thereof. We wish to participate as a [[Generator]/[Supplier]/[Externally Interconnected Party]]*.

4.       We confirm that:-

         (A)** (i) we have been granted and have in full force and effect a Generation License or we have made and have current an application for such a license; or

                  (ii) we are exempted from the obligation to hold a Generation License by reason of an exemption under section 5 of the Act; or

                  (iii) we have entered into an Interconnection Agreement under which we will, subject to becoming a Pool Member, have the right (whether alone or together with others) then or at any time in the future to use all or any part of an External Interconnection for the delivery of electricity to the NGC Transmission System; or

                  (iv) we are acting as the agent for a person generating or proposing to generate electricity on terms whereby we have the exclusive right to all the output of those Generating Unit(s) of such person and in respect of which we have been appointed agent;

         (B) (i) we have been granted and have in full force and effect a PES License or a Second Tier Supply License or we have made and have current an application for such a license; or

                  (ii) we are exempted from the obligation to hold a PES License or (as the case may be) a Second Tier Supply License by reason of an exemption under section 5 of the Act; or

                  (iii) we have entered into an Interconnection Agreement under which we will, subject to alone or together with others) then or at any time in the future to use all or any part of an External Interconnection for the taking of electricity from the NGC Transmission System;

         (C) (i) we are [or [ ] (being our agent and a person which the Executive Committee has confirmed in writing to us is acceptable to the Executive Committee, a copy of which confirmation is acceptable to the Executive Committee, a copy of which confirmation is enclosed) is]* registered for United Kingdom Value Added Tax purposes;

                  (ii) we have [or our agent has]* so arranged matters that any payment receivable by us under or pursuant to the Pooling and Settlement Agreement will constitute for United Kingdom Value Added Tax purposes the consideration for a taxable supply made in the United Kingdom by us [or our agent]* as a taxable person in the United Kingdom in the course of furtherance of a business;

                  (iii) we have [or our agent has]* so arranged matters that any payment required to be made by us under or pursuant to the Pooling and Settlement Agreement will constitute for United Kingdom Value Added Tax purposes the consideration for a taxable supply made in the United Kingdom to us [or our agent]*; and

                  (iv) in any case where any electricity has been or will be generated or produced by us outside the United Kingdom, we have [or our agent has]* so arranged matters that any import thereof for the purposes of or otherwise in connection with the Pooling and Settlement Agreement will constitute for United Kingdom Value Added Tax purposes an importation or acquisition of goods solely by us [or our agent]* and so not by any other Party.

         (D) as a Party we shall accede to the Initial Settlement Agreement in accordance with its terms.

5. We hereby represent and warrant to the Executive Committee (for itself and on behalf of all the Parties) that:-

         (A) we are duly organized and validly existing under the laws of the jurisdiction of our organization or incorporation;

         (B) We have the power to execute and deliver our Accession Agreement and any other documentation relating to that other agreements as are required thereby and to perform our obligations hereunder or thereunder and we have taken all necessary action to authorize such execution, delivery and performance; and

         (C) such execution, delivery and performance do not violate or conflict with any law applicable to us, any provision of our constitutional documents, any order or judgment of any court or other agency of government applicable to us or any of our assets or any contractual restriction on or affecting us or any of our assets.

         We confirm that these representations and warranties will also be true and correct in all material respects at the date of our admission as a New Party.

6.       We enclose the application fee of (pound)[     ].****

7. We accept and agree to be bound by the terms of Clause 3 of the Pooling and Settlement Agreement.


                                                 Yours faithfully,





                                       duly authorized for and on behalf of
                                     [insert full legal name of the New Party]





*        Complete/delete as appropriate.
**       Include paragraph (A) if applying to be admitted as a Generator.
***      Include paragraph (B) if applying to be admitted as a Supplier.
****     Insert current application fee prescribed by the Executive Committee.

                                   SCHEDULE 6

                       Form of Pool Membership Application


The Executive Committee for the
Pooling and Settlement System in England and Wales.


                                                     [Date]



Dear Sir,

1. We [insert full legal name and address of registered/principal office of applicant] refer to the Pooling and Settlement Agreement for the electricity industry in England and Wales dated 30th March, 1990 (as amended, varied, supplemented, modified or suspended, the "Pooling and Settlement Agreement").

2. Unless the context otherwise requires, words and expressions defined in the Pooling and Settlement Agreement shall bear the same meanings respectively when used herein.

3. We hereby apply to be admitted as a Pool Member pursuant to Clause 8.2 of the Pooling and Settlement Agreement.
We wish to participate as a [[Generator]/[Supplier]/[and an External Pool Member]]*.


4.       We confirm that:-

         (A)**
                  (i) we have been granted and have in full force and effect a Generation License; or

                  (ii) we are exempted from the obligation to hold a PES License (as the case may be) a Second Tier Supply License by reason of an exemption under section 5 of the Act; or

                  (iii) we have entered into an Interconnection Agreement under which we will, subject to becoming a Pool Member, have the right (whether alone or together with others) then or at any time in the future to use all or any part of an External Interconnection for the taking of electricity from the NGC Transmission System;

                  (iv) we are acting as the agent for a person generating or proposing to generate electricity on terms whereby we have the exclusive right to all the output of those Generating Unit(s) of such person and in respect of which we have been appointed agent;

(B)***   (i)      we have been granted and have in full force and effect a PES
                  License or a Second Tire Supply License; or

         (ii) we are exempted from the obligation to hold a PES license or (as the case may be) a Second Tier Supply License by reason of an exemption under section 5 of the Act; or

         (iii) we have entered into an Interconnection Agreement under which we will, subject to become a Pool Member, have the right (whether alone or together with others) then or at any External Interconnection for the taking of electricity from the NCG Transmission System;

(C) with effect form the date of our admission as a Pool Member, we will accede as a party to the Funds Transfer Agreement and to the Deed to Indemnity in favor (inter alia) of the Chief Executive in accordance with their respective terms;

(D) on or before our admission as a Pool Member, we will open a Settlement Account and comply with all other applicable requirements of Schedule 11 to the Pooling and Settlement Account;

(E) (i) we are [or [ ] (being our agent and a person which the Executive Committee has confirmed in writing to us is acceptable to the Executive Committee, a copy of which confirmation is enclosed) is]* registered for United Kingdom Value Added Tax purposes;

         (ii) we have [or our agent has]* so arranged matters that any payment receivable by us under or pursuant to the Pooling and Settlement Agreement will constitute for a taxable supply made in the United Kingdom by us [or our agent]* as a taxable person in the United Kingdom in the course of furtherance of a business;

         (iii) we have [or our agent has]* so arranged matters that any payment required to be made by us under or pursuant to the Pooling and Settlement Agreement will constitute for United Kingdom Value Added Tax purposes for consideration for a taxable supply made in the United Kingdom to us [or our agent]*; and

         (iv) in any case where any electricity has been or will be generated or produced by us outside the United Kingdom, we have [or our agent has]* so arranged matters that any import thereof for the purposes of or otherwise in connection with the Pooling and Settlement Agreement will constitute for United Kingdom Value Added Tax purposes an importation or acquisition of goods solely by us [or our agent]* and so not by any other Party;

(F)****
         Option 1

         We have entered into and have in full force and effect (or, prior to our admission as a Pool Member, will enter into and have in full force and effect) all appropriate Connection Agreement;

                                      -or-

         Option 2

         all appropriate Connection Agreement with [ ], being the relevant Externally Interconnected Party, in relation to [ ], being the relevant External Interconnection, are in full force and effect.

5.       We enclose:-

         [insert details of evidence in support of fulfillment of the other Pool Membership Conditions set out in Clause 8.3 of the Pooling and Settlement Agreement].

                                                 Yours faithfully,




                                       duly authorized for and on behalf of
                                     [insert full legal name of the applicant]



*        Complete/delete as appropriate.
**       Include paragraph (A) if applying to be admitted as a Generator.
***      Include paragraph (B) if applying to be admitted as a Supplier.
**** Include Option 2 if applying to be admitted as an External Pool Member. Otherwise include Option 1.

                                   SCHEDULE 7

                            Form of Escrow Agreement

THIS AGREEMENT is made on [                    ], 1990
BETWEEN:-

(1) NGC SETTLEMENTS LIMITED (registered number 2444282) whose registered office is situate at National Grid House, Sumner Street, London SEI 9JU for itself and on behalf of the Pool Member (as defined in the Pooling and Settlement Agreement hereinafter referred to) acting through the Executive Committee (as hereinafter defined) (the "Settlement System Administrator" which expression shall include the Settlement System Administrator's successors in title); and

(2)      [                                ]LIMITED (registered number
         [        ]) whose registered office is situated at
         [                                 ] (the "Custodian").

WHEREAS:-

(A) by a Pooling and Settlement Agreement (the "Pooling and Settlement Agreement") details of which are set out in Schedule A the Settlement System Administrator has agreed to act as Settlement System Administrator and operate a settlements system requiring the use of certain computer package(s) comprising computer programs and related systems;

(B) certain technical information and documentation describing or otherwise relating to the said computer programs and related systems is required for the understanding, maintaining, modifying and correcting of the said computer programs and related systems; and

(C) the Settlement System Administrator acknowledges that in certain circumstances the Executive Committee may require possession of the said technical information and documentation, up-to-date and in good order

NOW IT IS HEREBY AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      In this Agreement:-

         "Director" means the Director General of Electricity Supply;

         "Executive Committee" means the Executive Committee established under the Pooling and Settlement Agreement and "Committee Member" means a member of the Executive Committee;

         "Material" means the source code and load (machine executable) modules and the technical information manuals and other documentation described in Schedule B;

         "Modification" means the technical information and documents relating to all moifications, updates and changes to the Material; and

         "Receptacle" means the receptacle to contain a copy of the Material pursuant to Clause 3.1

1.2 Unless the context otherwise requires, words and expression defined in the Pooling and Settlement Agreement shall bear the same meanings respectively when used herein.

2.       DEPOSIT

2.1 Forthwith upon execution and delivery of this Agreement, the Settlement System Administrator will deposit and the Custodian will accept as custodian for the Pool Members (acting through the Executive Committee) a copy of the Material.

2.2      The Custodian will place the copy of the Material in the Receptacle.

2.3 The Custodian shall bear no obligation or responsibility to any person to determine the existence, relevance, completeness, accuracy or any other or any other aspect of the Material and/or Modifications. The Custodian shall have no responsibility to determine that whatever is deposited or accepted by it for deposit is or is not Material and/or Modifications.

3.       MODIFICATIONS

3.1 The Settlement System Administrator will ensure that the Material is kept fully up-to-date and reflects all Modifications and will deposit a copy of all Modifications with the Custodian as soon as the same is available.

34.2 The Settlement System Administrator will advise the Executive Committee of all Modifications and will confirm in writing that a copy of all Modifications has been delivered to the Custodian and the Custodian shall as soon as possible confirm receipt thereof in writing to the Executive Committee.

4.       RELEASE TO THE EXECUTIVE COMMITTEE

4.1 The Custodian shall forthwith release to the Executive Committee (or a person nominated by the Executive Committee) the copy(ies) of the Material and/or all the Modifications:-

         4.1.1 upon the written request of the Executive Committee if the Settlement System Administrator has resigned or has been removed as Settlement System Administrator under the Pooling and Settlement Agreement; or

         4.1.2    at any time, upon the written request of the Director.

4.2      Any written  request of the Executive  Committee  referred to in Clause
         4.1.1 shall be in the form of a statutory declaration by one or more Committee Members setting out the grounds on which release is sought and exhibiting such documentation in support thereof as the Custodian shall reasonably require.

4.3 When any dispute shall arise as to the occurrence of the event set out in Clause 4.1.1, such dispute will be referred at the instance of either the Settlement System Administrator, the Custodian or the Executive Committee to the Director whose decision shall be final and binding.

5.       CONFIDENTIALITY

         The Settlement System Administrator will pay the Custodian's fees as detailed in Schedule C as amended from time to time by written agreement between the parties.

7.       TERMINATION

7.1 This Agreement shall terminate upon the release of the copy of the Material and copies of all Modification in accordance with Clause 4.1.

7.2 This Agreement may be terminated by the Custodian by giving not less than 90 days' written notice to both the Executive Committee and the Settlement System Administrator.

7.3 The Settlement System Administrator may not terminate this Agreement without the consent of the Executive Committee first being given in writing. In the event of such consent being given, this Agreement may be terminated by the Settlement System Administrator giving not less than 90 days' written notice to the Custodian.

7.4 Upon termination under the provisions of Clause 7.2 or 7.3 the Custodian will deliver the copy(ies) of the Material and all the Modifications to the Settlement System Administrator (unless jointly instructed to the contrary by the Settlement System Administrator and the Executive Committee).

7.5 Termination of the Agreement for whatever reason will not relieve the Custodian from the obligations of confidentiality contained in Clause 5.

8.       TESTS

         The Executive Committee shall be entitled to require the Custodian to carry out such tests which in the opinion of the Custodian would reasonably establish that the Material and Modification contain true and accurate versions of the source codes. Any reasonable charges and expenses incurred by the Custodian will be paid by the Settlement System Administrator.

9.       NOTICES

9.1 Any notice or other communication to be given by one party to the other party under, or in connection with the matters contemplated by, this Agreement shall be addressed to the recipient and sent to the address, telex number of facsimile number of such other party given in this Agreement for the purpose and marked for the attention of the person so given or to such other address, telex number and/or facsimile number and/or marked for such other attention as such other party may from time to time specify by notice given in accordance with this Clause to the party giving the relevant notice or other communication to it.

9.2 Any notice or other communication to be given to the Executive Committee under, or in connection with the matters contemplated by, this Agreement shall be sent to the Secretary at such address, telex number or facsimile number as the Secretary may from time to time specify by notify given in accordance with this Clause to the parties.

9.3 Any notice or other communications to be given by one party to the other party under, or in connection with the matters contemplated by, this Agreement shall be in writing and shall be given letter delivered by hand or sent by first class prepaid post (airmail if overseas) or telex or facsimile, and shall be deemed to have been received:-

         9.3.1    in the case of delivery by hand, when delivered; or

         9.3.2 in the case of first class prepaid post, on the second day following the day of posting or (if sent airmail overseas or from overseas) on the first day following the day of posting; or

         9.3.3 in the case of telex, on the transmission of the automatic answer-back of the addressee (where such transmission occurs before 1700 hours on the day of transmission) and in any other case on the day following the day of transmission; or

         9.3.4 in the case of facsimile, on acknowledgement by the address's facsimile receiving equipment (where such acknowledgement occurs before 1700 hours on the day of acknowledgement) and in any other case on the day following the day of acknowledgement.

10.      GOVERNING LAW

         This Agreement shall be governed by, and construed in all respects in accordance with, English law.

                                   SCHEDULE A

                 Details of the Pooling and Settlement Agreement

Pooling and Settlement Agreement dated 30th March, 1990 made between the Founder Generators named therein (1), the Founder Suppliers named therein (2), NGC Settlements Limited as Settlement Systems Administrator (3), Energy Pool Funds Administration Limited as Pooling Funds Administrator (4), The National Grid Company plc as Grid Operator and Ancillary Services Provider (5) and Scottish Power plc and Electricite de France, Service National as Externally Interconnected Parties (6).



                                   SCHEDULE B


                                  The Material





                                   SCHEDULE C


                              The Custodian's Fees




1.       Initial fee

2.       Receptacle fee

3.       Annual fee

4.       Release fee

IN WITNESS whereof this Agreement has been duly executed the day and year fist above written


As Settlement System Administrator (for itself and on behalf of the Pool Members acting through the Executive Committee)

THE COMMON SEAL OF                          )
NCG SETTLEMENTS                             )
LIMITED was hereunto                )
affixed in the             )
presence of:-                       )


Director


Director/Secretary


Address:
Telex No:
Facsimile No:
Attention:


As Custodian

[                  ]

Address:
Telex No:
Facsimile No:
Attention:

By:

                                   SCHEDULE 8

                            The Hardware and Software

                                     Part A

                                  The Hardware


AT NATIONAL GRID HOUSE

3        X        8830 VAX Processors
2        x        HSC20 Disk Controllers
3        X        LPS40 Printers
11       X        RA90 Disk Drives
1        x        TA79 Magnetic Tape Drives
1        X        TB79 Magnetic Tape Drives
2        X        RU20 Optical Disk Drives
7        X        DEMSA Routers
1        X        Decnet Monitor
16       X        VT340 Terminals
5        X        DEC Terminal Servers
6        X        PS2 IBM PCs
12       X        Quatro Modems
1        X        IBM Comms Gear
1        X        3100 Processors

AT FAIRHAM HOUSE

3        X        6000-420 VAX Processors
2        X        HSC70 Disk Controllers
3        X        LPS40 Printers
11       X        RA90 Disk Drives
1        X        TA79 Magnetic Tape Drives
1        X        TB79 Magnetic Tape Drives
2        X        RU20 Optical Disk Drives
7        X        DEMSA Routers
1        X        Decnet Monitor
24       X        VT340 Terminals
5        X        DEC200 Terminal Servers
6        X        PS2 IBM PCs
8        X        Quatro Modems
1        X        IBM Comms Gear
1        X        3100 Processors

                                     Part B

                               Developed Software


SD-Scicon Settlement Application Software
Landis and Gyr Software
Central Data Collection Systems
LOLP Software




                                     Part C

                                Limited Software


ORACLE
Digital VMS Operating System
Landis and Gyr Software
LOLP Software
LOLP Software

                                   SCHEDULE 9

                                 THE POOL RULES







                                 SEE SEPARATELY

                                 PRINTED VOLUME

                                   SCHEDULE 10

                                 THE POOL RULES


The Secretary of the Executive Committee for the Pooling and Settlement System in England and Wales

(copied to:

(A)      Settlement System Administrator; and
(B)      the Pool Funds Administrator).

                                                          [Date]

Dear Sir,

We [insert full legal name and address of registered/principal office of applicant] refer to the Pooling and Settlement Agreement for the electricity industry in England and Wales dated 30th March, 1990 as amended, varied, supplemented, modified or suspended, (the "Pooling and Settlement Agreement").

Unless the context otherwise requires, words and expressions defined in the Pooling and Settlement Agreement shall bear the same meanings respectively when used herein.

We hereby give notice pursuant to Clause 8.7 of the Pooling and Settlement Agreement that we are resigning as a Party with effect form the date falling 28 days after receipt by you of this Resignation Notice.

We confirm that, in giving this notice of resignation, we are not and will not be in breach of any of the restrictions on resignation set our in Clause 8.8 of the Pooling and Settlement Agreement.

We [enclose]/[confirm that we have already provided]* such notices if any) as are required to be given by us pursuant to the provisions of Part XV of the Pooling and Settlement Agreement.

We acknowledge that our resignation as a Party is without prejudice to our accrued rights and liabilities and any rights and liabilities which may accrue to us in relation to the period during which we were a Party under the Pooling and Settlement Agreement, the Funds Transfer Agreement or any agreement referred to in Clause 8.8.1(c) of the Pooling and Settlement Agreement.


                                                 Yours faithfully,





duly authorized for and on behalf of
                                         [insert full legal name of Party]




*Complete/delete as appropriate

                                   SCHEDULE 11

                             Billing and Settlement

                                     PART 1

                                   PRELIMINARY


1.       Definitions and Interpretation


                                     PART 2

                            ESTABLISHMENT OF SYSTEMS


2.       Payments Calendar
3.       Information Systems
4.       Banking System
5.       Establishment of Trusts
6.       Pool Ledger Accounts
[Sections 7 to 14 (inclusive) not used]



                                     PART 3

                      SECURITY COVER AND CREDIT MONITORING


15.      Security Cover
16.      Credit Monitoring



                                     PART 4

                         BILLING AND PAYMENT PROCEDURES


17.      Receipt and Verification of Information
18.      Advice Notes
19.      Payment Procedure

20.      Alternative Payment Procedure
21.      Payment Default
22.      Confirmation Notices
23.      Payment Errors
24.      Enforcement of Claims
25.      Credit Facility:  Payment Defaults
26.      Credit Facility:  General


Annex 1           -                 Form of Advice Note
Annex 2           -                 Form of Confirmation Notice
Annex 3           Part 1   -        Form of Settlement Account Designation
                  Part 2   -        Form of Change of Settlement Account
Annex 4           -                 Form of Letter of Credit

                                   SCHEDULE 11

                             Billing and Settlement

                                     PART 1

                                   PRELIMINARY


1.       DEFINITION AND INTERPRETATION

1.1 Definitions: in this Schedule, except where the context otherwise requires:-

         "Advice Note" means a statement substantially in the form and containing the information set out in Annex 1 (or in such other form or containing such further information as may from time to time be specified by the Executive Committee) issued in the name of the Pool Funds Administrator to a Pool Member or the Ancillary Services Provider;

         "Approved Credit Rating" means, in relation to a Pool Member, a short-term debt rating of not less than Al by Standard and Poor's Corporation or a rating of not less than P1 by Moody's Investors Service or an equivalent rating from any other reputable credit rating agency approved by the Executive Committee;

         "Banking System" means the banking system described in Section 4, for the transfer of funds from Pool Debtors to Pool Creditors in accordance with this Schedule, as amended or replaced from time to time in accordance with the provisions of the Agreement;

         "Billing System" means the systems and procedures described in Sections 18 and 22 for the issuing of Advice Notes and Confirmation Notices by the Pool Funds Administrator to Pool Members and the Ancillary Services Provider, as amended or replaced from time to time in accordance with the provisions of the Agreement;

         "CHAPS" means the Clearing House Automated Payments System;

         "Collection Account" means an account denominated in sterling maintained by the Pool Funds Administrator at a Town Clearing branch of a Settlement Bank, and designated from time to time as a Collection Account in accordance with Section 4;

         "Collection   Account"   means  an  account   denominated  in  sterling
         maintained by the Pool Funds Administrator at a Town Clearing branch of a Settlement Bank, and designated from time to time as a Collection Account in accordance with Section 4;

         "Confirmation Notice" means a statement substantially in the form and containing the information set out in Annex 2 (or in such other form or containing such further information as may from time to time be specified by the Executive Committee) issued in the name of the Pool Funds Administrator to a Pool Member of the Ancillary Services Provider;

         "Credit Facility" means the credit facility in a principal amount of up to (pound)20,000,000 provided to the Pool Funds Administrator by Barclays Bank PLC (acting through its branch at 54 Lombard Street, London EC3 9EX) with effect from 1st January, 1993 as from time to time extended, renewed or modified and any other facility provided to the Pool Funds Administrator by Barclays Bank PLC or any other bank (approved by the Executive Committee) whether in substitution for or in addition to the same in any such case or terms approved by the Executive Committee;

         "Default Interest Rate" means:-

         (i) a rate per annum determined by the Pool Funds Administrator to be equal to the aggregate of:-

                  (a)      4 per cent, per annum; and

                  (b) the Pool Banker's base lending rate from time to time;

         (ii) such other rate as the Executive Committee may from time to time determine;

         "Facility Bank" means Barclays Bank PLC (acting through its branch at 54 Lombard Street, London EC3 PEX) or such other bank as may from time to time provided a Credit Facility;

         "Funds Transfer Agreement" means the agreement of that name dated 30th March, 1990 and made between Energy Pool Funds Administration Limited, Barclays Bank PLC, the Pool Members named therein and The National Grid Company plc as Ancillary Services Provider, as amended, varied, supplemented, modified or suspended from time to time in accordance with the terms hereof and thereof;

         "Funds Transfer Business" means the business of the Pool Funds Administrator in operating the Funds Transfer System and providing the Services;

         "Funds Transfer Hardware" has the meaning ascribed to it in
          Schedule 15;

         "Funds Transfer Software" has the meaning ascribed to it in
          Schedule 15;

         "Funds Transfer System" means the Banking System, the Billing System and the Information Systems;

         "Information  Systems"  means  the  information  systems  described  in
         Section 3 for the transfer of information to be given by or to the Pool Funds Administrator in connection with the Funds Transfer Administrator in connection with the Funds Transfer Business, as amended or replaced from time to time in accordance with the provisions of the Agreement;

         "Letter of credit" means an unconditional irrevocable standby letter of credit substantially in the form set out in Annex 4 (or such other form as the Executive Committee may approve) issued for the account of a Supplier in sterling in favor of the Pool Funds Administrator as trustee on the trusts set out in Section 5 by any United Kingdom clearing bank or any other bank which has a long term debt rating of not less than single A by Standard and Poor's Corporation or by Moody's Investors Service, or such other bank as the Executive Committee may approve, and which shall be available for payment at a Town Clearing branch of the issuing bank;

         "Notification Date" means, in respect of any Settlement Day, the day specified in the Payments Calendar as the day on which the Settlement Run shall be required to be delivered by the Settlement System Administrator to the Pool Funds Administrator for that Settlement Day;

         "Notified Payment" means a payment notified in accordance with Section 18 by the Pool Funds Administrator to a Pool Member or the Ancillary Services Provider as being a payment required to be cleared through the Pool Clearing Account;

         "Notified  Payments  System"  means  the  system to be  established  by
         Section 19 for the settling of Notified Payments, as amended or replaced from time to time in accordance with the provisions of the Agreement;

         "Payment Date" means, in relation to any Settlement Day, the date fixed in accordance with Section 2 upon which Notified Payments in respect of supplies of electricity and the provision of Ancillary Services must be settled in accordance with this Schedule;

         "Payment Calendar" means the calendar prepared and issued in accordance with Section 2 showing a Notification Date and a Payment Date in respect of each Settlement Day;

         "Pool Accounts" means the Pool Clearing Account, the Pool Borrowing Account, the Pool Reserve Account and the Collection Accounts and such other accounts as may be established in accordance with sub-section 4.2;

         "Pool Banker" means Barclays Bank PLC or such other person nominated form time to time by the Executive Committee as Pool Banker and appointed as Pool Banker;

         "Pool Borrowing Account" means the account of that title in the name of the Pool Funds Administrator with the Facility Bank which may from time to time be opened in respect of the Credit Facility;

         "Pool Clearing Account" means the account in the name of the Pool Funds Administrator (holding as trustee on the trusts set out in Section 5) with the Pool Banker to which Notified Payments are required to be transferred for allocation to Pool Creditors in accordance with their respective entitlements;

         "Pool Creditor" means each Pool Member and the Ancillary Services Provider to whom moneys are payable pursuant to the terms of this Schedule other than a Supplier in respect of (i) amounts owning to it by another Supplier pursuant to the operation of sub-section 21.1;

         "Pool Debt" means, in respect of a Pool Member or the Ancillary Services Provider, the aggregate amount payable by such Pool Member or the Ancillary Services Provider pursuant to the terms of this Schedule;

         "Pool Debtor" means each Pool Member the Ancillary Services Provider, but in either case only where it is required to make payment under this Schedule;

         "Pool Ledger Accounts" means the accounting records required to be maintained by the Pool Funds Administrator in accordance with Section 6 for the recording of transactions settled in accordance with this Schedule;

         "Pool Reserve Account" means the account established pursuant to sub-section 4.2 for the purpose of holding a cash deposit which may be used in or towards clearing the Pool Clearing Account in accordance with Section 21;

         "Pool Reserve Assets" has the meaning given that expression in sub-section 5.12;

         "Reserve Interest Rate" means the rate of interest payable from time to time by the Pool Banker on amounts standing to the credit of the Pool Reserve Account;

         "Security Amount" means, in respect of a Supplier, the aggregate of available amounts of each outstanding Letter of Credit plus the principal amount (if any) of cash that such Supplier has paid to the credit of the Pool Reserve Account (and which has not been repaid to such Supplier) and less the amount of all outstanding loans deemed to be made under paragraphs 21.1.3 or 21.1.5 of this Schedule to such Supplier; for the purposes of this definition, in relation to a Letter of Credit, "available amount" means the face amount thereof less (i) payment already made thereunder and (ii) claims made thereunder but not yet paid;

         "Security Cover" means, in respect of each Supplier, the aggregate amount for the time being which it shall be required by the Executive Committee to provide and maintain by way of security in accordance with
         Part 3;

         "Services" means the services and responsibilities to be supplied or discharged by the Pool Funds Administrator pursuant to the Agreement;

         "Settlement Account" means, in relation to a Pool Member or the Ancillary Services Provider, an account maintained at a Settlement Bank and designated in accordance with sub-section 4.4;

         "Settlement Account Designation" means a notice substantially in the form set our in Part 1 of Annex 3 or in such other forms as may be specified by the Executive Committee, completed and signed by a Pool Member of the Ancillary Services Provider designating a Settlement Account for the purposes of this Schedule;

         "Settlement Bank" means a bank which:-

         (a) has its head office or a branch situated in the United Kingdom and which holds sterling denominated accounts such office or branch;

         (b) is a settlement member of the Clearing House Automated Payment Systems ("CHAPS") or is a CHAPS participant by virtue of an agency agreement with a settlement member; and

         (c)      is either:-

                  (i) a European institution under the Banking Coordination (Second
                           Council Directive) Regulations 1992; or

                  (ii)     an authorized institution under the Banking Act
                           1987;

         "Settlement  Bank Mandate" means any mandate referred to in sub-section
         4.7 to be given by the Pool Funds Administrator in favor of a Settlement Bank or, as the context may require, a particular one of them in such form(s) as the Executive Committee may approve, such approval not to be unreasonably withheld, such mandate being given for the purpose of establishing and maintaining a Collection Account;

         "Settlement Re-run" means any re-run of Settlement in accordance with
          Part XII of the Agreement;

         "Settlement Bank  Mandate"means  any mandate referred to in sub-
         section 4.7  to be  given  by  the  Pool Funds
         Administrator in favor of a Settlement Bank or, as the context may require, a particular one of them in such form(s) as the Executive Committee may approve, such approval not to be unreasonably withheld, such mandate being given for the purpose of establishing and maintaining a Collection Account;

         "Settlement Re-run" means any re-run of Settlement in accordance with
         Part XII of the Agreement;

         "Settlement Run" means, in respect of transactions occurring on the relevant Settlement Day for which payments are to be settled pursuant to this Schedule, the data which the Settlement System Administrator is required to deliver from time to time to the Pool Funds Administrator pursuant to Section 17 in respect of such transactions; and

         "Shortfall" has the meaning given that expression in sub-section 5.7

1.2 Interpretation: in this Schedule, except where the context otherwise requires, references to a particular Annex, Part, Section, sub-section, paragraph or sub-paragraph shall be a reference to that Annex to or part of this Schedule or, as the case may be, that Section, sub-section, paragraph or sub-paragraph in this paragraph shall be a reference exclusive or inclusive of United Kingdom Value Added Tax shall mean that that amount is exclusive or inclusive (as the case may be) of a sum equal to such amount, if any, of United Kingdom
         Value Added Tax as is properly chargeable on the supply to which the first-mentioned amount is attributable as being all or part of the consideration for that supply.

                                     PART 2

                            ESTABLISHMENT OF SYSTEMS


2.       PAYMENTS CALENDAR

2.1 Preparation: no later than 31st January in each year the Pool Funds Administrator and the Settlement System Administrator shall agree on a Payments Calendar showing for the period from 1st April in that year to 31st March in the next succeeding year (both dates inclusive) the Payment Dates on which payments pursuant to the Agreement in respect of supplies of electricity and the provision of Ancillary Services on each Settlement Day are required to be settled and showing the Notification Dates on which the Settlement Run in respect of such supplies shall be delivered by the Settlement System Administrator to the Pool Funds Administrator.

2.2 Principles: each Payments Calendar shall give effect to the following principles:

         2.2.1 the Settlement Run shall be required to be delivered by the Settlement System Administrator to the Pool Funds Administrator no later than the 24th day after the Settlement Day to which the Settlement Run relates (or, if such day is not a Business Day, the next succeeding day which is a Business Day);

         2.2.2 the Payment Date shall not fall earlier than two clear Business Days after the day on which the Settlement Run is required to be delivered by the Settlement System Administrator to the Pool Funds Administrator;

         2.2.3 expressed as an average over the entire period covered by the Payments Calendar, the Payment Date shall fall, as near as practicable, 28.0 days after the Settlement Day to which it relates; and

         2.2.4 each Payment Date shall fall as close as is reasonably practicable to the 28th day after the Settlement Day to which it relates,

2.3 Form: the Payments Calendar shall be in such form as the Executive Committee shall from time to time prescribe.

2.4 Default: if the Pool Funds Administrator and the Settlement System Administrator shall fail to agree a Payments Calendar for any period by the date stated in sub-section 2.1 or the Payments Calendar prepared by them does not give effect to the principles set out in sub-section 2.2, the Executive Committee shall prepare or cause to be prepared a Payments Calendar for that period giving effect to the said principles and that shall be the Payments Calendar for use for that period.

2.5 Distribution: any Payments Calendar prepared pursuant to this Section 2 shall e distributed promptly to each Pool Member, the Ancillary Services Provider, the Pool Banker, the Pool Auditor and the Director and (if prepared by the Pool Funds Administrator and the Settlement System Administrator) the Executive Committee and (if prepared by or for the Executive Committee) the Pool Funds Administrator and the Settlement System Administrator.

3.       INFORMATION SYSTEMS

3.1 Provision of information: unless otherwise required by the Executive Committee, all written information to be given by or to the Pool Funds Administrator in connection with the Banking System and the Billing System shall be provided in the following manner:

         3.1.1 for information flowing between the Pool Funds Administrator, the Settlement System Administrator and the Ancillary Services Provider by electronic mail as designated from time to time by the recipient in a written notice to the sender of the information or if such electronic mail systems are not operational by the Effective Date, then until such systems are operational, by such means as such parties shall agree;

         3.1.2 for information flowing between the Pool Funds Administrator and the Pool Banker, in the manner prescribed in the Funds Transfer Agreement or in such other manner as may be agreed between the Pool Funds Administrator and the Pool Banker;

         3.1.3 for information flowing between the Pool Funds Administrator and a Settlement Bank, in the manner prescribed in the relevant Settlement Bank Mandate or in such manner as may be agreed between the Pool funds Administrator and the Settlement Bank;

         3.1.4 for information flowing between the Pool Funds Administrator and any Pool Member who has installed an electronic mail transfer system compatible with the Pool Funds Administrator's electronic mail transfer system, by electronic mail as designated from time to time by the recipient in a written notice to the sender of the information;

         3.1.5 for information flowing between the Pool Funds Administrator and any other Pool Member, by facsimile transmission and addressed for the attention of the Authorized Person (as defined in sub-section 3.3) for such Pool Member and sent to them latest facsimile number of such Authorized

                  Person notified to the Pool Funds Administrator pursuant to sub-section 3.3 provided that, if at the relevant time there is no Authorized Person for such Pool Member, such information shall be sent by facsimile transmission and addressed for the attention of the company secretary of such Pool Member and sent to the facsimile number of its registered or principal office.

3.2 Communications Equipment: each Party undertakes to exercise reasonable skill and care to ensure that its communications equipment at all times adequate to transmit and receive information in connection with the Banking System and the Billing System. In the case of any breakdown, failure or non-availability of the communications or other equipment, each Party affected shall use all reasonable efforts to agree promptly on the use and implementation of alternative, effective and secure means of communication (and, in default of agreement, notices or other communication shall be by letter delivered or sent in accordance with Clause 75).

3.3 Authorized persons: upon written request of the Pool Funds Administrative each Pool Member shall (and may of the its own accord) provide the Pool Funds Administrator in writing with the name of, and communication details for, one or more individuals ("Authorized Persons") who are authorized (and, until it receives written notice to the contrary, the Pool Funds Administrator shall be entitled to assume that they are authorized) to take action on behalf of such Pool Member in respect of all communications and other dealings under this Schedule between the Pool Funds Administrator and such Pool Member. Each Pool Member shall promptly advise the Pool Funds Administrator in writing of any change of any such individual or his communication details.
         The Pool Funds Administrator shall notify all Pool Members and the Executive Committee of the names and communication details of all Authorized Persons and of any change in any such individual or his communication details.

4.       BANKING SYSTEM

4.1 Funds Transfer Agreement: on the Effective Date the Pool Funds Administrator, the Pool Banker, each Pool Member and the Ancillary Services Provider (in each case as at such date) entered into the Funds Transfer Agreement.

4.2 Establishment of Accounts: the Pool Funds Administrator shall establish and operate in accordance with the Agreement and Funds Transfer Agreement a Pool Clearing Account to and from which all payments calculated in accordance with this Schedule are to be made, a Pool Reserve Account from which any debit balances on the Pool Clearing Account at the close of banking business on each Business Day shall be settled or reduced in accordance with this Schedule, a Collection Account at each bank at which, from time to time, any Pool Member or the Ancillary.


4.3 Rights and obligations under Funds Transfer Agreement: the Pool Funds Administrator is authorized by the Pool Members and the Ancillary Services Provider to exercise the rights granted to it under, and shall perform its obligations pursuant to, the Funds Transfer Agreement except that it shall not remove the Pool Banker without the prior written consent of the Executive Committee; and that at the request of the Executive Committee it Transfer Agreement.
         Subject to the agreement of the Pool Banker, the Parties agree promptly to give effect to any amendment to the Funds Transfer Agreement as may be required by the Executive Committee.

4.4 Settlement Account: each Pool Member and the Ancillary Services Provider shall deliver to the Pool funds Administrator, in the case of a Pool Member, not later than the later of the Effective Date and 10 Business Days (or such lesser number of Business Member, by notice to such Pool Member and the Pool Funds Administrator specify) before it is admitted as a Pool Member and, in the case of the Ancillary Services Provider, not later than the later of the Effective Date and the date of its admission as a Party a duly completed and signed Settlement
         Account Designation providing details of the Settlement Account to which the Pool Funds Administrator is instructed to make payments to such person and, if such person wishes to designate a second account as its Settlement Account from which payments due from such person are to be transferred in accordance with this Schedule, providing details of such other account.

4.5 Further information: each Pool Member and the Ancillary Services Provider shall also supply to the Pool Funds Administrator and the Executive Committee such information or (as the case may be) further information concerning its Settlement Account as shall be reasonably requested by the Executive Committee or the Pool Funds Administrator.

4.6 Change of Settlement Account: each Pool Member and the Ancillary Services Provider may, in consultation with the Pool Funds Administrator and the Pool Banker, change its Settlement Account at any time by delivering to the Pool
         Funds Administrator and the Pool Banker a duly completed and signed notice substantially in the form set out in Part 2 of Annex 3 (or in such other form as may from time to time be specified by the Executive Committee) specifying the effective date of the change (which shall be no less than 10 Business Days after the notice is received by the Pool Funds Administrator and the Pool Banker a duly completed and signed notice substantially in the form set out in Part 2 of Annex 3 (or in such other form as may from time to time be specified by the Executive Committee) specifying the effective date of the change (which shall be no less than 10 Business Days after the notice is received by the Pool Funds Administrator).

4.7 Maintenance of Settlement Account and Settlement Bank Mandate: each Pool Member and the Ancillary Services Provider shall, unless otherwise agreed by the Executive Committee, at all times maintain a Settlement Account and the Pool Funds Administrator shall enter into and maintain a Settlement Bank Mandate with each of the relevant Settlement Banks.

4.8 Details of Accounts: the Pool Funds Administrator shall supply full details to each Pool Member and the Ancillary Services Provider of the Pool Clearing Account, the Pool Reserve Account and any relevant Collection Account and, for so long as it is maintained, the Pool Borrowing Account and shall supply the Executive Committee with full details of all Pool Accounts and Settlement Accounts.

5.       ESTABLISHMENT OF TRUSTS

5.1 Trusts: the Pool Funds Administrator shall hold all moneys deposited with or paid to it (other than Pool Reserve Assets) and such rights as may from time to time be vested in it with regard to payment by Pool Members (apart from fees owed or paid to it for its services in accordance with Schedule 15 and any amounts payable to it pursuant to that Schedule upon its removal as Pool Funds Administrator or the expiry or termination of its appointment as such) by and from each Pool
         Debtor or with regard to the provision of Security Cover by each Pool Member, including:-

         5.1.1 subject as provided in sub-section 5.2, all moneys from time to time standing to the credit of each Pool Account other than the Pool Reserve Account and the Pool Borrowing Account;

         5.1.2 all rights of the Pool Funds Administrator to call for payment or Security Cover;

         5.1.3 the Letters of Credit and all rights to, and (subject to sub-section 15.5) moneys representing, any proceeds therefrom other than proceeds repayable by loan in accordance with paragraphs 5.12.5 and 5.16; and

         5.1.4 any interest received or receivable in respect of a Pool Debt or a Pool Account (other than interest on the Pool Reserve Account),

on trust for Pool Creditors in accordance with their respective individual entitlement as they arise in accordance with the Agreement. Upon termination of the said trust any residual balance after satisfaction of the entitlement of all Pool Creditors shall be held for Suppliers in accordance with their respective individual entitlement as they arise in accordance with the Agreement.

5.2 Trusts in respect of the Credit Facility: the Pool Funds Administrator shall hold all moneys from time to time standing to the credit of the Pool Clearing Account on trust first for the Facility Bank to the extent that there is an aggregate amount outstanding under the Credit Facility but on terms that no funds shall be withdrawn in favor of the Facility Bank under the terms of the Credit Facility or in accordance with this Schedule and on terms that the Pool Funds Administrator Members and other Parties in accordance with the other provisions of this Schedule.

5.3 Rights of Pool Creditors other than the Ancillary Services Provide: the respective rights of Pool Creditors other than the Ancillary Services Provider to the assets held by the Pool Funds Administrator on the trusts set out in sub-section 5.1 shall be determined in accordance with the Agreement and in accordance with the following principles:

         5.3.1. the extent of each Pool Creditor's individual rights shall be deemed to consist of the aggregate of the claims
                  (to the extent not paid or otherwise satisfied of such Pool Creditor in respect of each Settlement Period; and

         5.3.2 the assets referred to in sub-section 5.1 shall be deemed to consist of a series of funds, each fund representing the rights or moneys owed, paid, held or otherwise attributable to each Settlement Period. The Pool Funds Administrator shall not be obliged to segregate moneys into separate funds.

5.4 Rights of Ancillary Services Provider: the rights of the Ancillary Services Provider to assets held on trust shall be determined in accordance with Section 23 of Schedule 9.

5.5 Trusts in respect of Pool Reserve Assets: the Pool Funds Administrator shall stand possessed of the Pool Reserve Assets on the following trusts, that is to say:-

         5.5.1 at any time when no amounts owed by Pool Debtors are overdue, on trust to repay (subject to and in accordance with the provision of sub-section 5.8 and 5.9) to each Supplier such Supplier's respective share (determined in accordance with sub-section 5.13) of the Pool Reserve Assets; and

         5.5.2    with  automatic  effect as soon as any  amount  owed by a Pool
                  Debtor becomes overdue, to hold an amount of the moneys credited from time to time to the Pool Reserve Account equal to the Shortfall or the amount held in the Pool Reserve Account attribute to such Pool Debtor (whichever is less) on the trusts set out in sub-section 5.1 and the balance (if any) shall be held on the trusts set out in paragraph 5.5.1.

5.6 Overdue amounts: in respect of a Pool Debtor and for the purposes of sub-section 5.5, an amount shall be deemed to become overdue at the time at which the Pool Funds Administrator becomes aware that such Pool Debtor has not made or will not make by 12.30 hours payment in full to the credit of the Collection Account of such Pool Debtor of such an amount as it is required on such day to make and, for as long as the Credit Facility remains unconditionally available, the Pool
         Funds Administrator considers in good faith that the amount in default is not likely to be remedied on the next Business Day and the amount overdue shall be the amount of the Shortfall.

5.7 Shortfall: the term "Shortfall", as used in this Section 5 means the amount from
                               ----------
         time to time of Notified Payments which have become overdue by application of the rule set out in sub-section 5.6 and which have not subsequently been paid (whether by remittance from a Pool Debtor, payment out of the extent that the Pool Reserve Account or a call under a Letter of Credit). To the extent that the Pool Funds Administrator is unable to determine the precise amount a Shortfall, it shall be deemed to be such amount as the Pool Funds Administrator and the Pool Banker shall agree, or failing agreement, the entire amount of the Notified
         Payment.

5.8 Supplier's rights to funds: each Supplier remitting funds for credit to the Pool Reserve Account agrees that the following terms shall apply. None of the remittances shall be repayable full amounts actually or contingently owed by it to any Pool Creditor, the Settlement System Administrator or the Pool Funds Administrator. Furthermore, if and to the extent that, at any time when an amount would be repayable to a Supplier pursuant to this sub-section 5.8, all or any part of the Supplier's interest in the Pool Reserve Assets is represented by a loan to a Pool Member deemed to be made in accordance with paragraph 21.1.3 or 21.1.5 the Supplier's rights as against the Pool Funds Administrator to receive a payment of its share in the Pool Reserve Assets (or the relevant portion of such share) shall be conditional on repayment in full of the relevant loan.

5.9 Funds not to be withdrawn: each Supplier undertakes not to seek withdrawal of any funds of which it may be entitled except in the circumstances permitted by sub-section 5.10 or 16.7. The Pool Funds Administrator shall be entitled to disregard any purported notice of withdrawal not complying with this sub-section 5.9.

5.10 Suppliers' rights to withdraw funds: notwithstanding sub-sections 5.8 and 5.9, if a Supplier is not in default in respect of any amount owed to a Pool Creditor:-

         5.10.1 the Pool Funds Administrator shall transfer to the relevant Supplier quarterly its share of interest credited to the Pool Reserve Account; and

         5.10.2 the Pool Funds Administrator shall transfer to such Supplier with a reasonable time after such Supplier's written request therefor an amount of cash which exceeds the amount which such Supplier is required to maintain in the Pool Reserve Account from time to time in accordance with Section 16.

5.11 Waiver of Supplier's rights: each Supplier waives any right it might otherwise have to set off against any obligation owed to the Pool Funds Administrator, the Pool Banker, any Pool Member or the Ancillary Services Provider any claims Supplier may have to or in respect of the Pool Reserve Assets.

5.12     Pool Reserve Assets:  "Pool Reserve Assets" means the aggregate of:-

         5.12.1   amounts form time to time credited to the Pool Reserve
                  Account;

         5.12.2 amounts which any Supplier is from time to time obliged to pay to the Pool Funds Administrator for credit to the Pool Reserve Account and claims in respect of such amounts;

         5.12.3   interest accrued and accruing on the Pool Reserve Account;

         5.12.4 any amounts credited to the Pool Reserve Account pursuant to paragraph 15.4.3; and

         5.12.5 any loans deemed to be made from any amounts credited to the Pool Reserve Account pursuant to paragraph 21.1.3 or 21.1.5.

5.13 Suppliers' rights and interests in the Pool Reserve Account: at any time when it is necessary to determine the respective rights and interests of Suppliers in and to funds standing to the credit of the Pool Reserve Account, such rights shall be determined in accordance with the following rules:-

         5.13.1 any amount withdrawn from the Pool Reserve Account following the occurrence of a Shortfall which the Pool Funds Administrator has determined to be attributable to a particular Supplier (the "Relevant Supplier") (irrespective of the existence or otherwise of actual fault on the part of the Relevant Supplier) shall in the first instance reduce pro tanto the Relevant Supplier's interest in the Pool Reserve Assets;

         5.13.2 if, in any circumstances described in paragraph 5.13.1, the Shortfall exceeds the Relevant Supplier's interest in the Pool Reserve Account, then any excess required to be withdrawn from the Pool Reserve Account shall reduce the respective interests of Suppliers other than the Relevant Supplier in proportion to their respective interests in the Pool Reserve Account prior to the withdrawal;

         5.13.3 any proceeds of a Letter of Credit which are to be credited to the Pool Reserve Account pursuant to sub-section 5.16, and any amounts paid by a Relevant Supplier to make up a payment out of the Pool Reserve Account, shall be applied in priority in or towards reinstating (rateably among themselves) the respective interests of Suppliers other than the Relevant Supplier in the Pool Reserve Account;

         5.13.4 subject to the rules set out in paragraphs 5.13.1 to 5.13.3 (inclusive), the respective rights of each Supplier in and to funds standing to the credit of the Pool Reserve Account shall be to receive (subject to sub-sections 5.8 and 5.9) an amount equal to the aggregate amounts remitted by the Supplier to the Pool Reserve Account and not subsequently withdrawn together with a proportionate share of any interest from time to time credited to the Pool Reserve Account;

         5.13.5 in the absence of a Shortfall, any amounts credited to the Pool Reserve Account following a call under a Letter of Credit pursuant to sub-section 15.5 shall be considered as an interest in the Pool Reserve Assets of the relevant Supplier in respect of the relevant Letter of Credit.

5.14 Overpayments to be held on trust: if and to the extent that payments under this Schedule actually made on any day by the Pool
         Funds Administrator to Pool Members or the Ancillary Services Provider in respect of supplies of electricity under the Agreement or the provision of Ancillary Services do not correspond
         exactly with their respective payment entitlement established in accordance with the Agreement in relation to supplies of electricity or the provision of Ancillary Services in
         respect of that same day, then the person receiving any overpayment shall receive and be deemed to hold the amount of such overpayment on trust for the Pool Member or rateably for the Pool
         Members or, as the case may be, for the Ancillary Services Provider which, in respect of that same day was (were)
         underpaid   and,  on  the  written   instruction   of  the  Pool  Funds
         Administrator, shall account in accordance with sub-section 23.2 to the Pool Funds Administrator accordingly for redistribution of the moneys.

5.15 Reimbursement of overpayments: subject to sub-section 5.8 and 5.14, all payments under this Schedule shall be made on the basis that a Pool Member shall only be entitled to claim reimbursement of an overpayment made by it (whether to the Pool Funds Administrator or (through the Pool Funds Administrator) to another Pool Member or the Ancillary Services Provider) if, any then only to the extent that:-

         (a) the aggregate amounts paid by the Pool Member in respect of the relevant Payment Date exceed

         (b) the total amounts payable to that Pool Member to Pool Creditors in respect of that Payment Date together with all amounts (if any) overdue by that Pool Member in respect of periods prior to the relevant Payment Date.

5.16 Repayment of loans: notwithstanding their rights pursuant to sub-section 5.1 in and to Letters of Credit and the proceeds thereof, Pool Creditors agree that if:-

         5.16.1 a payment is received under a Letter of Credit after a sum has been withdrawn from the Pool Reserve Account to make good (in whole or in part) a discrepancy between amounts owed and amounts received by the due time on a particular Payment Date; and

         5.16.2 the aggregate of the amounts paid out of the Pool Reserve Account and paid under the Letter of Credit exceeds the amounts owed in respect of the relevant Payment Date.

         then any excess paid under the Letter of Credit over the amount then remaining unpaid in respect of the relevant Payment Date appropriate, any such credit shall pro tanto constitute repayment of any loans deemed to be made pursuant to paragraphs 21.1.3 or 21.1.5.

5.17 No claim for breach of trust: provided that the Pool Funds Administrative carries out its duties under the Agreement, no Pool Member shall have any claim against the Pool Funds Administrator for breach of trust or fiduciary duty arising solely out of any discrepancy between payments actually made in respect of any day and the entitlement of Pool Members to receive payments in respect of that same day.

6.       POOL LEDGER ACCOUNTS

6.1 Maintenance of Pool Ledger Accounts: the Pool Funds Administrator shall maintain ledger accounts showing all amounts payable and receivable by each Pool Member and the Ancillary Services Provider according to calculations made and notifications issued by the Pool Funds Administration pursuant to this Schedule.

6.2 Ledger extracts: each Pool Member and the Ancillary Services Provider shall be entitled to receive a quarterly extract of the ledger account which is relevant to it showing all amounts debited and credited to its account provided that, if a Pool Member or the Ancillary Services Provider so requests of the Pool Funds Administrator, it shall be entitled to receive a monthly extract of such ledger account.

6.3 Certified copy extracts: without prejudice to the generality of the general duties and responsibilities of the Pool Funds
         Administrator set out in Schedule 15, in the event of any enforcement proceedings being brought by a Pool Creditor against a non-paying Pool Member, the Pool Funds
         Administrator shall forthwith upon request being made to it a the cost of the requesting Pool Creditor provide a certified copy of an extract of the ledger accounts sufficient to establish the details of each transaction in respect of which the Pool Creditor has a claim against the non-paying Pool Member.


6.4 Confidentiality: the ledger accounts maintained by the Pool Funds Administrator shall be kept confidential in accordance with Part XVIII of the Agreement from Committee Members and from all Pool Members (except as required pursuant to Clause 63.1.5 or 63.1.6 or sub-section
         6.2 or 6.3) but the Pool Funds Administrator shall disclose such ledger accounts to the Pool Auditor for the purpose of any audit requested to be conducted pursuant to Part IX of the Agreement.

6.5 Information: any extract of a ledger account of any other records, data or information provided pursuant to Clause 63.1.5 or 63.1.6 or sub-section 6.2 (collectively referred to in this Section 6 as the "information") shall, save in the case of manifest error, be deemed prima facie evidence of its contents.

6.6 Review of extracts: each Pool Member and the Ancillary Services Provider shall promptly review all extracts of ledger accounts sent to it and shall without prejudice to any of its rights under the Agreement) where practicable within 10 Business Days after receiving such information notify the Pool Funds Administrator of any errors in such account of which it is aware.

6.7 Dispute of accuracy: if the Pool Funds Administrator at any time receives a notice disputing the accuracy of any ledger account, records, data or information, it shall consult  with the Pool  Member  who gave the notice or (as the case may
         be) the Ancillary Services Provider and both shall use all reasonable endeavors to agree the information. Promptly after agreement is reached, the Pool Funds Administrator shall, if necessary, issue corrected information and notifications under the provisions of sub-section 17.8.

[Sections 7 to 14 (inclusive) not used]

                                     PART 3

                      SECURITY COVER AND CREDIT MONITORING

15.      SECURITY COVER

15.1 Provision of Security Cover: each Supplier shall provide Security Cover from time to time in accordance with the following provisions: -

         15.1.1 each Supplier (with the exception of any entity of or wholly-owned or Controlled by the United
                  Kingdom Government) shall:-

                  (a) deliver to the Pool Funds Administrator evidence reasonably satisfactory to the
                           Executive Committee that:-

                                    (i)     it presently holds an Approved
                                            Credit Rating; or

                                    (ii)    it  has   provided  and  is  not  in
                                            default   under    alternative    or
                                            additional   security   as   may  be
                                            approved   from   time  to  time  by
                                            unanimous  decision of all Committee
                                            Members   (Committee  Members  being
                                            under no  obligation  to approve any
                                            such security), or

                  (b)      comply with the provisions of paragraph 15.1.3;

         15.1.2 in addition to the provisions of paragraph 15.1.1 but subject as provided in Sections 21.12 and 25, each Supplier (including any entity of or wholly-owned or Controlled by the United Kingdom Government shall:-

                  (a) not later than the date of its admission as a Pool Member, deliver to the Pool Funds Administrator a Letter of Credit (available for an initial period of not less than 12 months) in such amount as shall be notified by the Executive Committee in accordance with Section 16; and

                  (b) not later than the date of its admission as a Pool Member, deliver to the Pool Funds Administrator cash for credit to the Pool Reserve Account in such amount as shall be notified by the Executive Committee in accordance with Section 16;

         15.1.3   each Supplier mentioned in paragraph 15.1.1 to which paragraph
                  (b) of paragraph 15.1.1 applies shall immediately be required (in addition to its obligation, if any, under paragraph 15.1.2) to deliver to the Pool Funds Administrator a Letter of Credit (available for an initial period of not less than 12 months) or cash for credit to the Pool Reserve Account in such amount and in such proportions as shall be notified by the Executive Committee in accordance with Section 16.

15.2     Letters of Credit:  for the avoidance of doubt  nothing in  sub-section
         15.1 or 15.6 shall prevent any Supplier from delivering a single Letter of Credit in respect of its obligations under paragraphs 15.1.2 and 15.1.3.

15.3 Cash deposit: any cash amount delivered to the Pool Funds Administrator for credit to the Pool Reserve Account shall be held on the terms set out in Section 5. Amounts standing to the credit of the Pool Reserve Account shall bear interest at the Reserve Interest Rate.

15.4 Maintenance of Security Cover: each Supplier shall be required to provide and at all times thereafter maintain a Security Amount equal to or more than the Security Cover applicable to it in such aggregate amount as shall be set from time to time in accordance with this
         Part 3. Immediately upon any reduction occurring in the Security Amount provided by any Supplier or any Letter of Credit being for any reason drawn down (and including the deemed making of any loan to that Supplier under the provisions of paragraph
         21.1.3 or 21.1.5) the Supplier will procure that new Letters of Credit are issued or existing Letters of Credit are reinstated (to the satisfaction of the Pool Funds Administrator) to their full value or cash is placed to the credit of the Pool Reserve Account in an amount required to restore the Security Amount to an amount at least equal to the Security Cover applicable to the Supplier, and in such proportions of Letters of Credit and cash as this Part 3 requires. Not later than 10 Business Days before any outstanding Letter of Credit is due to expire, the Supplier providing such Letter of Credit shall procure to the satisfaction of the Pool Funds Administrator that is required Security Amount will be available for a further period not less than 12 months which may be done in one of the following ways:

         15.4.1 (subject to the issuing bank continuing to have the credit rating referred to in sub-section 15.6) provide the Pool Funds Administrator with confirmation from the issuing bank that the validity of the Letter of Credit has been extended for a period of not less than 12 months on the same terms and otherwise for such amount as is required by this Part 3; or

         15.4.2 provide the Pool Funds Administrator with a new Letter of Credit issued by an issuing bank with the credit rating required by this Schedule for an amount at least equal to the required Security Amount applicable to it (less its balance on the Pool Reserve Account) which Letter of Credit shall be available for a period of not less than 12 months; or

         15.4. procure such transfer to the Pool Funds Administration for credit to the Pool Reserve Account as shall ensure that the credit balance applicable to it standing to the credit of the Pool Reserve Account shall be at lest equal to the required Security Amount.

15.5 Failure to supply Security Cover: if a Supplier fails at any time to provide Security Cover to the satisfaction of the Pool Funds Administrator in accordance with the provisions of this
         Section 15, the Pool Funds Administrator may at any time while such default continues, and if at such time any Letter of Credit forming part of the Security Cover is due to expire within nine Business Days it shall immediately, and without notice to such Supplier, demand payment of the entire amount of any outstanding Letter of Credit and shall credit the proceeds of the Letter of Credit to the Pool Reserve Account to be held on the terms and on the trusts set out in Section 5.

15.6 Substitute Letter of Credit: if the bank issuing any Suppler's Letter of Credit ceases to have the credit rating as is set out in sub-section
         1.1 under "Letter of Credit", such Supplier shall forthwith procure the issue of a substitute Letter of Credit by a bank that has such credit rating.

16.      CREDIT MONITORING

16.1 Determination of Security Cover: the amount of Security Cover which each Supplier shall be required to maintain and, in respect of the amounts of Security Cover to be provided under paragraph 15.1.2 (so long as applicable and paragraph 15.1.3 the proportions as between cash and Letter of Credit that may be permitted, shall be determined from time to time by the Executive Committee in consultation with the Pool funds Administrator in accordance with this
         Section 16 and on the basis of the criteria set out in sub-section 16.2, and shall be notified to such Supplier and to the Pool Funds Administrator.

16.2     Criteria for provision of Security Cover:

         16.2.1 in respect of each Supplier to which paragraph (b) of paragraph 15.1.1 applies, the amount of Security Cover required to be provided by such Supplier in addition to the amounts referred to in paragraph 15.1.2 (so long as applicable) shall be provided by Letter of Credit in an amount to be assessed by the Executive Committee in consultation with the Pool Funds Administrator as the aggregate amounts payable pursuant to the Agreement by the relevant Supplier in respect of purchases of, or as the case may be, prospective purchase of electricity (including Ancillary Services) made by the relevant Supplier over a 28 day period, as determined by the Executive Committee provided that with the approval of the Executive Committee, all or part of the required Security Cover may be provided in cash credited to the Pool Reserve Account; and

         16.2.2 in respect of all Suppliers, the amounts required to be provided by each Supplier which are referred to in paragraph
                  15.1.2 (so long as applicable) shall (subject as provided in sub-section 21.12 and Section 25) be initially as to a minimum of 20 per cent in cash and the remainder by way of Letter of Credit; and thereafter as revised by the Executive Committee. Such amounts shall be assessed by the Executive Committee in consultation with the Pool Funds Administrator to cover banking error and to minimize reductions of payments to Pool Creditors.

16.3 Six monthly variation: in respect of paragraph 16.2.1 and 16.2.2, the Executive Committee shall calculate two amounts for the two six-month periods commencing 1st april and 1st October in each year and shall advise the Pool Funds Administrator and the relevant Suppliers accordingly. Such six monthly variation shall not apply to paragraph
         16.2.2 where Section 25 is applicable.

16.4 Review of Security Cover: the Pool Funds Administrator shall keep under review the Security Amounts relating to each Supplier and shall promptly advise the Executive Committee and the relevant Supplier whenever the Security Cover maintained by such Supplier is significantly more or less than the amount required to be maintained pursuant to this Part 3.

16.5 Increase or Decrease of Security Cover: if, after considering the recommendations of the Pool Funds Administrator and any representations which may be made by the relevant Supplier, the Executive Committee determines that a Supplier's Security cover should be increased or decreased, it shall so notify the Supplier, the Pool Funds Administrator and the Director. If the Executive Committee determines that such Security cover should be decreased, the Supplier consents and the Director so approve, that reduction shall take place. The Pool Funds Administrator shall consent to an appropriate reduction in the available amount of outstanding Letter of Credit and/or shall repay to the Supplier such part of the deposit held in the Pool Reserve Account for the account of such Supplier (together with all accrued interest on the part to be repaid) sufficient to reduce the Supplier's Security Amount to the level of Security Cover applicable to it. If the Executive Committee determines that the Supplier's Security Cover should be increased, the relevant Supplier shall, within five Business Days of notice as aforesaid, procure an additional or replacement Letter of Credit or transfer to the Pool Funds Administrator a cash deposit for credit to the Pool Reserve Account in an amount sufficient to increase its Security Amount so as to be at least equal to the level of Security Cover applicable to it.

16.6 Notification in respect of Security Cover: the Pool Funds Administrator shall notify the Executive Committee, the Settlement System Administrator and the Director promptly if:

         16.6.1 a Supplier fails to provide, extend or renew a Letter of Credit which it is required to maintain pursuant to Section 15; or

         16.6.2 the Pool Funds Administrator shall make a call under any such Letter of Credit; or


         16.6.3 the Pool Funds Administrator becomes aware that a Supplier (a) shall cease to retain an Approved Credit Rating, or (b) shall be placed on credit watch by the relevant credit rating agency (or becomes subject to an equivalent procedure) which in any case casts doubt on the Supplier retaining an Approved Credit Rating, or (c) shall be in default under the additional or alternative security referred to in paragraph 15.1.1; or

         16.6.4 the Security Amount in relation to any Supplier is at any time less than the level of its required Security Cover for the time being; or

         16.6.5 the Pool Funds Administrator becomes aware that any bank that has issued a Letter of Credit which has not expired ceases to have the credit rating required by this Schedule.

16.7 Release from Security Cover Obligations: upon a Supplier ceasing to be a Pool Member and provided that all amounts owed by the Supplier have been duly and finally paid and that it is not otherwise in default in any respect under the Agreement, the Supplier shall be released form the obligation to maintain Security Cover and the Pool Funds Administrator shall consent to the revocation of any outstanding Letter of Credit.

16.8 No liability for amount of Security Cover: any recommendations made by the Pool Funds Administrator pursuant to this Section 16 shall be given in good faith. Any instructions given by the Executive Committee in respect of the amount of Security Cover to be maintained by a Supplier, if given in good faith, shall insofar as applicable in terms of this Services Provider and neither the Pool Funds Administrator nor any Committee Member shall incur any liability by reason of a Supplier's Security Cover proving to be inadequate or excessive.

                                     PART 4

                         BILLING AND PAYMENT PROCEDURES

17.        RECEIPT AND VERIFICATION OF INFORMATION

17.1 Receipt of Information from Settlement System Administrator: not later than 12.00 hours on the Notification Date the Pool Funds Administrator shall require of, and take all steps available to it to procure from, the Settlement System Administrator, and the Settlement System Administrator shall use its best endeavours to provide to the Pool Funds Administrator, the information referred to in sub-sections 17.2 to 17.5
           (inclusive) concerning supplies of electricity and the provision of Ancillary Services in respect of each Settlement Day.

17.2 Information for each Settlement Day: the information required in respect of each Settlement Day is as follows:-

           17.2.1      the Settlement Day:

           17.2.2      the corresponding Payment Date;

           17.2.3      the Settlement Run identification number;

           17.2.4 the total amount owing in accordance with the Agreement (exclusive of United Kingdom Value Added Tax) in respect of electricity supplied and Ancillary Services provided during each Settlement Day; and

           17.2.5 the total amount owing (exclusive of United Kingdom Value Added Tax) in respect of Ancillary Services provided during each Settlement Day.

           17.3        Information - taking of electricity:   the information
                       required in respect of each Pool Member taking electricity in each Settlement Day is as follows:-

           17.3.1      the Pool Member's identification number;

           17.3.2      the Pool Member's name; and

           17.3.3 the total amount owing in accordance with the Agreement (exclusive of United Kingdom Value Added Tax) in respect of electricity taken by such Pool Member during each Settlement Day including the amount owing in respect of Ancillary Services attributable to the amount of electricity purchased by such Pool Member.

17.4 Information - provision of electricity: the information required in respect of each Pool Member providing electricity during each Settlement Day is as follows:-

           17.4.1      the Pool Member's identification number;

           17.4.2      the Pool Member's name; and

           17.4.3 the total amount owing in accordance with this Agreement (exclusive of United Kingdom Value Added Tax) in respect of electricity provided by such Pool Member during each Settlement Day.

17.5 Information - Ancillary Services Provider: the information required in relation to the Ancillary Services Provider in respect of each Settlement Day is the total amount receivable in accordance with the Agreement by the Ancillary Services Provider (exclusive of United Kingdom Value Added Tax) for the provision of Ancillary Services during each Settlement Day.

17.6 Verification of Information: upon receipt of the information supplied by the Settlement System Administrator, the Pool
           Funds Administrator shall verify whether, on the basis of such information, the sum of the amounts shown to be receivable by each Pool Member in respect of its sales of electricity plus the amount shown to be payable to the Ancillary Services on the relevant Settlement Day is equal to the sum of the amounts shown to be payable by each Pool Member in respect of its purchase of electricity on the same Settlement Day.

17.7 Deemed Verification: unless the Pool Funds Administrator shall, by close of business on the Notification Date, otherwise inform the Settlement System Administrator, each Pool Member and the Ancillary Services Provider to the contrary before the Payment Date, the information provided by the Settlement System Administrator shall be deemed to be verified.

17.8 Rectification of Errors: if the Pool Funds Administrator determines that the information provided by the Settlement System
           Administrator cannot be verified in accordance with sub-section 17.6, it shall as soon as possible notify the Settlement System Administrator, each Pool Member and the Ancillary Services Provider accordingly and require the Settlement
           System Administrator to correct any errors and obtain the Pool
           Funds Administrator's verification of the corrected information as quickly as possible. As soon as the Pool Funds Administrator verifies that the information provided by the Settlement System Administrator can be verified in accordance with sub-section 17.6, the Pool Funds Administrator shall notify the Settlement
           System Administrator, each Pool Member and the Ancillary Services Provider of the verified information required to be given pursuant to sub-section 17.6. The settlement System Administrator shall use its best endeavours to provide such corrected information as may be necessary for the Pool Funds Administrator to issue verification.

17.9       Amounts in Advice Notes; Adjustments:

           17.9.1 the amounts to be incorporated in the Advice Notes in accordance with sub-section 18.1 (and in all cases together with United Kingdom Value Added Tax thereon) shall be:-

                       (a) if verification has been made in accordance with sub-section 17.6, the full amounts so verified;

                       (b) to the extent verification can reasonably be made in circumstances where all the information cannot be fully verified as described in sub-section 17.6, those amounts which are shown against the name of each Pool Debtor in such information as is received under the provisions of sub-section 17.1
                                    (whether or not such information is an
                                    estimate only) and such amounts will
                                    be shared amongst the relevant Pool
                                    Creditors in the proportion which the
                                    amount shown as due to each of them in such information as aforesaid bears to the amounts which are so shown as due to all of them; and

                       (c) to the extent that for any reason whatever the amounts to be paid cannot be verified at all (including, but not limited to, application of Force Majeure and failure to provide information on the part of the Settlement System Administrator) of the appropriate calculations to permit payment in accordance with sub-paragraph
                                    (b) above cannot properly be made,
                                    the same as the amounts calculated as
                                    being payable by and to Pool Members and to the Ancillary Services Provided in respect of the last same day of the week in respect of which payments were verified under sub-section 17.6 (provided that any Pool Member who was not at that earlier time a Pool Member, or vice versa, shall be ignored and such adjustment made as the Pool Funds Administrator considers appropriate).

           17.9.2 in the event that payments are made in the circumstances set out in paragraph 17.9.1(b) or (c), the Settlement System Administrator in conjunction with the Pool Funds Administrator shall, as soon as actual verification an thereafter be made, make such adjustments as may be necessary (and, where relevant, apply interest at the Reserve Interest Rate or at such rate as shall be set from time to time by the Executive

                       Committee) to account for any differences between payments made and actual verified payment information.

17.10 Postponed Payment Date: if for any reason beyond the reasonable control of the Pool Funds Administrator it is not possible, after application of sub-section 17.9, for the Pool Funds Administrator to determine by the close of business on the Notification Date the amounts to be incorporated in the Advice Notes, the Pool Funds Administrator shall inform the
           Settlement System Administrator, each Pool Member and the Ancillary Services Provider that the Payment Date shall be postponed so the Pool Funds Administrator verifies the information
           provided by the Settlement System Administrator pursuant to sub-section 17.6 (any such Payment Date being the "Postponed Payment Date" and a reference to
                             ----------------------
           a Payment Date in this Schedules shall where applicable include a reference to a Postponed Payment Date). On the Postponed
           Payment Date, each Pool Member who took electricity on the Settlement Day to which the Postponed Payment Date applies shall pay interest on all such amounts for each day from and including the originally scheduled Payment Date to (but excluding) the Postponed Payment Date at such rate as shall be set from time to time by the Executive Committee or, in the absence of such rate, at the Reserve Interest Rate and all Pool Members who supplied electricity and the Ancillary Services Provider on such Settlement Day shall be entitled to receive in addition to the amounts that they are entitled to receive in respect of such supplies, interest on such amounts for each day during the same period and at the same rate. Interest shall accrue from day to day and shall be calculated by the Pool Funds Administrator on a 365 day year basis.

17.11 Further notification: where instructed by the Executive Committee, or where there is an award by a Court of competent jurisdiction or an arbitrator, or a decision of the Pool Auditor or where rendered appropriate by Clause 52, the Pool Funds Administrator shall issue further or other notification to the Pool Members and the Ancillary Services Provided in accordance with the provisions of this Section 17; and the Business Day which falls five Business Days after the date of such notification or earlier if practicable shall be a Payment Date.

17.12 Payment by Pool Debtor: without prejudice to its obligations in respect of supplies of electricity in accordance with the provisions of the Agreement, each Pool Debtor shall without defense, set-off or counterclaim (but without prejudice to any other rights or remedies available to such Pool Debtor) make payment on the relevant Payment Date of the full amount
           (including United Kingdom Value Added Tax) so notified as being payable by it for the account of those pool members and, as the case may be, the Ancillary Services Provider so notified as being entitled to receive payments.
           Payment shall be made in accordance with the terms of this Schedule. For the avoidance of doubt no payment made shall be treated as being paid on account or subject to any condition or reservation, notwithstanding the provisions for the making of subsequent adjusting payments provided in this Schedule. The provisions of sub-section
           5.14 shall apply to any payment insofar as it is or may constitute an overpayment.

17.13      Liability  several:   save  as  otherwise  expressly  provided,  the
           liability of each Pool Member for amounts payable by it pursuant to this Schedule is several and no Pool Member shall be liable for the default of any other Pool Member.

18.        ADVICE NOTES

18.1 Despatch of Advice Notes: not later than 17.00 hours on the relevant Notification Date (and, if this is not practicable, in good time (as that expression is explained in more detail in the relevant Agreed Procedure) to enable Pool Members and the Ancillary Services Provider to give all necessary instructions for payments to be effected on the relevant Payment Date) the Pool Funds Administrator shall:-

           18.1.1 despatch to Pool Members and the Ancillary Services Provider Advice Notes showing amounts (inclusive of United Kingdom Value Added Tax) which, according to its calculations, are to be paid by or to each Pool Member and the Ancillary Services Provider on each Payment Date in respect of supplies of electricity and the provision of Ancillary Services during each Settlement Day to which that Notification Date relates;

           18.1.2 notify each Settlement Bank of amounts payable by the Pool Members or the Ancillary Services Provider maintaining a Settlement Account at the relevant Settlement Bank; and

           18.1.3 notify the Pool Banker of the amount to be remitted to the Pool Clearing Account by each Settlement Bank.

18.2 Method of despatch: all Advice Notes shall be despatched by the means established in accordance with paragraphs 3.1.1 and 3.1.5, or by such other means as the Executive Committee may reasonably direct.

18.3 Content of Advice Notes: all Advice Notes will include an appropriate indication if payment is being made under the provisions of paragraph 17.9.1(b), 17.9.1(c) or 17.9.2.

18.4 Interest: where interest is payable by or to any Pool Member or the Ancillary Services Provider pursuant to this Schedule, the Pool Funds Administrator shall, at the same time as it despatches the Advice Notes, despatch to each Pool Member and the Ancillary Services Provider who is required to pay interest and to each Pool Member and the Ancillary Services Provider who is entitled to receive interest a statement showing the amount of interest payable or receivable by it, the rate of interest applicable thereto and the amount (if any) of tax to be withheld.

19.        PAYMENT PROCEDURE

19.1 Instructions for payment: each Pool Member and the Ancillary Services Provider shall, in respect of each Payment Date on which it is under an obligation to make a payment under this Schedule, make such arrangements as will ensure that such payment is credited to the relevant Collection Account in sufficient time to allow such Settlement Bank to make irrevocable arrangements to remit to the Pool Clearing Account by 12.30 hours the amount payable by that Pool
           Member or (as the case may be) the Ancillary Services Provider in respect of that Payment Date. Each Pool Member and the Ancillary Services Provider shall ensure all remittances by its bank to the relevant Collection Account shall be remittances for value on the relevant Payment Date.

19.2       Pool Funds Administrator's responsibilities:

           19.2.1      As soon as  practicable  and in any event not later  than
                       13.00 hours on each Payment Date the Pool Funds Administrator shall take such action as is required to ensure that all amounts required to be credited to each Collection Account on such Payment Date have been so credited (or if not so credited, the reason therefor established).

           19.2.2      As soon as  practicable  and in any event not later  than
                       13.30 hours on each Payment Date the Pool Funds Administrator shall take such action as is required to ensure that all amounts credited to each Collection Account on such Payment Date in accordance with subsection 19.1 have been remitted to the Pool Clearing Account.

19.3 Non-payment by Pool Member: if a Pool Member becomes aware that a payment for which it is responsible will not be credited to the relevant Collection Account by 12.30 hours on the relevant Payment Date, it will immediately notify the Pool Funds Administrator, giving all details available to the Pool Member. The Pool Funds Administrator shall, as soon as it becomes aware that payment will not be remitted, use its best endeavours to establish the cause of non-payment.

19.4 Excess payments: if by 12.30 hours on any Payment Date the Pool Funds Administrator is advised by a Settlement Bank that the Settlement Bank will be making a payment in excess of the amount notified to the Pool Member pursuant to sub-section 18.1 in respect of that Payment Date, or if the Pool Banker notifies the Pool Funds Administrator by
           13.30 hours that amounts greater than the amounts notified to the Pool Banker pursuant to paragraph

           18.1.3 have been credited to the Pool Clearing Account, the Pool Funds Administrator shall use its best endeavours to ascertain the nature of the excess payment, to calculate the entitlement to such payment and to instruct the Pool Banker by 13.30 hours that day to credit the appropriate Settlement Account(s) with the amount determined by the Pool Funds Administrator as falling due to each Pool Creditor in accordance with this Schedule provided that, where an External Pool Member makes a payment in excess of the amount owing by it on any Payment Date and the reason for such overpayment is the difficulty in remitting funds on a future Payment Date because of the mismatch of bank and public holidays between countries, the Pool Funds Administrator shall instruct the Pool Banker to credit the Pool Reserve Account with the amount of the excess. Any Pool Member who instructs its bank to make a payment in excess of the amount owing by that Pool Member on any Payment Date shall simultaneously with giving such instructions advise the Pool Funds Administrator in writing of the amount of the excess payment providing a description of what the Pool Member considers the excess payment relates to.

19.5 Payment to Pool Creditors: the Pool Funds Administrator shall, prior to 14.30 hours on each day, calculate the amounts available for distribution to Pool Creditors on that day. As soon as practicable and not later than 14.30 hours on that day the Pool Funds Administrator shall give irrevocable instructions to the Pool Banker to remit from the Pool Clearing Account to the relevant Settlement Accounts maintained by the Pool Creditors the aggregate of amounts determined by the Pool Funds Administrator to be available for payment to Pool Creditors and, if required, to transfer amounts from the Pool Reserve Account or the Pool Borrowing Account to the Pool Clearing Account or vice versa.

19.6 Making good the Pool Reserve Account: if the Pool Reserve Account is debited or credited in or towards clearing the Pool Clearing Account, the Pool Funds Administrator shall as soon as possible thereafter take the necessary steps, including making any calculations or taking any action in accordance with Section 21, to reverse the debit or credit to the Pool Reverse Account and/or to make a call under a Letter of Credit.

19.7 Prohibition on transfers: the Pool Funds Administrator shall not at any time instruct the Pool Banker to transfer any sum from a Pool Account to another account (not being a Pool Account) unless that account is a Settlement Account.

19.8 Application of payments: where payments in respect of more than one Settlement Day are required to be settled on a Payment Date, payments in respect of the longest outstanding Settlement Day shall be, and be deemed to be, settled first.

19.9 Bank contacts: upon written request of the Pool Funds Administrator each Pool Member and the Ancillary Services Provider shall provide the Pool Funds Administrator in writing with the name of, and communication details for, one or more individuals at the branch of its Settlement Bank from which payments or payment instructions required to be made or given by it pursuant to this Schedule originate (the "Local Branch") who is (are) familiar with the payment procedures set out in this Section 19 applicable to such Pool Member or (as the case may be) the Ancillary Services Provider, and shall promptly advise the Pool Funds Administrator in writing of any change of any such individual or his communication details. Each Pool Member and the Ancillary Services Provider hereby authorizes the Pool Funds Administrator to contact any such individual to enquire in respect of any Payment Date whether and in respect of what amount instructions have been given for the remittance of any payment required to be made by such Pool Member or (as the case may be) the Ancillary Services Provider under this Schedule and/or whether such payment has been remitted or otherwise made as provided for in this Schedule, and undertakes not to withdraw, qualify or revoke such authority at any time. Each Pool Member and the Ancillary Services Provider shall instruct its Local Branch to co-operate with the Pool Funds Administrator accordingly and to provide the Pool Funds Administrator with all such information as is necessary to answer such enquiries. The Pool Funds Administrator shall comply with all reasonable security arrangements imposed by the relevant Pool Member or the Ancillary Services Provider or any Local Branch.

20.        ALTERNATIVE PAYMENT PROCEDURE

20.1 Alternative Payment procedure: without prejudice to other obligations in the Agreement not substituted by the provisions of this Section 20, the provisions set out in this Section
           20 shall apply:-

           20.1.1 if, on the Effective Date, it has not been possible to establish the Notified Payments System (in which case they shall continue to apply until the Notified Payments System is established, or until such other time as the Executive Committee may determine); or

           20.1.2 if, for any reason, it is not possible to apply the procedures contemplated by the Notified Payments System and for so long as it is not possible to apply such procedures.

20.2 Pool Debtor to effect remittance: each Pool Debtor shall, in respect of each Payment Date on which it is under an obligation to make a payment under the Agreement, give instructions to its bank, which it undertakes not to qualify, withdraw or revoke, to effect remittance to the Pool Clearing Account of the amount payable by that Pool Member to be received on that Payment Date.

20.3 Receipt of remittance: any remittance must be received by the Pool Banker in the Pool Clearing Account no later than 12.30 hours on the Payment Date unless arrangements have been made between the Pool Banker and the relevant Pool Member which shall be notified to the Pool Funds Administrator and which are satisfactory to the Pool Banker such that funds will be received for value on that Payment Date. The Pool Members shall ensure that instructions are given to their banks in sufficient time to ensure that their respective banks comply with this time limit.

20.4 Method of remittance: the Parties acknowledge and agree that when practicable to give effect to sub-section 20.3 a Pool Debtor shall cause remittances to be effected through CHAPS but, where not practicable or where the amount payable is less than the minimum individual amount then processed through CHAPS, the Pool Member shall ensure by whatever means at its disposal that remittance for value on the relevant Payment
           Date is made for credit to the Pool Clearing Account not later than 12.30 hours.

20.5 Notification of non-payment: the Parties acknowledge and agree that if a Pool Debtor becomes aware that a payment for which it is responsible will not be remitted to the Pool Banker by 12.30 hours on the relevant day, and where satisfactory arrangements, as referred to in sub-section 20.3 have not been made, it shall immediately notify the Pool Funds Administrator, giving all details available to that Pool Debtor.

20.6 Payment default: if the Pool Funds Administrator determines at any time after 12.30 hours on any day that a remittance which should have been credited on that day to the Pool Clearing Account has not been made (or that the credit has not been received) (in whole or in part) and where satisfactory arrangements, as referred to in sub-section 20.3, have not been made, the provisions of Section 21 shall apply mutatis mutandis.

20.7       Late payment:  if, after the Pool Funds Administrator shall, prior to
           14.30 hours on each day, calculate the amounts available for distribution to Pool Creditors on that day (including amounts resulting from the application of sub-section 20.6). Not later than
           14.30 hours on that day the Pool Funds Administrator shall give instructions to the Pool Banker, which it undertakes not to qualify, withdraw or revoke, to make same day value remittances to the Pool Creditors.

20.9 Construction: where the provisions of this Section 20 apply references in Sections 5 and 18 and sub-section 21.1 to "Settlement Bank" and "Collection Account" shall be construed as references to "bank" and "Pool Clearing Account" respectively.

21.        PAYMENT DEFAULT

21.1       Payment default:  subject as provided by sub-section 21.12, if, by
           12.30 hours on a Payment Date, the Pool Funds Administrator has been notified by a Settlement Bank or it otherwise has reason to believe that a Settlement Bank will not remit
           to the Pool Clearing Account all or any part (the "amount in default") of any
                                -----------------
           amount which has been notified by the Pool Funds Administrator as being payable by a Pool Debtor (the "non-paying
           Pool Debtor") on the relevant
                             ----------------------
           Payment Date in sufficient time to ensure that such amount can be cleared through the Pool Clearing Account not later than the close of banking business on such Payment Date, the Pool Funds Administrator shall act in accordance with the following provisions (or whichever of them shall apply) in the order in which they appear until the Pool Funds Administrator is satisfied that the Pool Clearing Account will clear not later than the close of business on the relevant
           Payment Date:-

           21.1.1 if the Pool Funds Administrator has been able to identify the non-paying Pool Debtor in sufficient time to apply this paragraph 21.1.1 and to the extent that the non-payment Pool Debtor is entitled to receive payment from any Pool Debtor pursuant to this Schedule on the relevant Payment Date, then the Pool Funds Administrator shall (unless it reasonably believes that such set-off shall be unlawful) set off the amount of such entitlement against the amount in default;

           21.1.2 if the Pool Funds Administrator has been able to identify the non-paying Pool Debtor in sufficient time to apply this paragraph 21.1.2, the Pool Funds Administrator shall debit the Pool Reserve Account and credit the Pool Clearing Account with a sum not exceeding the amount of funds standing to the credit of the non-paying Pool Debtor in the Pool Reserve Account;

           21.1.3      subject to sub-section 21.2, the Pool Funds
                       Administrator shall debit the Pool Reserve Account and credit the Pool Clearing Account with a sum not exceeding the amount of funds then standing to the credit of the Poll Reserve Account to the extent that they represent Security Cover provided in accordance with paragraph 15.1.2, the transfer of such amount as is not attributable to the funds standing to the credit of the non-paying Pool Debtor by each Supplier rateably according to its share of the funds standing to the credit of the Pool Reserve Account to the extent that they represent Security Cover provided in accordance with paragraph 15.1.2, at the time immediately prior to the transfer, such loans to be repayable on demand and to carry interest at the Reserve Interest Rate and in any case repayable not later than two Business Days after they arise after which, to the extent that any such loans remain outstanding, such loans shall carry interest at the Default Interest Rate (which interest shall be credited to the relevant

                       Supplier's Pool Ledger Account). Each Supplier hereby irrevocably authorizes the Pool Funds Administrator to advance, collect in and enforce payment of such loans for its account and on its behalf and each Pool Member hereby irrevocably consents to the making of such loans to the extent that such Pool Member has a share in the Pool Reserve Account;

           21.1.4 if the Pool Funds Administrator has been able to identify the non-paying Pool Debtor in sufficient time to apply this paragraph 21.1.4 and provided that the Pool Funds Administrator is satisfied that the proceeds of a call under the Letter of Credit will be paid into the Pool Clearing Account in sufficient time to ensure that it will clear not later than the close of business on the relevant Payment Date, the Pool Funds Administrator shall make a call under the Letter of Credit supplied by the non-paying Pool Debtor in a sum not exceeding the available amount of all such Letter of Credit, and the Pool Funds Administrator shall cause the proceeds of such call or calls to be paid into the Pool Clearing Account;

           21.1.5 subject to sub-section 21.2 and provided that the Pool Funds Administrator is satisfied that the proceeds of a call under a Letter of Credit will be paid into the Pool Clearing Account in sufficient time to ensure that it will clear not later than the close of business on the relevant Payment Date, the Pool Funds Administrator shall make a call under one or more
                       Letters of Credit supplied by Pool Members
                       (other than the non-paying Pool Debtor) in a total sum not exceeding the total available amount of all such Letters of Credit to the extent that such amount represents Security Cover provided in accordance with paragraph 15.1.2, and the Pool Funds Administrator shall cause the proceeds of such call or calls to be paid into the Pool Clearing Account. The transfer of such proceeds into the Pool Clearing Account shall be deemed to give rise to a series of loans to the non-paying Pool Debtor by each Supplier whose Letter of Credit was called rateably according to the amounts called under their respective Letter of Credit, such loans to be repayable on demand and to carry interest at the Reserve Interest Rate and in any case repayable not later than two Business Days after they arise after which, to the extent that any such loans remain outstanding, such loans shall carry interest at the Default Interest Rate (which interest shall be credited to the relevant
                       Supplier's Pool Ledger Account). Each Supplier hereby irrevocably authorizes the Pool Funds Administrator to advance, collect in and enforce payment of such loans for its account and on its behalf and each Pool Member hereby irrevocably consents to the making of such loans to the extent that such Pool Member has a share in the Pool Reserve Account;

           21.1.6 if and to the extent that, notwithstanding application of the foregoing measures, it is not possible to clear the Pool Clearing Account by any of the foregoing means, the Pool Funds Administrator shall reduce payments to all Pool Creditors in proportion to the amounts payable to them on the relevant Payment Date by an aggregate amount equal to the amount necessary to clear the Pool Clearing Account and shall account for such reduction in the Pool Ledger Accounts as amounts due and owing by the non-paying Pool Debtor to each Pool Creditor whose payments were reduced.


21.2 Amounts in default likely to be remedied: the Pool Funds Administrator shall not apply paragraph 21.1.3 or 21.1.5 unless it considers in good faith that the amount in default is likely to be remedied by the non-paying Pool Debtor no later than the next Business Day and in such a case the Pool Funds Administrator shall only apply paragraphs 21.1.2 and 21.1.4 to the extent of any amounts provided by way of Security Cover pursuant to paragraph 15.1.2.

21.3 Loans part of Pool Reserve Assets: any loans arising pursuant to paragraph 21.1.3 or 21.1.5 shall be deemed to constitute part of the Pool Reserve Assets and all repayments of such loans, together with interest thereon, shall be paid into the Pool Reserve Account for the account of each Supplier who is deemed to have made such loan.

21.4 Repayment of loans: if any loans to a non-paying Pool Debtor arising pursuant to paragraph 21.1.3 or 21.1.5 shall not have been repaid in full (together with interest at the rate or rates specified therein) by 12.00 hours on the next
           Business Day after such loan is deemed to have arisen, the Pool Funds Administrator shall make a call under the Letter of Credit (if any) which shall been supplied by the non-paying Pool
           Debtor and which remains outstanding in an amount not exceeding the amount necessary to repay such loans and all an amount not exceeding the in full and, if the proceeds of any Letter of Credit are insufficient to repay all outstanding loans to the relevant non-paying Pool Debtor, such proceeds shall be applied towards repayment of each such outstanding loan rateably.

21.5 Reduction of payments to Pool Creditors: if, after the date that any loans to a non-paying Pool Debtor arise pursuant to paragraph 21.1.3 or 21.1.5, the Pool Funds Administrator shall reasonably be of the opinion that the non-paying Pool Debtor will not repay forthwith all of such loans and all accrued interest in full or the loans have not been repaid with all interest within two Business Days after they arose (whichever occurs first), the Pool Funds Administrator shall reduce payments to all Pool Creditors in proportion to the amounts payable to them on the Payment Date to which the default relates and any succeeding Payment Dates as may be required by an aggregate amount necessary to restore the balance in the Pool Reserve Account to the sum for the time being required under this Schedule to be deposited by the Pool Members other than the non-paying Pool Debtor, to the intent that all loans arising under paragraphs 21.1.3 and
           21.1.5 and remaining undischarged after application of the non-paying Pool Debtor's Letter of Credit are discharged in full together with interest thereon at the Reserve Interest Rate.

21.6 Obligation to make calls: if and whenever the Pool Funds Administrator has not applied the provisions of paragraph 21.1.4, and has reduced payments to Pool Creditors in accordance with paragraph 21.1.6, it shall, on the relevant Payment
           Date or so soon thereafter as the non-paying Pool Debtor has been identified (but, in any event, not later than the close of business on the Business Day following such Payment
           Date) make a call under the Letter of Credit supplied by the non-paying Pool Debtor in a sum sufficient to cover the reduction made under paragraph 21.1.6 (but not exceeding the available amount of all such Letters of Credit) and the Pool Funds Administrator shall cause the proceeds of such call to be paid forthwith into the Pool Reserve Account. On the next Business Day following receipt of such proceeds, the Pool Funds Administrator shall pay such amounts as have been credited to the Pool Reserve Account to the Pool Creditors whose payments were reduced in full or (as the case may be) in proportion to their respective entitlement including interest on such amounts at the Reserve Interest Rate.

21.7 Indemnification by non-paying Pool Debtor: the non-paying Pool Debtor shall indemnify and keep indemnified each Pool Member whose Letter of Credit is called under paragraph 21.1.5 and/or who is deemed to have made loans under paragraph 21.1.3 or 21.1.5 on demand against all costs, expenses and losses (including the costs of management time) suffered or incurred by such Pool Member arising from its Letter of Credit being so called (including the costs of reinstating the same) or such loans being deemed to have been made to the extent that such Pool Member is not compensated under this Section
           21. This indemnity shall be in addition to or without prejudice to the liability of the non-paying Pool Debtor to repay the loan, together with accrued interest, which arises pursuant to paragraph 21.1.5. The Pool Creditors, in proportion to the amounts payable to them on the Payment Date to which a default relates in respect of which the Pool Funds Administrator has operated sub-section 21.5, and any succeeding Payment Dates as may be required, shall indemnify and keep indemnified each Pool Member as is referred to in the earlier provisions of this sub-section 21.7 to the extent of any failure by the non-paying Pool Debtor to fulfill its obligations under this sub-section 21.7.

21.8 Notification of Pool Creditors: the Pool Funds Administrator shall use all reasonable endeavours promptly to notify the relevant Pool Creditors whenever it makes any such reduction as is referred to in paragraph 21.1.6.

21.9 Default Interest: save as otherwise provided in the Agreement (including where an express rate of interest is provided), if any amount payable by any Pool Debtor pursuant to this
           Schedule is not given value for the due date by close of banking business on the due date the Pool Debtor shall on written demand by the Pool Funds Administrator pay to the Pool Funds Administrator, for the account of the person or persons entitled to receive the amount in default, interest on such amount from the due date up to the day of actual receipt by the
           Pool Funds Administrator (as well after as before judgment) at the Default Interest Rate.

21.10 Application of payments: any amount received by the Pool Funds Administrator from a non-paying Pool Debtor for the credit of any Pool Account shall be applied by the Pool Funds Administrator in or towards payment of amounts payable by the non-paying Pool Debtor to Pool Creditors on each successive Payment Date in respect of which there is an outstanding default (with the longest outstanding default being settled first).

21.11 Clearing of Pool Clearing Account: all amounts standing to the credit of the Pool Clearing Account at the close of business on any Payment Date shall be transferred to the Pool Reserve
            Account so that the balance in the Pool Clearing
           Account shall at the end of such day be nil.

21.12 Credit Facility: if and for so long as the Credit Facility remains unconditionally available, the provision of this
           Section 21 shall apply with the modifications provided by Section 25.

22.        CONFIRMATION NOTICES

22.1 Despatch of Confirmation Notices: within two Business Days after each Payment Date the Pool Funds Administrator shall issue a Confirmation Notice to each Pool Member and the Ancillary Services Provider in respect of the corresponding Payment Date setting out the information required in sub-sections 22.2, 22.3, and 22.4.

22.2 Information - taking of electricity: the information required on a Confirmation Notice in respect of each Pool Member taking electricity on each Settlement Day is as follows:-


           22.2.1      the Pool Member's identification number;

           22.2.2      the Pool Member's name;

           22.2.3      the total amount (inclusive of United Kingdom Value Added
                       Tax) received in the Pool Clearing Account on the relevant Payment Date by the Pool Funds Administrator in respect of electricity taken by such Pool Member during the Settlement Day and Ancillary Services attributable thereto;

           22.2.4 the amount received in the Pool Clearing Account on the relevant Payment Date by the Pool Funds Administrator in respect of electricity taken by such Pool Member during the Settlement Day and Ancillary Services attributable thereto, exclusive of United Kingdom Value Added Tax; and

           22.2.5 the amount of United Kingdom Value Added Tax received in the Pool Clearing Account on the Payment Day by the Pool Funds Administrator in respect of electricity taken by such Pool Member during the Settlement Day and Ancillary Services attributable thereto.

22.3 Information - supplies of electricity: the information required on a Confirmation Notice in respect of each Pool Member supplying electricity on each Settlement
           Day shall include:-

           22.3.1      the Pool Member's identification number;

           22.3.2      the Pool Member's name;

           22.3.3      the Settlement Run identification number;

           22.3.4      the total amount (inclusive of United Kingdom Value Added
                       Tax) paid out of the Pool Clearing Account on the relevant Payment Date by the Pool Funds Administrator in respect of electricity supplied by such Pool Member during the Settlement Day;

           22.3.5 the amount paid out and the date on which such amount is paid out of the Pool Clearing Account on the relevant Payment Date by the Pool Funds Administrator in respect of electricity supplied by such Pool Member during the Settlement Day exclusive of United Kingdom Value Added Tax and the Settlement Run identification number; and

           22.3.6 the amount of United Kingdom Value Added Tax paid out of the Pool Clearing Account on the relevant Payment Date by the Pool Funds Administrator in respect of electricity supplied by such Pool Member during the Settlement Day.

22.4 Information - Ancillary Services Provider: the information required on a Confirmation Notice in respect of the Ancillary Services Provider is as follows:-

           22.4.1 the total amount receivable by the Ancillary Services Provider (exclusive of United Kingdom Value Added Tax) for the provision of Ancillary Services during the Settlement Day;

           22.4.2 the total amount receivable by the Ancillary Services Provider (inclusive of United Kingdom Value Added Tax) for the provision of Ancillary Services during the Settlement Day; and

           22.4.3 the total amount of United Kingdom Value Added Tax receivable by the Ancillary Services Provider for the provision of Ancillary Services during the Settlement Day.

22.5 Interest: where interest has been paid to any Pool Member or the Ancillary Services Provider, the Pool Funds Administrator shall promptly after such payment provide to each Pool
           Member and the Ancillary Services Provider a statement showing the amount of interest paid or received, the rate of interest applicable thereto and the amount (if any) of tax withheld. If applicable, the Pool Funds Administrator shall provide to the relevant Pool Member or the Ancillary Services
           Provider an appropriate tax deduction certificate in respect of any withholding tax.

23.        PAYMENT ERRORS

23.1 Overpayments: if for any reason whatsoever (including the negligence of the Pool Banker or the Pool Funds
           Administrator) a Pool Creditor receives on any
           Payment Date a payment in excess of the amount disclosed in the
           Pool Ledger Account as calculated as being
           payable to it (an "overpayment" (including but
                                   -----------
           not limited to the proceeds of any loan made or deemed to be made in accordance with Section 21 or Section 25 to any non-paying Pool Debtor which becomes insolvent before such advance is repaid) the provisions of sub-section
           5.15 apply, and the Pool Creditor shall forthwith notify the Pool Funds Administrator of the amount of the overpayment and shall forthwith pay the overpayment into a Pool Account specified by the Pool Funds Administrator.

23.2 Repayment of overpayment (1): if prior to a Pool Creditor notifying the Pool Funds Administrator of the overpayment, the Pool Funds Administrator receives notice (from the Pool Banker or otherwise) of the overpayment, the Pool Funds Administrator shall forthwith require (by written notice) that the recipient of the overpayment pay the overpayment to a Pool Account specified by the Pool
           Funds Administrator and any Pool Creditor who receives such notice shall forthwith pay the amount to an account specified by the Pool Funds

           Administrator. If the overpayment is repaid within two Business Days of receiving the notice, the overpayment (or any part not paid) shall bear interest at the Reserve Interest Rate of at such rate as shall be set from time to time by the Executive Committee from the date the overpayment was received up to the date that value is given in a Pool Account by the Pool Funds Administrator (as well after as before judgment). Any overpayment (or part thereof) not repaid within two Business Days after demand therefor in accordance with this Section 23 shall bear interest at the Default Interest Rate from the expiry of that period and shall be recoverable in accordance with Section
           24. The Pool Funds Administrator shall account to those entitled to payment by reason of an overpayment.

23.3       Repayment  of  overpayment  (2):  upon  receipt  of  the  overpayment
           (including any interest) the Pool Funds Administrator shall (forthwith upon entitlement to it being ascertained) pay the amount received to the Pool Member or the Ancillary Services Provider who should have received the payment on the Payment Date.

23.4 Underpayments: if for any reason whatsoever (including the negligence of the Pool Banker or the Pool Funds
           Administrator) a Pool Creditor does not receive
           on the relevant Payment Date the full amount disclosed as owing to it pursuant to the Pool Ledger Account
           (an "underpayment") that Pool Creditor shall
                                           ------------
           forthwith notify the Pool Funds Administrator of the amount of the underpayment, and the Pool Funds Administrator after consultation with the Pool Banker shall use all reasonable endeavours to identify such person as shall have received any corresponding overpayment and promptly to correct the underpayment. If, by reason of negligence, the Pool Funds Administrator holds or has under its control amounts which it ought properly to have paid to Pool Members, such Pool Members shall be entitled to interest on such amounts at the Default Interest Rate and for such period as the Pool Funds Administrator improperly holds or has such amounts under its control.

24.        ENFORCEMENT OF CLAIMS

24.1 Notification of amount in default: without prejudice to the provisions of Section 21, if a Pool Member shall fail to pay any amount payable pursuant to this Schedule on the due date, the Pool Funds Administrator shall notify the Director, the Executive Committee and each Pool Creditor to whom the amount in default is owed pursuant to this Agreement of the name of the non-paying
           Pool Debtor, the aggregate amount in default and the amount owed to each Pool Creditor.

24.2 Duties of Pool Funds Administrator: except as otherwise expressly provided in this Schedule, the Pool Funds Administrator shall not be required to ascertain or enquire as to the performance or observance by any Pool Member or the

           Ancillary Services Provider of its obligations under the Agreement and shall have no duty to inform the Executive Committee or any Pool Member or the Ancillary Services Provider of any default, other than a failure to pay as may come to its attention.

24.3 Notice before action: each Pool Creditor shall give notice to the Pool Funds Administrator before instituting any action or proceedings in any court to enforce payments due to it pursuant to this Schedule. Upon receipt of any notice under this sub-section 24.3, the Pool Funds Administrator will as soon as practicable notify the Executive Committee, all Pool Members, the Settlement System Administrator, the Ancillary Services Provider and the Director.

24.4 Proceedings to Recover Overdue Amounts: without prejudice to the right of any Pool Member to bring such proceedings as it sees fit in connection with matters related to the Agreement, the Pool Funds Administrator shall, if instructed to do so by the Executive Committee, bring proceedings against a Pool Member (on behalf of those Pool Members who have indicated their willingness to the Executive Committee for the Pool Funds Administrator first so to act) for the recovery of any amounts due by that Pool Member pursuant to this Schedule so long as the Pool Funds Administrator has first reached agreement with the Executive Committee and the Pool Members as to appropriate remuneration, is indemnified to its reasonable satisfaction or, if it so requires, provided that it shall have received such security as it may reasonably request against all costs, claims, expenses (including legal fees) and liabilities which it will or may sustain or incur in complying with such instructions. Save as provided in the foregoing provisions of this sub-section 24.4, the Pool Funds Administrator shall not be obliged to bring any such proceedings.

25.        CREDIT FACILITY:  PAYMENT DEFAULTS

25.1 Purpose of Credit Facility: It is acknowledged that the Credit Facility provides an alternative to the Security Cover referred to in paragraph 15.1.2 and the Pool Funds Administrator will use the Credit Facility to cover banking error and payment error and to minimize reductions of payments to Pool Creditors unless it consider in good faith that an amount in default is not likely to be remedied by the non-paying Pool Debtor no later than the next Business Day.

25.2 Modification of other provisions of this Schedule: if and so long as the Credit Facility is unconditionally available to the Pool Funds Administrator (whether or not there remains any amount undrawn), paragraphs 15.1.2, 21.1.3 and 21.1.5 shall be of no effect and the remaining provisions of this Schedule shall be implemented on the basis that the following sub-sections apply.

25.3 Payment default: the Pool Funds Administrator shall operate the Credit Facility on the following basis:-


           25.3.1 the Credit Facility may be drawn down by the Pool Funds Administrator if, by 12.30 hours on any Payment Date, there is an amount in default unless the Pool funds Administrator considers in good faith that the amount in default is not likely to be remedied by the non-paying Pool Debtor no later than the next Business Day;

           25.3.2 if paragraph 25.3.1 applies such that the Credit Facility may be drawn down, the Pool Funds
                       Administrator will first act in accordance with paragraph 21.1.1, will then draw on the Credit Facility for an amount not exceeding the available amount under the Credit Facility (after allowing for any repayment to be made to the Facility Bank under sub-section 25.6) and, if it is not possible to clear the Pool Clearing Account by either or both of those means, it will then act in accordance with paragraph 21.1.6;

           25.3.3 if paragraph 25.3.1 does not apply, then the Pool funds Administrator will act in accordance first with paragraph 21.1.1, then with paragraph 21.1.2, then with paragraph
                       21.1.4 and only then with paragraph 21.1.6.

25.4 Amounts in default: each non-paying Pool Debtor will be responsible in relation to any amount in default in accordance with the following paragraphs:-

           25.4.1 each non-paying Pool Debtor will be responsible for the repayment of all amounts of principal drawn down under the Credit Facility in respect of any amount in default relating to that Pool Debtor as if the Pool Funds Administrator had made a loan to such Pool Debtor of the relevant amount and the amounts so payable are to be paid to, or otherwise made available for credit to, the Pool Clearing Account as soon as possible, but in any event no later than two Business Days after the relevant Payment Date;

           25.4.2 each non-paying Pool Debtor will be responsible also for interest (determined in accordance with paragraph 25.4.4) on all amounts of principal drawn down under the Credit Facility in respect of any amount in default relating to that Pool Debtor as if the Pool Funds Administrator had made a loan to such Pool Debtor of the relevant amount and the amount so payable by way of interest is to be paid to, or otherwise made available for credit to, the Pool Clearing Account by no later than the day notified by the Pool Funds Administrator to such Pool Debtor for payment thereof (being the date which is 2 Business Days prior to the date on which interest is payable under the

                       Credit Facility by the Pool Funds Administrator to the Facility Bank for the month in which the principal amount in question was outstanding);

           25.4.3 each non-paying Pool Debtor will further be responsible for its proportionate share (determined in accordance with paragraph 25.4.5) of any additional sum payable to the Facility Bank pursuant to the terms of the Credit Facility as if the Pool Funds Administrator had made a loan to such Pool Debtor of the relevant amount and the amount so payable is to be paid to, or otherwise made available for credit to, the Pool Clearing Account forthwith on notification thereof by the Pool Funds
                       Administrator to the Pool Debtor in question;

           25.4.4 for the purposes of paragraph 25.4.2, interest is to be calculated using the effective daily rate of interest reasonably determined by the Pool Funds Administrator on the basis of the aggregate interest (including any compound interest) payable under the Credit Facility in relation to any particular day;

           25.4.5 for the purposes of paragraph 25.4.3, the proportionate share for a particular non-paying Pool Debtor is the amount (if any) which the Pool Funds Administrator reasonably determines (after consultation with the Facility Bank) as being the amount of any additional sum payable in accordance with the terms of the Credit
                       Facility attributable to drawings under the Credit Facility made in respect of that Pool Debtor.

25.5 Application of payments: on the Relevant Date the Pool Funds Administrator shall, if the amount in question has not been received in full from the non-paying Pool Debtor:-


           25.5.1 first debit the Pool Reserve Account and credit the Pool Clearing Account with a sum not exceeding the amount of funds (if any) standing to the credit of the non-paying Pool Debtor in the Pool Reserve Account;

           25.5.2 if that sum is insufficient to repay in full the amount in question, the Pool Funds Administrator shall call the Letter of Credit (if any) provided by the non-paying Pool Debtor (for an amount not exceeding the available amount) and pay or cause the proceeds thereof to be paid into the Pool Clearing Account; and

           25.5.3 if the amount credited to the Pool Clearing Account after following the foregoing procedure is insufficient, reduce payments to all Pool

                       Creditors in proportion to the amounts payable to them on the Payment Date to which the default relates,

           so that, in any case, the Pool Funds Administrator has available to it on the Pool Clearing Account sufficient funds to comply with paragraph 25.6. For the purposes of this paragraph, the "Relevant Date" is whichever of the following is applicable:-

           (a) in relation to any principal amount for which a non-paying Pool Debtor is responsible under paragraph 25.4.1, the last date specified for payment under paragraph 25.4.1;

           (b) in relation to any principal amount as referred to in sub-paragraph (a), the first date (if earlier than the date referred to in sub-paragraph (a)) on which the Pool Funds Administrator is reasonably of the opinion that the non-paying Pool Debtor will not repay forthwith all of the amounts of principal in question;

           (c) in relation to payment of interest under paragraph 25.4.2, the last date for payment thereof; and

           (d)         in relation to an additional amount under paragraph
                       25.4.3 the last date for payment of this amount.

25.6 Payments to Facility Bank: to the extent of any payment by the non-paying Pool Debtor and/or if any of the circumstances described in sub-section 25.5 occur, the Pool Funds Administrator will forthwith repay to the Facility Bank by credit to the Pool Borrowing Account, if applicable, an amount equal, in the former case, to the amount so paid and, in the latter case, to the amount which should have been paid by the non-paying Pool Debtor.

25.7 Reduction in payments to Pool Creditors: a reduction in payments as contemplated by paragraphs 25.5.3 will also apply in the event of any amounts drawn down under the Credit Facility being required to be repaid in accordance with the terms of the Credit Facility and the Pool Funds Administrator shall account for such reduction in the Pool Ledger Accounts as amounts due and owing by the non-paying Pool Debtor to each Pool Creditor whose payments were reduced.

25.8 Enforcement of Claims and other provisions: Sub-sections 21.7, 21.8, 21.9, 21.10 and Section 24 shall have effect in relation to amounts due from a non-paying Pool Debtor which arise under the foregoing sub-sections.

25.9 Unavailability of Credit Facility: if at any time the Credit Facility ceases to be unconditionally available and paragraph 15.1.2 shall thereupon have been effective, the whole oR any part of the Security Cover thereby required to be provided by each Supplier may be provided by a credit to the Pool Reserve Account, unless otherwise determined by the Executive Committee. The Executive Committee shall from time to time assess (in consultation with the Pool Funds
           Administrator) and determine the amount of Security Cover which would be required pursuant to paragraph 15.1.2 as if that paragraph were in effect and such assessment and determination shall apply for the purposes of paragraph 16.2.2 if paragraph 15.1.2 becomes applicable, pending any revised assessment by the Executive Committee.

25.10 Interpretation: terms and expressions used in this Section 25 shall, unless the context otherwise requires, have the same meanings as are given to them for the purposes of Clause 21.

26.        CREDIT FACILITY:  GENERAL

26.1 Notifications to the Executive Committee: the Pool Funds Administrator shall notify the Executive
           Committee forthwith:-

           26.1.1 on it becoming aware of any circumstances which might lead to an event under the Credit Facility as a result of which the Credit Facility might cease to be available; and

           26.1.2 upon receipt of a written demand from the Facility Bank pursuant to the terms of the Credit Facility as a result of which the Facility ceases to be available; and

           26.1.3 in the event that the Facility Bank requires any additional amount to be paid under the Credit Facility by reason of any increased costs to the Facility Bank or any changes in circumstances.


26.2 Notifications to Suppliers: the Pool Funds Administrator shall notify the Suppliers as soon as reasonably practicable after receipt by it of a notice from the Facility Bank that an additional amount will or may be payable by the Pool Funds Administrator to the Facility Bank under the terms of the Credit Facility.

26.3       Amendment and Cancellation:

           26.3.1      the Pool Funds Administrator shall not:-

                       (a) amend or supplement, or agree to any amendment or supplement to, the terms of the Credit Facility without the approval of the Executive Committee; or

                       (b) cancel the Credit Facility unless either the approval of the Executive Committee has been obtained of paragraph 26.3.2 applies.

           26.3.2      The Pool  Funds  Administrator  shall  cancel  the Credit
                       Facility in full at any time if a resolution to that effect is passed (on a simple majority vote) by the Suppliers in separate general meeting or if all Suppliers have requested such cancellation.

26.4 Extension and Renewal: the Pool Funds Administrator shall negotiate with the Facility Bank an extension or renewal of the Credit Facility on the instructions of the Executive Committee and, in the absence or such instructions, shall begin negotiations with the Facility Bank no later than ten weeks before the Credit Facility is due to terminate in accordance with its terms, with a view to the extension or renewal of the Credit Facility on substantially the same terms for a further year and, in any event, to keep the Executive Committee in agreeing any extension or renewal of the Credit
           Facility and the Executive Committee shall be responsible for deciding whether or not to renew or extend the Credit Facility and, if so, on what terms and for what period.

26.5 Fees not attributable to a particular Supplier: any fees (and any additional amounts payable under the terms of the Credit
           Facility to the Pool Funds Administrator shall be recharged to the Suppliers, in accordance with their respective Supplier Contributory Shares (to be calculated on the basis of those current on the date on which the relevant fee (or the relevant portion thereof) or additional amount is payable by the Pool Funds Administrator under the Credit Facility).

26.6 No additional charge: the Pool Funds Administrator shall not make any additional charge for arranging, participating in or administering the Credit Facility.

                                 ANNEX 1

                           Form of Advice Note

                               ADVICE NOTE

DATE:                  Energy Pool Funds Administration Ltd.
                       Room 157.2
                       185 Park Street
                       London SE1 9DY
                       TELEPHONE:  (071) 620 9456
                       FAX NO:             (071) 401 2799
NAME:
ADDRESS:
                                               ADVICE NOTE:

                                               PAYMENT DATE:

FAX NO.:
                            THIS IS NOT A TAX INVOICE
Advice Note issued in accordance with the Pooling and Settlement Agreement for the Electricity Industry in England and Wales dated 30th March 1990 as amended, varied or supplemented from time to time.

=========================================================================
SETTLEMENT      RUN/        DESCRIPTION      Amount        Amount
DATE            TYPE                         payable       payable
                                             exc VAT       inc VAT
- -------------------------------------------------------------------------









===========================================================================
                                   DO NOT NET YOUR PAYABLES TO YOUR RECEIVABLES
A wholly owned subsidiary of the National Grid Company plc. Regd. in England No. 2444187 VAT No 547 8630 11

                                ANNEX 2

                      Form of Confirmation Notice

                          CONFIRMATION NOTICE


DATE:                 Energy Pool Funds Administration Ltd.
TELEPHONE:            Room 157.2
FAX NO:               185 Park Street
TELEX:                London SE1 9DY

NAME:
ADDRESS:

                                  CONFIRMATION NO:

                                           PAYMENT DATE:

FAX NO:

Confirmation notice issued in accordance with the Pooling and Settlement Agreement for the Electricity Industry in England and Wales dated 30th March 1990 as amended, varied or supplemented from time to time.

                              THIS IS A TAX INVOICE

=============================================================================================
PAYMENT      SETTLEMENT      DESCRIPTION      AMOUNT         VAT          VAT       AMOUNT
 DATE        DATE                              PAID         RATE          PAID       PAID
                                              EXC VAT                              INC VAT
- ---------------------------------------------------------------------------------------------










=============================================================================
A wholly owned subsidiary of The National Grid Company plc.  Regd. in England  No
2444187 VAT No 547 8630 11

                                       861

                                     ANNEX 3

                                     Part 1

                     Form of Settlement Account Designation

To: Energy Pool Funds Administration Limited as Pool Funds Administrator
                       and
           Barclays Bank PLC
           54 Lombard Street Branch
           as Pool Banker

                                                                       Date:

                                            Settlement Account Designation

1. [Insert name of Pool Member/Ancillary Service Provider] hereby designates the following account as its Settlement Account to which you are instructed to remit all amounts which are payable to us through the Pool Clearing Account in accordance with Schedule 11 to the Pooling and Settlement Agreement for the Electricity Industry in England and Wales dated 30th March, 1990, as amended, varied or supplemented from time to time (the "Agreement").

Name of Bank Branch Address Sorting Code Name of Account Account No.

2. We hereby designate the following account as our Settlement Account from which all payments due from us in accordance with Schedule 11 to the Agreement will be remitted.

Name of Bank Branch Address Sorting Code Name of Account Account No.

Signed by .........................

Position ..........................

For and on behalf of
[Name of Pool Member/Ancillary Services Provider]

                                     ANNEX 3

                                     Part 2

                      Form of Change of Settlement Account


To:        Energy Pool Funds Administration Limited as
           Pool Funds Administrator
           and
           Barclays Bank PLC
           54 Lombard Street Branch
           as Pool Banker



In accordance with sub-section 4.6 of Schedule 11 to the Pooling and Settlement Agreement [insert name] hereby gives you notice that, with effect from [insert date] (or 10 Business Days after you receive this notice, whichever is later), our new Settlement Account [from which payments due from the undersigned/to which payments due to the undersigned]* will be paid shall be

Name of Bank Branch Address Sorting Code Name of Account Account No.


Yours sincerely,


[         ]
for and on behalf of
[Name of Pool Member/Ancillary Services Provider]

- ----------------------------------------------------------

*Please complete as appropriate

                                     ANNEX 4

                            Form of Letter of Credit

To: Energy Pool Funds Administration Limited as Pool Funds Administrator

At the request of [Supplier] we have opened in your favour our irrevocable
Letter of Credit Number (        ) for (pound)[      ]  (amount in words).

This Letter of Credit is available against your sight drafts accompanied by a signed statement either that the applicant has failed to pay to you the amount you are claiming under the terms of the Pooling and Settlement Agreement for the electricity industry in England and Wales dated 30th March, 1990 (the "Agreement") or that the claim is being made under sub-section 15.5 or Section 21 of Schedule 11 to the Agreement. Payments under this Letter of Credit shall be effected immediately to [insert relevant account details].

Partial drawings are allowed hereunder.

Claims under this Letter of Credit shall be made at the counters of [insert details of the Town Clearing branch of the issuing bank].

This Letter of Credit expires on [          ].

We waive any right to set off against any amount payable hereunder any claims we may have against you.

Any demand hereunder must comply with all the above requirements [and signatures thereon must be confirmed by yours Bankers].

This Letter of Credit is subject to Uniform customs and practice for Documentary Credits (1983 Revision) International Chamber of Commerce.

We undertake that drafts and documents drawn under and in strict conformity with the terms of this credit will be honoured upon presentation.

This Letter of Credit shall be governed by and construed in accordance with English law.

For and on behalf of [            ] Bank [Plc]

                                   SCHEDULE 12

                            Transitional Arrangements

                                            Date for Submission
Transitional                                       New Principle                    date for                  of Works Programme
Arrangement                                                                     Implementation

GOAL

(1)        Use of GOAL                         (i)     An                       April 1997                    April 1993
           programme for                       auditable                                                      (GOAL Replacement
           Scheduling and                      calculation                                                    Phase 1)
           Settlement                          route for
           purposes                            scheduling

                                               (ii)                             April 1997                    April 1993
                                               Assessment for                                                 (GOAL Replacement
                                               development or                                                 Phase 1)
                                               replacement of
                                               GOAL

(2)        [Not used]

(3)        [Not used]


                                       865






(4)        Ancillary Service                   (i)  Review the                  Reactive Power                Reactive Power:
           costs charged by                    arrangements                     April 1994                    December 1993
           NGC as a lump sum                   for the payment
           per day                             to generators                    Other services:               Other services:
                                               for ancillary                    April 1996                    December 1995
                                               services.
                                               Where
                                               appropriate,
                                               recommend and,
                                               if agreed,
                                               implement
                                               changes to the
                                               level of
                                               aggregation by
                                               payment type
                                               and by time
                                               period, and the
                                               method of                        Reactive Power:               Reactive Power
                                               calculating                      April 1995                    December 1994
                                               payment.
                                               Review the                       Other services:               Other services:
                                               requirement for                  April 1996                    December 1995
                                               the Ancillary
                                               Services
                                               Provider to
                                               contract for
                                               particular
                                               ancillary
                                               services.
                                               (ii)  Review
                                               the
                                               arrangements


                  866






(5)        Scheduling,                         Review
           Despatch and                        arrangements to
           Settlement                          cater :or:

           No special                          (i)  energy                      January 1998                  April 1996
           treatment                           constrained                                                    (GOAL Replacement
                                               plant;                                                         Phase 2)

                                               (ii)  plant                      January 1998                  April 1996
                                               with cost                                                      (GOAL Replacement
                                               structures that                                                Phase 2)
                                               cannot
                                               adequately be
                                               expressed as a
                                               Willans line

(6)        [Not used]

(7)        Dynamic                             Treatment of                     April 1998                    April 1996
           Parameters                          changes in
                                               generator
                                               dynamic
                                               parameters
                                               during the day

(8)        Offer Prices                        Review
           submitted daily                     frequency at
                                               which revised
                                               offer prices
                                               can be used in
                                               Scheduling,
                                               Despatch and
                                               Settlement
                                               e.g.:


                                       867






                                               (i)  submitted                   April 1997                    August 1995
                                               for each
                                               scheduling
                                               period (control
                                               phase);

                                               (ii)  submitted                  April 1997                    April 1995
                                               at any time for
                                               opportunity
                                               trading on
                                               despatch
                                               timescales

(9)        Out-of-merit                        Review demand
           costs shared                        forecasts
                                               entered  by NGC into  Settlement,
                                               based on information  supplied by
                                               customers,  against actual demand
                                               figures.  Review  and, if agreed,
                                               implement changes in the:

                                               (i)  [Not
                                               used];


                                       868






                                               (ii)                             July 1995                     July 1994
                                               allocation of
                                               out-of-merit
                                               costs
                                               associated with
                                               deviations from
                                               forecast; and

                                               (iii)                            July 1995                     July 1994
                                               incentives and
                                               penalties
                                               associated with
                                               demand forecast
                                               accuracy

(10)       Three stage                         Introduction of                  October 1995                  October 1994
           settlement                          additional
           process                             stage(s), in
           (unconstrained                      particular, the
           schedule,                           transmission
           despatch and                        constrained
           out-turn)                           schedule, to
                                               allow further
                                               disaggregation
                                               of difference
                                               between
                                               unconstrained
                                               schedule costs
                                               and out-turn
                                               costs.  (Could
                                               be a phased
                                               implementation)


                                       869






(11)       Sharing cost
           across all demand
           for:

(A)        Transmission                        Cost of out-of-                  April 1995                    October 1994
           constraints                         merit
                                               generation
                                               required only
                                               to support
                                               stability of a
                                               local network
                                               to be charged
                                               to the owner of
                                               such network

(B)        Transmission                        Review and, if                   July 1996                     October 1994
           losses                              agreed,
                                               implement
                                               changes in the
                                               arrangements
                                               for allocating
                                               the costs of
                                               transmission
                                               losses on the
                                               supergrid, e.g.
                                               to reflect:

                                               (i)
                                               electrical
                                               location of
                                               generation and
                                               demand; and/or


                                       870






                                               (ii)
                                               contractual
                                               arrangements
                                               between
                                               Generators,
                                               Suppliers and
                                               NGC; and/or

                                               (iii)
                                               incentives for
                                               investment in
                                               supergrid
                                               facilities

(12)       Metering data                       (i)   [Not
           collection by                       used]
           Settlement Day
           (0000 hours to
           2400 hours)

                                               (ii)   Review                    December 1999                 December 1997
                                               change to
                                               collecting
                                               metering data
                                               by variable
                                               scheduling day
                                               (see (13)(A))
                                               and implement
                                               if agreed

(13)       Schedule Day
           parameters


                                       871






(A)        Schedule Day                        Review the                       December 1999                 December 1997
           start and finish                    introduction of
           (0500 hours to                      varying length
           0500 hours)                         Schedule Days
                                               based upon the
                                               shape of the
                                               demand curve or
                                               other factors
                                               and implement
                                               if and as
                                               agreed

(B)        Settlement Period                   Review the use                   December 1999                 December 1997
           duration set at                     of shorter
           0.5 hours                           scheduling
                                               periods and
                                               implement if
                                               agreed



                                       872

                                   SCHEDULE 13

                               Contributory Shares

1. Contributory Share: the Contributory Share of a Pool Member shall be calculated in accordance with the following provisions of this Schedule.

2. Points: subject as provided in Section 3, in respect of each Quarter:-

           2.1 each Pool Member which is a Generator shall receive in that capacity one point (a "Point") for each MWh of Genset Metered Generation of all Generating
                       Units of such Pool Member for all Settlement Periods falling in the Votes Calculation Period relative to such Quarter, as determined from the final run of Settlement (as referred to in paragraph D(3) of the Preamble to Schedule 9) for each such Settlement Period; and

           2.2 each Pool Member which is a Supplier shall receive in that capacity such number of points (each a "Point") as is equal to the total MWh of Consumer Metered Demand taken by that Pool Member in all Settlement Periods falling in the Votes Calculation Period relative to such Quarter, as determined from the final run of Settlement (as referred to in paragraph D(3) of the Preamble to Schedule 9) for each such Settlement Period.

3. New Pool Members: until the third Quarter Day next falling after the date of its admission as a Pool Member, any Party which is admitted as a Pool Member pursuant to Clause 8.2 shall receive that number of Points as is equal to one thousand times the number of Weighted Votes to which such Pool Member would have been entitled under Clause 11.3.1(b) had:-

           3.1         the provisions of Clause 11.3.3 been ignored; and

           3.2 any applicable restrictions under Clause 11.4 been ignored;

           as determined by the Executive Committee. Thereafter, such Pool Member's Points shall be calculated in accordance with paragraph 2.

4. Calculation of Points: on or prior to each Quarter Day the Executive Committee shall, on the basis of information to be supplied by the Settlement System Administrator as referred to in Clause 11.3.5, calculate for the Following Quarter the number of Points which each Pool Member whose Points are to be calculated in accordance with paragraph 2 shall receive, and shall notify each Pool Member and the Director in writing of the number of Points received by all

           Pool Members (whether calculated in accordance with paragraph 2 or 3). The determination of the Executive Committee as to the number of Points of each Pool Member shall (in the absence of manifest error) be final and binding for all purposes of this Agreement.

5. Contributor Shares: the Contributory Share of a Pool Member shall be calculated in accordance with the following formula:-

                       CS = X + Y

           Where:-

                       X =   A
                            2 x B

                       Y =   C
                            2 x D

           and where:-

           CS = the Contributory Share of such Pool Member, expressed as a percentage

           A  =        the number of Points for the time being of such Pool
                       Member in its capacity as a Generator


           B  =        the number of Points for the time being of such Pool
                       Members which are Generators, in their
                        capacity as such

           C  =        the number of Points for the time being of such Pool
                       Member in its capacity as a Supplier


           D = the number of Points for the time being of all Pool Members which are Suppliers, in their capacity as such.

6.         Calculation of Contributory Shares: on or prior to:-

           6.1         each Quarter Day;

           6.2         each date upon which a New Party is admitted as a Pool
                       Member; and

           6.3 each date upon which a Pool Member ceases to be a Party, the Executive Committee shall calculate for the Following Quarter or (as the case may be) the remainder of the then current Quarter the Contributory Share for the time being of each Pool Member, and shall notify each Pool Member and the Director in writing of the Contributory Share of each of the Pool Members. The determination of the Executive Committee as to the Contributory Share of each Pool Member shall (in the absence of manifest error) be final and binding for all purposes of this Agreement.

7. Records: the provisions of Clause 11.9 shall apply mutatis mutandis in respect of each Pool Member's Points and Contributory Share.

                                   SCHEDULE 14

                     Membership of the Executive Committee:
             Public Electricity Suppliers and Independent Suppliers

1. Definitions: in this Schedule the following expressions have the following meanings:-


           "Appointment Date" means the first day in any Appointment Period;

           "Appointment Period" means either a Preliminary Period or a period of four years, as the case may require;


           "Appointor" means a PES having for the time being a right to appoint a PES Committee Member;

           "Group" means Group A, B, C, or D, as the case may be;

           "PES Member" means any Pool Member which is a Public Electricity Supplier; and

           "Preliminary Period" means the period commencing on the Effective Date and ending on the following dates:-

           (a) in the case of the Appointor is Group A, 31st March, 1991;

           (b) in the case of the Appointor in Group B, 31st March, 1992;

           (c) in the case of the Appointor in Group C, 31st March, 1993;  and

           (d) in the case of the Appointor in Group D, 31st March, 1994.

2.         Appointment - Public Electricity Suppliers:

2.1 subject to Sections 2 to 5 and Section 8, the PES Members shall together have the right to appoint not more than four members of the Executive Committee (the "PES Committee Members").

2.2        The PES Members shall for the purposes of Sections 2 to 5 and
           Section 8 be arranged into Groups as follows:-

           Group A: 1  SEEBOARD plc
                       2   Southern Electric plc
                       3   London Electricity plc

           Group B: 1  Midlands Electricity plc
                       2   South Wales plc
                       3   Eastern Electricity plc

           Group C: 1  Yorkshire Electricity Group plc
                       2   Northern Electric plc
                       3   NORWEB plc

           Group D: 1  South Western Electricity plc
                       2  East Midlands Electricity plc
                       3  Manweb plc

2.3 In respect of the Preliminary Period appropriate to each Group, the first-named PES Member shall be entitled to appoint a PES Committee Member and in respect of each subsequent Appointment Period the entitlement to appoint shall pass to the second- named PES Member and so on through each Group, in constant rotation.

2.4 No later than seven days before the end of an Appointment Period, the Appointor of each Group next entitled to appoint a PES Committee Member shall give notice in accordance with Section 2.7 of its intention to appoint a PES Committee Member for the next Appointment Period.

2.5 If a notice if given pursuant to Section 2.4, the person specified in the notice shall hold office as a PES Committee member commencing on the Appointment Date in place of the person previously appointed.

2.6 If no notice is given pursuant to Section 2.4, the PES Member next following in the relevant Group shall be entitled to make an appointment for the relevant Appointment Period.

2.7 Any notice required to be given pursuant to Sections 2 to 5 shall specify the name of the person to be appointed and shall be given to the Secretary of the Executive Committee and to all PES Members.

3.         Removal and Replacement - Public Electricity Suppliers:

3.1        a PES Committee Member shall cease to hold office if:-

           (a)         the office is vacated pursuant to Clause 21; or

           (b) he is removed from office by his Appointor at any time during the Appointment Period; or

           (c) his Appointor ceases to be a Pool Member or Party for whatever reason; or

     (d)  another  person is appointed as the PES Committee  Member  pursuant to
          Section 2.4; or

     (e)  if the office is required to be vacated pursuant to Section 5.2.

3.2 If at any time there are less than four PES Committee Members then the following persons shall have the right to appoint a PES Committee Member by giving notice in accordance with Section 2.7:-

     (a) the Appointor in the appropriate Group which is not for the time being represented;

     (b) if an appointment is not made within three days of the right becoming exercisable, the PES Member next following in the relevant Group shall be entitled to appoint a PES Committee Member, and so on; and

     (c)  if by the end of nine days after the right to appoint under  paragraph
          (a) above has become exercisable no such appointment has been made, then any PES Member shall have the right to call a meeting of PES Members for the purpose of making the appointment.

          To any meeting of PES Members called pursuant to Section 3.2(c) the provisions of Clauses 10.3 to 10.5, 10.8, 11.12 and 12 shall apply mutatis mutandis but so that:-

     (i) the required notice period shall be seven days and shall be given to all PES Members;

     (ii) a meeting called by shorter notice shall be deemed to have been duly called if it is agreed by at least two-thirds in number of the PES Members having a right to attend and vote at such meeting;

     (iii) the necessary quorum shall be two;

     (iv) each PES Member shall have one vote;

     (v) any PES Member shall be entitled at the meeting to nominate any person to be appointed;

     (vi) an appointment shall be duly made by resolution of a simple majority of PES Members present and voting at such meeting;

     (vii)any such resolution shall be decided on a show of hands and proxies shall be entitled to vote on a show of hands; and

     (viii) in the event of a tie, the matter shall be decided by the PES Member present (in person or by proxy) with the highest number of Weighted Votes.

          Any person appointed pursuant to Section 3.2(c) shall be subject to removal and replacement by a meeting of PES Members called for that purpose, and the provisions of Section 3.2(c) shall apply mutatis mutandi to any such meeting.

3.3 If at any time there are less than four PES Committee Members, then until such time as the appropriate appointment has been made in accordance with
     Section 3.2, any PES Member shall be entitled to make an emergency appointment by notice given in accordance with Section 2.7, and the person so appointed shall hold office as a PES Committee Member until such time as an appointment is made pursuant to Section 3.2 or until the next Appointment Date (whichever is the earlier). In the event that more than one PES Member exercises its right to make an emergency appointment pursuant to this Section 3.3, the person duly appointed as the PES Committee Member pursuant to this Section 3.3 shall be the person named in the first notice received by the Secretary and for this purpose the decision of the Secretary as to which notice was received first shall be conclusive and binding on the PES Members.

3.4 Subject to Section 3.1 any person appointed as a PES Committee Member pursuant to Section 3.2 shall hold office until the next Appointment Date.

3.5 Any notice duly given pursuant to Sections 3.2(a) or (b) or 3.3 shall be effective to appoint the PES Committee Member with effect at the beginning of the relevant Appointment Period.

4.   New PES Members:

4.1 any New Party who is or becomes a PES Member (the "New PES Member") shall, subject to Section 4.2 below, on such admission be allotted to a Group as follows:-

     (a)  if one Group has less PES Members that any other Group, to that Group;
          or

     (b)  if all Groups have the same number of PES Members, to Group A; or

     (c) (in any other case), as the New PES Member shall be notice to all PES Members elect.

4.2 A New PES Member shall be entitled to appoint a PES Committee Member on the Appointment Date falling 10 years after the date of admission as a PES Member or such other Appointment Date as the PES Members in the appropriate Group may agree, in either case in preference to any other PES Member entitled as at that date to appoint the PES Committee Member, in which case the rights of other PES Members in that Group to appoint shall accordingly be delayed by one Appointment Period.

5.   Limitations on the Right to Appoint - Public Electricity Suppliers:

5.1 the right to appoint a PES Committee Member shall at all times be limited to the appointment of one PES Committee Member in each Appointment Period.

5.2 If, at any time, two or more Appointors are affiliated with each other then such Appointors shall procure that the aggregate member of PES Committee Members appointed by them shall be reduced accordingly, by removing such PES Member or Members from Groups A to D in descending order starting with Group A, until only one such PES Member remains out of all those which are affiliated to each other.

6.   Right to Appoint - Independent Suppliers:

6.1 Independent Suppliers shall together have the right to appoint one Committee Member.

6.2 No later than seven days before each annual general meeting of Pool Members or, failing election at such meeting, seven days before an extraordinary general meeting convened for such purpose each Independent Supplier shall be entitled, by notice to the Executive Committee, to propose one person (a "Nominee") to be a Committee Member. Any such proposal to be valid shall be accompanied by a written statement from the Nominee stating that he is aware of the proposal and would be prepared to serve as a Committee Member if elected. As soon as practicable after such seventh day (and in any event before the date of the annual general meeting or, as the case may be, extraordinary general meeting) the Executive Committee shall circulate (or cause to be circulated) to all Independent Suppliers a list of all the names of the Nominees and of the Independent Suppliers who proposed them Such list shall also be circulated at the annual general meeting or, as the case may be, extraordinary general meeting to all Independent Suppliers present in person or by proxy.

6.3 The term of office of Committee Members appointed by Independent Suppliers shall be from 1st April in the year of appointment to 31st March in the next following year provided that, if the meeting at which such Committee Member is appointed is held after 1st April, his term of office shall commence from the time of his appointment. A Committee Member whose term of office has expired or is to expire shall be eligible for re-election.

6.4 In the event that there is more than one Nominee, at each annual general meeting of Pool Members or (as the case may be) extraordinary general meeting convened for the purpose a resolution shall be put to the Independent Suppliers for the election by them of one Committee Member form the list of Nominees referred to in Section 6.2. The Nominee with the highest number of Weighted Votes cast in his favour shall be elected as a Committee Member.

7.   Right to Remove - Independent Suppliers:

7.1 a Committee Member appointed by the Independent Suppliers may be removed at any time by resolution of the Independent Suppliers who are Pool Members at such time.

7.2 If a Committee Member appointed by the Independent Suppliers is removed or his office is vacated pursuant to Clause 21, a separate general meeting of Independent Suppliers shall be convened for the purpose of appointing a substitute Committee Member. To such separate general meeting the provisions of Section 6.2 shall apply mutatis mutandis.

7.3 To any meeting of Independent Suppliers called pursuant to this Section 7, the provisions of Clauses 9.3, 9.5, 10.2 to 10.5, 10.8, 11.12 and 12 shall apply mutatis mutandis but so that:-

     (a) the necessary quorum shall be fifty per cent in number of all independent Suppliers;

     (b) a meeting called by shorter notice shall be deemed to have been duly called if it is agreed by at least two-thirds in number of Independent Suppliers having a right to attend and vote at such meeting;

     (c) appointments and removals shall be decided by the highest number of Weighted Votes cast in favour; and

     (d) each Independent Supplier shall be entitled at the meeting to nominate any person to be appointed.

7.4 In the event that there is only one Independent Supplier, that Independent Supplier shall have the right to appoint and remove the Committee Member.

8. Disputes - Public Electricity Suppliers and Independent Suppliers: any dispute as to whether a person has been duly appointed or removed as a Committee Member under this Schedule and any dispute as to entitlement to appoint a Committee Member hereunder shall be decided upon by the Director, whose decision shall be final, conclusive and binding upon all Public Electricity Suppliers and Independent Supplier who have the right to appoint Committee Members under this Schedule.

                                   SCHEDULE 15

                     The Pool Funds Administrator's Contract

                                    Contents

                                                                 Page


1.       Definitions and Interpretation
2.       Appointment
3.       Expiry of Term and Removal
4.       Appointment of a Successor
5.       Transfer of Responsibilities and Assets
6.       Specific Duties and Responsibilities
7.       Funds Transfer Software
8.       Annual Fee
9.       PFA Budgets and Notices of Annual Fee
10.      Statement of costs and Fees
11.      Auditor's Opinion
12.      PFA Accounting Period
14.      The Pool Funds Aministrator's Charges
15.      Amount
16.      Bank Charges
17.      Allocation of Charges
18.      Adjustment
19.      Additional Compensation

Annex 1           PFA Budget for the 1992 PFA Accounting Period

Annex 2           Pro-forma Statement of Charges

Annex 3           Pro-forma Statement of Costs and Fees

Annex 4           Existing Funds Transfer Software

Annex 5           Escrow Agreements

1.   DEFINITIONS AND INTERPRETATION

1.1  Definitions: in this Schedule, except where the context otherwise requires:

     "Active Trading Pool Member" means a Pool Member which buys and/or sells electricity pursuant to this Agreement on a regular basis or which is an Externally Interconnected Party:

     "Active Trading Pool Member Identities" means at any time the sum of:

     (i)  one; and

     (ii) the aggregate number of Pool Member identities which at that time have been accorded to all Active Trading Pool Members by the Settlement System Administrator for the purposes of its operation of the Settlement System provided that (unless EPFAL and the Executive Committee shall otherwise agree in writing) for the purposes of this definition a Pool Member shall have no more that one Pool Member identity in each of the following categories applicable to it, namely:-

          (a)  category 1: a Pool Member which generates electricity;

          (b) category 2: a Pool Member which generates electricity and which is also a Consumer (as defined in the Pool Rules);

          (c) category 3: a Pool Member which supplies electricIty within the meaning of section 4 of the Act; and

          (d)  category 4: an Externally Interconnected Party;

          and  accordingly may not have more than four Pool Member identities:

          "Annual Fee" has the meaning ascribed to it in Section 8;

          "Bank Charges" has the meaning ascribed to it in Section 16;

          "Base Sum" has the meaning ascribed to in paragraph 8.2.1:

          "Consultants"  means an independent  firm of chartered  accountants or
          management   consultants  of  international  repute  selected  by  the
          Executive Committee in consultation with EPFAL;

          "EPFAL" means Energy Pool Funds Administration Limited (registered) number 2444187) whose registered office is situate at 185 Park Street, London SEI 9DY;

          "Funds Transfer Hardware" means all the computer equipment and accessories whether existing or coming into existence in the future which are used at any time by EPFAL in connection with the Funds Transfer Business;

          "Funds Transfer Software" means all the computer programs and codes (both source code and object code) and all documents and materials relating thereto or developed therefrom (including those documents and materials on which the programs and codes are embodied and all user documentation) and whether existing or coming into existence in the future which are used at any time by EPFAL in connection with the Funds Transfer Business, including (as at the date hereof) the software listed in Annex 4;

          "Notice of Annual Fee" means any notice of the Annual Fee prepared by EPFAL pursuant to Section 9:

          "PFA Accounting Period" means each successive period of 12 months beginning on 1st April in each year or of such other length and/or beginning on such other date as may be agreed in writing between EPFAL and the Executive Committee;

          "PFA Budget" means any budget prepared by EPFAL pursuant to Section 9 and, in the case of the PFA Accounting Period beginning in 1992, the budget set out in Annex 1;

          "PFA Commencement Date" means 1st April, 1992;

          "PFA Handling Charge" means, in respect of any amount, five per cent of such amount;

          "PFA Operating Costs" means, in respect of any PFA Accounting Period or part thereof, the total expenditure properly incurred or accrued by EPFAL in such PFA Accounting Period or (as the case may be) the relevant part thereof in respect of:

          (i) the costs of effecting and maintaining insurance in accordance with the requirements of sub-section 6.2:

          (ii) the costs of any tests of Funds Transfer Hardware and Funds Transfer Software under sub-section 6.1;

          (iii)audit fees for the Funds Transfer Business and the costs and expenses of the Pool Auditor under sub-section 6.1;

          (iv) bank administration charges levied by the Pool Banker on EPFAL in respect of the operation of the Pool Banker Accounts (as defined in the Funds Transfer Agreement) (and excluding, for the avoidance of doubt, Bank Charges and any interest charges);

          (v)  the fees and expenses of the PFA  Custodian  (as defined in Annex
               5) incurred in respect of the updating of all historical data referred to in paragraph 1.1.3 of Annex 5; and

          (vi) the  costs  of  the  maintenance   arrangements  referred  to  in
               sub-section 7.7;

          together with the total amount of EPFAL'S bad debts recognised in such PFA Accounting Period and arising from a Pool Member's failure to pay its due proportion of EPFAL's charges determined in accordance with
          Section 17; as conclusively certified in the event of any dispute by the auditors for the time being of EPFAL, at the cost and expense of EPFAL;

          "Quality of Service Review" means a review of the manner and standard of performance (both overall and on a day-to-day basis) by EPFAL of those of its obligations under the Agreement (including this Schedule) and the Agreed Procedures, the performance of which is called into question by reason of the notification received by the Executive Committee under sub-section 11.1;

          "Retail Price Index" means the general index of retail prices published by the Central Statistical Office each month in respect of all items provided that if:

          (i) the index for any month in any year shall not have been published on or before the last day of the third month after such month; or

          (ii) there is a material change in the basis of the index,

          the Executive Committee and EPFAL shall agree a substitute index for such month or (as the case may be) a substitute index (and, in default of agreement, the matter shall be referred to arbitration pursuant to Clause 83);

          "Statement of Charges" means the statement of charges required to be submitted by EPFAL pursuant to sub-section 10.7 substantially in the form set out in Annex 2 (or in such other form as EPFAL and the Executive Committee may from time to time agree in writing) showing the total charges to be made by EPFAL on all Pool Members in accordance with Section 15 and 16;

          "Statement of Costs and Fees" means any statement of costs and fees required to be submitted by EPFAL pursuant to Section 10 which shall be substantially in the form set out in Annex 3 or in such other form as EPFAL and the Executive Committee may from time to time agree in writing; and

          "Total Sum Due" means, in respect of any PFA Accounting Period, the total aggregate amount chargeable by EPFAL for that PFA Accounting Period in accordance with Sections 15 and 16.

1.2 Incorporation by reference: in this Schedule, the following definition, namely:

                  "Funds Transfer Agreement";
                  "Funds Transfer Business";
                  "Letter of Credit";
                  "Pool Account"; and
                  "Pool Banker"

     shall have the meanings respectively ascribed to them in Schedule II.

1.3 Interpretation: in this Schedule, except where the context otherwise requires, references to a particular Annes, section, sub-section, paragraphs or sub-paragraph shall be a reference to that Annex to this Schedule or, as the case may be, that Section, sub-section, paragraph or sub-paragraph in this Schedule.

1.4 Pool Funds Administrator's consent: the Parties acknowledge and agree that, notwithstanding any other provision of the Agreement, insofar as directly affects in any material respect the rights, benefits, duties, responsibilities, liabilities and/or obligations of the Pool Funds Administrator, no amendment to or variation of any of the matters dealt with in any of the following provisions of the Agreement shall take effect:

     1.4.1 without the prior written consent of EPFAL (but only for so long as it is the Pool Funds Administrator):

          (a)  Clauses 7.3, 9.5, 10.9,  19.4, 25, 66, 68, 69, 74 and 78.2 of the
               Agreement; and

          (b)  this sub-section 1.4; and

     1.4.2 without the prior written consent of EPFAL (but only for so long as it is the Pool Funds Administrator), such consent not to be unreasonably withheld or delayed:

          (a)  Clauses 18.1.2, 70, 71.5 and 71.6 of the Agreement; and

          (b) Part XVI (other than Clause 63.1), Part XX (other than Clauses 74 and 78.2) of and Schedule 11 to the Agreement; and

          (c)  this Schedule.

2.   APPOINTMENT

2.1 Continuation of Appointment: on 30th March, 1990 EPFAL was appointed by each Pool Member and the Ancillary Services Provider and agreed to act as the

     Pool Funds Administrator. This Schedule sets out the terms and conditions on and subject to which EPFAL shall continue and agrees to continue to act as the Pool Funds Administrator for the period referred to in sub-section
     2.2 (as such period may be extended or further extended in accordance with the terms of this Schedule).

2.2 Term: EFPAL's appointment as the Pool Funds Administrator on and subject to the terms and conditions set out in this Schedule shall be deemed to have commenced on the PFA Commencement Date and, subject as hereinafter provided in this Schedule, shall end on 31st March, 1995 (the period from the PFA Commencement Date to 31st March, 1995 being the "Current Term").

2.3 Extension of term: EPFAL's appointment as the Pool Funds Administrator may be extended beyond the expiry of the Current Term or (as the case may be) any extended or further extended term either:

     2.3.1 if  it   successfully   tenders   pursuant  to  sub-section 4.3  for
          continuation of its appointment and then on and subjected to the terms and conditions of the tender; or

     2.3.2 if at any time prior to that expiry EFPAL and the Executive Committee so agree in writing and then on and subject to such terms and conditions as are so agreed.

2.4 Wholly-owned subsidiary: NGC shall procure that, so long as EPFAL acts or is obliged to act as the Pool Funds Administrator, EPFAL at all times remains a wholly-owned subsidiary of NGC.

2.5 Independent Contractor: in carrying out its duties and responsibilities and otherwise in acting as the Pool Funds Administrator under the Agreement, EPFAL shall act as an independent contractor and (unless expressly authorised to the contrary) shall neither act nor hold itself out nor be held out as acting as agent for any of the other Parties.

2.6 Restrictions on business: for so long as EPFAL is the Pool Funds Administrator EPFAL undertakes to each Party and the Executive Committee that it shall not render to any other Party any billing service or any other service of any nature whatsoever which is likely to give rise to a conflict of interest in the performance by EPFAL of its duties and responsibilities as the Pool Funds Administrator under the Agreement. EPFAL further undertakes that if it carries on any business other than that of Pool Funds Administrator it shall maintain separate accounts and records in respect of any other business. EPFAL acknowledges and agrees that this undertaking has been the subject of discussion and negotiation and is fair and reasonable having regard to the revision of the terms and conditions of EPFAL's appointment as the Pool Administrator with effect from the PFA Commencement Date.

3.   EXPIRY OF TERM AND REMOVAL

3.1 Expiry of term: if on expiry of the Current Term (or, if EPFAL'S term of appointment has been extended or further extended in accordance with paragraphs 2.3.1 or 2.3.2, expiry of that extended or further extended term) the term of EPFAL'S appointment as the Pool Funds Administrator has not been or will not be extended or (as the case may be) further extended in accordance with paragraph 2.3.1 or 2.3.2, EPFAL shall, at the request of the Executive Committee, continue to serve as the Pool Funds Administrator for such additional period not exceeding in accordance with paragraph 2.3.1 or 2.3.2, expiry of that extended or further extended term) as the Executive Committee may request in order to provide an opportunity for a successor to be appointed. The Executive Committee shall make such a request as soon as possible after becoming aware of the above circumstances but in any event no later than three months (or such other period as EPFAL and the Executive Committee may form time to time agree in writing) before the date of expiry of the Current Term or (as the case may be) the extended or further extended term.

3.2 Removal by Executive Committee: the Executive Committee may at any time remove EPFAL as the Pool Funds Administrator forthwith or after such period of notice as it thinks fit if:

    3.2.1 EPFAL shall have committed a material breach of any of its obligations as the Pool Funds Administrator under the Agreement or the Agreed Procedures (other than a technical breach of trust covered by the provisions contained in Section 5.16 of Schedule 11) and, if such breach is capable of remedy, shall have failed to remedy such breach within:

          (a) three Business Days (in the case of a failure to make payment (other than where any Pool Member or the Ancillary Services Provider is in default which results in EPFAL'S inability to make such payment) or a failure to call a Letter of Credit when required);

          (b) 14 days (in the case of any breach of its undertaking in sub-section 2.6:) or

          (c)  15 Business Days (in the case of any other default),

          in any such case after it shall have received written notice from the Executive Committee specifying the breach and requiring it to be remedied; or

     3.2.2 EPFAL;

          (i) is unable to pay its debts (within the meaning of section 123(1) or (2) of the insolvency Act 1986, but subject as hereinafter provided in this paragraph 3.2.2) or if any voluntary agreement is proposed in relation to it under section 1 of the Act enters into
              any  scheme  of  arrangement   other  than  for  the  purpose  of
              reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Executive Committee); or

          (ii) has an administration order under section 8 of the Insolvency Act 1986 made in relation to it; or

          (iv) passes any resolution for winding-up other than a resolution previously approved in writing by the Executive Committee; or

          (v)  becomes subject to an order by the High court for winding- up.

          For the purposes of sub-paragraphs (i) above section 123(1) of the Insolvency Act 1986 shall have effect as if for "(pound)750" there was substituted "(pound)150,000" and, further, EPFAL shall not be deemed to be unable to pay its debts for the purposes of sub-paragraph (i) above if any such demand as is mentioned in the said section is being contested in good faith by EPFAL with recourse to all appropriate measures and procedures.

3.3 Acknowledgement: EPFAL acknowledges and agrees that, for the purposes of paragraph 3.2.1, any breach by it of its undertaking in sub-section 2.6 shall be deemed to be a material breach of its obligations under the Agreement.

3.4  Removal as a Party:

     3.4.1 upon the expiry or termination for whatever reason of EPFAL as the Pool Funds Administrator each of the Parties shall promptly at its own cost and expense execute and deliver all agreements and other documentation and do all such other acts, matters and things as may be necessary to effect (without prejudice to paragraph 3.4.2) EPFAL's release as the Pool Funds Administrator and (if appropriate) as a Party.

     3.4.2 The expiry or termination for whatever reason of EPFAL's appointment as the Pool Funds Administrator shall be without prejudice to any accrued rights and liabilities of the Parties (including EPFAL as the Pool Funds Administrator) under the Agreement.

4.   APPOINTMENT OF A SUCCESSOR

4.1 Right to appoint: the Executive Committee shall have the right to appoint any successor Pool Funds Administrator. In making any such appointment the Executive Committee shall take account of the views (if any) expressed by any Pool Member or Ancillary Services Provider. The appointment of a successor Pool Funds Administrator shall take effect upon the removal of, as the case may be, expiry of the term of appointment EPFAL as the Pool Funds Administrator.

4.2  Appointment following removal: if EPFAL, is removed pursuant to sub-section
     3.2 the Executive Committee may appoint a successor without being obliged to carry out or complete the process set out in sub-section 4.3, such appointment to be on and subject to such terms and conditions as the Executive Committee sees fit.

4.3  Tender process:

     4.3.1 the Executive Committee shall invite tenders for appointment as successor Pool Funds Administrator:

          (a) not later than one year before the expiry of the Current Term (or, if EPFAL's term of appointment has been extended or further extended in accordance with paragraph 2.3.2, not later than a date agreed between EPFAL and the Executive Committee and falling before the expiry of that extended or further extended term); and

          (b) if EPFAL's term of appointment has been extended or further in accordance with paragraph 2.3.1 or EPFAL has been requested to continue to serve as the Pool Funds Administrator pursuant to sub-section 3.1, not later than six months (or such other period as EPFAL and the Executive Committee may agree in writing) before the expiry of that extended or further extended term.

     4.3.2 The persons invited to tender and the terms and conditions of that invitation, of the tender procedure and of the appointment shall be determined by the Executive Committee provided that the tender process shall be completed and the Executive Committee shall have made its decision as to the successor (or shall have decided not to appoint a successor from those persons who submitted tenders) no later than the date falling three months before the expiry of the Current Term or (as the case may be) the extended or further extended term. The Executive Committee shall not be bound to appoint the successor Pool Funds Administrator from any of those persons who have submitted tenders.
          The Executive Committee shall use its reasonable endeavors to ensure that in the tender process the Executive committee shall use its reasonable endeavors to ensure that in the tender process the Executive Committee does not discriminate unfairly between those eligible to tender or the tenders received.

5.   TRANSFER OF RESPONSIBILITIES AND ASSETS

5.1  Transfer  of  responsibilities  and  assets:  upon a  successor  Pool Funds
     Administrator   being   appointed   under  Section  4  and  accepting  such
     appointment, EPFAL shall, at the request of such successor:

     5.1.1 (a) at EPFAL'S option:

               (i) fully and effectively assign, transfer and deliver to such successor all Funds Transfer Software (and copies thereof) beneficially owned by EPFAL together with all rights, title and interest therein or thereunder vested in EPFAL; or

               (ii) irrevocably license such successor to use all Funds Transfer
                    Software beneficially owned by EPFAL, which licence shall be on terms enabling such successor to grant sub-licences and permitting the benefit of such licence to be assigned to any further successor Pool Funds Administrator and shall include an undertaking by EPFAL promptly to provide such access to source and object code and other documents and materials thereto relating to the operation of the Funds Transfer System as each such successor may reasonably require for the purpose of maintaining and enhancing all Funds Transfer Software; and

          (b) use its best endeavors to assign or novate or procure that assignment or novation of any licence on other agreement to use any Funds Transfer Software which is not beneficially owned by EPFAL or to such successor and/or to maintain any Funds Transfer Software;

          (c) deliver to the successor Pool Funds Administrator two copies of the Funds Transfer Software and any associated documentation at the request of the Executive Committee for use by the successor Pool Fund Administrator;

     5.1.2 make over to such successor all such records, manuals, data and other information which EPFAL is required to retain pursuant to Clause
          63.1.3 of the Agreement provided that EPFAL shall be entitled to retain copies of such of those manuals as have been prepared by EPFAL at its own cost and expenses (and not recharged to Pool Members pursuant to the Agreement);

     5.1.3 use all reasonable endeavors to novate or procure the novation of the Funds Transfer Agreement and any banking facility or financial accommodation made available to EPFAL as Pool Funds Administrator by the Pool Banker and to transfer all Letters of Credit to such successor and cause to be transferred to such successor to hold in its capacity as Pool Funds Administrator all balances standing to the credit of any Pool Account;

     5.1.4 provide such training, assistance and systems support as such successor may reasonably require and for such period as such successor may reasonably require (not exceeding three months from the date of its removal or expiry of its term as the Pool Funds Administrator) to enable such successor to carry out its duties and responsibilities as successor Pool Funds Administrator;

     5.1.5 use all reasonable endeavors to transfer or otherwise make available to such successor such of the freehold and leasehold property as is owned or occupied by EPFAL and is used by it in its capacity as the Pool Funds Administrator; and

     5.1.6 transfer or otherwise make available to such successor all other assets, equipment (excluding computer hardware), facilities, rights, know-how and transitional assistance which it possesses and which is necessary or desirable for such successor to have in order to enable such successor efficiently to operate the in accordance with the Agreement and the Agreed Procedures with effect on and from the time of the removal of EPFAL or expiry of EPFAL's term as the Pool Funds Administrator (unless such removal is without notice in which case so soon thereafter as is reasonably practicable), and in any such case on such reasonable terms as may be agreed between EPFAL and its successor as Pool Funds Administrator (but only, in the case of such successor, after it has itself obtained the written consent of the Executive Committee to such terms) within one month after the commencement of negotiations (or such longer period as EPFAL, such successor and the Executive Committee may agree in writing) and, in default of agreement of terms, the dispute shall be referred to arbitration in accordance with Clause 83.

5.2 Co-operation: EPFAL further agrees, in consideration of the payment of such amount as may be agreed between EPFAL and its successors as Pool Funds Administrator (but only, in the case of such successor, after it has itself obtained the written consent of the Executive Committee to such terms) within the period referred to in the final paragraph of sub-section 5.1 (and, in default of agreement of terms, the dispute shall be referred to arbitration in accordance with Clause 83), to co-operate with any such successor and the Executive Committee so that the transfer of duties, responsibilities, assets and know-how to the operation of the

     Funds Transfer System and as little inconvenience to the Parties as is practicable in all the circumstances.

5.3 PFA Unwinding Costs: without prejudice to Section 18, EPFAL's costs and expenses of, or directly associated with, its removal or the expiry or termination for whatever reason of its appointment as the Pool Funds Administrator (including any redundancy or relocation costs and expenses and any costs and expenses arising from the vacation or surrender of any premises or disposal or its own re-deployment of any plant or equipment used in the Funds Transfer Business) shall be borne exclusively by EPFAL (and shall not be recharged to Pool Members).

5.4 Without prejudice to rights: any payment made by all or any of the Pool Members to EPFAL under this Section 5 shall be without prejudice to any rights and remedies which the Pool Members (or any of them) may have against EPFAL in its capacity as the Pool Funds Administrator arising under the Agreement.

5.5 Reference to Arbitration: if any matter is referred to arbitration pursuant to this Section 5, EPFAL shall not by virtue of the reference to such arbitration be entitled to delay in the handing over of the Funds Transfer Software and any records, manuals, data or other information referred to in sub-section 5.1 and EPFAL shall not be entitled to withhold any training, assistance and system support but shall continue to co-operate with the Executive Committee and the successor Pool Funds Administrator including carrying out its obligations set out in sub-sections 5.1 and 5.2 and accordingly EPFAL shall not be entitled to withhold or delay the carrying out of its obligations.

6.   SPECIFIC DUTIES AND RESPONSIBILITIES

6.1  Test of the Funds Transfer Hardware and Software:

     6.1.1 EPFAL shall, upon receipt of not less than ten working days' notice from the Pool Auditor and subject to availability of computer time, arrange for such tests of the Funds Transfer Hardware and the Funds Transfer Software as are from time to time reasonably required by the Pool Auditor (either on its own initiative or on the instructions of the Executive Committee) for the performance of its functions under
          Part IX of the Agreement. EPFAL shall, if so required by the Pool Auditor, permit the Pool Auditor to carry out such tests provided that the person or persons allocated to carry out such tests by the Pool Auditor is or are suitably qualified in the operation of computers and computer systems to carry out such test and, in any other case, EPFAL shall carry out such test.

     6.1.2 EPFAL shall give the Pool Auditor reasonable access to the Funds Transfer Hardware and the Funds Transfer Software for the purpose of carrying out and monitoring any test under paragraph 6.1.1.

     6.1.3 The costs of any test under paragraph 6.1.1 shall be borne by EPFAL and recovered by it as part of the DPA Operating Costs in accordance with this Schedule.

6.2  Insurance:

     6.2.1 subject to  the   availability  in  the  insurance   market  of  such
          insurances, EPFAL shall effect and maintain in full force and effect with first class insurers the following insurance:-

          (a) professional indemnity insurance as Pool Funds Administrator in an amount of not less than (pound)60,000,000 any one claims and (pound)60,000,000 all claims in any one year (or such other amount as may from time to time be reasonably required by the Executive Committee after consultation with EPFAL); and

          (b)  employee fidelity insurance in an amount of(pound)60,000,000.

     6.2.2 All premia and other sums of money payable in respect of all insurances effected or to be effected pursuant to paragraph 6.2.1 shall be borne by EPFAL and recovered by it as part of the PFA Operating Costs in accordance with this Schedule.

     6.2.3 EPFAL shall use all reasonable endeavors to make and collect claims promptly and shall apply all moneys received by it in respect of the insurance referred to in paragraph 6.2.1 in or towards making good the loss and fully repairing the damage or (as the case may be) satisfying the relevant liability in respect of which such moneys were receivable or reimbursing the cost of the same.

     6.2.4 EPFAL shall promptly supply the Executive Committee upon request from time to time with an insurance broker's certificate in form and content reasonably satisfactory to the Executive Committee confirming that cover has been effected in respect of the insurances referred to in paragraph 6.2.1 and giving reasonable details of the terms and conditions of such insurances.

6.3 Instructions: without prejudice to Section 19, EPFAL shall comply with all instructions and directions issued by the Executive Committee to EPFAL in its capacity as the Pool Funds Administrator unless such compliance would cause EPFAL to be in breach of any of its other obligations as the Pool Funds Administrator under the Agreement or the Agreed Procedures.

6.4 Changes: EPFAL in its capacity as the Pool Funds Administrator shall not make any change in its operation of the Funds Transfer System (or any party or aspect thereof) which in its reasonable opinion is or may (either alone or together with any other change(s) be material without the prior written consent of the Executive Committee. If EPFAL wishes to make any such change, it shall promptly notify the Executive Committee. If EPFAL wishes to make any such change, it shall promptly notify the Executive Committee in writing giving reasonable details of the proposed change.

6.5 General: EPFAL shall have such other duties, responsibilities, obligations and liabilities as are attributed to it in the Agreement and the Agreed Procedures.

7.   FUNDS TRANSFER SOFTWARE

7.1 Representations and warranties: EPFAL hereby represent and warrants to each of the Pool Members and the Executive Committee that:-

     7.1.1 the Funds Transfer Software referred to in Annex 4 (in this Section, "Existing Funds Transfer Software") is all the Funds Transfer Software used by EPFAL in connections with the Funds Transfer Business as at 31st March, 1992;

     7.1.2 it is the sole beneficial owner of the Existing Funds Transfer Software referred to in Part A of Annex 4;

     7.1.3 it is the license of the Existing Funds Transfer Software referred to in Part B of Annex 4 and that the details of the licenses set out in Part B of Annex 4 are correct;

     7.1.4 the Existing Funds Transfer Software is freely transferable to any successor Pool Funds Administrator pursuant to Section 5;

     7.1.5 the use of the Existing Funds Transfer Software in connection with the Funds Transfer Business does not infringe the rights of any other person and EPFAL is not in breach of any of the terms of the licenses referred to in Part B of Annex t; and

     7.1.6 it has not received any claim or notice challenging its title to, or its right to use, the Existing Funds Transfer Software.

7.2 Future Funds Transfer Software: as from the PFA Commencement Date EPFAL shall use its best endeavors to ensure it shall be the sole beneficial owner of all Funds Transfer Software used or to be used in the Funds Transfer Business after 31st March, 1992 (in this Section, "Future Funds Transfer Software"). In the event that EPFAL is unable to ensure that it will be sole beneficial owner of such Future Funds Transfer Software it shall use its best endeavors to ensure that it shall be the exclusive license thereof in relation to the Funds Transfer Business or any similar or related businesses on terms which enable it to grant sub-licenses and the benefit of such license to be assigned to any successors Pool Funds Administrator.

7.3 Notification: EPFAL undertakes to notify the Executive Committee forthwith in writing in the event that:-

     7.3.1 it is unable to ensure that it is the owner of, or license on the terms set out in sub-section 7.2 under, Future Funds Transfer Software; or

     7.3.2 it receives any claim or notice of any alleged infringement of the rights of any other person by its use of any Funds Transfer Software or challenging its title to, or its right to use, any Funds Transfer Software; or

     7.3.3 it is or becomes aware of any infringement by any third party of its rights in any Funds Transfer Software,

          and to consult with the Executive Committee as to any steps to be taken in respect of any such situation.

7.4 Infringement: EPFAL hereby further represents and warrants to and undertakes with each of the Pool Members and the Executive Committee that the use of any Future Funds Transfer Software in connection with the Funds Transfer Business will not infringe the rights of any other person and that it shall not breach any of the terms of any licenses under Future Funds Transfer Software.

7.5 Restrictions: EPFAL shall not, without the prior written consent of the Executive Committee (not be to unreasonably withheld or delayed), grant to any person (other than a successor Pool Funds Administrator) any right, title or interest to, in or under any Funds Transfer Software or give to such person a copy of, or permit such person to use, Funds Transfer Software or otherwise derive any benefit or profit therefrom (other than by itself using such Funds Transfer Software for the purpose of the Funds Transfer Business).

7.6 Indemnity: EPFAL hereby agrees fully and effectively to indemnify and keep indemnified each of the Pool Members and the Executive Committee from and against any and all loss, liability, damages, costs and expenses which it may suffer or incur arising out of or resulting from any breach by the Pool Funds Administrator of any of the terms, representations, warranties and undertakings contained in this Section 7 and Annex 5.

7.7 Maintenance: EPFAL shall ensure that at all times it has in full force and effect proper arrangements for the maintenance of (and the prompt rectification of defects in) the Funds Transfer Hardware and the Funds Transfer Software and, upon the reasonable request of the Executive Committee, shall supply evidence reasonably satisfactory to the Executive Committee of the existence and nature of such arrangements. The costs of all such maintenance arrangements shall be borne by EPFAL and recovered by it as part of the PFA Operating Costs in accordance with this Schedule.

7.8 Escrow arrangements: EPFAL shall comply with the provisions of Annex 5 which relate to escrow arrangements for the Funds Transfer Software and gives the warranties therein stated.

8.   ANNUAL FEE

8.1 General: in consideration of the carrying out by EPFAL of its duties and responsibilities as the Pool Funds Administrator as set out in the Agreement and the Agreed Procedures (other than in respect of those matters for which EPFAL is or will e compensated through the recovery of the PFA Operating Costs in accordance with this Schedule) EPFAL shall be paid an annual fee as the Pool Funds Administrator (the "Annual Fee") calculated in accordance with the following provisions of this Section 8.

8.2  Calculation of fee:

     8.2.1 in respect of the PFA Accounting Period beginning on the PFA Commencement Date the Annual Fee for that PFA Accounting Period shall be (pound)1,250,000 (the "Base Sum").

     8.2.2 In respect of each PFA Accounting Period beginning on an anniversary of the PFA Commencement Date the Annual Fee (expressed in pounds sterling) for that PFA Accounting Period shall be calculated in accordance with the following formula:-

          (a)  ABS = Base Sum * (1+(RPIP/100))

               where RPIP = the percentage change (whether of a positive or negative value) in the Retail Price Index between that published in, or (as the case may be) the substitute index for, the third month before the PFA Commencement Date and that published in, or the substitute index for, the third month before the anniversary from which the adjusted Annual Fee is to take effect:

          (b)  ATPB = Base Sum * (I/100)

               where I = the value set out in column 2 below opposite the number of Active Trading Pool Member Identities set out in column 1 below as at the beginning of the third month before the anniversary from which the adjusted Annual Fee is to take effect:-

                                Column 1                  Column 2
                              ----------                  --------
                       Number of Active Trading             Value
                        Pool Member Identities

                                0 to 60                       0
                               61 to 70                       5
                               71 to 80                       10
                               81 to 90                       20
                               91 to 100                      25
                              101 to 110                      30
                              111 to 120                      35
                              121 to 130                      45
                              131 to 140                      50
                              141 to 150                      55

          (c)  Annual Fee = ABS + ATPM.


     8.2.3 If during any PFA Accounting Period beginning on an anniversary of the PFA Commencement Date the number of Active Trading Pool Member Identities shall change such that, were the Annual Fee for that PFA Accounting Period to be recalculated, it would yield a different result from that originally calculated for that PFA Accounting Period (or, as the case may be, from that most recently recalculated for that PFA Accounting Period pursuant to this paragraph 8.2.3) EPFAL shall promptly recalculate the Annual Fee and notify the Executive Committee in writing of the amount thereof. Such notification shall be accompanied by a statement showing in reasonable detail the calculation of such amount. Subject to paragraph 8.3.2(b), such recalculated Annual Fee shall take effect for the period from the date falling one month after the receipt by the Executive Committee of such notification until the end of the then current PFA Accounting Period (or until further recalculated under this paragraph 8.2.3).

8.3  Review of fee:

     8.3.1 if at any time the total number of Active Trading Pool Member Identities shall exceed 150 EPFAL may request the Executive Committee to review the basis of calculation and/or the amount of the Annual Fee. Upon receipt of such request the Executive Committee and EPFAL shall negotiate in good faith for a period not exceeding three months (or such longer period as EPFAL and the Executive Committee may agree in writing) with a view to agreeing a revised basis of calculation and/or amount of the Annual Fee.

     8.3.2 (a) If EPFAL and the Executive Committee shall agree a revised basis of calculation and/or amount of the Annual Fee, such revisions shall take effect in accordance with the terms of that agreement.

          (b)  If at the end of the negotiation  period referred to in paragraph
               8.3.1 EPFAL and the Executive Committee shall not have agreed a revised basis of calculation and/or amount of the Annual Fee or if the Executive Committee shall dispute any calculation of the Annual Fee made by EPFAL and notified to the Executive Committee may refer the dispute to arbitration pursuant to Clause 83. Pending the award of the arbitrator(s) the Annual Fee current as at the date of EPFAL's calculation or recalculation shall continue in force.

9.   PFA BUDGETS AND NOTICES OF ANNUAL FEE

9.1 PFA Budgets: not earlier than three nor later than two months prior to the first day of each PFA Accounting Period EPFAL shall prepare and submit to the Executive Committee a PFA Budget for such PFA Accounting Period. Such PFA Budget shall be indicative only but shall be prepared on a best estimates basis. The PFA Budget for the PFA Accounting Period beginning in 1992 is set out in Annex 1.

9.2 Content of PFA Budgets: each PFA Budget (other than the PFA Budget for the PFA Accounting Period beginning in 1992) shall compare each item or category of budgeted expenditure shown therein with the forecast expenditure in respect of such item or category for the remainder of the then current PFA Accounting Period and report any salient differences between any such forecast expenditure and the budgeted expenditure in respect of each such item or category in the immediately preceding PFA Budget.

9.3 Form of PFA Budgets: each PFA Budget shall be substantially in the form of that set out in Annex 1 (or in such other form as EPFAL and the Executive Committee may from time to time agree in writing).

9.4 Notice of Annual Fee: each PFA Budget (other than the PFA Budget for the PFA Accounting Period beginning in 1992) shall be accompanied by a Notice of Annual Fee prepared by EPFAL stating the Annual Fee for the PFA
     Accounting Period to which such PFA Budget relates and setting out in reasonable detail the calculation of the Annual Fee. Subject to paragraphs
     8.2.3 and 8.3.2, the Annual Fee so stated shall take effect for such PFA Accounting Period.

10.  STATEMENT OF COSTS AND FEES

10.1 Statement of Costs and Fees: no later than one month following the date in any PFA Accounting Period of the publication of the audited accounts for the Funds Transfer Business for the previous PFA Accounting Period, EPFAL shall prepare and submit to the Executive Committee and all Pool Members a Statement of Costs and Fees for such previous PFA Accounting Period. The audited accounts of EPFAL, the instruction letter from EPFAL to its auditors giving instructions for the auditing of those accounts and the auditors' management letter (to the extent that it relates to the economy, efficiency, effectiveness and quality of service of EPFAL in carrying out its duties and responsibilities as the Pool Funds Administrator) shall accompany each Statement of Costs and Fees for each entire PFA Accounting Period.

10.2 Form of Statement of Costs and Fees: the Statement of Costs and Fees for any PFA Accounting Period:-

     10.2.1 in relation to the PFA Operating Costs, shall attribute actual and accrued expenditure for such period against, inter alia, each of the categories and sub-categories set out in the corresponding PFA Budget for such PFA Accounting Period; and

     10.2.2 in relation to the Annual Fee, shall state the Annual Fee and any revisions thereto for such PFA Accounting Period and shall set out in reasonable detail the calculation thereof.

10.3 Accompanying Report: each PFA Budget and Statement of costs and Fees for an entire PFA Accounting Period submitted to the Executive Committee and, in the case of the Statement of Costs and Fees Pool Members pursuant to sub-section 9.1 or 10.1 shall be supported by a written report of EPFAL commenting in reasonable detail upon the matters comprised in the categories of expenditures included in such PFA Budget or Statement of Costs and Fees.

10.4 Tender Costs:

     10.4.1 if, during any PFA Accounting Period, the Pool Funds Administrator reasonably believes that any of the category of services within the definition of PFA Operating Costs are likely to exceed the amount of that expenditure for that category or sub- category or other items of cost provided for in the PFA Budget by more than 5%, the Pool Funds Administrator shall notify the Executive Committee accordingly and explain the reasons for the increase. The Executive Committee may required the Pool Fund Administrator to invite tenders for any of the categories or sub- categories or items of cost which are so exceeded, in accordance with sub-section 10.4.3.

     10.4.2 If the Executive Committee consider that the amount budgeted for any category or sub-category or other item of cost in the PFA Budget in unreasonable then the Executive Committee may require the Pool Funds Administrator to invite tenders for any of the categories or sub-categories or other items of cost in the PFA Budget in accordance with sub-section 10.4.3.

     10.4.3 Within seven Business Day after receipt of a notice given pursuant to paragraph 10.4.1 the Executive Committee shall notify the Pool Funds Administrator in writing whether it wishes the Pool Funds Administrator to seek a further tender for the service in question. If the Executive Committee so notifies the Pool Funds Administrator that it requires a further tender to be sought, the Pool Funds Administrator shall obtain a further tender and shall give the Executive Committee reasonable details of that further tender and at the same time shall notify the Executive Committee of which tender it has chosen to accept together (if applicable) with reasons as to why it has not chosen the lowest price tender.

     10.4.4 If  the  Executive   Committee  fails  to  notify  the  Pool  Funds
          Administrator within the time period referred to in paragraph 10.4.2 or notifies the Pool Funds Administrator that it does not wish it to seek a further tender, the Pools Funds Administrator may accept the original tender.

10.5 Basis of preparation: all Statement of Costs and Fees other than a Statement of Costs and Fees in respect of an entire PFA Accounting Period shall be unaudited but prepared on a best estimates basis. The Statement of Costs and Fees in respect of an entire PFA Accounting Period shall be audited by EPFAL's auditors.

10.6 Accounting Practices: each PFA Budget and Statement of Costs and Fees shall be prepared on the basis of the accounting principles and practices used to draw up the most recent audited accounts of EPFAL and consistently applied. If any Statement of Costs and Fees for an entire PFA Accounting Period is not prepared on such basis, EPFAL shall prepare and submit to the Executive Committee and all Pool Members a pro-forma set of its audited accounts for such entire PFA Accounting Period which is prepared on the basis of the accounting principles and practices or their method of application used to prepare EPFAL's audited accounts shall be noted in the next following PFA Budget or Statement of Costs and Fees, as the case may be.

10.7 Statement of Charges: a Statement of Charges shall accompany each Statement of Costs and Fees.

11.  QUALITY OF SERVICE REVIEW

11.1 Complaints: if the Executive Committee shall receive from any Pool Member written notification of a breach or an alleged breach of the Agreement or an Agreed Procedure involving EPFAL in its capacity as the Pool Funds Administrator it shall promptly notify EPFAL of receipt and shall send a copy of such notification to EPFAL.

11.2 Report: within one month after receipt from the Executive Committee of any such notification as is referred to in sub-section 11.1 EPFAL shall prepare and submit to the Executive Committee a written report explaining in reasonable detail the circumstances which gave rise to, and the causes of, the breach (or, if it asserts that there has not been a breach, the reasons in support of that assertion), any remedial action taken by it and the consequences of such action.

11.3 Quality of Service Review: promptly after receipt of EPFAL'S written report referred to in sub-section 11.2 (or, if EPFAL shall fail to submit a report within the period referred to in that sub-section, promptly after expiry of that period) the Executive Committee shall determine whether it wishes to commission a Quality of Service Review. In making such determination the Executive Committee shall take into account the nature and seriousness of the notified breach (or alleged breach) and the said written report (if any). The Executive Committee shall notify EPFAL in writing of any such determination.

11.4 Consultants: if the Executive Committee shall determine to commission a Quality of Service Review, it shall instruct the Consultants to conduct such review and to report in writing (a "Review Report") to the Executive Committee and EPFAL.

11.5 Terms of engagement: the terms of engagement of the Consultants (including the objectives and scope of the work to be performed and the form of report to be issued) in respect of any Quality of Service Review shall (subject to sub-section 11.10) be determined by the Executive Committee in consultation with EPFAL.

11.6 Review Report: EPFAL shall be given the opportunity to examine and comment on any factual details contained in any Review Report before it is submitted in final form. Such final form shall, if the Consultants commissioned to carry out the Quality of Service Review shall think fit, take into consideration the comments of EPFAL on any factual details contained in the Review Report and include an indication of the response and proposed action of EPFAL. A copy of the final form of the Review Report shall be sent to EPFAL and may be distributed by the Executive Committee to Pool Members and the Director.

11.7 Implementation: upon receipt of a Review Report, EPFAL shall (if so required by and in consultation with the Executive Committee) give effect to such recommendations, if any, as are set out in such report as soon as is reasonably practicable following the date of receipt by EPFAL of such report.

11.8 Arbitration: if EPFAL shall in good faith consider the recommendations in any Review Report to be impractical or inappropriate, the same shall be referred for resolution to arbitration in accordance with Clause 83.

11.9 Access: for the purposes of any Review Report, EPFAL shall permit the Consultants access to the Funds Transfer Hardware, the Funds Transfer Software and all data used by EPFAL in the operation of the Funds Transfer System and to such of its company books, accounts and vouchers as related to any of the items or categories of expenditure which make up the PFA Operating Costs and as are necessary for the performance of the Quality of Service Review. The Consultants shall also be entitled to require from EPFAL's officers, employees or agents such information and explanations as are necessary to the performance of the Quality of Service Review (but, for the avoidance of doubt, the Consultants shall not have access to any data used, information held or records kept in relation to any Pool Member without such Pool Member's prior written consent).

11.10 Confidentiality: the terms of engagement of the Consultants commissioned to carry out the Quality of Service Review shall include a written obligation of the Consultants and signed on their behalf in favour of EPFAL to keep confidential information made available by EPFAL to the Consultants or tow which the Consultants have access for the purposes of the Quality of Service Review save that the Consultants shall be entitled to disclose any such information:-

        11.10.1 in the Review Report to the extent that the Consultants reasonably consider appropriate (after consultation with EPFAL) for the purposes of that report; or

        11.10.2 with the prior written consent of EPFAL; or

        11.10.3 in compliance with any requirement of law or pursuant to the arbitration rules of the Electricity Arbitration Association or pursuant to any judicial or other arbitral process or tribunal having jurisdiction.

11.11 Additional rights : the provisions of this section 11 are in addition to (and not in substitution for) and shall not prejudice any other rights which the Executive Committee or any Pool Member may have in respect of any such breach as is referred to in sub-section 11.1.

12.     AUDITORS' OPINION

        The Statement of Costs and Fees in respect of an entire PFA Accounting Period to be sent to the Executive Committee and all Pool Members pursuant to subsection 10.1 shall be accompanied by a report from EPFAL's auditors considering whether in such auditors' opinion:-

        (a) the Statement of Costs and Fees is in agreement with EPFAL's underlying books and records;

        (b) PFA Operating Costs have been properly extracted from EPFAL's audited financial statements; and

        (c) the calculations in respect of the Annual Fee are in accordance with the formula set out in sub-section 8.2, and are correct and in agreement with EPFAL's underlying books and records.

13.     PFA ACCOUNTING PERIOD

        Each PFA Accounting Period shall be for a period of twelve months unless otherwise agreed in writing by EPFAL and the Executive Committee. If EPFAL wishes to change its accounting reference date it shall give due notice thereof to the Executive Committee which shall agree to enter into an amending agreement to the Agreement in order to give effect to the same at EPFAL's cost and expense.

14.     THE POOL FUNDS ADMINISTRATOR'S CHARGES

        EPFAL shall be entitled to recover from all Pool Members the charges set out in Sections 15 and 16 in respect of its operation of the Funds Transfer Business but, subject to Section 19, shall not be entitled to recover any other charges.

15.     AMOUNT

15.1 Annual Charges: in respect of each PFA Accounting Period, EPFAL shall be entitled to recover from Pool Members annual charges equal to the aggregate of the following amounts:-

        15.1.1 PFA Operating Costs for the relevant PFA Accounting Period (as identified by the Statement of Costs and Fees for such period submitted pursuant to Section 10);

        15.1.2 the PFA Handling Charge, calculated on the total amount of the PFA Operating Costs;

        15.1.3  the Annual Fee for such PFA Accounting Periods; and

        15.1.4  the Bank Charges.

15.2    Recovery of Charges:

        15.2.1 the due proportion (determined in accordance with sub-section 15.4) of EPFAL's annual charges referred to in sub-section 15.1 payable by each Pool Member for each PFA Accounting Period shall be recovered by monthly payments in advance from each Pool Member or, where EPFAL and the Pool Member otherwise agree, semi-annually in advance (calculated on a best estimates and reasonable basis to be one twelfth or, as the case may be, one half of the annual charges payable by such Pool Member by reference to the most recent PFA Budget).

        15.2.2 EPFAL shall advise each Pool Member of such amount by invoice despatched to each Pool Member approximately 15 days prior to the first day of each month or, as the case may be, other period. Such invoice shall be paid no later than the first day of such month or such other period. Each Pool Member shall pay the amount advised in the relevant invoice within 15 days after the invoice date.

        15.2.3 Each Pool Member shall pay all amounts due hereunder in sterling in cleared funds in full without set off or counterclaim, withholding or deduction of any kind whatsoever but without prejudice to any other remedy. All charges are exclusive of United Kingdom Value Added Tax which shall be added to such charges, if applicable.

        15.2.4 In the event of any dispute regarding charges in any month or period, no Pool Member may withhold payment of any invoiced amount but may refer such dispute to arbitration in accordance with Clause 83.

15.3 Interest on non-payment: if any amount due to EPFAL, in its capacity as the Pool Funds Administrator is not received on the due date the Pool Member required to pay such amount shall pay interest to EPFAL on such amount from and including the date of default to the date of actual payment (as well after as before judgment) at the rate which is 4 per cent. per annum above the Base Rate from time to time of National Westminster Bank PLC during each period of default.

15.4 Payment of Charges: each Pool Member shall pay its due proportion of EPFAL'S charges for each PFA Accounting Period determined in accordance with Section 17.

15.5 Amount of Charges: the amount of each such payment shall be estimated initially by reference to the PFA Budget. EPFAL shall adjust the amount of each such payment by reference to the most recent Statement of Costs and Fees and so as to take into account PFA Operating Costs, the PFA Handling Charge, the Annual Fee and the Bank Charges during the previous PFA Accounting Period and anticipated costs in respect of the same during the current PFA Accounting Period and shall recover from or, as appropriate, credit to each Pool Member its due proportion of the difference between actual and anticipated PFA Operating Costs, the PFA Handling Charge, the Annual Fee and the Bank Charges and payments received in respect of such costs, fees and charges in each case for the previous and the current PFA Accounting Period. Such recovery or credit shall take place by reference to an adjustment to each Pool Member's charges for the current PFA Accounting Period.

15.6 New and Former Pool Members: any Pool Member which is a Pool Member for part only of any PFA Accounting Period shall pay charges on an interim basis of such amount as the Executive Committee estimates to be reasonable for such PFA Accounting Period on the basis of the allocation of charges set out in Section 17. Adjustments to charges on all Pool Members as a result of existing Pool Members leaving or new Pool Members joining will be made following, and shall be set out in, the Statement of charges submitted for the relevant PFA Accounting Period pursuant to sub-section 10.7 whereupon the Pool Members and/or former Pool Members shall be required to pay such additional amount or be entitled to such reimbursement as may be determined in accordance with the Agreement by and adjustment to charges in the then current PFA Accounting Period.

16.     BANK CHARGES

        Bank Charges: EPFAL in its capacity as the Pool Funds Administrator shall collect from Pool Members the amounts they are obliged to pay by way of bank transaction charges towards the costs of the Pool Banker and all Settlement Banks ("Bank Charges") and shall account for the same to the Pool Banker and such Settlement Banks.

17.     ALLOCATION OF CHARGES

17.1 Total Sum Due: in respect of each PFA Accounting Period, the Total Sum Due shall be allocated amongst Pool Members in accordance with the following provisions of this Section 17.

17.2 Payment of Total Sum Due: each Pool Member shall be obliged to pay the amount allocated to it in accordance with this sub-section. The total aggregate amount allocated to all Pool Members in respect of any PFA Accounting Period shall equal the Total Sum Due in respect of such PFA Accounting Period.

17.3    Allocation  of Total Sum Due:  the Total Sum Due in  respect of each PFA
        Accounting Period shall be allocated amongst Pool Members in the following manner:-

        17.3.1 first, in order to recover the discrete costs referable to each Pool Member during any PFA Accounting Period, the costs incurred by EPFAL, in its capacity as the Pool Funds Administrator in complying with a request of such Pool Member made pursuant to

                Clause 63.1.7 or sub-section 6.3 of Schedule which are directly referable to such Pool Member shall, as far as possible, be allocated to such Pool Member; and

        17.3.2 secondly, 100 per cent. of the balance of the Total Sum Due during any PFA Accounting Period not recovered pursuant to paragraph 17.3.1 shall be allocated amongst all Pool Members during such PFA Accounting Period according to their respective Contributory Shares for such PFA Accounting Period.

17.4 Prima facie evidence: EPFAL's determination of the allocation of all costs during any PFA Accounting period shall, in the absence of manifest error, be prima facie evidence thereof.

18.     ADJUSTMENT

        If the Executive Committee requests EPFAL to continue to serve as the Pool Funds Administrator pursuant to sub-section 3.1 to allow a successor to be appointed, EPFAL and the Executive Committee shall negotiate in good faith for a period not exceeding six weeks (or such longer period as EPFAL and the Executive Committee) may agree in writing) with a view to agreeing a revision in the amount of the Base Sum to be used in the calculation of the Annual Fee for the duration of the additional period referred to in sub-section 3.1. If EPFAL and the Executive Committee shall agree to revise the amount of the Base Sum, such revision (and any consequential revision in the Annual Fee) shall take effect in accordance with the terms of that agreement. If no agreement is reached within the said negotiation period the Executive Committee or EPFAL may refer the dispute to arbitration pursuant to Clause 83. Pending any such agreement being reached or any such dispute being resolved by arbitration, EPFAL shall continue to serve as the Pool Funds Administrator for the additional period referred to in sub-section 3.1.

19.     ADDITIONAL COMPENSATION

19.1 General: a direction or instruction of the Executive Committee to EPFAL in its capacity as the Pool Funds Administrator shall not materially increase the duties, responsibilities or liabilities of EPFAL as the Pool Funds Administrator beyond those detailed in the Agreement as at the PFA Commencement Date and as detailed in the Agreed Procedures without proper compensation.

19.2 Compensation: if the Executive Committee gives a direction or instruction to EPFAL in its capacity as the Pool Funds Administrator which materially increases the duties, responsibilities or liabilities of EPFAL as the Pool Funds Administrator beyond those detailed in the Agreement as at the PFA Commencement Date and a detailed in the Agreed Procedures, then (subject to sub-section 19.3):-

        19.2.1 EPFAL shall carry out that direction or instruction unless it has reasonable grounds for refusing so to do in which event it shall forthwith notify the Executive Committee in writing of its refusal and its reasons therefor (and, for this purpose, an increase in the duties, responsibilities or liabilities of EPFAL in its capacity as the Pool Funds Administrator shall not of itself constitute reasonable grounds);

        19.2.2 EPFAL and the Executive Committee shall negotiate in good faith for a period not exceeding one month (or such longer period as EPFAL and the Executive Committee may agree in writing) with a view to agreeing an appropriate increase in the Base Sum to reflect such increase in EPFAL's duties, responsibilities and liabilities as the Pool Funds Administrator;

        19.2.3 if EPFAL and the Executive Committee shall agree an increase in the Base Sum, such increase shall take effect in accordance with the terms of that agreement; and

        19.2.4 if there shall be any dispute as to whether that direction or instruction does or did materially increase the duties, responsibilities or liabilities of EPFAL, as the Pool Funds Administrator or whether EPFAL has reasonable grounds for refusing to carry out that direction or instruction or if no agreement is reached under paragraph 19.2.9, EPFAL or the Executive Committee may refer to the dispute to arbitration in accordance with Clause 83.

19.3 Reservation: the performance by EPFAL of any direction or instruction of the Executive Committee shall not prevent EPFAL from later claiming that such direction or instruction materially increased its duties, responsibilities or liabilities as the Pool Funds Administrator provided always that EPFAL shall not be entitled so to claim unless it gave written notice to the Executive Committee promptly (and in any event within seven days) after first becoming aware that such direction or instruction materially increased or was likely materially to increase such duties, responsibilities or liabilities, such notice to contain detailed reasons in support of why there has been or is likely to be such an increase.

20.     RECOVERY OF POOL ADMINISTRATION COSTS

20.1    Applicability: the provisions of this Section 20 shall apply to:-

        20.1.1 the costs and expenses (within the extended meaning of that expression in Clause 23.5 of the Agreement) of the Executive Committee, its sub-committees and sub-groups;

        20.1.2 the costs and expenses of Committee Members and members of the sub-committees and sub-groups of the Executive Committee;

        20.1.3  the costs and expenses of the Pool Chairman;

        20.1.4 the remuneration, costs and expenses of the personnel referred to in Clause 17.2.1 of the Agreement;

        20.1.5  the remuneration, costs and expenses of the Secretary;

        20.1.6  the costs and expenses of the Pool Auditor;

        20.1.7  the overhead costs of the Electricity Arbitration Association;

        20.1.8 all such other costs, expenses and other amounts which are required by the Agreement (or any other agreement or document executed or prepared pursuant to the Agreement and for this purpose approved by the Executive Committee) to be dealt with "in accordance with Section 20 of Schedule 15"; and

        20.1.9 any bad debts which are to be treated as Pool Administration Costs pursuant to sub-section 20.7,

                (together "Pool Administration Costs").

20.2 Approval: the Executive Committee (or its delegate) shall approve all Pool Administration Costs in advance of submitting the same to EPFAL for payment.

20.3 Payment: upon receipt of an invoice or other statement relating to Pool Administration Costs which as been approved by or on behalf of the Executive Committee in accordance with sub-section 20.2, EPFAL shall pay the amount stated in such invoice or other statement (together with Value Added Tax thereon, if applicable) to such person or persons as the Executive Committee (or its delegate) shall direct.

20.4    Recovery:

        20.4.1 EPFAL shall collect from Pool Members the amounts which they are obliged to pay towards the Pool Administration Costs and Pool Members shall be obliged to pay in accordance with sub-section
                20.6 their respective proportionate share of the Pool Administration Costs (together with Value Added Tax thereon, if applicable) against receipt of an invoice or other statement therefor issued by EPFAL and otherwise in accordance with paragraph 20.5.1;

        20.4.2 EPFAL shall collect from the Grid Operator, and the Grid Operator shall be obliged to pay against receipt of an invoice or other statement therefor issued by EPFAL and otherwise in accordance with paragraph 20.5.2 10 per cent. of the annual overhead costs of the Electricity Arbitration Association (together with Value Added Tax thereon, if applicable).

20.5    Collection procedure:

        20.5.1 EPFAL shall arrange for collection from Pool Members of their respective proportionate share of the Pool Administration Costs in such manner as may be agreed by EPFAL with the Executive Committee from time to time (which may include collection in advance) and Pool Members shall comply with such collection procedures and, in particular, shall make payment within the time period prescribed by such procedures. The provisions of paragraphs 15.2.3, 15.2.4 and sub-section 15.3 shall in any event apply mutatis mutandis in respect of all payments required to be made by Pool Members pursuant to this Section 20.

        20.5.2 The Grid Operator shall may payment of the amount referred to in paragraph 20.4.2 within 15 days after receipt of the invoice or other statement therefor.

20.6 Proportionate Share: Pool Members shall contribute towards the Pool Administration Costs referable to a Quarter in the proportions which their respective Contributory Shares bear to each other during such Quarter.

20.7 Bad Debts: If in any PFA Accounting Period the Executive Committee recognises bad debts arising from a Pool Member's failure to pay its due proportion of Pool Administration Costs, the aggregate amount of those bad debts shall be carried forward to the immediately succeeding PFA Accounting Period and shall form part of the Pool Administration Costs for that PFA Accounting Period (spread evenly so far as practicable over the four Quarters thereof).

                                     ANNEX 1

                  PFA Budget for the 1992 PFA Accounting Period

Category/Item                                   Budgeted Cost
                                                 (pound)000
- -------------                                   -------------

Insurance costs                                    200

Funds Transfer Hardware and Funds Transfer          75
Software testing and maintenance costs

Audit fees                                          75

Bank administration charges                        100

Bad debt allowance                                   0
                                                   ---


Total Sum Due                                      450
                                                   ===

                                     ANNEX 2

                         Pro-forma Statement of Charges

- ------------------------------------------------------------------------------
Name    Contributory Share       Period to which       Amount
                                 charges relate
- ------------------------------------------------------------------------------



































- ------------------------------------------------------------------------------

                                     ANNEX 3

                      Pro-forma Statement of Costs and Fees

                                       (A)
                               PFA Operating Costs


                                    Budgeted Cost for     Actual Out-Turn
                                    previous PFA          for previous PFA
                                    Accounting Period     Accounting Period
                                    -----------------     -----------------
Insurance costs

Funds Transfer Hardware and
Funds Transfer Software
testing and maintenance costs

Audit fees

Bank administration
charges

Bad debt allowance


Total Sum Due


- -----------------------------------------------------------------------------



                                       (B)
                                   Annual Fee

Annual
Fee(initial): the Annual Fee for the [19  ] PFA Account Period was(pound)[    ].

Annual
Fee (revisions):  the Annual Fee for the [19  ] PFA Accounting Period was
                  revised as from [     ] to(pound)[    ] [and as from
                  [     ] to (pound)[     ]].

Calculation of
Annual Fee
(initial and
revisions):

                                     ANNEX 4

                        Existing Funds Transfer Software

                                     Part A
                               Beneficially Owned

Pool Funds Transfer System (PFTS) PHASE 1

System Administration - User Guide (2/5/90)
Clerical Procedures (3/5/90)
Self Study Training Module (4/7/90)
Billing Sub-Project - Test Specification v.1.0 (29/3/90), v.1.1 (3/4/90) Test Plan - Issue 1.1 (3/4/90) System Testing Log (4/4/90) Quality Assurance Plan (16/5/90) Test Data (2/4/90) Test Schedules (3/4/90) Implementation Paper - Security Controls (22/3/90)

Pool Funds Transfer System (PFTS) PHASE 1.1

Test Plan Issue 1.0 (18/6/90)
Summary Test Report (13/7/90)



Pool Funds Transfer System (PFTS) PHASE 2.0

Documentation EPFAL PFTS Phase II User Manual Version 1
               "      "  "        DBA Guide   "
Physical Design Documentation (volumes 1-4) (22/6/90)
Functional Specification - Appendices (April 1990)
Addendum to the Detailed Physical Design (May 1991)

                                     Part B
                                    Licensed
                          VMS, unless otherwise stated)

VAX System

VMS Sun Account 3.5.14 purchased 1/7/90.  Licence No. 002505

Documentation - Standard Reference/Installation/Getting started and Tutorial manuals.

VMS v.5.4 issued 1/5/90.  Licence pack LP594621 s/no. 01440169.

PCSA/Decnet v.4 End User Node issued 1/5/90. Licence pack LP594624 s/no.
0440172.

Lotus 123 v.2.2 Server Version purchased 1/91. - upgraded to v.3.1 + 18/9/91. Note a VMS version.

Oracle RDBMS v.6 purchased 16/5/91 with full set of delivered documentation.


PC based Novell Network

Novell Advanced Network 286 v.2.15 Rec C purchased 3/90 via 3rd party. Full set Netware documentation - Reference Installation/Guides etc.

Sun Account v.3.5.3 purchased via 3rd party 3/90. Full set documentation - Reference/Installation/getting started and Tutorials.

Lotus 123 v.3.1 Server purchased 18/9/91. Upgrade from v.2.2 purchased 1/91.

                                     ANNEX 5

                               Escrow Arrangements

1.1      EPFAL Escrow Agreement

         No later than 1st February, 1993 (or such later date as EPFAL and the Executive Committee may agree in writing) EPFAL in its capacity as the Pool Fund Administrator (for itself and on behalf of the Pool Members acting through the Executive Committee) shall enter into and deliver an escrow agreement (the "PF Escrow Agreement") in the form to be agreed between EPFAL and the Executive Committee with a reputable escrow agent to be agreed between EPFAL and the Executive Committee with a reputable escrow agent to be agreed between EPFAL and the Executive Committee (the "PFA Custodian"). Forthwith upon entering into the PFA Escrow Agreement EPFAL shall deposit with the PFA Custodian to the extent then in existence (and, if not in existence, as soon as possible after it comes into existence):-

         1.1.1 a copy of the source code and load (machine executable) modules relating to all Funds Transfer Software beneficially owned by it together with all job control language and licensed software system tables, each in a machine readable form and the source code and job control language in a hard copy form;

         1.1.2 a copy of all related manuals and other associated documentation, including:-

                           (a) any user requirement documents, together with all associated authorised change requests;

                           (b) any functional specification documents associated with those documents described in sub-paragraph (a) above, together with all authorised change requests associated with the relevant functional specification;

                           (c) to the extent available to EPFAL, any design specification documents associated with those documents described in sub-paragraphs
                                    (a)  and  (b)  above,   together   with  all
                                    authorised change requests associated with the relevant design specification;

                           (d) any program and/or user guides prepared to assist in the day-to-day operation and future development of the computer programs (including records of test cases together with the associated test input and output data used for validation purposes);;

                           (e) any relevant test strategy schedules and acceptance test schedules as specified for functional and operational end to end testing;

                           (f) any relevant test acceptance certificates and reports for all tests recording comments and observations made on the appropriate tests where such tests commissioned by EPFAL;

                           (g) any relevant client acceptance certificates and Pool Auditor's reports, together with any reports recording such clients' and the Pool Auditor's observations and comments on the tests;

                           (h) any relevant compilation or detailed operating procedures required in connection with any of the relevant paragraphs in this paragraph 1.1.2;

                           (i) all software licences for Funds Transfer Software licensed to EPFAL; and

                           (j) a list detailing all versions of Funds Transfer Software licenced to EPFAL (including operating systems and compilers) used in creating such versions of the object code detailing the version numbers used and any program temporary fixes or equivalent modes;

         1.1.3 a copy of all historical data (including all transaction, reference and audit data and changes to standing data) relating to the operations of EPFAL in its capacity as Pool Funds Administrator;

         1.1.4 all the material referred to in sub-clauses 1.1.1 to 1.1.3 above is hereafter together referred to in this Annex 5 as the "PFA Material".

1.2      Licensed Funds Transfer Software

         If, after consultation with EPFAL, the Executive Committee shall so request, EPFAL shall use its reasonable endeavors to procure that the owner of any Funds Transfer Software shall permit the deposit of such Funds Transfer Software licensed to EPFAL with the PFA Custodian or other reputable escrow agent on the terms of the Escrow Agreement or similar agreement approved by the Executive Committee.

1.3      Updating

         EPFAL shall ensure that the PFA Material deposited with the PFA Custodian is kept fully up-to-date and reflects all Modifications (as defined in the PFA Escrow Agreement) and shall deposit a copy of all Modifications with the PFA Custodian as soon as the same are available, all in accordance with the terms of and subject to the conditions of the PFA Escrow Agreement. EPFAL shall notify the Executive Committee promptly of the delivery of each Modification to the PFA Custodian.

                                   SCHEDULE 16

                          Matters requiring consent of
                       the Settlement System Administrator


The Settlement System Administrator's membership of, and the procedures and powers of, the Project Board

Terms of reference of Project Managers

Approval of project documents

Quality  standards  (including  design,  coding,  testing,   implementation  and
documentation)

Role of Pool Auditor in systems development

Components of project life cycle

Ownership and warranties on development

Housekeeping

The Settlement System Administrator's responsibilities and rights

Use of the Settlement System Administrator's resources

Implementability of systems     -  technical compatibility with existing system
                                   -     use of the Settlement System
                                         Administrator's facilities for testing
                                   -     parallel operation
                                   -     migration into production
                                   -     configuration control
                                   -     implementation planning

Operability of systems          -  operational feasibility
                                   -     operational support requirements
                                   -     operational testing
                                   -     interface design
                                   -     performance
                                   -     security
                                   -     auditability
                                   -     reliability

Maintainability of systems      -  design integrity
                                   -     design documentation

                                   -     adherence to design and coding
                                         standards
                                   -     reliability
                                   -     configuration control

                                   SCHEDULE 17

                                  Trading Sites


                                     Part A

                                     General


1. Introduction: a site shall be identified as a Trading Site for the purposes of this Agreement in accordance with the following provisions of this Schedule.

2. Application: a Party may apply to the Executive Committee for a site to be treated as a Trading Site by sending to the Executive Committee a written application in the form prescribed by the relevant Agreed Procedure (in this Schedule, a "Trading Site Application") stating the class of application and containing the other information and supported by the documents and other matters referred to in Part C and signed by or on behalf of the Generator concerned and the Supplier concerned where there exists a Supplier in respect of that site (together in this Schedule, the "Applicants").

3. Decision: the Executive Committee shall consider any Trading Site application within 45 days after receipt in accordance with the procedures set out in Part B and (subject to paragraph 5 of Part B) shall within that period make a determination as to whether the site the subject of such application (in this Schedule, the "Nominated Site") shall be treated as a Trading Site and shall promptly notify the Applicants and the Settlement System Administrator of its determination.

                                     Part B

                                   Procedures

1. Classes: every Trading Site Application shall state whether it is a Class 1, Class 2, Class 3 or Class 4 application and the Executive Committee shall consider a Trading Site Application by reference to the provisions set out in this Part B for the stated class (or, in the case of paragraph 5, as provided therein).

2. Class 1: if the Trading Site Application shall state that it is a Class 1 application then the Executive Committee shall determine from the Trading Site Application and supporting documentation and other matters (and any further evidence provided in accordance with paragraph 6) if the Nominated Site is a Power Station which is or is to be electrically configured in the same manner as is prescribed in one of the line diagrams contained in the relevant Agreed Procedure and fulfills all the conditions specified in such Agreed Procedure applicable to a Class 1 application, in which event the Nominated Site shall be treated as a Trading Site.

3. Class 2: if the Trading Site Application shall state that it is a Class 2 application then the Executive Committee shall determine from the Trading Site Application and supporting documentation and other matters (and any further evidence provided in accordance with paragraph 6) if the generation and demand at the Nominated Site are electrically connected solely by Dedicated Assets, in which event the Nominated Site shall be treated as a Trading Site.


         In this paragraph, "Dedicated Assets" means assets and equipment which are used solely to connect electrically (a) the location at which the generation originates with (b) the location at which the demand is taken (and no other), and additionally satisfy one of the diagrammatic representations of Dedicated Assets contained in the relevant Agreed Procedure.

4. Class 3: if the Trading Site Application shall state that it is a Class 3 application then the Executive committee shall determine from the Trading Site Application and supporting documentation and other matters (and any further evidence provided in accordance with paragraph 6) if the generation and demand at the Nominated Site are electrically connected by Contiguous Assets, in which event the Nominated Site shall be treated as a Trading Site.

         In this paragraph:-

         (a) "Contiguous Assets" means those Specified Assets and Equipment at a location which connect by one continuous electrical connection the location at which the generation originates with the location at which the demand is taken, which Specified Assets and Equipment are all owned by the Applicants and/or are Specified Assets and Equipment in respect of which a contribution is or will be made by the Applicants to the provision and installation or maintenance and repair costs thereof or where such Specified Assets and Equipment are already provided and installed, the maintenance and repair costs thereof; and

        (b) "Specified Assets and Equipment" means assets and equipment identified and quoted in the Connection Agreement of either Applicant where such assets and equipment include assets and equipment identified and quoted in the Connection Agreements relating to both Applicants which form part of the continuous electrical connection for the purposes of (a) above.

5.       Class 4:

         5.1 if the Trading Site Application shall state that it is a Class 4 application or if the Executive Committee shall determine that the Nominated Site the subject of a Class 1, Class 2 or Class 3 Trading Site Application does not satisfy the conditions specified in paragraph 2, 3 or (as the case may be) 4, the Executive Committee shall determine from the Trading Site Application and supporting documentation and other matters (and any further evidence provided in accordance with paragraph 6) if the Nominated Site shall be treated as a Trading Site having regard to the criteria set out in paragraph 5.2.

         5.2      The criteria referred to in paragraph 5.1 are:-

                  (a) whether special circumstances existed before 30th March, 1990 which demonstrate to the reasonable satisfaction of the Executive Committee that the generation and demand were treated as being on a Trading site;

                  (b) whether special circumstances existed before 11th December, 1991 which demonstrate to the reasonable satisfaction of the Executive Committee that the generation and demand should have been treated as on a Trading Site;

                  (c) whether, although not satisfying the conditions applicable to a Class 1, Class 2 or Class 3 Trading Site Application, if, to the reasonable satisfaction of the Executive Committee, the Trading Site Application demonstrates sufficient similarities with sites which would satisfy those conditions such that it would be unreasonable not to treat the Nominated Site as a Trading Site;

                  (d) whether there are any other facts or evidence in support of the Trading Site Application which in the reasonable opinion of the Executive Committee demonstrate that the Nominated Site ought to be treated as a Trading Site.

6. Further evidence: the Executive Committee may request an Applicant to produce such further evidence as the Executive committee may reasonably require in support of its Trading Site Application before the Executive Committee makes any determination as to whether the Nominated Site is to be treated as a Trading Site, and the Executive Committee shall not be bound to make any determination on the issue of whether the Nominated Site is a Trading site pending receipt of such further evidence.

7. Majorities: any determination of the Executive Committee in favour of treating a Nominated Site as a Trading site shall require a simple majority of the votes cast by Committee Members at the relevant meeting provided that in the case of a Trading Site Application which falls to be considered under paragraph 5 the necessary majority shall be 75 per cent of all the votes cast by Committee Members.

8. Effect of determination: if the Executive Committee shall determine pursuant to paragraph 2, 3, 4 or (as the case may be) 5 that a Nominated Site is a Trading Site all metered values of all meters associated with the Nominated Site and identified in the Trading Site Application shall be aggregated in accordance with the provisions of sub-section 3.3 of, and paragraph 2F of Appendix 6 to, Schedule 9.


                                     Part C

                            Trading Site Applications

1. Every Trading site Application shall contain the following information:-

         (a)      the name and address of the Applicants;

         (b)      full description of the Nominated Site;

         (c) a full description of the Metering Systems (if any) located or to be located at the Nominated Site and of their location together with a full description of the points at which all electricity flows relative to the Nominated Site are to be measured;

         (d) such other information as may be specified in the relevant Agreed Procedure; and

         (e) such other information as the Applicants shall consider relevant to their application.

2. Every Trading Site Application shall be accompanied by the following documents and other matters:-

         (a) line diagrams showing the electrical connections and energy flows at the Nominated Site and the location of Metering Systems (if any) and evidence demonstrating that the assets and equipment electrically connecting the generation and demand are capable of transmitting or distributing the quantity of electricity to be transmitted or distributed to the Nominated Site;

        (b) confirmation from the Settlement System Administrator, having duly notified the Grid Operator, that it is satisfied that the metering arrangements at the Nominated Site are compatible with the operation of Settlement;

         (c) in the case of a Class 2 or Class 3 Trading Site Application, other evidence demonstrating the existence of Dedicated Assets or (as the case may be) Contiguous Assets (including any connection Agreements or relevant parts thereof).


                                     Part D

                              Additional Provisions

1. (a) the Settlement System Administrator, the Grid Operator and each Public Electricity Supplier shall co-operate with the Applicants (insofar as is reasonable) to enable them to prepare and deliver a Trading Site Application by making available (upon reasonable notice) line diagrams relevant to the Nominated Site.

         (b) the Settlement System Administrator and the Grid Operator shall review the Metering systems relative to the Nominated site for the purposes of issuing confirmations required by the Executive Committee and where such confirmations are considered appropriate by the Settlement System Administrator and the Grid Operator, shall issue the requisite confirmation.

         (c) In relation to (a) and (b), the reasonable costs and expenses of the Settlement System Administrator, the Grid Operator and each relevant Public Electricity Supplier shall be borne by the Applicants.

2. A Nominated Site which the Executive committee resolves should be treated as a Trading site (or is otherwise to be so treated) shall cease to be treated as a Trading Site if the Executive Committee reasonably determines that the site no longer fulfils the conditions upon which the approval for it being so treated was based. The Generator Applicant shall forthwith notify the Executive Committee if the site no longer fulfils such conditions.

                                   SCHEDULE 18

                   The Ancillary Services Accounting Procedure


1.DEFINITIONS AND INTERPRETATION

1.1 Definitions: in this Schedule, unless the context otherwise required, the words and expressions set out in this Section 1.1 shall bear the meanings respectively set out herein:-

         "ASP Budget" means any budget prepared by the Ancillary Services Provider pursuant to Section 2.1;

         "Audit Adjustments" means the aggregate value of all changes in the Cost Base required to be taken into account by the Ancillary Services Provider during any Accounting Period in order to give effect to the conclusions resulting from an audit commissioned pursuant to Clause 5.15;

         "Capital Expenditure" means, in respect to any Accounting Period, expenditure by the Ancillary Services Provider on fixed assets required for the purposes acquired on lease which are required by generally accepted accounting principles to be capitalised;

         "Cost Base" means, in respect of any Accounting Period, Total Operating Costs for such period less Depreciation during such period;

         "Depreciation System", in respect of any Accounting Period, the aggregate value of all depreciation on assets owned or employed by the Ancillary Services Provider in the Ancillary Services Business, such assets being depreciated in accordance with the accounting policies of the Ancillary Services Provider for such period as stated in the audited accounts of the Ancillary Services Provider for such period and treated as depreciation in accordance with the terms of the Agreement.

         "Efficiencies" means, in respect to any Accounting Period, the amount (if any) by which the Cost Base in such Accounting Period is less than the Cost Base in the immediately preceding Accounting Period (the "First Period") after adjustments on a pound for pound basis to any difference between such two Cost Bases to offset movements from the Cost Base in the First Period due to the Rate of Inflation, Audit Adjustments and any other matters beyond the control of the Ancillary Services Provider and changes in the accounting principles or practices of the Ancillary Services Provider made during the Accounting Period in question;

         "Executive" means those members of the Executive Committee representing Suppliers;

         "Individual Limit" means, in respect to Capital Expenditure in any Accounting Period, (pound)25,000, as the same may be increased from the Effective Date by the Rate of Inflation.

         "Martin" means:-

        (i) in respect of each of the first three Accounting Periods, such amount as when added to the Total Operating Costs (excluding for this purpose any payments made by the Ancillary Services Provider for Ancillary Services, and the price of any goods and services referred to in Section 6.2 if the price exceeds the aggregate cost of supplying such goods and services actually incurred by the relevant affiliate of, or other division of, the company of which the Ancillary Services Provider is a division)9 in the relevant Accounting Period is equal to 10 per cent. of the sum of such amount and such Total Operating Costs; and

        (ii) thereafter, such margin as may be agreed upon between the Executive and the Ancillary Services Provider (or, in default of agreement, such margin as is reasonable in all the circumstances as determined pursuant to Clause 83);

         "Overall Limit" means, in respect of Capital Expenditure in any Accounting Period, (pound)100,000, as the same may be increased from the Effective Date by the Rate of Inflation;

         "Statement of Charges" means the statement of charges required to be submitted by the Ancillary Services Provider pursuant to Section 2.8 in the form or substantially in the form set out in Part 3 of the Annex or such other form as the Executive and the Ancillary Services Provider may agree showing the total charges to be made by the Ancillary Services Provider on all Suppliers in accordance with this Schedule;

         "Statement of Costs" means the statement of costs required to be submitted by the Ancillary Services Provider pursuant to Section 2.4 setting out the actual and accrued expenditure incurred by the Ancillary Services provider in any period which shall be substantially in the form set out in Part 2 of the Annex or such other form as the Executive and the Ancillary Services Provider may agree; and

         "Total Operating Costs" means, in respect of any Accounting Period or part thereof:-

         (i) the total expenditure properly incurred or accrued by or on behalf of the Ancillary Services Provider in operating the Ancillary Services Business in such period or part thereof (other than that referred to in (ii) and (iii) below; plus

        (ii) all Depreciation in such period on all assets owned and employed by the Ancillary Services Provider in the Ancillary Services Business; plus

        (iii) all other expenditure properly incurred or accrued during such period which, under this Schedule, is permitted to be included in any Statement or Costs; plus.

        (iv) Efficiencies which are permitted to be included in any Statement of Costs pursuant to Section 5.4.

1.2      Interpretation:

                  1.2.1 in this Schedule, except where the context otherwise requires, references to a particular Section, sub-section or paragraph or to the Annex shall be a reference to that Section sub-section or paragraph of, or the Annex to, this Schedule.

                  1.2.2 In this Schedule the expression "Rate of Inflation" shall have the meaning assigned to it in Schedule 4.

2.       ASP BUDGETS, STATEMENTS OF COSTS AND STATEMENTS OF CHARGES

         Budget

2.1 ASP Budgets: not earlier than six nor later than three months prior to the first day of each Accounting Period (other than the first) the Ancillary Services Provider shall prepare and submit to the Suppliers an ASP Budget for such Accounting Period. Such ASP Budget shall be indicative only but prepared on a best estimates basis. The ASP Budget for the first Accounting Period shall be that set out in Part 1 of the Annex.

2.2 Contents of ASP Budgets: each ASP Budget (other than the first) shall compare each item or category of budgeted expenditure shown therein with the forecast expenditure in respect of such item or category for the remainder of the then current Accounting Period and report any salient differences between any such forecast expenditure and the budgeted expenditure in respect of each such item or category in the immediately preceding ASP Budget.

2.3 Form of ASP Budgets: each ASP Budget shall be substantially in the form of that set out in Part 1 of the Annex ( or in such other form as the Ancillary Services Provider and the Executive may from time to time agree).

2.4 Statement of Costs: no later than one month following the date in any Accounting Period of the publication of the audited accounts of the Ancillary Services Business for the previous Accounting Period, the Ancillary Services Provider shall prepare and submit to each Supplier a Statement of Costs for such previous Accounting Period. The audited accounts of the Ancillary Services Provider and the auditors' management letter, to the extent it relates to the economy, efficiency and effectiveness of the Ancillary Services Provider in carrying out its duties, shall accompany each Statement of Costs for each entire Accounting Period.

2.5 Form of Statement of Costs: the Statement of Costs for any Accounting Period shall attribute actual expenditure for such period against, inter alia, each of the categories and sub-categories set out in the corresponding ASP Budget for such Accounting Period.

2.6 Accompanying Report: each ASP Budget And Statement of Costs for an entire Accounting Period submitted to the Suppliers pursuant to Section
         2.1 or 2.4 shall be supported by a written report of the Ancillary Services Provider commenting in reasonable detail upon the matters comprised in the categories of expenditure included in such ASP Budget or Statement of Costs drawing attention to and giving reasons for any unusual commitment or item of expenditure proposed to be incurred or which has been incurred and, in the case of a Statement of Costs, explaining the difference (if material) between:-

         2.6.1    the amount set against each item or category therein; and

         2.6.2 the amount set against each corresponding item or category in the immediately preceding ASP Budget.

2.7 Accounting Practices: each ASP Budget and Statement of Costs shall be prepared on the basis of the accounting principles and practices used to draw up the most recent audited accounts of the Ancillary Services Provider and consistently applied. If any Statement of Costs for an entire Accounting Period which is not prepared on such basis, the Ancillary Accounting Period which is prepared on the basis of the accounting principles and practices used to prepare the relevant Statement of Costs. Any changes in the accounting principles and practices or their method of application used ton prepare applied accounts of the Ancillary Services Provider shall be noted in the next following ASP Budget or Statement of Costs, as the case may be.

2.9 Statement of Charges: a Statement of Charges shall accompany each Statement of Costs.

2.9 Bad debts: the total cost of any bad debts of the Ancillary Services Provider arising in any Accounting Period may be taken into account by the Ancillary Services Provider in its Statement of Costs for such Accounting Period or any subsequent Accounting Period and accordingly recovered as part of Total Operating Costs for any such Accounting Period.


3.       AUDITORS' OPINION

         The statement of Costs to be sent to the Suppliers  pursuant to Section
         2.4 shall be accompanied by a report from the auditors of the Ancillary Services Provider considering whether in such auditors' opinion:

         3.1 the Statement of Costs is in agreement with the underlying books and records of the Ancillary Services Provider considering whether in such auditors' opinion: -

         3.2 Total Operating Costs and Depreciation have been properly extracted from the audited financial statements.

         Such auditors' report shall also contain such other matters as the Executive may agree with the auditors of the Ancillary Services Provider.

4.       ACCOUNTING PERIOD

         The first Accounting Period shall run from (and including) 31st March, 1990 to (and including) 31st March, 1991. Thereafter unless agreed by their Ancillary Services Provider and the Executive each Accounting Period shall be for a period of twelve months. In the event that the Ancillary Services Provider wishes to change its accounting reference date it shall give due notice thereof to the Executive which shall agree to enter into an amending agreement to give effect to the same at the cost and expense of the Ancillary Services Provider.

5.       ANCILLARY SERVICES PROVIDER'S CHARGES

5.1 Ancillary Services Provider's charges: in respect of each Accounting Period, the Ancillary Services Provider shall be entitled to recover from Suppliers in addition to the cost of Ancillary Services the aggregate of:

         5.1.1 Total Operating Costs for the relevant Accounting Period (as identified by the Statement of Costs for such Accounting Period to be submitted pursuant to Section 2.4); and

         5.1.2    the Margin

5.2 Recovery of Charges: the Ancillary Services Provider's charges in respect of any Accounting Period shall be recovered from the Suppliers on a daily basis in accordance with the Pool Rules and by reference to the allocation provided therein by:

         5.2.1 estimating a daily amount necessary to recover the charge by reference to the ASP Budget and, where appropriate and under- or over-recovery in respect of any previous Accounting Period; and Ancillary

        5.2.2 adjusting that amount by reference to any subsequent Statement of Costs

5.3 Revision of Estimates: if the Ancillary Services Provider reasonably believes that the amount which will be recovered under Section 5.2 is likely to be 10 per cent more or less than the amount to which it is entitled under Section 5.1 it shall, with the consent of the Executive (such consent not to be unreasonably withheld or delayed), revise as appropriate the estimate made in accordance with Section 5.2

5.4 Sharing of Efficiency: the Ancillary Services Provider shall be entitled to the benefit of all Efficiencies and, accordingly, to charge Suppliers the amount of all Efficiencies by including them in ASP Budgets and Statements of Cost in the following manner. The amount of any Efficiency arising in any Accounting Period shall be identified in the Statement of costs of such Accounting Period submitted pursuant to Section 2.4 and shall be taken into account in the Statement of Costs for the two successive Accounting Periods thereafter. Accordingly, the amount of any Efficiency may be included in any Statement of Costs for the two Accounting Periods following that in which the Efficiency is identified. In the Statement of Costs for the third consecutive Accounting Period and all following Accounting Periods thereafter the amount of such Efficiency shall be eliminated.

6.       CORPORATE OVERHEAD CHARGES AND PURCHASES

6.1 Corporate Overhead Charges: the Ancillary Services Business any take into account in any ASP Budget or Statement of Costs (and consequently its charges to Suppliers) all corporate overhead charges payable by the Ancillary Services Provider to its immediate holding company or any other division of the company of which it is a division provided such corporate overhead charges payable to by other affiliates of the Ancillary Services Provider is a division as reported upon by the auditors of the Ancillary Services Provider.

6.2 Goods or services: purchases of goods or services from affiliates of the Ancillary Services Provider shall be on arm's length terms.

7.      FUEL SECURITY

        Except to the extent recoverable under any other provision of this Schedule, any additional costs necessarily incurred by the Ancillary Services Provider in running the ancillary Services Business during a Security Period shall be regarded as beyond the control of the Ancillary Services Provider which may recover the same in full from Suppliers provided such costs have been verified as additional costs by the auditors of the Ancillary Services Provider. Suppliers shall be obliged to pay the actual amount of such cost and expenses.

8.      CAPITAL EXPENDITURE

8.1     Capital  Expenditure  (1):  the  following  provisions  apply to Capital
        Expenditure by the Ancillary Services Provider in respect of the Ancillary Services Business:-

        8.1.1 save as provided below, Capital Expenditure by the Ancillary Services Provider which may be recovered by Depreciation charged to Suppliers shall require the prior approval of the Executive in writing, such approval to take into account an appropriate
                sharing  of  the   deficiencies   arising   from  such   Capital
                Expenditure;

        8.1.2 Capital Expenditure which may be recovered by Depreciation charged to Suppliers specified in any ASP Budget shall be regarded as approved by the Executive unless the Executive notifies the Ancillary Services Provider to the contrary within one month after receipt of such ASP Budget:

        8.1.3 in any Accounting Period the Ancillary Services Provider may incur Capital Expenditure which may be recovered by Depreciation charged to Suppliers without the need to consult or obtain the approval of the Suppliers up to a maximum of the Individual Limit for each item of Capital Expenditure and a maximum of the Overall Limit for all items of Capital Expenditure and, in the event of the Ancillary Services Provider incurring such Capital Expenditure, it shall notify the Executive as soon as practicable thereafter; and

        8.1.4 the Ancillary Services Provider shall be entitled to incur Capital Expenditure which may be recovered by Depreciation charged to Suppliers of any amount without the need to obtain the approval of the Executive in circumstances whereas

                (a) the Ancillary Services Provider would be in breach of its duties under NGC Transmission License unless such Capital Expenditure were incurred; and

                (b) it has not reached agreement with the Executive on such Capital Expenditure within a reasonable period of time.

8.2     Capital  Expenditure (2): Capital Expenditure not failing within Section
        8.1 may not be charged as Depreciation to Suppliers.

                                      ANNEX

                                     Part 1

                   ASP Budget for the First Accounting Period



Purchases of Ancillary Services                       85.00
Local Overheads                                        0.81
NGC Corporate Management Charge                        0.48
NGC System Operations Charge                           0.25
NGC Settlement Systems Charge                          0.25
                                                      -----
                                                      86.79
                                                      =====

                                     Part 2

                          Pro-forma Statement of Costs



Purchases of Ancillary Services

LocAl Overheads

NGC Corporate Management Charge

NGC System Operations Charge

NGC Settlement Systems Charge

                                     Part 3

                         Pro-forma Statement of Charges





=============================================================================
Name       Contributory         Period to which        Amount
           Share                charges relate
- -----------------------------------------------------------------------------






















=============================================================================

                                     Part 2

                          Pro-forma Statement of Costs



Purchases of Ancillary Services

Local Overheads

NGC Corporate Management Charge

NGC System Operations Charge

NGC Settlement Systems Charge

                                   SCHEDULE 19

                             Objective and Scope of

                       the Scheduling and Despatch Review



1. Objective: the objective of the Scheduling and Despatch Review will be to establish that:

        1.1 scheduling and despatch is carried out in accordance with the Scheduling and Despatch Code; and

        1.2 information is entered into PORTHOLE in accordance with the Pool Rules.

2.      Scope: the scope of the review will be to:-

        2.1 review internal scheduling and despatch operating procedures for consistency with Scheduling and Despatch Code;

        2.2 review the internal checks that the Grid Operator has established to ensure that the operation of scheduling and despatch has been carried out in accordance with the procedures referred to in Section 2.1;

        2.3 perform compliance testing of the operation of the internal checks referred to in Section 2.2;

        2.4 review the operation procedures in relation to the use of the BPS GOAL, program, including: -

                (a) controls over the input of data and the output of data to establish that they are appropriate to ensure and adequate level of control; and

                (b) procedures for the retention of records of the nature and extent of And reasons for any manual adjustments to BPS GOAL, output or where BPS GOAL, is run using non-standard parameters, for consistency with the Scheduling and Despatch Code;

        2.5 perform compliance testing of the operating procedures referred to in Section 2.4;

        2.6 review the operating procedures referred to in Sections 2.1, 2.2 and 2,.4 to establish that there is no bias in favor of or against any particular Pool Member on the part of the Grid operator;


        2.7 review the operating procedures relating to the recording of despatch instructions, availability declarations, generation offer prices and the application of reason codes and the entry of data into PORTHOLE for consistency with the Pool Rules;

        2.8 perform compliance testing of the operating procedures referred to in Section 2.7;

        2.9 review the operation procedures referred to in Section 2.1 to establish that in the call for the delivery of Ancillary Services by the Grid Operator there is no bias favor of or against any particular Pool Member on the part of the Grid Operator.

        2.10    review the call for the delivery or Ancillary Services;

        2.11 compare the generation schedule forecast demand with actual demand and

        2.12 review the generation schedule forecast demand for consistency with Section OC1 of the Grid Code.

                                   SCHEDULE 20

                              Accountable Interest


1.      Definitions: in this schedule

        "Generating Unit" means any Generating Unit whether or not situate in England or Wales;

        "Operator" means, in relation to any Generating Unit, the Authorized Electricity Operator or any other person for the time being responsible (under contract or otherwise) for the generation or sale of electricity form such unit;

        "Underlying Interest" means, relation to any Generating Unit, any interest arising by reason of the person or affiliate or any related undertaking of the person or affiliate (where alone or with others):-

        (a) holding or being entitled to acquire an interest in the land on which the Generating Unit, or any part thereof is built;

        (b) being in partnership with or party to any arrangement for sharing or profits or cost-savings or any joint venture with any person holding or entitled to acquire an interest in the land of which the Generating Unit, or any part thereof, is built:

        (c) owning any electrical plant situated on or operated as a unit with the Generating Unit (and for such purpose any electrical plant or equipment to the possession of which the person, affiliate or related undertaking is entitled under any agreement for hire, hire purchase, conditional sale or loan shall be deemed to be owned by such person) provided always that such electrical plant shall not be deemed to be operated as a unit with any Generating Unit by reason only of connections with any other system for the transmission or distribution of electricity; or

        (d) having obtained any consent under section 36 of the Act required for the construction or extension of the Generating Unit or any part thereof.

2. Accountable Interests: the rules for determining whether or not any person has an Accountable Interest in any Generating Unit and, if so, the MW in respect of which that person shall be treated as having such an Accountable Interest shall, subject to the following sections of this Schedule, be ascertained in such manner as the Executive Committee with the approval of the Director may determine the appropriate share (namely the share representing that person's economic interest therein) in the declared net capacity of any Generating Unit.

3. Net capacity: there shall be attributed to the person the whole of the declared net capacity represented by any Own Generating Unit.

4. Determination of Accountable Interest: for the purposes of this Schedule and subject to Section 5, the person shall have an Accountable Interest in a Generating Unit (not being an Own Generating Unit) in circumstances where; -

4.1 the Operator is a related undertaking of the person or any affiliate of the person; or

4.2 the person or any affiliate of the person is in partnership with or is party to any arrangement for sharing profits or cost-savings or any joint venture with the Operator or with any third party with regard to the Operator; or

4.3     the person or any affiliate of the person has (directly or  indirectly):
        -

        (a)     any beneficial shareholding interest in the Operator; or

        (b)     any beneficial Underlying Interest in the Generating Unit; or

        (c) provided or agreed to provide finance to the Operator otherwise than on arm's length terms; or

        (d)     provided  or  agreed  to  provide,   or  has  determined  or  is
                responsible for determining the price ( or other terms affecting the financial value) of, the fuel used in the Generating Unit.

5. No Accountable Interest: the person shall not be deemed to have an Accountable Interest in a Generating Unit where; -

5.1 such Generating Unit is owned and operated by NGC under a license granted pursuant to section 6 of the Act; or

5.2 the persons's interest arises wholly under the terms of the Agreement or under any electricity purchase or sale contract; or

5.3 the person's interest arises solely by virtue of arrangements for the sharing with the Operator or any Generating Unit of the risks associated with changes in the price of fuel used by the Generating Unit during the term of any contract for the provision of electricity from the Generating Unit to the person.

6. Amount of Capacity: the Pool Member submitting an Admission Application shall provide to the Executive Committee and the Director a statement identifying (in such detail and with such supporting documents or information as the Executive Committee or the Director may require) the amount of capacity in MW represented by the Registered Capacity of Generating Units in which any person who has an Accountable Interest in the Generating Unit which is the subject of the Admission Application, including the Pool Member, has an Accountable Interest, as at the date of the statement.

7. Alternative Basis of Calculations: where the Executive Committee or the Director is satisfied that the basis of calculation used by the Pool Member is not in conformity with this Schedule, the Executive Committee or the Director may issue directions specifying an alternative basis of calculation, and the basis of calculation provided by the Pool Member shall be adjusted accordingly with effect from the date of issue of the directions or such other date as may be specified in the directions.

                                   SCHEDULE 21

                             METER OPERATOR SCHEDULE

                                     PART 1

                                   PRELIMINARY


1.       INTRODUCTION

1.1 Definitions and constructions: the Parties and Meter Operator Parties expressly Agree and acknowledge that the words and expressions listed below, and which are used for the purposes of this Schedule, shall not be capable of amendment without the consent of Meter Operator Parties, but that any word or expression which is not so listed in this Schedule but is a definition for the purposes of this Agreement and is used primarily for parts of this Agreement other than this Schedule shall, subject to paragraph 2.2.3 and without prejudice to paragraph 2.5, be capable of being amended without such consent notwithstanding that it may also be used in this Schedule: -

         Active Surgery;
         Active Power;
         Agreed Procedure;
         Agreed Procedures Index;
         Code of Practice;
         Communications Equipment;
         Embedded Non-Franchise Site;
         Equipment Owner;
         Exports;
         FMS Codes of Practice;
         FMS Date;
         FMS Trading Date;
         Force Majeure;
         Generic Dispensations;
         Good Industry Practice;
         Host PES;
         Imports;
         Invitee;
         License Restricted Party;
         Meter
         Metering Equipment;
         Metering System;
         Meter Operator Party Accession Agreement;
         Meter Operator Party Resignation Notice;

         MNA Metering Equipment;
         New Meter Operator Party;
         Operator;
         Outstation;
         Potential Operator;


         Reactive Energy;
         Reactive Power;
         Register;
         Registrant;
         Second Tier Customer;
         Substantial Part;
         Synopsis of Metering Codes;
         Tariff; and
         Third Parties.

1.2 Interpretation: wherever a reference is made in this Schedule to a Meter Operator Party or to an Operator, such reference shall be to a Meter Operator Party in its capacity as such Meter Operator Party or, where the context so requires, to an Operator in its capacity as Operator, but shall not refer to the person which is that Meter Operator Party or Operator in, and shall be in all cases without prejudice to, any other capacity in which such person may be party to this Agreement.

1.3      Agreed Procedures and Codes of Practice:

         1.3.1 each of the Parties and each of the Meter Operator Parties undertakes to comply with the Agreed Procedures and the Codes of Practice insofar as applicable to it.

         1.3.2 The Settlement System Administrator shall retain copies of all Agreed Procedures and Codes of Practice and of any other documentation referred to in such Agreed Procedures or Codes of Practice and shall provide a copy of all or any thereof to any Party or Meter Operator Party on request and may make a reasonable charge for such provision.

1.4      Agreed Procedures and Codes of Practice:  Referral to the Director:

         1.4.1 without prejudice to paragraph 1.3.3, where any Meter Operator Party considers that any change proposed to be made to any Agreed Procedure or to any Code of Practice would have a material adverse effect on its rights ad liabilities as a registered Operator or as a Potential Operator as set out in this Schedule ( the "proposed change"), it shall have the right in the prescribed time limits to refer the matter in writing to the Director (such referral to be copied to the Executive Committee) who shall determine, taking into account the views expressed by the Executive Committee and any Parties referred to below in this paragraph, whether such proposed change has such a material adverse effect. The Director's determination shall be final and binding for all purposes.


         1.4.2 For the purposes of enabling any Meter Operator Party to appeal to the Director against a proposed change to any Agreed Procedure or Code of Practice in accordance with paragraph 1.4.1, the Executive Committee shall give all Parties, Meter Operator Parties and the Director notice of the proposed changes at least fourteen clear days prior to the implementation of such proposed change in accordance with the provisions of this Agreement.

         1.4.3 If an appeal to the Director against a proposed change to any Agreed Procedure or Code of Practice is made within 14 days after notification by the Executive Committee pursuant to paragraph 1.4.4,. If no appeal is made within the said 14 days, the change shall come into effect on the expiry of that period (or such later date as the Executive Committee may determine)

         1.4.4 The Director shall within 28 days of receipt or a referral ( or within such extended period as the Director shall have notified to the Executive Committee within that 28 day period as being necessary to enable him to reach a considered determination) pursuant to paragraph 1.4.1 make the determination referred to therein giving supporting reasons and: -

                  (i) if the determination of the Director is that the proposed change does not have a material adverse effect upon the rights and liabilities as set out in Schedule 21 of the appellant Meter Operator Party as registered Operator or as Potential Operator then the proposed change shall come into effect in accordance with the provisions of this Agreement; and

                  (ii) if the determination of the Director is that the proposed change does have a material adverse effect upon the rights and liabilities as set out in Schedule 21 of the Appellant Meter Operator Party as registered Operator or as Potential Operator, the Director may require that the proposed change not come into effect (in which case such proposed change shall not come into effect) or require that modifications be made to the proposed change to obviate or mitigate such material adverse effect. In the latter case the Executive Committee and each Party whose consent is required to the relevant amendment to that Agreed Procedure or as the case may be, Code of Practice, shall take all reasonable steps to implement any decision of the Director (for which reasons shall be given) requiring changes to be made to such Agreed Procedure or Code of Practice with the purposes of obviAting or, where the Director considers appropriate, mitigating such material adverse effect on such Meter Operator Party.

2.      AMENDMENTS AND MODIFICATIONS

2.1 Obligations: the Parties and Meter Operator Parties expressly acknowledge and agree that each Meter Operator Party is bound only to the extent of the obligations which are expressly set out or referred to in this Schedule (including those provisions incorporated herein by reference in paragraph 24) and not by any other provision of this Agreement. Each Meter Operator Party agrees to comply with the provisions of this Agreement incorporated herein by reference in paragraph 24) or are definitions listed in paragraph 1.1.

2.2.    Consent:

        2.2.1 the consent or agreement of any Meter Operator Party shall not be required to any modification, abrogation, amendment or suspension of any provision of this Agreement incorporated herein by reference in paragraph 24 shall be deemed to be not set out in this Schedule) or which is not a definition listed in paragraph 1.1. Each Meter Operator Party hereby irrevocably waives any rights which it might be considered or held to have to consent or agree to any such modification, abrogation, amendment or suspension.

        2.2.2 Where under paragraph 2.2.1 a Meter Operator Party would otherwise have a right to consent or agree to a modification, abrogation, amendment or suspension of a provision of this Agreement then consent or agreement shall not be required in circumstances where the consent or agreement of any Party (not being the Settlement System Administrator, the Grid Operator, the Ancillary Services Provider or the Pool Funds Administrator) is also not required under this Agreement to such modification, abrogation, amendment or suspension

        2.2.3 A meter Operator Party whose consent or approval need not by virtue of this paragraph 2 be sought or obtained to any modification, abrogation, amendment or suspension of any provision of this Agreement may refer the matter to the Director as if it were a referral under and in accordance with paragraph
                1.4 (and such that the provisions of that paragraph shall apply mutatis mutandis to such referral) provided that in reaching any determination as to whether the proposed change shall come into effect the Director shall consider the nature of the changes upon Meter Operators Parties as a class and shall not have locus standi to consider any perceived or actual prejudice as an individual Meter Operator Party.

2.3 Authorisation to amend: without prejudice to paragraphs 2.1 and 2.2, each Meter Operator Party hereby unconditionally and irrevocably authorises and instructs the Chief Executive and each person authorised for the purpose by the Executive Committee to sign on its behalf amending agreements to this Agreement, to execute any agreement which modifies, abrogates, amends or suspends any provision of this Agreement in circumstances where such Meter Operator Party's consent or approval is not required, and undertakes not to withdraw, qualify or revoke such authority and instruction at any time.

2.4 Notification: the Executive Committee shall notify each Meter Operator Party of all amendments, modifications, abrogations and suspensions which are made to this Agreement for which the consent or agreement of such Meter Operator Party is not required.

2.5 Further rights: the Executive Committee shall from time to time consider any representations which Meter Operator Parties may make to the effect that there are provisions set out in the Agreement but not in this Schedule 21 and, accordingly, in respect of which Meter
         Operator Parties are not conferred with rights by virtue of this paragraph 2, which are operating in a manner which is having a material effect on the rights and liabilities of such Meter Operator Parties as set out herein. The Executive Committee shall consider whether, and the extent to which (if at all), such provisions should be recommended for incorporation into this Schedule 21.

                                     PART 2

                       ADMISSION, RESIGNATION AND REMOVAL

3.       ADMISSION

3.1 General: subject to the following provisions of this paragraph 3, the Parties and the Meter Operator Parties shall admit as an additional party for the purposes of this Schedule only, on the terms set out in paragraph 2, any person (the "New Meter Operator Party") who applies to be admitted in the capacity of Meter Operator Party.

3.2 Procedure for admission: Admission Application: a New Meter Operator Party wishing to be admitted as an additional party for the purposes only of this Schedule, on the terms set out in paragraph 2 hereof, shall complete a Meter Operator Party Admission Application and shall deliver it to the Executive Committee together with the fee (which shall be non-refundable).

3.3 Procedure for admission as Meter Operator Party: Executive Committee response:

         3.3.1 upon receipt of any Meter Operator Party Admission Application duly completed the Executive Committee shall notify all Parties, Meter Operator Parties and the Director of such receipt and of the name of the New Meter Operator Party.

         3.3.2 Any Pool Member may be written notice to the Executive Committee, stating the grounds for the objection, object to the admission of any person in respect of which a Meter Operator Party Admission Application has been received by the Executive Committee and where any such notice of objections is received the Executive Committee:

                  (i) in the case of an application which the Executive Committee considers, taking into account any objections made pursuant to this paragraph, to be frivolous or vexatious, may reject such application and such rejection shall on that application be final and binding and there shall not be conferred upon the relevant New Meter Operator Party, by virtue of such rejection, any further right of appeal to the Director in respect thereof; or

                 (ii) in the case of an application which the Executive Committee does not consider, taking into account any objections made pursuant to this paragraph, to be frivolous or vexatious, shall refer the matter to the Director for determination and the provision of paragraph 3.4 shall apply to such determination.

                        Any objection to be effective must be received by the Executive Committee within 7 days of notification by the Executive Committee of the relevant Meter Operator Party Admission Application in accordance with paragraph 3.3.1 (the "objection period"), and the Executive Committee shall disregard any notice of objection which is received outside the prescribed period. Any notice of objection shall be copied by the Executive Committee upon its receipt to all Parties, Meter Operator Parties and the Director.

         3.3.3 Within 7 days of the expiry of the objection period (the "consideration period") the Executive Committee shall notify the New Meter Operator Party and the Director either:

                           (a) that the New Meter Operator Party shall be admitted as a Meter Operator Party, in which even the provisions of paragraph 3.5 shall apply; or

                           (b) that the Executive Committee has received an objection, or objections, to the admission of that New Meter Operator Party and, on the basis thereof, considers the application to be frivolous or vexatious and for that reason is rejecting the application without further right of appeal; or

                           (c) that the Executive Committee has received an objection, or objections, to the admission of that New Meter Operator Party in accordance with paragraph 3.3.2 and has referred the matter to the Director in accordance with paragraph 3.4.

                           If the Executive Committee shall fail so to notify the New Meter Operator Party and the Director, the New Meter Operator Party may within 7 days after the expiry of the consideration period refer the matter to the Director pursuant to paragraph 3.4, in which event the provisions of that paragraph shall apply.

3.4      Procedure for application:  Reference to the Director:

         3.4.1    if:

                           (a) a notice of objection or notices of objection to the admission of the New Meter Operator Party as a Meter Operator Party within the objection period has (or have) been received and the Executive Committee has not notified the New Meter Operator Party that it is rejecting its application on the basis that those objections demonstrate that the relevant application is frivolous or vexatious; or

                           (b) the Executive Committee shall have failed to notify the New Meter Operator Party as provided in paragraph 3.3.3 within the consideration period,

                           the matter may be referred by way of written application of the New Meter Operator Party, copied to the Executive Committee, to the Director for determination. The determination of the Director, which shall be made within 28 days after receipt of the said written application and shall be to the effect that the New Meter Operator Party should or should not be admitted as a Meter Operator Party for the purposes of this Schedule, shall be final and binding for all purposes. The Director shall publish reasons supporting his determination.

3.4.2             (a)      If the  determination  is to the effect that the
                           New Meter Operator Party should be admitted as a Meter Operator Party, the New Meter Operator
                           Party shall be admitted and the provisions of paragraph 3.5 shall apply.

                  (b) If the determination is to the effect that the New Meter Operator Party should not be admitted as a Meter Operator Party, the New Meter Operator Party's application for admission shall lapse and be of no effect and the New Meter Operator Party shall not be, and shall not be entitled to be, admitted as a Meter Operator Party consequent upon such application (but without prejudice to any new application it may make thereafter).

3.5      Admission:  if:

         3.5.1 the Executive Committee shall notify the New Meter Operator Party and the Director as provided in paragraph 3.3.3(a); or

         3.5.2 the New Meter Operator Party is to be admitted as a Meter Operator Party pursuant to paragraph 3.4,

         the Executive Committee shall forthwith prepare or cause to be prepared a Meter Operator Party Accession Agreement. Subject to the Executive Committee making all notifications and filings (if any) required of it for regulatory purposes and obtaining all regulatory consents and approvals (if any) required to be obtained by it, the Executive Committee shall instruct the Chief Executive or another person authorised by the Executive Committee for the purpose to prepare a Meter Operator Party Accession Agreement and to sign and deliver the Meter Operator Party Accession Agreement and to sign and deliver the Meter Operator Party Accession Agreement on behalf of all Parties and Meter Operator Parties other than the New Meter Operator Party and the New Meter Operator Party shall also execute and deliver the Meter Operator Party Accession Agreement and, on and subject to the Terms and conditions of the Meter Operator Party

         Accession Agreement, the New Meter Operator Party shall become a Meter Operator Party on the terms set out in paragraph 2, for the purposes of this Schedule, with effect from the date specified in such Meter
         Operator Party Accession Agreement (and, if no such date is so specified, the date of such Meter Operator Party Accession Agreement). The New Meter Operator Party shall pay all costs and expenses associated with the preparation, execution and delivery of its Meter Operator Party Accession Agreement. Each Party and Meter Operator Party hereby authorises and instructs the Chief Executive and each person authorised for the purpose by the Chief Executive to sign on its behalf Meter Operator Party Accession Agreements and undertakes not to withdraw, qualify or revoke such authority and instruction at any time. The Executive Committee shall promptly notify all Parties and Meter Operator Parties and the Director of the execution and delivery of each Meter Operator Party Accession Agreement.

3.6 Additional Agreements: upon and as a condition of admission as a Meter Operator Party, a New Meter Operator Party shall execute and deliver such further agreements and documents and shall do all such other acts, matters and things as the Executive Committee may reasonably require.

3.7 Application fees: all fees received by the Executive Committee in respect of any application by a New Meter Operator Party to become a Meter Operator Party shall be sued to defray the costs and expenses of the Executive Committee and shall be paid to such account as the Executive Committee may direct. The application fee shall be (pound)250 or such other amount as the Executive Committee may, with the prior approval of the Director, from time to time prescribe.

3.8 Acknowledgement that provisions not exhaustive of being Operator: the compliance by any person with the provisions of this paragraph 3 with regard to its admission as a Meter Operator Party shall not of itself mean that all things have been done and agreements or arrangements have been entered into with other Parties and persons such that the duly admitted Meter Operator Party is entitled or enabled to comply as an operational, physical or legal matter with its obligations, or to enjoy its rights, as an Operator under this Schedule and the provisions of this Schedule shall always be without prejudice to the rights or obligations of such Meter Operator Party under any other agreement or arrangement with such other Parties or persons.

3.9 Compliance: each Meter Operator Party shall procure that for so long as it is a Meter Operator Party it shall at all times satisfy or otherwise comply with the admission conditions set out in its Meter Operator Party Admission Application applicable to it (and/or such further or other conditions as the Executive Committee may from time to time reasonably specify) and upon request from time to time shall promptly provide the Executive Committee with evidence reasonably satisfactory to the Executive Committee of such satisfaction and compliance.

3.10     Change of capacities:

         3.10.1 any Meter Operator Party admitted as an additional party pursuant to this paragraph 3 may apply, whether in substitution for or in addition to being a Meter Operator Party, to become a Party to this Agreement in accordance with Clause 3 of this Agreement and, if appropriate, a Pool Member in accordance with Clause 8 of this Agreement. Such Meter Operator Party shall only be entitled to become a Party and, as the case may be, Pool Member in accordance with those provisions of this Agreement.

         3.10.2 Subject to the transitional arrangements set out in paragraph 23, any Party to this Agreement may, upon application to the Executive Committee and satisfaction of such conditions (if any) as the Executive Committee may reasonably require, whether in substitution for or in addition to being a Party, become a Meter Operator Party for the purposes of and on the terms set out in this Schedule.

4.       REGISTRATION OF OPERATORS

4.1 Registration: subject to Clause 60.4, the identity of the Operator for each Metering System which the Settlement System Settlement and which shall be the Operator for all purposes of this Schedule shall be as notified to the Settlement System Administration in accordance with this Schedule and as recorded b it, for the time being and from time to time, in the Register.

4.2 Who can be Operator: the operator of any Metering System proposed to be registered with the Settlement System Administrator or the new operator of any Metering System already so registered shall be either:-

         4.2.1 the Meter operator Party specified as such in a notice served by it upon the Settlement System Administrator in accordance with the relevant Agreed Procedure and which has acknowledged its appointment therein; or

         4.2.2 where no Meter Operator Party is specified pursuant to paragraph 4.2.1 or such Meter Operator Party has not acknowledged its appointment, the Registrant deemed to be Operator pursuant to Clause 60.4.4 in accordance with the provisions thereof.

4.3 Consents: subject to Clause 60.4.9, no person shall be the Operator of a Metering System without the prior written consent of:-

        (i) the person (if not the Operator or Registrant in respect thereof) which is at that time the Equipment Owner; and

         (ii) in the case of a Metering system to be operated in respect of supplies to a Second Tier Customer, and if different from the Equipment Owner, that Second Tier Customer.

         The Registrant in respect of that Metering System shall provide evidence of such consent to the Executive Committee and to the Settlement System Administrator at the time of the registration of that Meter Operator Party as Operator in respect of such Metering System. The Settlement System Administrator shall not register as an Operator in respect of such Metering System any person in respect of which evidence of consent of the Equipment Owner., and where applicable and where different, the relevant Second Tier Customer, is required but has not been so provided. Where no such evidence or insufficient evidence is provided the Settlement System Administrator shall notify the relevant Meter Operator Party accordingly.

4.4      Power to prescribe new registration conditions:

         4.4.1 the Executive Committee shall have the power to prescribe, from time to time, such further conditions to be imposed upon the registration of any Meter Operator Party as an Operator under this Schedule as it shall consider appropriate with the consent of the Meter Operator Parties. In the case of a Meter Operator Party, such consent shall not be unreasonably withheld or delayed and notification of such consent or refusal to consent shall be made to the Executive Committee within 7 days of its consent being requested. If any Meter Operator Party refuses to consent or does not consent within the prescribed 7 day period, the Director shall
                 determine   whether   such   consent  was   unreasonably
                 withheld.

         4.4.2 The conditions to be imposed pursuant to paragraph 4.4.1 shall be as specified from time time in an Agreed Procedure and each Operator shall be required, upon the bringing into effect of new or revised conditions, to demonstrate to the satisfaction of the Executive Committee in accordance with the provisions of such Agreed Procedure, the ability to comply with the standards laid down therein.

         4.4.3 Any Operator which is not able to demonstrate compliance with such revised standards in accordance with paragraph 4.4.2 shall at the time specified in that Agreed Procedure ceases to be a Meter Operator Party for the purposes hereof, but such cessation shall be without prejudice to any right to make a future application to become a Meter Operator Party or Operator in accordance with the provisions of this Schedule.

5.       RESIGNATION

5.1     Resignation  as Meter Operator  Party:  subject as provided in paragraph
        5.2.:-

         5.1.1 a Meter Operator Party shall be entitled at any time to resign as a Meter Operator Party by delivering a Meter Operator Party Resignation Notice to the Secretary; and

         5.1.2 such resignation shall take effect 28 days after receipt of the Meter Operator Party Resignation Notice by the Secretary.

         Promptly after receipt of a duly completed Meter Operator Party Resignation Notice from a Meter Operator Party, the Secretary shall notify (for information only) all of the other Parties, of such receipt and of the name of the Meter Operator Party wishing to resign.

5.2 Restrictions on resignation: a Meter Operator Party may not resign as a Meter Operator Party (and any Meter Operator Party Resignation Notice delivered pursuant to paragraph 5.1.1 shall lapse and be of no effect) unless:-

        (i) as at the date its resignation would otherwise become effective all sums due from such Meter Operator Party to the Executive Committee or any other Party or Meter Operator Party under this Agreement or any agreement entered into pursuant to and in accordance with this Agreement (whether by or on behalf of such Meter Operator Party) and notified for the purposes of this paragraph 5.2 by the Executive Committee to such Meter Operator Party prior to the date of its resignation have been paid in full; and

        (ii) the Meter Operator Party is not registered as the Operator in respect of any Metering System.

5.3     Resignation as an Operator:

         5.3.1 an Operator shall be entitled at any time to resign as Operator of a Metering System by service of a duly completed notice in the form prescribed by the relevant Agreed Procedure upon the Settlement System Administrator.

         5.3.2 Such resignation shall take effect (unless otherwise agreed with the Settlement System Administrator) on the date specified therein which shall be no earlier than the date specified in the relevant Agreed Procedure.

         5.3.3 The Settlement System Administrator shall notify the relevant Registrant and, where applicable, host PES of receipt by it of a notice pursuant to this paragraph 5.3 within one working day following such receipt.

5.4 Release as a Meter Operator Party: without prejudice to Clause 66.7 as incorporated into this Schedule by paragraph 24 hereof and its accrued rights and liabilities and its rights and liabilities which may accrue in relation to the period during which it was a Meter Operator Party under this Schedule pursuant to paragraph 2 hereof or to any agreement referred to in paragraph 5.2, upon a Meter Operator Party's resignation becoming effective in accordance with paragraph 5.1:-

         5.4.1 such Meter Operator Party shall be automatically released and discharged from all its obligations and liabilities in its capacity as Meter Operator Party under this Schedule and any agreement referred to in paragraph 5.2; and

         5.4.2 each of the other Parties and Meter Operator Parties shall be automatically released and discharged from its obligations and liabilities to such Meter Operator Party in its capacity as Meter Operator Party under this Schedule and any agreement referred to in paragraph 5.2.

         Each Meter Operator Party shall promptly at its own cost and expense execute and deliver all agreements and other documentation and do all such other acts, matters and things as may be necessary to confirm such cessation, release and discharge.

6.       REMOVAL AND CESSATION

6.1 Removal as Operator by Registrant: without prejudice to any rights under any other agreement between any Operator and any other person (which the Settlement System Administrator shall not be obliged to take into account or acknowledge for the purposes of this Agreement) and without prejudice to its accrued rights and liabilities and its rights and liabilities which may accrue in relation to the period during which it was Operator pursuant to this Schedule, the Registrant of any Metering System may remove the Operator of such Metering System upon service of a duly completed notice in the form prescribed by the relevant Agreed Procedure to be served upon the Settlement System Administrator (with a copy to be served upon the relevant Second Tier Customer (if any) and such notice to take effect (unless otherwise agreed with the Settlement System Administrator) on the date specified in the relevant Agreed Procedure. The Settlement System Administrator shall notify the relevant Operator and, where applicable, Host PES of the receipt by it of a notice pursuant to this paragraph 6.1 following such receipt.

6.2      Removal as Operator or Meter Operator Party for cause: subject.-

         6.2.1 to good cause for the removal of a Meter Operator Party as (i) Operator in respect of one or more, but not all, Metering Systems in respect of which it is the Operator, or (i) as Meter Operator Party in respect of which it is the Operator, having been demonstrated to the satisfaction of the Executive Committee; and

         6.2.2  as provided in paragraphs 6.3 and 6.4,

         an Operator (where removal is in respect of one or more, but not all, such Metering Systems) or, as the case may be, a Meter Operator Party (where removal is in respect of all such Metering Systems), may at any time be removed by:-

                  (a) resolution of the Executive Committee passed by a majority of not less than 75% of the total votes of all Committee Members which may be exercised whether or not any such Committee Member is present in accordance with the provisions of this Agreement; and

                  (b) the giving by the Executive Committee to the Operator or, as the case may be, Meter Operator Party after such resolution has been passed or deemed effective (which the Executive Committee shall promptly do) of not less than 28 days' notice in writing of such removal.

6.3 Good cause for removal: good cause for the purposes of paragraph 6.2.1 may include the following:-

        6.3.1 the failure by the Operator or Meter Operator Party as Operator in any persistent, material respect or in any single, major respect to perform or comply with any of the obligations expressed to be assumed by it under this Schedule and such default (if capable of remedy) is not remedied within a reasonable period of time after the Executive Committee has given notice to that Operator or, as the case may be, Meter Operator Party of the occurrence thereof and requiring the same to be remedied; and

        6.3.2 in the case of removal as a Meter Operator Party, where a Meter Operator Party:-

                           (a) is unable to pay its debts (within the meaning of section 123(1) or (2) of the Insolvency Act 1986) or has any voluntary agreement proposed in relation to it under section  1 of that  Act or  enters  into any
                                    scheme   arrangement  (other  than  for  the
                                    purpose of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Executive Committee);

                            (b) has a receiver (which expression shall include an administrative receiver within the meaning of section 29 of the Insolvency Act 1986) of the whole or any material part of its assets or undertaking appointed;

                        (c) has an administration order under section 8 of the Insolvency Act 1986 made in relation to it;

                        (d) passes any resolution for winding-up other than a resolution previously approved in writing by the Executive Committee; or

                        (e) becomes subject to an order by the High Court for winding- up.

                        For the purposes of paragraph (a) above the Meter Operator Party shall not be deemed to be unable to pay its debts if any such demand as is mentioned in the said section is being contested in good faith by the Meter Operator Party with recourse to all appropriate measures and procedures.

         For the avoidance of doubt, the Parties and Meter Operator Parties hereby acknowledge and agree that a resolution of the Executive Committee to remove the Operator as Operator or a Meter Operator Party as Meter Operator Party shall not, of itself, constitute good cause.

6.4 Referral to the Director: an Operator or, as the case may be, a Meter Operator Party may in writing the 28 day period referral to in paragraph 6.2(b) refer a decision of the Executive Committee to remove it for cause pursuant to paragraph 6.2 to the Director. Where such referral is made in accordance with this paragraph 6.4, the removal of such meter Operator Party as Operator or, as the case may be, Meter Operator Party for cause shall not become effective until such time as the Director determines, in accordance with paragraph 6.5, that good cause exists for such removal.

6.5 Determination by Director: the Director, upon any referral being made pursuant to paragraph 6.4, shall determine whether there is good cause within the meaning of this paragraph 6 of the removal of such Meter Operator Party as Operator or, as the case may be, as Meter Operator Party, within 28 days of the receipt of the written referral of the decision of the Executive Committee. Any decision of the Director that there is, or is not, good cause for removal shall be final and binding on the Parties and Meter Operator Parties. Where the Director determined that there is not good cause for the removal of a Meter Operator Party, the relevant decision of the Executive Committee shall lapse and cease to be effective and such Meter Operator Party shall not be removed as Operator or, as the case may be, Meter Operator Party by virtue of the passing of that resolution.

6.6 Notification of removal: within 7 days of any Operator or Meter Operator Party being removed for cause in accordance with the provisions of this paragraph 6, the Secretary shall notify all Parties, Meter Operator Parties, relevant Second Tier Customers and the Director in accordance with the provisions of this Agreement of the identify of the relevant Operator or, as the case may be, Meter Operator Party and of the fact of its removal.

6.7 Right to representation: any Party or Meter Operator Party against whom the Executive Committee is considering exercising powers pursuant to this paragraph 6 shall have the right to representation at any meeting of the Executive Committee which considers the exercise of such powers.

6.8 Cessation as Operator: an Operator of any Metering System shall cease to be the Operator therefor when the Plant or Apparatus in respect of such Metering Equipment ceases to be connected at the relevant Site.

6.9 Cessation as Meter Operator Party: without prejudice to any rights under any other agreement between an Operator and any other person (which the Settlement System Administrator shall not be obliged to take into account or acknowledge for the purposes of this Agreement) and without prejudice to its accrued rights and liabilities and its rights and liabilities which may accrue in relation to the period during which it was a Meter Operator Party under this Schedule, an Operator shall cease to be a Meter Operator Party where it has not been registered by the Settlement System Administrator (save in the case of manifest error or bad faith on the part of the Settlement System Administrator) as an Operator in respect of any Metering System registered with the Settlement System Administrator for any consecutive period of fifteen months.

6.10 Termination of Rights and Obligations under this Agreement: a Meter Operator Party shall only cease to be party to this Agreement in the capacity as a Meter Operator Party in the circumstances and to the extent specified in either paragraph 4, 5 or 6.

6.11 Rights and liabilities as Party: where any Party which is also a Meter Operator Party resigns as, is removed as, or ceases to be, a Meter
        Operator Party for the purposes of, and in accordance with, this Schedule, such resignations, removal or cessation shall be without prejudice to all past, present and future accrued and accruing rights and liabilities of the Party as Party in any capacity whatsoever other than as Meter Operator Party.

6.12 Paragraph exhaustive: the Parties and Meter Operator Parties agree that the foregoing provisions of this paragraph 6, when read with the provisions referred to in this paragraph, are exhaustive of cessation as a Meter Operator Party and of cessation of rights and liabilities as a Meter Operator Party.

                                     PART 3

                        METER OPERATOR'S RESPONSIBILITIES

7.      OBLIGATION TO ENSURE COMPLIANT METERING EQUIPMENT

7.1     General Obligation and Commercial Boundary:

        7.1.1 there must always be one and, at any point in time, no more than one Operator for each Metering System which is registered with the Settlement System Administrator.

        7.1.2 Each Operator shall ensure there is installed a Metering System complying with the provisions of this Schedule and Part XV of this Agreement which meets the required levels of accuracy at the commercial boundary at each Site for which it is the Operator and which is as close as reasonably practicable to that commercial boundary taking into account relevant financial considerations. The Parties and Meter Operator Parties acknowledge and agree that Metering Equipment at Power Stations either existing or under construction at the Effective Date might not be situated at the commercial boundary. In such cases, loss adjustment factors may be applied after the Effective Date subject to the it being demonstrated to the reasonable satisfaction of the Settlement System Administrator that such loss adjustment factors have been correctly derived.

        7.1.3 To the extent that the required levels of accuracy referred to in paragraph 7.1.2 depend upon associated current and voltage transforms which are not in the ownership or control of the relevant Operator, the relevant Equipment Owner agrees to take reasonable steps to assist the Operator in complying with its obligations under paragraph 7.1.2 by the maintenance and repair of such current and voltage transformers in accordance with the provisions of this Schedule provided that this paragraph 7.1.3 shall be without prejudice to any right to charge for the same and provided further that an Equipment Owner shall not be required by this paragraph 7.1.3 to take steps which would cause it to be in breach of its obligations under its License, its Nuclear Site License (as defined in paragraph 21.9(a), the Grid Code or any Distribution Code.

7.2     Description of Metering Equipment:

        7.2.1 Metering Equipment and its component parts shall comply, as a minimum, with the requirements referred to or set out in any relevant Code of Practice or shall be the subject of, and comply with, a dispensation agreed in accordance with paragraph 14.

        7.2.2 Metering Equipment comprising a Metering System shall use such communication protocols selected, with the approval of the Settlement System Administrator, as appropriate for that
                Metering Equipment from a list of communication protocols approved and maintained from time to time by the Settlement System Administrator.

7.3     Accuracy of Metering Equipment:

        7.3.1 the Metering Equipment comprising any Metering System shall be accurate within prescribed limits for such Metering Equipment referred to or set out in the relevant Code of Practice except only in the case where such Metering Equipment is the subject of, and complies with, a dispensation relevant to those prescribed limits agreed in accordance with paragraph 14.

        7.3.2 The accuracy limits referred to in the relevant Code of Practice shall be applied after adjustments have been made to Metering Equipment to compensate for any errors due to measuring transformers and connections thereto. Beyond the ranges specified in the relevant Code of Practice and power factors other than unity or zero (as the case may be) limits of accuracy will depend on the characteristics of the individual meters and measuring transformers specified for the Metering Equipment. Such levels of accuracy will, in the event of any uncertainty or dispute, be specified by the Executive Committee.

7.4 Calibration of Metering Equipment: each Operator shall ensure that all Metering Equipment which is registered with the Settlement System Administrator pursuant to this Agreement and for which it is Operator pursuant to this Schedule shall be calibrated in order to meet the accuracy requirements referred to in paragraph 7.3.1 and otherwise in accordance with the relevant Code of Practice or, where appropriate, any relevant dispensation agreed in accordance with paragraph 14. Subject to paragraph 21, the Settlement System Administrator and the Pool Auditor shall be granted access to all such Metering Equipment and any other Plant or Apparatus on any Site in order to inspect the basis of any adjustments made to Metering Equipment.

8.      MAINTENANCE OF METERING EQUIPMENT

8.1 Proper order: each Operator shall at its own cost and expense (but without prejudice to its right to charge any other person for such service pursuant to another agreement or arrangement) keep in good working order, repair and condition all Metering Equipment in respect of which it is the Operator to the extent necessary to allow the correct registration, recording and transmission of the requisite details of the quantity of Active Energy and/or Reactive Energy measured by the relevant Meter.

8.2     Inspection and Testing:

        8.2.1 no less frequently than such period as may be specified in the relevant Code of Practice each Operator shall carry out a routine test of the accuracy of all Metering Equipment in respect of which it is the Operator. The Operator shall also carry out a test of the accuracy of all Metering Equipment in respect of which it is the Operator and which replaces defective or inaccurate Metering Equipment as soon as is reasonably practicable after its installation. Such Operator will give the Settlement System Administrator and the Registrant at least 15 days' prior written notice of the date, time, place and nature of every such test and the Settlement System Administrator and Host PES and the Registrant shall have the right to attend such test should it so require. Any such test as envisaged in this paragraph 8.2.1 shall comply with the relevant Code of Practice.

                8.2.2   If either:-

                           (a) the Settlement System Administrator has reason to believe that the Metering Equipment which an Operator is required to maintain for the purposes of this Schedule is not performing within the prescribed limits of accuracy referred to in paragraph 7.3.1; or

                           (b) such Operator or any other Party or Meter Operator Party has reason to believe there is any such failure to so perform, then, in the case of (b), such Operator, such other Party or such Meter Operator Party shall notify the Settlement System Administrator, the Registrant of the relevant Metering System and the Host PES (if any) and, in any case, the Settlement System Administrator:-

                                    (i) shall (if so  requested  by any Party or
                                        Meter Operator  Party) and (in any other
                                        case) may,  without giving notice to the
                                        relevant Operator or Registrant, inspect
                                        such  Metering  Equipment  and make such
                                        tests   as   the    Settlement    System
                                        Administrator shall deem necessary to determine its accuracy; or

                                    (ii) in any other circumstances  require the
                                        relevant  Operator  promptly to test the
                                        accuracy  of the same  but in any  event
                                        within    24    hours    of    receiving
                                        notification    of   such    requirement
                                        pursuant   to  this   paragraph   8.2.2,
                                        whereupon  the relevant  Operator  shall
                                        carry out such  test.  Such  test  shall
                                        comply   with  the   relevant   Code  of
                                        Practice  and  shall  take  place in the
                                        presence   of  the   Settlement   System
                                        Administrator, if it so requires.

                                Further, if an Operator has reason to believe that the Metering Equipment in respect of which it is the Operator is incorrectly recording data for any reason, it shall notify the Settlement System Administrator, the Registrant in respect of the relevant Metering System and the Host PES (if any.

        8.2.3 Recovery of costs for non-routine testing (1): subject to paragraph 8.3.4, the costs of any such test referred to in this paragraph 8.2 shall be borne by the Operator responsible for the maintenance of the relevant Metering Equipment (but without prejudice to its right to charge any other person for such service pursuant to another agreement or arrangement), save that the Settlement System Administrator shall bear the costs of its nominee's attendance thereat (subject to its right to recover the same through its charges).

        8.2.4 Recovery of costs for non-routine testing (2): where any Metering Equipment passes all inspections and tests required pursuant to paragraph 8.2.2 or the test is in respect of Metering Equipment where the Operator is the deemed Operator pursuant to Clause 60.4.4, the costs of such inspections and test shall, in the case of paragraph (a) of that paragraph, be borne by the Settlement System Administrator (subject to its right to recover the same through its charges) and, in the case of paragraph 8.2.2(i) where a test is required by another Party or Meter Operator Party, be borne by such other Party or Meter Operator Party which shall reimburse the relevant Operator its costs on demand.

8.3 Sealing: Metering Equipment shall be as secure as is practicable in all the circumstances and for this purpose:-

        (a) all Metering Equipment shall comply with the relevant Agreed Procedure; and

        (b)     the Executive Committee and the Settlement System  Administrator
                shall   regularly   review   Agreed   Procedures   for  security
                arrangements in relation to Metering Equipment.

8.4 Defective Metering Equipment: it at any time any Metering Equipment or any party thereof is destroyed or damaged or otherwise ceases to function, or is found to be outside the prescribed limits of accuracy referred to in paragraph 7.3.1, the Operator therefor shall, subject to compliance with its obligations under paragraph 8.3, promptly adjust, renew or repair the same or replace any defective component so as to ensure that the relevant Metering Equipment is back in service and operating within the prescribed limits of accuracy as quickly as is reasonably practicable in all the circumstances.

9.      MAINTENANCE OF RECORDS AND PROVISION OF INFORMATION

9.1     Information:

         9.1.1 an Operator shall inform the Settlement System Administrator of all relevant information relating to the Metering Equipment in respect of which it is the Operator, including any new or substituted Metering Equipment, and as may be require the relevant Agreed Procedure.

         9.1.2 All Meter Operator Parties shall give to the Settlement System Administrator all such information regarding Metering Equipment as the Settlement Systems Administrator shall reasonably require for the proper functioning of the Settlement System including information regarding the dates and time periods for installation of new Metering Equipment and the dates and periods when Metering Equipment is out of service.

9.2 Records: each Operator shall maintain a record in relation to each Metering System for which it is the Operator detailing all relevant matters as may be required by the relevant Code of Practice relating to the calibration of the Metering Equipment comprising each such Metering System including the dates and results of any tests, readings, adjustment or inspections carried out and the dates on which any seal was applied or broken, the reason for any seal being broken and the persons attending any such tests, readings, inspections or sealings. Such records shall also include any other details as may be reasonably required by the Settlement System Administrator. Each Operator shall pass such records or copies of the same to its successor as Operator in relation to any Metering Equipment. Any such records shall be complete and accurate and retained for the life of the relevant item of Metering Equipment. The Registrant in respect of any Metering Equipment shall be entitled to receive copies of all such records free of charge.


                                     PART 4

                     RIGHTS AND RESPONSIBILITIES RELATING TO
                       THE SETTLEMENT SYSTEM ADMINISTRATOR

10.     INSPECTIONS AND READINGS

10.1 Inspections: the Settlement System Administrator shall procure that all Metering Equipment comprising any Metering System which is registered with it for the purpose of the Settlement System is inspected and read by it or on its behalf not less than once in every three months for general and reconciliation purposes and shall give the Registrant and Operator notice thereof in accordance with the relevant Agreed Procedure.

10.2 Written reports: the Settlement System Administrator and the Operator shall keep written reports of all such inspections and readings as are referred to in paragraph 10.1 in accordance with Clause 29.8 and the Settlement System Administrator shall provide copies in accordance with the relevant Agreed Procedure of such written reports to each Registrant whose Consumer Metered Demand determined in accordance with the Pool Rules is calculated by the Settlement System Administrator using data from such Metering System.

11.      DATA COLLECTION

11.1 Collection, Retrieval, Validation and Estimation of Data: the Settlement System Administrator will notify the relevant Registrant, Operator and Host PES where, as determined by the relevant Agreed Procedure, it has reasonable grounds to believe or has established that data required from any Metering Equipment for the functioning of the Settlement System in accordance with this Agreement is incomplete, inaccurate or has relevant Metering Equipment and data which the
         Settlement System Administrator believes or has established is incomplete, inaccurate or has not been received. The Settlement System Administrator shall investigate and remedy the defect in accordance with the relevant Agreed Procedure taking into account the following priorities in the following order:-

        (a)     the need to obtain accurate data;

        (b)     the need to apply verification procedures;

        (c) the need to produce edited or substitute date where it is incorrect or unavailable.

        subject always to the obligations set out in Clause 40.1.2.

11.2 Corrected, completed or received data: once the Settlement System Administrator has remedied the defect identified in accordance with paragraph 11.1, it will notify the relevant Registrant, Operator and Host PES:-

        (a) in the case of data which it has established was inaccurate, of the validated data; and

        (b) in the case of date which it has established is incomplete or which has not been received, of the edited or substitute data,

        in each case established according to the relevant Agreed Procedure.

12.     POLICING BY THE SETTLEMENT SYSTEM ADMINISTRATOR

        Policing: the Settlement System Administrator shall make or shall procure arrangements for spot visits to metering sites by suitably qualified inspectors in order to monitor compliance by Registrants and Operators of their obligations under Part XV of this Agreement and this Schedule, the appropriate Code of Practice and the Agreed Procedures. the sites chosen for, and the conduct of, such policing shall be determined by the Settlement System Administrator. The extent of policing shall be in accordance with instructions given to the Settlement System Administrator from time to time by the Executive Committee subject to the provisions of Clause 31.3.2.

                                     PART 5

                       CODES OF PRACTICE AND DISPENSATIONS

13.      CODES OF PRACTICE

13.1 Relevant Code of Practice: subject to paragraph 13.2 and subject to the transitional arrangements described in paragraph 13.4, the relevant Code of Practice in respect of Metering Equipment shall be determined by reference to the version of the Code of Practice which is expressed to be applicable to that Metering Equipment at the time that the Metering System comprised therein is registered with the Settlement System Administrator for the first time, and such Metering Equipment shall only be required, save as provided in paragraph 13.2, to comply with such Code of Practice, and not with any Code of Practice which in any respect later amends, modifies or supersedes such Code of Practice, and references to the relevant Code of Practice in Part XV of this Agreement and this Schedule shall be construed accordingly.

13.2     Saving: notwithstanding the provisions of paragraph 13.1:

         (a) without prejudice to sub-paragraphs (b) and (c) below, FMS Metering Equipment which is installed, or in the course of being installed, on the FMS Date, shall only be required to comply with the applicable FMS Code of Practice with which it would have been required to comply were this paragraph 13 not in effect;

         (b) where any material change is made to the Metering Equipment comprising a Metering System, details of the changes made shall be given immediately by the Operator in respect of that Metering System to the Settlement System Administrator (with a copy to the Registrant of that Metering System) who shall note the same on the Register pursuant to Clause 60.5. The noting of that change on the Register shall be deemed (but no other entry made on the Register shall be deemed) to constitute a registration of that Metering System comprised in that Metering Equipment for the purposes of paragraph 13.1, and the Code of Practice current at the time of that deemed new registration shall, from that time, be the relevant Code of Practice in respect of that Metering Equipment;

         (c) in sub-paragraph (b) above, the term "material change" shall mean a change to the Metering Equipment other than:-

                  (i) a change by way of repair, modification or replacement of any component which is not in the judgment of the Operator, acting as a reasonable Operator in all the circumstances, a substantial part of the Metering Equipment (a "Substantial Part"); and

                  (ii) a change to another part or other parts of the Metering Equipment, each of which is not of itself (and where taken together with other such changes, these changes together are not) a Substantial Part (determined as in (i) above) of the Metering Equipment, necessitated in the judgment of the Operator, acting as a reasonable Operator in all the circumstances, by any change under (i) above, in each case even where an enhanced or equivalent component is used for the repair, modification or replacement rather than an identical component; and

         (d) Metering Equipment shall at all times comply with the latest version of the Code(s) of Practice which contains the requirements for the calibration, testing and commissioning of Metering Equipment.

13.3 Record of Codes of Practice: the Executive Committee shall records in the Synopsis of Metering Codes each Code of Practice and the date at which that Code becomes effective as the relevant Code of Practice in respect of Metering Equipment comprising a Metering System registered or, in accordance with paragraph 13.2(b), re-registered at that date or thereafter.

13.4 FMS Codes of Practice: on or after the FMS Trading Date and in relation to any period on or after this date any relevant Code of Practice for the purposes of this Agreement shall be an FMS Code of Practice.

14.      DISPENSATIONS

14.1     Dispensations:

         (a) if for financial reasons of practicality a Metering System or Metering Equipment does not comply with some or all of the requirements of the relevant Code of Practice or the requirements in relation to the commercial boundary of paragraph 7.1.2, the Registrant or potential Registrant of such Metering System or, as the case may be, Operator or Potential Operator of such Metering Equipment with the consent of such Registrant or, in the case of Potential Operators only, such potential Registrant, may make an application to the Executive Committee for a dispensation from such requirements. The Executive Committee shall consider and agree, on such conditions (if any) as it shall deem fit, or dismiss such application in accordance with the relevant Agreed Procedure and this paragraph 14.

         (b) The Executive Committee shall have the right to agree from time to time, in accordance with the relevant Agreed Procedure, dispensations from the requirements referred to in sub-paragraph
                (a), on such conditions (if any) as it shall deem fit, attaching generally to any item of Metering Equipment ("Generic Dispensations"). Generic Dispensations may be agreed upon the application of a Party or Meter Operator Party or be initiated by the Executive Committee at its discretion.

         (c)    Before   agreeing  any   dispensation   (including  any  Generic
                Dispensation), the Executive Committee shall be obliged to seek and to obtain:-

                       (i) in the case of a dispensation from a Code of Practice, the approval and agreement of those Parties whose approval and agreement is required in accordance with the definition of Code of Practice in respect of an amendment to or substitution of the Code(s) of Practice from which a dispensation is sought;

                      (ii) the prior written consent (not to be unreasonably withheld or delayed) of the Settlement System Administrator where applicable in accordance with Clause 6.3;

                     (iii) in the case of a dispensation from the requirements of paragraph 7.1.2 relating to the commercial boundary, the prior written consent (not to be unreasonably withheld or delayed) of the Grid Operator where applicable in accordance with Clause 6.5; and

                      (iv) in the case of a dispensation from the requirements of paragraph 7.1.2 relating to the commercial boundary, the prior written consent (not to be unreasonably withheld or delayed) of the Ancillary Services Provider where applicable in accordance with Clause 6.6.

                  Where, in accordance with (i) above, the amendment of the relevant Code of Practice would require the approval of the Suppliers in separate general meeting such approval shall be deemed to be given by a resolution of the Executive Committee to agree the relevant dispensation, save where any representative of any Supplier elects, upon that resolution, to refer the matter to a separate general meeting of Suppliers in which case, such meeting shall be convened and held in accordance with the provisions of Clause 13.2, and shall determine by resolution whether or not the approval and agreement of Suppliers to that dispensation be given in accordance with this paragraph 14.1.

14.2 Records of dispensations: the Executive Committee shall maintain, in accordance with the relevant Agreed Procedure, an up-to-date record of all dispensations agreed pursuant to this paragraph 14. The Executive Committee shall provide a duplicate copy of any such record to the Settlement System Administrator and shall provide the Settlement System Administrator with details of all amendments made to such records as soon as reasonably possible after the making of such amendment.

14.3 Existing dispensations: the Parties acknowledge that, prior to 1st April 1993, dispensations (within the meaning of this paragraph 14) were agreed by the Executive Committee as if this paragraph 14 were at such time in full force and effect and agree that the record identified as such as at 1st April, 1993 further agree that such dispensation shall be deemed, with effect from the date at which they were agreed, to have been effectively agreed in accordance with the provisions of this paragraph 14 (as formerly incorporated into this Agreement as Clause 60.10) as in force as at 1st April, 1993. This paragraph 14 shall be without prejudice to any claim an Operator or person acting as Operator:-

         (i) may have as at 31st March, 1993 against a Supplier arising out of any Agreement between such Operator (or such person acting as Operator) and such Supplier or out of any representation; or

        (ii)      may  have  against  a  Supplier  arising   out  of  facts  an
                  circumstances in existence prior to or as at 31st March, 1993,

         which relates to the installation by such Operator or such person acting as Operator of any Metering System installed or being installed as at the FMS Date or the installation of which was commenced prior to the FMS Date, and which relates to a Metering System which, by virtue of a dispensation granted pursuant to this paragraph 14, is not required by that Supplier.

14.4 Appeals: any dispensation from the requirements of a Code of Practice or from the requirements relating to the commercial boundary of paragraph 7.1.2 agreed in accordance with this paragraph 14 shall be capable of being appealed in accordance with the provisions of paragraph 19.1, provided that no dispensation shall be considered to be agreed in accordance with this paragraph upon any appeal being granted where the approval and agreement of the relevant Parties as referred to in paragraph 14.1(c) has not been obtained.


                                     PART 6

                           FURTHER RIGHTS OF OPERATORS

15.      OWNERSHIP AND USE OF DATA

15.1 Ownership of data: the Registrant of any Metering System shall own the data acquired therefrom provided that (and each Registrant hereby expressly agrees and acknowledges that) a Second Tier Customer of that Registrant in respect of which such data is generated shall be entitled at all times without charge by the Registrant to access, obtain and use such data and provided further that:-

                       (i) such access, obtaining or use, or the method of such access, obtaining or use, does not interfere with the operation of Settlement;

                      (ii) nothing in this paragraph 15.1 shall require the Registrant actively to provide such data to such Second Tier Customer or so to provide such data free of charge; or

                     (iii) such access shall not be by using any communications link used by the Settlement System Administrator for the purposes of Clause 60.6 without the prior written consent of the Settlement System Administrator.

15.2 Use of data: the Settlement System Administrator is hereby authorised to use all data which is owned by the Registrant pursuant to paragraph
         15.1 as may be permitted pursuant to this Agreement, and the Settlement System Administrator may only release such data to others to the extent set out in this Agreement. It is hereby expressly agreed that the Settlement System Administrator is permitted to and shall against request and payment of a reasonably charge therefor release to a Second Tier Customer such data relating to it as is referred to in paragraph 15.1.

15.3 Communications Equipment use: Communications Equipment need not be dedicated exclusively to the provisions of data to the Settlement System Administrator for the purposes of Settlement provided that any other use shall not interfere at any time with the operation of Settlement and subject also to the relevant provisions (if any) in the Tariff.

16.      CHANGES OF SUPPLIERS

16.1 Change of Supplier: where notice is served on the Settlement System Administrator in the form prescribed by the relevant Agreed Procedure by a proposed Registrant of an existing Site which is the point of supply of a Second Tier Supplier or Second Tier Customer, the proposed Registrant and the Operator or proposed Operator (where the existing Operator is to be replaced shall confirm that the Metering System required for the purposes of this Schedule and Part XV of this Agreement will be installed and operational at the Site by the date specified in the notice as that on which the notice will take effect. If the necessary Metering System will not be so installed and operational by such date and a Second Tier Agent has been directed to collect, aggregate, adjust and transmit the ate from such Metering System, the Registrant and the Operator shall, unless otherwise agreed between them and the relevant Host PES in respect of the relevant Metering System or, where there is no such Host PES, the Executive Committee, comply with the provisions of paragraph 16.2.

16.2 Procedure: where this paragraph 16.2 has effect pursuant to the provisions of paragraph 16.1:-

        (i) the Registrant and the relevant Host PES in respect of the relevant Metering System, or where there is no such relevant Host PES, the Executive Committee, shall agree forty eight half-hourly values for each day from the expiry of the notice until the relevant Metering System is installed and operational and the Operator in respect of that Metering System shall give all reasonable assistance to the Registrant and Host PES to enable them to reach such an agreement;

        (ii) the Registrant shall inform the Settlement System Administrator of the forty eight half-hourly values for each such day within 7 days of the day to which they relate. The Settlement System Administrator shall take such values into account for the purpose of Settlement and the Registrant and the relevant Host PES in respect of such Metering System shall be bound to accept such values for the purposes of the Pool Rules until the relevant Metering System is installed, operational an registered; and

        (iii) as soon as practicable after the Operator has installed the Metering System at the relevant Site, the Operator shall notify the Settlement System Administrator, the Registrant therefor and the relevant Host PES in respect of such Metering System or, where there is not such relevant Host PES, the Executive Committee, in writing. As soon as reasonably practicable thereafter, the Settlement System Administrator shall commence using the data collected from that Metering System for the purposes of Settlement and shall inform the Registrant, the Operator and the relevant Host PES in respect of such Metering System and, where there is no such relevant Host PES, the Executive Committee, of the date on which it commenced doing so.

17.      ATTENDANCE AT MEETINGS AND RIGHTS OF REPRESENTATION

17.1     Attendance at Pool Members meetings:

         17.1.1 any notice convening any general meeting of Pool Members including any adjournment thereof in accordance with Clause 9.5 shall be additionally given to all Meter Operator Parties and be given in accordance with the provisions of that Clause. The accidental omission to give notice of a meeting to any Meter Operator Party entitled to receive notice shall not invalidate the proceedings at that meeting.

        17.1.2 Each Meter Operator Party (or its duly appointed representative) shall have the right to attend at each general meeting of Pool Members and shall have the right to speak (but not to vote) thereat.

        17.1.3  The  Secretary  shall   circulate  any  minutes   circulated  in
                accordance with Clause 10.10 additionally to Meter Operator Parties in accordance with the provisions thereof.

17.2 Attendance at meetings of the Executive Committee, and sub-committees and sub- groups of the Executive Committee:

        17.2.1 one representative for all Meter Operator Parties selected in accordance with paragraph 17.3 (a "Meter Operator Party Representative") shall be entitled to attend and speak (but not to vote) at meetings of the Executive Committee or at meetings of any sub-committee or sub-group of the Executive Committee on behalf of all Meter Operator Parties and shall be entitled to appoint from time to time alternates and delegates to assist him in those functions, where matters directly concerning the functions, duties or responsibilities of Operators, individually or collectively, have been identified or advised in the agenda for that meeting to be circulated pursuant to Clause 18.1.4 or, as the case may be, Clause 20.1.

        17.2.2 Notice of meetings of the Executive Committee or meetings of any sub- committees or sub-group at which the relevant Meter Operator Party Representative is entitled to attend shall be given to him, together with all prescribed accompanying documentation and agendas, in accordance with Clause 18.1, as the case may be, Clause 20.1. The Meter Operator Party Representative shall as soon as is reasonably practicable copy such notice together with such accompanying documentation to all Meter Operator Parties.

        17.2.3 The relevant Meter Operator Party Representative shall be entitled to receive copies of all minutes of meetings which he was entitled to attend and which the Secretary is required to circulate in accordance with Clause 18.1.6 or, as the case may be, Clause 20.1 in accordance with the provisions thereof. Such Meter Operator Party Representative, if he attended the relevant meeting, shall notify his approval or disapproval of the minutes to the Secretary no later than ten working days after receipt thereof and, if he fails to do so, he shall be deemed to have approved the same.

17.3 Appointment of representative for Meter Operators Parties: the Director shall nominate from time to time a representative who shall represent the collective and individual interests of Meter Operator parties under this Agreement. Such representative shall be drawn from those Meter Operator Parties which are not represented at the Executive Committee in any other capacity pursuant to the provisions of this Agreement.

17.4 Class representation: the Executive Committee or any sub-committee or sub-group thereof shall be entitled to assume that any Meter Operator Party Representative represents the interests of Meter Operator Parties as a class and, where appropriate, represents any affected specific individual interests and, in considering matters or exercising its powers or discretion under this Agreement, the Executive Committee or any sub-committee or sub-group thereof shall not be obliged to seek, nor to take account of, the views, comments or consent or otherwise of any other Meter Operator Party.


                                     PART 7

                         FAILURE TO COMPLY AND DISPUTES

18.      FAILURE TO COMPLY WITH OBLIGATIONS

         Defective Metering Equipment: subject to the provisions of Clause 60.4.9, in the event that an Operator cannot or does not comply with its obligations to repair, adjust or replace or renew any defective component pursuant to paragraph 8.4, the Settlement System Administrator shall have the right to carry out or procure there is carried out such repair, adjustment, replacement or renewal and to recover its own costs, expenses and profit thereon from such Operator forthwith on demand or, where the Settlement System Administrator, having taken reasonable steps to recover such costs, expenses and profit from the relevant Operator is unable so to recover within a reasonable period of time, from the Registrant in respect of that Operator subject thereto forthwith on demand (such profit to be mutatis mutandis, based on the principles set out in the Accounting Procedure).

19.      DISPUTES

19.1 Disputes which may involve a Meter Operator Party: any dispute regarding Metering Equipment (other than a dispute referred to in Clause 60.11.1 or one arising out of any decision made pursuant to paragraph 6.2, which in the latter case shall be determined in accordance with the provisions of that paragraph) shall be referred to the Executive Committee. If any Party or Meter Operator Party is not satisfied with the decision of the Executive Committee, the matter may be referred by such Party or Meter Operator Party to arbitration in accordance with Clause 83 of this Agreement as incorporated into this Schedule by paragraph 24.

19.2 Tests to determine disputes: any testing of Metering Equipment required to settle any dispute (including a dispute under Clause 60.11.1) will, prima facie, be carried out by the relevant Operator on the relevant Metering Equipment mounted in its operational position in the presence of the Settlement System Administrator acting on behalf of the Executive Committee and in the presence of the Host PES. All testing will be carried out in accordance with the relevant dispensation agreed in accordance with this Schedule. The test performance of any Metering Equipment shall be compared with calibrated test equipment by one of the following methods:-

         (a) injecting into the measuring circuits (i.e., excluding the primary current and voltage transformers) and comparing the readings or records over such period as may be required by the relevant dispensation agreed in accordance with the Schedule to ensure a reliable comparison; or

         (b) where practicable, operating the calibrated test equipment from the same primary current and voltage transformers as the Metering Equipment under operating conditions. The readings or recordings of the Metering Equipment and the calibrated test equipment shall be compared over such period as may be required by the relevant Code of Practice or, where applicable, any relevant dispensation agreed in accordance with this Schedule; or

         (c) in exceptional circumstances, such other method as may be specified by the Settlement System Administrator.

19.3 Laboratory tests: Metering Equipment which fails any test whilst in its operational position shall be tested under laboratory conditions in accordance with the relevant Code of Practice.

19.4 Witnesses: No more than two persons representing all interested Parties or Meter Operator Parties nominated by the Executive Committee (including the Host PES) in addition to the Settlement Systems Administrator will be entitled to witness tests taken as a result of a dispute, including tests confirming the calibration of test equipment, or inspect evidence of valid calibration, or valid calibration certificates, as appropriate.

19.5 Saving: It is hereby expressly acknowledged and agreed by the Parties that the resolution of any dispute referred to in Clause 60.11.1 shall in all cases be without prejudice to the bringing or pursuing of any claim, by or against, or the resolving of any issue between any one or more of such Parties or any other Party arising out of the same facts or circumstances, or facts or circumstances incidental to the facts and circumstances giving rise to such dispute or upon the basis of which such dispute has been resolved, in favor of, or against, a Meter Operator Party or Meter Operator Parties.

19.6 Release of data: Upon the request of any Party or Meter Operator Party which is a party to a dispute referred to in paragraph 19.1 any relevant data derived from any Metering System may be submitted by the Settlement System Administrator to the body then having jurisdiction in respect of the relevant dispute for the purposes of resolving such dispute.

                                     PART 8

                             LIMITATION OF LIABILITY

20.      LIMITATION OF LIABILITY

20.1 Limitation of liability: Subject to paragraph 20.2 and save where any provision of this Agreement provides for an indemnity, each Party and each Meter Operator Party agrees and acknowledges that no Party nor Meter Operator Party (excluding for this purpose the Settlement System Administrator) (in this paragraph 20, the "Party Liable") or any of its officers, employees or agents shall be liable to any of the other Parties or Meter Operator Parties for loss arising from any breach of this Schedule or of this Agreement other than for loss directly resulting from such breach and which at the date of this Agreement was reasonably foreseeable as not unlikely to occur in the ordinary course of events from such breach in respect of:

         20.1.1 physical damage to the property of any of the other Parties or Meter Operator Parties or its or their respective officers, employees or agents; and/or

         20.1.2 the liability of any such other Party or Meter Operator Party to any other person for loss in respect of physical damage to the property or any other person.

20.2 Death and personal injury: Nothing in this Schedule or this Agreement shall exclude or limit the liability of the Party Liable for death or personal injury resulting from the negligence of the Party Liable or any of its officers, employees or agents and the Party Liable shall indemnify and keep indemnified each of the other Parties or Meter Operator Parties, its officers, employees or agents from and against all such and any loss or liability which any such other Party or Meter Operator Party may suffer or incur by reason of any claim on account of death or personal injury resulting from the negligence of the Party Liable or any of its officers, employees or agents.

20.3 Exclusion of certain types of loss: Subject to paragraph 20.2 and save where any provision of this Agreement provides for an indemnity, neither the Party Liable nor any of its officers, employees or agents shall in any circumstances whatsoever be liable to any of the other Parties or Meter Operator Parties for:

         20.3.1 any loss of profit, loss of revenue, loss of use, loss of contract or loss of goodwill; or

         20.3.2   any indirect or consequential loss;  or

         20.3.3 loss resulting from the liability of any other Party or Meter Operator Party to any other person howsoever and whensoever arising save as provided in paragraphs 20.1.2 and 20.2.

20.4 Trust: Each Party and each Meter Operator Party acknowledges and agrees that each of the other Parties and Meter Operator Parties holds the benefit of Clauses 20.1, 20.2 and 20.3 of this Schedule for itself and as trustee and agent for its officers, employees and agents.

20.5     Survival:  Each of paragraphs 20.1, 20.2, 20.3 and 20.4 shall:

         20.5.1 be constructed as a separate and severable contract term, and if one or more of such paragraphs is held to be invalid, unlawful or otherwise unenforceable the other or others of such paragraphs shall remain in full force and effect and shall continue to bind the Parties and the Meter Operator Parties; and

         20.5.2   survive the termination of this Agreement.

20.6 Saving: For the avoidance of doubt, nothing in this Part 8 shall prevent or restrict any Party or Meter Operator Party enforcing any obligations (including suing for a debt) owed to it under or pursuant to this Schedule or this Agreement.

20.7 Full negotiation: Each Party and each Meter Operator Party acknowledges and agrees that the foregoing provisions of this Part 8 have been the subject of discussion and negotiation and are fair and reasonable having regard to the circumstances as at the date this Schedule came into effect.


                                     PART 9

                                     ACCESS

21.      ACCESS

21.1 Access to Party's and Meter Operator Party's property: Each Party and Meter Operator Party hereby agrees to grant to any Invitee and, in the case of a Meter Operator Party, the Registrant of the Metering System in respect of the Metering System of which it is Operator, and, in the case of a Registrant of a Metering System, the Meter Operator Party which is the Operator in respect of that Metering System:

         (a) full right during the currency of this Agreement to enter upon and through and remain upon, or do any other act contemplated by this Schedule 21which would otherwise constitute a trespass upon, any part of such Party's or, as the case may be, Meter Operator Party's, property; and

         (b) in the case of the Operator or the Settlement System Administrator, full right to remove any part of Metering Equipment forming part of such property to a laboratory or test house in accordance with the provisions of this Schedule, provided always that such access rights conferred by or pursuant to this paragraph shall be granted only to the extent necessary for the purposes of this Schedule and shall be subject to the other provisions of this paragraph 21.

21.2 Invitees: An Invitee for the purposes of this paragraph 21 shall comprise any one or more of the following:

        (i)     the   Settlement   System   Administrator   acting  through  any
                reasonably nominated employees, agent or contractors;

        (ii) the Executive Committee acting through any reasonably nominated persons;

        (iii) the Equipment Owner for the purposes only of fulfilling its obligations under paragraph 7.1.3;

        (iv)    the Pool Auditor acting through any partner or employee;

        (v) the auditor carrying out the Scheduling and Despatch Review acting through any partner or employee; and

        (vi) the Ancillary Service Provider acting through any reasonably nominated employees, agents or contractors.

21.3 Access to property of Second Tier Customers and Third Parties: The registrant of a Metering System and the Meter Operator Party which is the Operator or Potential Operator of that Metering System hereby jointly and severally agree to use all reasonable endeavors to, and to cooperate with each other for the purpose of procuring for the benefit of each Invitee and for each other:

         (a)      full right to enter upon and  through and remain  upon,  or do any other act contemplated by this Schedule which would otherwise constitute a trespass upon, any part of the property:

                  (i) of the Second Tier Customer in respect of which that Registrant is the Supplier; and

                  (ii) of any other person which is not a party to this Agreement (the "Third Party") but the exercise of whose rights would prevent, in relation to such Second Tier Customer, the Registrant, the Meter Operator Party or any Invitee from performing its obligations under this Schedule or this Agreement and the existence of whose rights is known to, or ought reasonably be know to, the Registrant, or as the case may be the Meter Operator Party; and

         (b) in the case of the Operator or the Settlement System Administrator, full right to remove all or any part of
                  Metering Equipment forming part of such property to a laboratory or test house in accordance with the provisions of this Schedule,

         provided always that such access rights conferred by or pursuant to this paragraph shall be granted only to the extent necessary for the purposes of this Schedule and shall be subject to the other provisions of this paragraph 21.

21.4 Failure to procure access: If, after having used all such reasonable endeavors to procure access rights in accordance with this paragraph 21 in respect of a Second Tier Customer or Third Party referred to in paragraph 21.3, a Registrant and/or Meter Operator Party have been unable to procure any such rights the Registrant:

         (i) hereby undertakes not to make any future supplies to such Second Tier Customer at the Site in respect of which such access rights are required until such access rights have been obtained and if supplying such Second Tier Customer at such Site to cease forthwith to supply such Second Tier Customer at that Site; and

         (ii) shall notify the Settlement System Administrator in accordance with the relevant Agreed Procedure of that fact.

         The Settlement System Administrator shall be entitled to assume that the consents of any Third Parties shall have been obtained in accordance with the provisions of this paragraph until such time as it is fixed with notice to the contrary.

21.5 Right of access: The right of access provided for in paragraphs 21.1 and 21.3 shall include the right to bring on to such Meter Operator Party's, Party's, Second Tier Customer's or Third Party's property such vehicles, plant, machinery and maintenance or other materials as shall be reasonably necessary for the purposes of this Schedule.

21.6 Authorisation: Each Meter Operator Party or, as the case may be, Party shall ensure that any particular authorisation or clearance which is required to be given to ensure access to any Invitee, Registrant or Meter Operator Party in accordance with this paragraph is available on arrival.

21.7 Safety: Subject to the right of the Settlement System Administrator to inspect without notice pursuant to paragraph 8.2.2, each Meter Operator Party or, as the case may be, Party shall procure that all reasonable arrangements and provisions are made and/or revised from time to time as and when necessary or desirable to facilitate the safe exercise of any necessary or desirable to facilitate the safe exercise of any right of access granted pursuant to paragraph 16.1 or 16.3 with the minimum of disruption, disturbance and inconvenience. Such arrangements and provisions may, to the extent that the same are reasonable, limit or restrict the exercise of such right of access and/or provide for any Meter Operator Party or Party to make directions or regulations from time to time in relation to a specified matter. Matters to be covered by such arrangements and/or provisions include:

        (i)     the identification of any relevant Metering Equipment;

        (ii) the particular access routes applicable to the land in question having particular regard for the weight and size limits on those routes;

        (iii)   any limitations on times of exercise of the right of access;

        (iv) any requirements as to prior notification and as to authorisation or security clearance of individuals exercising such right of access and procedures for obtaining the same;

        (v) the means of communication to the Meter Operator Party or, as the case may be, Party (and all employees and/or contractors who may be authorised from time to time to exercise such right of access) of any relevant directions or regulations made by the Meter Operator Party or, as the case may be, Party; and

        (vi) the identification of and arrangements applicable to personnel exercising the right of access granted by paragraphs 21.1 or 21.3.

         Each Party or Meter Operator Party shall (and shall procure that all persons exercising any right of access on behalf of such Party or Meter Operator Party) observe and perform any such arrangements and all provisions (or directions or regulations issued pursuant thereto) made from time to time.

21.8 Damage: Each Party or Meter Operator Party shall procure that all reasonable steps are taken in the exercise of any right of access by or on behalf of such Party or Meter Operator Party to:

        (a) avoid or minimise damage in relation to any Meter Operator Party's, Party's, Second Tier Customer's or other Third Party's property; and

        (b) cause as little disturbance and inconvenience as possible to any Meter Operator Party, Party, Second Tier Customer or other Third Party or other occupier of such Meter Operator Party's, Party's, Second Tier Customer's or other Third Party's property, and shall make good any damage caused to such property in the course of exercise of such rights as soon as may be practicable. Subject to this, all such rights of access shall be exercisable free of any charge or payment of any kind.

21.9     License Restricted Parties:

          (a) this paragraph 21.9 shall apply to any area owned or occupied by any Party, Meter Operator Party or any subsidiary of such Party or Meter Operator Party, Second Tier Customer or Third Party (each a "Licence Restricted Party") which is the holder of or subject to a licence granted under the Nuclear Installations Act 1965 (a "Nuclear Site Licence") or subject to restrictions in relation to a Nuclear Site Licence, where such area is subject to that Nuclear Site Licence but, in respect of Energy Settlements and Information Services Limited, this paragraph 21.9 shall apply subject to the provisions of any other agreement between the Licence Restricted Party and NGC (or any of its subsidiaries) imposing restrictions on NGC's (or any of its subsidiaries') right of access to any areas owned by the Licence Restricted Party subject to (or subject to restrictions in relation to) a Nuclear Site Licence.

        (b) This paragraph 21.9 shall take precedence over any contrary provisions of this Schedule.

        (c) No Party or Meter Operator Party shall enter or attempt to enter or permit or suffer any person to enter or attempt to enter any area owned or occupied by the Licence Restricted Party to which a Nuclear Site Licence applies except strictly in accordance with the provisions, restrictions and conditions of the Nuclear Site Licence.

        (d) The Licence Restricted Party shall be entitled to take reasonable action of any kind whatsoever relating to or affecting access to its property as it considers on reasonable grounds to be necessary in order to enable the Licence Restricted Party to comply with the provisions, restrictions and conditions of a Nuclear Site Licence or avert or minimise any reasonably anticipated breaches thereof.

21.10 Denial of access: The Settlement System Administrator shall not incur any liability under this Schedule or this Agreement in the event it cannot perform any of its duties hereunder due to access to Metering Equipment being denied to it save that the Settlement System Administrator shall inform the Executive Committee thereafter.

                                     PART 10

                            COMMUNICATIONS EQUIPMENT

22.      COMMUNICATIONS EQUIPMENT

22.1 Compatibility: Communications Equipment at any City (which whenever used in this paragraph 22 shall include all Qualifying Sites determined in accordance with the first Tariff published at or after the date the ninth supplemental deed to this Agreement comes into effect) must be compatible with the communications link to such Site provided by the Settlement System Administrator pursuant to Clause 60.6.3(a). Prior to the installation of Communications Equipment at any Site the Operator or Potential Operator shall consult with the Settlement System
         Administrator to ensure that such Communications Equipment will be compatible with such communication link. The Operator or Potential Operator shall notify the Settlement System Administrator of any use to which the Communications Equipment is put other than in connection with Settlement.

22.2 General principle: Subject to the requirement of the Settlement System Administrator to collect data in accordance with Clause 60.6.1 and subject to the provisions of paragraph 22.1, the Settlement System Administrator shall use all reasonable endeavors to ensure that the communications link provided by it to any Embedded Non-Franchise Site pursuant to Clause 60.6.3(a) is of the type requested by the Operator or Potential Operator.

22.3 Tariff payments: The Settlement System Administrator shall pay from time to time to each Operator or Potential Operator of a Metering System at a Site an amount (if any) determined in accordance with the Tariff and payable in respect of Communications Equipment installed and maintained at such Site by such Operator or Potential Operator for the purposes of this Agreement.

22.4 Refunds: Where an Operator is removed, resigns or otherwise ceases to be Operator at any Site it shall pay to the Settlement System Administrator such amount (if any) as is set out in the Tariff by way of reimbursement of amounts paid to it pursuant to paragraph 22.3.

22.5 Additional payments: If an Operator or Potential Operator can demonstrate to the reasonable satisfaction of the Settlement System Administrator that any relevant payment to be made pursuant to this paragraph 22 and in accordance with the Tariff in respect of any particular Site as is described in the Tariff does not reflect the cost to such Operator or Potential Operator of installing and maintaining Communications Equipment at such Site in an efficient and economic manner then the Settlement System Administrator may negotiate an additional payment to such Operator or Potential Operator in respect of Communications Equipment at such Site provided that the Operator or

        Potential Operator shall be entitled to receive such additional payment only if and to the extent that the economic and efficient installation and maintenance of the Communications Equipment at that Site is in fact effected. If the Operator or Potential Operator and the Settlement
        System Administrator fail to agree on the amount of an additional payment, the Operator or Potential Operator may refer the matter to the Executive Committee which shall determine the same. The relevant Meter Operator Party may refer an such decision of the Executive Committee to the Director and for the purposes thereof shall be deemed to be exercising a Dissentient Pool Member's right of appeal pursuant to and in accordance with Clause 13.5. The Settlement System Administrator shall send the Executive Committee on request a written report giving reasonable details of any such additional payments made or proposed to be made.

22.6 Bought-in supplies: Payments which are made to Operators or Potential Operators in respect of the installation and maintenance of Communications Equipment (whether or not pursuant to or in addition to the Tariff) and payments for communications links shall be treated as "Bought-in Supplies" (as defined in Schedule 4) and accordingly a cost beyond the control of the Settlement System Administrator.

22.7 Recovery of costs: All costs and expenses relating to the payment arrangements referred to in this Schedule for the installation and maintenance of Communications Equipment, the Tariff or otherwise, including payments which are made to Operators or Potential Operators for the installation and maintenance of Communications Equipment, payments for communications links, management time and expenses of the Settlement System Administrator and the cost of funds borrowed to finance such costs, expenses and payments, may be recovered in full by the Settlement System Administrator in accordance with the Accounting Procedure.

22.8 No agency: No agency relationship (whether express or implied) shall be, or be deemed to be, created between any Operator or Potential Operator and the Settlement System Administrator or any other person as a result of the payments to be made pursuant to this paragraph 22.

22.9 Potential Operators: There shall at any point in time be no more than one Potential Operator in respect of each Metering System or Metering Equipment.


                                     PART 11

                            TRANSITIONAL ARRANGEMENTS

23.      TRANSITIONAL ARRANGEMENTS

23.1 Transitional Arrangements: With effect from the date this Schedule came into effect (the"NSD date") each Party which is an Operator or a Potential Operator shall be deemed to be a Meter Operator Party (in addition to continuing as a Party in any other capacity) and to have complied with all the requirements of or referred to in this Schedule 21 relating to admission as a Meter Operator Party and as an Operator. Such Parties are more particularly described in Annex 4 hereto. The Parties acknowledge and confirm that the deemed admission of an existing Party as a Meter Operator Party shall not affect that Party's rights and obligations under any agreement or arrangement relating to being an Operator entered into or existing between the Parties or any of them prior to such deemed admission, and that accordingly such agreement or arrangement shall continue notwithstanding the change and any reference to that Party being an Operator under this Agreement shall be construed as being an Operator as a Meter Operator Party.

23.2 Saving: Notwithstanding paragraph 23.1, each Party to which this Part 11 applies, expressly acknowledges and agrees that, notwithstanding any deemed satisfaction of the conditions which are required to be fulfilled as at the NSD Date in accordance with this Schedule for the purposes of admission as a Meter Operator Party and as Operator it shall be subject (but only with prospective effect; that is to say to the effect that any conditions which apply as at the NSD Date are deemed to be fulfilled and need not then be fulfilled as a continuing obligation) to the continuing and further conditions for registration as an Operator from time to time and to the provisions of paragraph 4.4, and that it shall be subject to the provisions for the resignation, removal and cessation as Operator in respect of any Metering System, or as Meter Operator Party, as the case may be, in accordance with the provisions of this Schedule as at the date hereof and from time to time, and after any such resignation, removal or cessation as a Meter Operator Party it shall be subject in full to the procedures for admission as a Meter Operator Party and Operator as may be set out from time to time in this Schedule.


                                     PART 12

               INCORPORATION OF OTHER PROVISIONS OF THIS AGREEMENT

24.      INCORPORATION BY REFERENCE

         Incorporation by reference: The provisions of Clauses 1.2, 1.3, 8.6, 31, 32, 33.4, 34.1, 34.2, 34.3, 37.3, 48.4.4, 66.7, 68, 69, 70, 71, 74,
         75, 76, 77,  78,  79,  80,  81,  82, 83, 84 and 85 of the  Pooling  and
         Settlement  Agreement  shall be  deemed  to be  incorporated  into this
         Schedule 21 mutatis mutandis as if each reference therein to the word "Party" were a reference to the words "Party and Meter Operating Party" and to the word "Parties" were to the words "Parties and Meter Operator Parties."

                                     PART 13

                         SECOND TIER UNMETERED SUPPLIES

25.      SECOND TIER UNMETERED SUPPLIES

         Notwithstanding any of the other provisions of this Schedule, the provisions of Clause 60.20 and any Second Tier Unmetered Supplies Procedures shall, to the extent they are supplemental to or conflict with any other provisions of this Schedule, govern the rights and obligations of the Parties (including each Operator and each Meter Operator Party) in relation to Second Tier Unmetered Supplies.

                                     ANNEX 1

               Form of Meter Operator Party Admission Application

The Executive Committee for the
Pooling and Settlement System in England and Wales

[copy to:  the Settlement System Administrator]

                                                                       [Date]


Dear Sir,

1. We [insert full legal name and address of registered/principal office of applicant] refer to Schedule 21 to the Pooling and Settlement Agreement for the electricity industry in England and Wales dated 30th March, 1990 (as amended, varied, supplemented, modified or suspended, the "Pooling and Settlement Agreement").

2. Unless the context otherwise requires, words and expressions defined in the Pooling and Settlement Agreement for the purposes of Schedule 21 to the Pooling and Settlement Agreement shall bear the same meanings respectively when used herein.

3. We hereby apply to be admitted as an additional party in accordance with, and for the purposes only of, Schedule 21 to the Pooling and Settlement Agreement pursuant to paragraph 3 and subject to the terms set out in paragraph 2 thereof. We wish to participate thereunder in the capacity of a Meter Operator Party.

4. We hereby represent and warrant to the Executive Committee (for itself and on behalf of all the Parties and Meter Operator Parties) that:

         (A)      we are duly  organised  and validly  existing  under the
                  laws  of  the   jurisdiction  of  our   organisation  or
                  incorporation;

         (B) we have the power to execute and deliver our Meter Operator Party Accession Agreement and any other documentation relating to that Agreement and any other documentation relating to that Agreement or the Pooling and Settlement Agreement and such other agreements as are required thereby and to perform our obligations hereunder or thereunder and we have taken all necessary action to authorise such execution, delivery and performance; and

         (C) such execution, delivery and performance do not violate or conflict with any law applicable to us, any provision of our constitutional documents, any order or judgment of any court or other agency of government applicable to us or any of our assets or any contractual restriction on or affecting us or any of our assets.

   We confirm that these representations and warranties will also be true and correct in all material respects at the date of our admission as a New Meter Operator Party.

5. We enclose the application fee of (pound)[   ].

6. We accept and agree to be bound by the terms of paragraph 3 of Schedule 21 to the Pooling and Settlement Agreement.

                             Yours faithfully,



                             ------------------------------------
                             duly authorised for and on behalf of [insert full legal name of the New Meter Operator Party]

*Insert current application fee prescribed by the Executive Committee.

                                     ANNEX 2

                 Form of Meter Operator Party Resignation Notice

The Secretary of the Executive Committee for the Pooling and Settlement System in England and Wales

(copied to:  the Settlement System Administrator).

                                                                       [Date]


Dear Sir,

We [insert full legal name and address of registered/principal office of applicant] refer to Schedule 21 to the Pooling and Settlement Agreement for the electricity industry in England and Wales dated 30th March, 1990 (as amended, varied, supplemented, modified or suspended, the "Pooling and Settlement Agreement").

Unless the context otherwise requires, words and expressions defined in the Pooling and Settlement Agreement for the purposes of Schedule 21 to the Pooling and Settlement Agreement shall bear the same meanings respectively when used herein.

We hereby give notice pursuant to paragraph 5.1 of Schedule 21 to the Pooling and Settlement Agreement that we are resigning as a Meter Operator Party with effect from the date falling 28 days after receipt by you of this Meter Operator Party Resignation Notice.

We confirm that in giving this notice of resignation, we are not and will not be in breach of the restriction on resignation set out in paragraph 5.2 of Schedule 21 to the Pooling and Settlement Agreement.

We acknowledge that our resignation as a Meter Operator Party is without prejudice to our accrued rights and liabilities and any rights and liabilities which may accrue to us in relation to the period during which we were a Meter Operator Party under Schedule 21 to the Pooling and Settlement Agreement or any agreement referred to in paragraph 5.2 of Schedule 21 to the Pooling and Settlement Agreement.

We further expressly acknowledge and confirm that our resignation as a Meter Operator Party pursuant to Schedule 21 to the Pooling and Settlement Agreement is without prejudice to our past, present and future accrued or accruing rights and liabilities as a Party to the Pooling and Settlement Agreement in any capacity whatsoever other than that of Meter Operator Party.

                            Yours faithfully,



                            ------------------------------------
                            duly authorised for and on behalf of [insert full legal name of Meter Operator Party]

                                     ANNEX 3

                Form of Meter Operator Party Accession Agreement

THIS SUPPLEMENTAL AGREEMENT is made on [ ] BETWEEN:

(1) [ ], a company incorporated [with limited liability] under the laws of [ ] [(registered number [ ])] and having its [registered] [principal] office at [ ] (the "New Meter Operator Party"); and

(2) [          ] (the "Nominee") on behalf of all the parties to the Pooling and
Settlement Agreement referred to below.

WHEREAS:

(A) by Agreement dated 30th March, 1990 made between the Founder Generators named therein (1), the Founder Suppliers named therein (2), Energy Settlements and Information Services Limited (formerly NGC Settlements Limited) as Settlement System Administrator (3), Energy Pool Funds Administration Limited as Pool Funds Administrator (4), The National Grid Company plc as Grid Operator and Ancillary Services Provider (5), and Scottish Power plc and Electricite' de France, Service National as Externally Interconnected Parties (6) (as amended, varied, supplemented, modified or suspended, the "Pooling and Settlement Agreement") the parties thereto agreed to give effect to and be bound by certain rules and procedures for the operation of an electricity trading pool and the operation of a settlement system;

(B) by paragraph 2 of Schedule 21 to the Pooling Settlement Agreement additional parties may be admitted to that Agreement for the purposes of, and only to be bound by and conferred rights in accordance with,
        Schedule 21 thereto in the capacity of Meter Operator Party; and

(C) the New Meter Operator Party has requested that it be admitted as a Meter Operator Party pursuant to paragraph 3 of Schedule 21 to the Pooling and Settlement Agreement and each of the Parties and Meter Operator Parties hereby agrees to such admission.

NOW IT IS HEREBY AGREES as follows:

1. Unless the context otherwise requires, words and expressions defined in the Pooling and Settlement Agreement used for the purposes of Schedule 21 to the Pooling and Settlement Agreement shall bear the same meanings respectively when used herein.

2. The Nominee (acting on behalf of each of the Parties and Meter Operator Parties) hereby admits the New Meter Operator Party as an additional Meter Operator Party under Schedule 21 to the Pooling and Settlement Agreement on the terms and conditions hereof and with effect from [insert effective date of admission].

3. The New Meter Operator Party hereby accepts its admission as a Meter Operator Party and undertakes with the Nominee (acting on behalf of each of the Parties and Meter Operator Parties) to perform and to be bound by the terms and conditions of Schedule 21 to the Pooling and Settlement Agreement as a Meter Operator Party as from the [insert effective date of admission].

4. For all purposes in connection with the Pooling and Settlement Agreement the New Meter Operator Party shall as from the [insert effective date of admission] be treated including for the purposes of paragraph 2 of
        Schedule 21 to the Pooling and Settlement Agreement as if it had been a signatory of the Pooling and Settlement Agreement as a Meter Operator Party and as if this Agreement were part of the Pooling and Settlement Agreement, and the rights and obligations of the Parties and Meter Operator Parties shall be construed accordingly.

5. The New Meter Operator Party, the Parties and the Meter Operator Parties expressly acknowledge and confirm that, pursuant to paragraph 2.1 of
        Schedule 21 to the Pooling and Settlement Agreement with effect from [insert effective date of admission] the New Meter Operator Party shall only be bound by, and conferred rights in accordance with, Schedule 21 to the Pooling and Settlement Agreement in the sole capacity of Meter Operator Party.

6. The New Meter Operator Party expressly consents to be bound by the provisions of paragraphs 2.2 and 2.3 of Schedule 21 to the Pooling and Settlement Agreement.

7. This Agreement and the Pooling and Settlement Agreement shall be read and construed as one document and references in the Pooling and Settlement Agreement to the Pooling and Settlement Agreement (howsoever expressed) shall be read and construed as references to the Pooling and Settlement Agreement and this Agreement.

8. This Agreement shall be governed by and construed in all respects in accordance with English law and the provisions of Clauses 83 and 84 of the Pooling and Settlement Agreement as incorporated into Schedule 21 thereto by paragraph 24 thereof shall apply hereto mutatis mutandis.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the date and year first above written.

[New Meter Operator Party]


By:

Notice  details   (Clause  75  of  the  Pooling  and  Settlement   Agreement  as
incorporated into Schedule 21 thereto by paragraph 24 thereof)


Address:

Telex number:

Facsimile number:

Attention:

[Nominee]

(for and on behalf of each of the parties (including Meter Operator Parties) to the Pooling and Settlement Agreement)

By:

                                     ANNEX 4

                     List of Existing Meter Operator Parties
                 Qualifying under the Transitional Arrangements


Derwent Cogeneration Limited
Eastern Electricity plc
Elm Energy & Recycling (UK) Limited
Humber Power Limited
Joseph Crosfield & Sons, Limited
London Electricity plc
Manweb plc
Marc Rich & Co. AG
Medway Power Limited
Meter Operators Limited
Midlands Electricity plc
The National Grid Company plc
National Power PLC
Northern Electric plc
NORWEB plc
Nuclear Electric plc
PowerGen plc
Schlumberger Industries Limited
Scottish Hydro-electric PLC
SEEBOARD plc
Southern Electric plc
South Wales Electricity plc
South Western Electricity plc
Teesside Power
Limited Yorkshire Electricity Group plc

                                     ANNEX 5


                 Non-Exhaustive Diagrammatic Representations of
                                Metering Systems



Examples of the configuration of Metering Systems for the purposes of this Agreement are set out as to 7(b) below.

                          METERING SYSTEM CONFIGURATION


Example 1                  Code of Practice Three installation
                           Single customer
                           Single premises
                           Single feeder


[Diagram of the configuration described above]



                               1 x Metering System

                          METERING SYSTEM CONFIGURATION


Example 2 (a)              Code of Practice Three installation
                           Single customer
                           Single premises
                           Multiple feeders (no physical separation)


[Diagram of the configuration described above]




                               1 x Metering System

                          METERING SYSTEM CONFIGURATION


Example 2(b)      Code of Practice Three installation
                  Single customer
                  Single premises
                  Multiple feeders (at different physical locations on the site)


[Diagram of the configuration described above]




                               2 x Metering System

                          METERING SYSTEM CONFIGURATION


Example 3 Code of Practice Three installation with two Code of Practice Five meters Single customer Single premises Single feeder


[Diagram of the configuration described above]

                               1 x Metering System

                          METERING SYSTEM CONFIGURATION


Example           4 Code  of  Practice  Three  installation  with  two  Code  of
                  Practice  Five  meters  per  feeder  Single   customer  Single
                  premises Multiple feeders (no physical separation)


[Diagram of the configuration described above]



                               1 x Metering System

                          METERING SYSTEM CONFIGURATION


Example 5         Code of Practice Five installation
                  Single customer
                  Single premises
                  Single feeder


[Diagram of the configuration described above]




                               1 x Metering System

                          METERING SYSTEM CONFIGURATION


Example 6(a)      Code of Practice Five installation
                  Single customer
                  Single premises
                  Multiple feeders (no physical separation)


[Diagram of the configuration described above]



                               1 x Metering System

                          METERING SYSTEM CONFIGURATION


Example 6(b)      Code of Practice Five installation
                  Single customer
                  Single premises
                  Multiple feeders (at different physical locations on the site)



[Diagram of the configuration described above]





                               2 x Metering System

                          METERING SYSTEM CONFIGURATION


Example 7(a)      Code of Practice Five installation
                  Two customer
                  Single or adjacent premises


[Diagram of the configuration described above]




                               2 x Metering System

                          METERING SYSTEM CONFIGURATION


Example 7(b)      Code of Practice Five installation
                  Two customer
                  Single or adjacent premises
                  Multiple feeders (at different physical locations on the site)


[Diagram of the configuration described above]



                               2 x Metering System

                                     ANNEX 6

                     List of Existing Meter Operator Parties



Derwent Cogeneration Limited
Eastern Electricity plc
East Midlands Electricity plc
Elm Energy & Recycling (UK) Limited
Humber Power Limited
Joseph Crosfield & Sons, Limited
London Electricity plc
Manweb plc
Mare Rich & Co. AG
Medway Power Limited
Meter Operators Limited
Midlands Electricity plc
The National Grid Company plc
National Power PLC
Northern Electric plc
NORWEB plc
Nuclear Electric plc
PowerGen plc
Schlumberger Industries Limited
Scottish Hydro-Electric PLC
SEEBOARD plc
Southern Electric plc
South Wales Electricity plc
South Western Electricity plc
Teesside Power Limited
Yorkshire Electricity Group plc
Control Devices and Services Limited
E Squared Limited
Northern Energy Services Limited
Slough Electricity Supplies Limited
Scottish Power Limited
Powermet Limited
Keadby Generation Limited
Mission Energy Services Limited